As filed with the United States Securities and Exchange Commission on January 13, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

45700 Northport Loop East

Fremont, CA 94538

(510) 270-2507

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thurman J. Rodgers

Chief Executive Officer

45700 Northport Loop East

Fremont, CA 94538

(510) 270-2507

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael Penney

Arnold & Porter Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

Tel: (212) 836-8000

Approximate date of commencement of proposed sale to the public:

From time to time on or after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this registration statement shall constitute Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 of SunPower Inc. (File No. 333-280973), which Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 24, 2024, SunPower Inc. (f/k/a Complete Solaria, Inc.) (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-280973) (as amended and supplemented, the “Existing Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on July 30, 2024. The Existing Registration Statement registered for resale from time to time up to 30,450,000 shares the Company’s common stock, par value $0.0001 per share (the “common stock”), by White Lion Capital, LLC (“White Lion”).

On December 30, 2024, the Company filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to convert the Existing Registration Statement into a registration statement on Form S-3.

As a result of a delinquency in filing its Annual Report on Form 10-K for the year ended December 31, 2024, the Company became ineligible for the use of a registration statement on Form S-3. On July 1, 2025, the Company filed a Post-Effective Amendment No. 2 to the Existing Registration Statement to (i) convert the Existing Registration Statement into a registration statement on Form S-1 and (ii) update certain other information in the Existing Registration Statement.

A total of 23,521,163 shares of common stock registered for resale under the Existing Registration Statement remain unsold.

On January 11, 2026, the Company entered into Amendment No. 3 (the “Amendment”) to the Common Stock Purchase Agreement, dated July 16, 2024, between the Company and White Lion, as previously amended by Amendment No. 1 thereto, dated July 24, 2024, and Amendment No. 2 thereto, dated August 14, 2024, (as amended, the “Purchase Agreement”), which, among other things, extended the commitment period under the Purchase Agreement through December 31, 2027 (the “Commitment Period”) and, subject to approval by the Company’s stockholders, increased the number of shares of common stock the Company may issue and sell to White Lion under the Purchase Agreement, from time to time in the Company’s sole discretion, during the Commitment Period, from $30,000,000 to $55,000,000 of shares of its common stock (the “Commitment Amount”).

The Company is filing this Registration Statement on Form S-1 (this “Registration Statement”), which is a new registration statement, to register the additional 25,000,000 shares of common stock issuable to White Lion as a result of the increased Commitment Amount. This Registration Statement also constitutes Post-Effective Amendment No. 3 to the Existing Registration Statement. Accordingly, this Registration Statement contains a combined prospectus (the “Combined Prospectus”) pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 48,521,163 shares of common stock issuable to White Lion pursuant to the Purchase Agreement, comprised of (a) 23,521,163 shares of common stock registered on the Existing Registration Statement which remain unsold and (b) 25,000,000 shares of common stock registered hereby.

Pursuant to Rule 416 under the Securities Act, the Existing Registration Statement also registered, and this Registration Statement is similarly registering, an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction and, accordingly, the Combined Prospectus also covers any such additional shares of Common Stock.

Pursuant to Rule 429(b) under the Securities Act, upon effectiveness, this Registration Statement shall constitute Post-Effective Amendment No. 3 to the Existing Registration Statement with respect to the offering of the unsold securities thereunder, which are not currently being terminated by the Company. No other changes shall be deemed to be made to the Existing Registration Statement other than with respect to the specific shares being sold hereunder. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 13, 2026

SUNPOWER INC.

Up to 48,521,163 Shares of Common Stock

This prospectus relates to the potential offer and sale of up to 48,521,163 shares of our common stock, par value $0.0001 per share (the “common stock”), by White Lion Capital, LLC (“White Lion” or the “Selling Securityholder”).

The shares of common stock to which this prospectus relates may be issued to White Lion pursuant to the Common Stock Purchase Agreement dated July 16, 2024 between us and White Lion, as amended by Amendment No. 1 to the Common Stock Purchase Agreement dated July 24, 2024, Amendment No. 2 to the Common Stock Purchase Agreement dated August 14, 2024, and Amendment No. 3 to the Common Stock Purchase Agreement dated January 11, 2026 (as amended, the “White Lion Purchase Agreement”), establishing an equity line of credit. Such shares of our common stock include up to 48,521,163 shares of common stock (the “Offered Securities”) that we may elect, in our sole discretion, to issue and sell to White Lion from time to time during the White Lion Commitment Period (as defined below) subject to and pursuant to the terms and conditions of the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share). See “The White Lion Transaction” below for a description of the White Lion Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

The actual number of Offered Securities issuable to White Lion will vary depending on the then-current market price of shares of our common stock sold to the Selling Securityholder under the White Lion Purchase Agreement and are subject to the further limitations set forth in the White Lion Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholder. However, we may receive proceeds of up to $48.5 million from the sale of the Offered Securities to the Selling Securityholder pursuant to the White Lion Purchase Agreement after the date of this prospectus (assuming the shares are sold at a price of $1.00 per share). The actual proceeds from White Lion under the White Lion Purchase Agreement may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

The Selling Securityholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Shares of our common stock are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SPWR”. On January 9, 2026, the closing price of our common stock was $1.63.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by it described in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

On July 17, 2023, FACT filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FACT was domesticated and continues as a Delaware corporation, changing its name to “Complete Solaria, Inc.”

Legacy Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Legacy Complete Solaria”), FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly-owned subsidiary of FACT (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT (“Second Merger Sub”) and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Legacy Complete Solaria (“Solaria”), entered into that certain Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions of the Business Combination, on July 18, 2023, (i) First Merger Sub merged with and into Legacy Complete Solaria with Legacy Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly-formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (together with the First Merger and the Second Merger, the “Mergers”).

On October 16, 2025, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to its Certificate of Incorporation to change its corporate name from “Complete Solaria, Inc.” to “SunPower Inc.”, effective as of 4:30 PM Eastern Time on October 17, 2025.

Unless the context indicates otherwise, references in this prospectus to “SunPower,” “we,” “us,” “our,” the “Company” and similar terms refer to SunPower Inc. (f/k/a “Complete Solaria, Inc.” and, previously, “Freedom Acquisition I Corp.”) and its consolidated subsidiaries. References to “FACT” refer to the predecessor company prior to the consummation of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, statements about:

●	our direct and indirect exposure to companies in the solar and renewable energy industries that are facing financial difficulties and potential bankruptcies;

●	disruptions in our supply chains and distribution channels, tariffs and trade barriers, export regulations, bank failures, geopolitical conflicts and other macroeconomic conditions on our business and operations, results of operations and financial position;

●	our ability to leverage our acquisition under the asset purchase agreement with the SunPower Debtors, our acquisitions of Sunder (as defined below) and Ambia (as defined below) and other acquisitions, including our ability to integrate these and other acquired businesses, to fund and meet the liquidity needs of the acquired businesses, to retain key employees of the acquired businesses, to take advantage of growth opportunities and to realize the expected benefits of such acquisitions;

●	the potential impact of changes to and developments relating to the regulations and policies applicable to our business, customers and the industry;

●	changes in the availability of rebates, tax credits and other incentives;

●	changes impacting the demand for solar solutions from residential customers and small and medium-sized businesses, including changes resulting from the current political climate and also changes in the price of electricity from other sources, including traditional utilities;

●	changes in and the volatility of interest rates;

●	our financial and business performance following the Business Combination, the acquisition of the SunPower Businesses and our acquisitions of Sunder and Ambia, including financial projections and business metrics, and our ability to manage our costs;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our future capital requirements, the sufficiency of our cash, and sources and uses of cash, including cash required to service our current and future borrowings;

●	our ability to obtain funding for our operations and future growth, including in connection with the integration of our acquisitions, and our ability to raise capital and refinance our existing debt;

●	our ability to meet the expectations of new and current customers, and our ability to achieve market acceptance for our products and services, especially in light of the intense competition faced in our industry;

●	our expectations and forecasts with respect to market opportunity and market growth;

●	our expectations and plans relating to cost control efforts (including headcount management and potential reductions) and expectations with respect to when we achieve breakeven operating income;

●	the ability of our products and services to meet customers’ compliance and regulatory needs;

●	our ability to attract and retain qualified employees and management;

●	our ability to develop and maintain our brand and reputation, and our ability to maintain our relationships with key suppliers, installers and build partners;

●	developments and projections relating to our competitors and industry;

●	changes in general economic and financial conditions, inflationary pressures and the resulting impact demand, and our ability to plan for and respond to the impact of those changes;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

●	our business, expansion plans and opportunities.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the Selling Securityholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Securityholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the amended and restated business combination agreement, dated as of May 26, 2023, by and among FACT, First Merger Sub, Second Merger Sub, Legacy Complete Solaria and Solaria.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Complete Solar” means Complete Solar Holding Corporation, a Delaware corporation, prior to the consummation of the Required Transaction.

“SunPower” or “the Company” means SunPower Inc. (f/k/a Complete Solaria, Inc. and, previously, Freedom Acquisition I Corp.), a Delaware corporation and its subsidiaries.

“SunPower Board” or “SunPower Board of Directors” means the board of directors of SunPower.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the domestication of FACT as a corporation incorporated in the State of Delaware.

“ESPP” means the 2023 Employee Stock Purchase Plan of SunPower Inc.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FACT” means Freedom Acquisition I Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.

“FACT Class A Ordinary Shares” or “Class A Ordinary Shares” means the 34,500,000 Class A ordinary shares, par value $0.0001 per share, of FACT prior to the consummation of the Domestication.

“Private Warrants” means the 6,266,667 warrants held by the Sponsor that were issued in a private placement at the time of FACT’s IPO, each of which is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.

“FACT Public Warrants” or “Public Warrants” means the 8,625,000 warrants to acquire FACT Class A Ordinary Shares, issued as part of the public units issued by FACT, at an initial exercise price of $11.50 per share.

“GAAP” means U.S. generally accepted accounting principles.

“IPO” means FACT’s initial public offering of its units, ordinary shares and warrants pursuant to its registration statement on Form S-1 declared effective by the SEC on February 25, 2021 (SEC File No. 333-252940).

“Merger Warrants” means warrants issued to certain equityholders of Legacy Complete Solaria received as consideration in connection with the exchange of their capital stock held in Legacy Complete Solaria.

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“Legacy Complete Solaria” means, prior to the Business Combination, Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation which, pursuant to the Business Combination, became a direct, wholly owned subsidiary of SunPower Inc. (f/k/a Complete Solaria, Inc.) and was renamed CS, LLC.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Required Transaction” means the transactions contemplated by that certain merger agreement by and among the Company, Complete Solaria Midco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Solaria, Complete Solaria Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Complete Solaria Midco, LLC, Solaria, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of Solaria’s stockholders, including the merger of Solaria with and into a wholly-owned subsidiary of Legacy Complete Solaria, which were consummated on November 4, 2022.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solaria” means The Solaria Corporation, a Delaware corporation and a wholly-owned subsidiary of SunPower.

“Sponsor” means Freedom Acquisition I LLC, a Cayman Islands limited liability company.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Warrants” means, collectively, the Private Warrants, the Public Warrants and the Working Capital Warrants.

“Working Capital Warrants” means up warrants issued to certain equityholders of Legacy Complete Solaria.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and related notes appearing at the end of this prospectus and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “SunPower,” “company,” “we,” “us” and “our” in this prospectus to refer to SunPower Inc. and our wholly owned subsidiaries.

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. We have created a unique, end-to-end offering that delivers a best-in-class customer experience with a robust technology platform, financing solutions, and high-performance solar modules.

Business Overview

We offer solar system sales and installation through the following three reportable segments: Residential Solar Installation, New Homes Business and Sunder (as defined below). We believe the SunPower acquisition, as well of our acquisitions of Sunder and Ambia (as defined below) will allow us to accelerate our revenue growth, and expand our footprint to deliver solar system sales into regions where we might have not previously done business.

We sell solar systems to homeowners, home builders and small to medium-sized commercial customers through third-party sales partners. As a result of the Sunder Acquisition, which occurred late in the third quarter of fiscal 2025, we operate a solar energy sales force to initiate and execute contracts with customers throughout the United States. SunPower manages every aspect of project management for those contracts before ultimately contracting with builder partners or using in-house installation experts to complete the construction and installation of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings compared to traditional utility energy. Homeowners can choose from a wide array of system features and financing options that best meet their needs. By delivering the best-matched products and a best-in-class customer experience, SunPower establishes valuable customer relationships that can extend beyond the initial solar energy system purchase and provide SunPower with opportunities to offer additional products and services in the future.

Since its inception, SunPower has continued to invest in a platform of services and tools to enable large-scale operations for sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem SunPower has built provides broad reach, and we believe it positions SunPower for sustained and rapid growth through a capital-efficient business model. The network of our partners continues to expand today.

With the completion of the acquisition of the SunPower Businesses, we believe that our ability to fuel innovation and gain operational efficiencies through our priority platform, Albatross, will allow us to service not only our customers more effectively but our sales and installation partners will be able to access real-time data in order to run their business.

Delivering a differentiated customer experience is core to SunPower’s strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Our overall mission is to deliver energy-efficient solutions to homeowners, home builders and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. We want to pass our operational costs savings back to our customers by keeping costs low in an environment where labor costs are rising and interest rates remain uncertain. These operational costs savings are attributed to the workforce that was acquired as part of the acquisition of the SunPower Businesses. We increased our operations center that supports operations, order process, customer care and support, credit and collections, procurement, vendor management and accounting related functions, and have rationalized our headcount.

Corporate Information

We were originally known as Freedom Acquisition I Corp. We are engaged in solar system sales and associated commerce. On July 18, 2023, Legacy Complete Solaria, FACT, First Merger Sub, Second Merger Sub and Third Merger Sub consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to “Complete Solaria, Inc.” Effective October 17, 2025, we changed our name from “Complete Solaria, Inc.” to “SunPower Inc.”

Our principal executive offices are located at 45700 Northport Loop E, Fremont, CA 94538, and our telephone number is (510) 270-2507. Our corporate website address is https://us.sunpower.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“SunPower” and our other registered and common law trade names, trademarks and service marks are property of SunPower Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

SunPower Acquisition Transaction

On August 5, 2024, we entered into an Asset Purchase Agreement (the “APA”) with SunPower Corporation and its direct and indirect subsidiaries (the “SunPower Debtors”) which provided for the purchase of certain assets relating to the Blue Raven Solar business,  New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (the “Acquired SunPower Assets”). The sale by the SunPower Debtors was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. We completed the acquisition (“SunPower Acquisition”) of the Acquired SunPower Assets (“SunPower Businesses”) effective September 30, 2024.

Sunder Energy acquisition transaction

On September 21, 2025, we entered into an agreement to acquire Sunder Energy, LLC (“Sunder”) and completed the acquisition effective September 24, 2025 (“Sunder Acquisition”). The Sunder Acquisition was completed through the acquisition of all of the membership interests of Sunder for aggregate consideration of $57.8 million consisting of cash, a note issued to the seller, 3,333,334 shares of our common stock issued as of the acquisition date plus an additional 3,333,333 shares to be issued on each of the 12-month and 18-month anniversaries of the closing of the acquisition (the “Sunder Post-Closing Consideration Shares”). The issuance of the Sunder Post-Closing Consideration Shares is subject to approval by our stockholders following the Sunder Acquisition closing in accordance with the rules and regulations of the Nasdaq Stock Market (including Nasdaq Listing Rule 5635(a)). The shares of our common stock were valued at $17.1 million at the date of acquisition.

This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations. The financial results of Sunder have been included in our unaudited condensed consolidated financial statements since the date of acquisition.

Ambia Energy acquisition transaction

On November 21, 2025, we entered into an agreement to acquire Ambia Energy, LLC (“Ambia”) and completed the acquisition on November 21, 2025 (the “Ambia Acquisition”). The Ambia Acquisition was completed through the acquisition of all of the membership interests of Ambia for aggregate consideration of 10,243,924 shares of our common stock issued as of the acquisition date plus our agreement to issue an additional $9.375 million of shares of our common stock on the six-month anniversary of the Ambia Acquisition closing and an additional $9.375 million of shares of our common stock on the 12-month anniversary of the Ambia Acquisition closing (such shares, the “Ambia Post-Closing Consideration Shares”). The issuance of the Ambia Post-Closing Consideration Shares is subject to approval by our stockholders following the Ambia Acquisition closing in accordance with the rules and regulations of the Nasdaq Stock Market (including Nasdaq Listing Rule 5635(a)). The actual number of Ambia Post-Closing Consideration Shares issuable on the six- and 12-month anniversaries of the Ambia Acquisition closing will be determined based on the 20-day trailing volume-weighted average price of our common stock after market close on the business day immediate prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of the Ambia Post-Closing Consideration Shares issuable will not be more than $2.8102 per share or less than $1.4988 per share.

This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations.

Implications of Being a Smaller Reporting Company and Emerging Growth Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements and reduced disclosure obligations regarding executive compensation. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make the comparison of our financial statements with other public companies difficult or impossible.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FACT’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” are to its meaning under the Securities Act, as modified by the JOBS Act.

The White Lion Transaction

On July 16, 2024, we entered into the original White Lion Purchase Agreement with White Lion, which we and White Lion amended on July 24, 2024, August 14, 2024, and January 11, 2026. We also entered into a Registration Rights Agreement with White Lion on July 16, 2024 (the “RRA”). Pursuant to the White Lion Purchase Agreement, as amended, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $55.0 million in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased shares of common stock equal to $55.0 million and (ii) December 31, 2027 (the “White Lion Commitment Period”).

During the White Lion Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares of its common stock. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company can require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) $150,000 or (ii) 100% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company may require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the common stock that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices on the date that the notice is delivered.

Further, pursuant to Amendment No. 2, the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice (as defined in the White Lion Purchase Agreement). If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one business day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of our common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Pursuant to Amendment No. 3, we have the option to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the White Lion Purchase Agreement, enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) more than 9.99% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may deliver purchase notices under the White Lion Purchase Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the White Lion Purchase Agreement. Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes, as further summarized in “Use of Proceeds”.

The Company and White Lion will have the right to terminate the White Lion Purchase Agreement in the event of a material breach by the other party and notice being sent by the non-breaching party to the breaching party. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the White Lion Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, and (iii) immediately upon the delisting of the common stock from The Nasdaq Global Market.

In consideration for the commitments of White Lion, as described above, the Company issued 348,837 shares of common stock (the “Commitment Shares”) to White Lion. The Commitment Shares were fully earned by White Lion at the time of issuance.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion. The Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Company issued 1.0 million and 2.9 million shares of the Company’s common stock under the White Lion Purchase Agreement for proceeds of $1.7 million and $6.7 million in the thirty-nine week period ended September 28, 2025 and fiscal year ended December 29, 2024, respectively. As of January 12, 2026, the Company has issued a total of 6,928,837 shares of common stock under the White Lion Purchase Agreement.

Other Information

We will bear all costs, expenses and fees in connection with the registration of Offered Securities. The Selling Securityholder will bear all commissions and discounts, if any, attributable to its sales of Offered Securities. We are registering certain shares of our common stock for sale by the Selling Securityholder pursuant to the RRA with the Selling Securityholder. See the section of this prospectus entitled “Selling Securityholder” for more information.

White Lion is an “underwriter” with respect to the Offered Securities within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of the Offered Securities by White Lion and any discounts, commissions, or concessions received by White Lion with respect to the Offered Securities are deemed to be underwriting discounts and commissions under the Securities Act.

White Lion may offer and sell the Offered Securities owned by it covered by this prospectus from time to time, in a number of different ways and at varying prices. If any underwriters, dealers or agents are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Potential Dilution

As of January 12, 2026, there were 111,888,493 shares of our common stock outstanding of which approximately 77.8 million shares were held by non-affiliates of our company as of January 12, 2026. If all of the 48,521,163 shares offered for resale by White Lion under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 30.2% of the total number of outstanding shares of common stock and approximately 48.5% of the total number of outstanding shares of common stock held by non-affiliates of our company, in each case as of January 12, 2026.

Summary Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face.

●	We have a history of losses that may continue in the future; our management has identified conditions that raise substantial doubt about our ability to continue as a going concern; and we may not achieve profitability or generate positive cash flow.

●	We may need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

●	Raising additional funds may cause dilution to existing stockholders and/or may restrict our operations or require us to relinquish proprietary rights.

●	We have identified material weaknesses in our internal controls over financial reporting. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

●	Our failure to prepare and timely file our periodic reports with the SEC limits our access to the public markets to raise debt or equity capital.

●	Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows.

●	Our business depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or the ability to monetize them could adversely impact our business.

●	We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced reporting requirements applicable to these companies will make our common stock less attractive to investors.

●	Macroeconomic conditions in our domestic and international markets, as well as inflation concerns, instability of financial institutions, rising interest rates, and recessionary concerns may adversely affect our industry, business and financial results.

●	Existing regulations and policies, including trade policies and tariffs, and changes to these regulations and policies, including changes to trade policies and tariffs, may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

●	We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

●	We utilize a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

●	Our business substantially focuses on solar service agreements and transactions with residential customers.

●	If we fail to manage operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

●	We have incurred losses and may be unable to achieve or sustain profitability in the future.

●	A material drop in the retail price of utility-generated electricity or electricity from other sources could adversely impact our ability to attract customers, which would harm our business, financial condition, and results of operations.

●	Our success depends on the continuing contributions of key personnel, including Thurman J. Rodgers. If we are unable to attract and retain key employees and qualified personnel, our business and prospects could be harmed.

●	The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

●	Future sales (including potential sales of securities to White Lion pursuant to the White Lion Purchase Agreement), or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

The Offering

Securities offered by the Selling Securityholder	Up to 48,521,163 shares of our common stock (which is in addition to the 6,928,837 shares of our common stock previously offered and sold by the Selling Securityholder).

Shares of common stock outstanding prior to this offering	111,888,493 (as of January 12, 2026).

Shares of common stock outstanding after this offering	160,409,656 (based on the total shares outstanding as of January 12, 2026).

Terms of the offering	The Selling Securityholder will determine when and how it will dispose of the shares of common stock registered for resale under this prospectus.

Use of proceeds

We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Securityholder. However, we may receive up to an additional $48,521,163 in gross proceeds under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) from sales of common stock that we may elect to make to the Selling Securityholder pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the White Lion Commitment Period.

The proceeds from the Selling Securityholder that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our common stock under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of shares of common stock, if any to White Lion under the White Lion Purchase Agreement. See “Use of Proceeds.”

We will incur all costs associated with this prospectus and the registration

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 8.

Nasdaq ticker symbols	“SPWR” and “SPWRW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 119.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Businesses and Industry

We have a history of losses that may continue in the future; our management has identified conditions that raise substantial doubt about our ability to continue as a going concern; and we may not achieve profitability or generate positive cash flow.

Since our inception, we have incurred losses and negative cash flows from operations. Our net loss from continuing operations was $15.8 million in the thirteen weeks ended September 28, 2025. We have an accumulated deficit of $442.6 million as of September 28, 2025. We have accrued expenses and other current liabilities of $59.3 million, current debt of $21.5 million, and notes payable and derivative liabilities, net of current portion of $148.2 million as of September 28, 2025, as well as other current and long-term liabilities. We had cash and cash equivalents, excluding restricted cash, of $5.1 million as of September 28, 2025, which was held for working capital expenditures. These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding, either through external financial transactions or cash flows generated from operations, to meet our obligations and finance our operations.

If we are not able to secure adequate additional funding, either through external financial transactions or cash flows generated from operations, when needed, we will need to reevaluate our operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all.

We may not achieve profitability or positive cash flow for a number of reasons, including declines in revenue, as well as increases in costs of our products, U.S. and global macroeconomic trends, including with respect to the impact of U.S. trade tariffs and the imposition of additional tariffs applicable to our industry or our products. In addition, we may be unable to identify further cost savings opportunities below present levels that would not adversely impact the functioning of our existing operations needed to meet customer and regulatory requirements. If we fail to generate sufficient revenue to support our operations, we may not be able to achieve profitability or generate sufficient cash flow to meet our financial obligations and our liquidity position will be negatively impacted. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and “Notes to Consolidated Financial Statements - (1) Organization - (c) Liquidity and Going Concern” for a further discussion of the other factors that may impact our liquidity position.

Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve our intended business objectives.

We may need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

Our operations have consumed significant amounts of cash since inception. We expect to incur significant operating expenses as we continue to grow our business, including expenses incurred in connection with acquisitions and the further integration of acquired businesses, including the SunPower Businesses, Sunder and Ambia. We believe that our operating losses and negative operating cash flows will continue into the foreseeable future.

We had cash and cash equivalents of $5.1 million as of September 28, 2025. Our cash position raises substantial doubt regarding our ability to continue as a going concern for 12 months after the consolidated financial statements issuance. Further, we cannot guarantee that our business will generate sufficient cash flow from operations to fund our operations or liquidity needs. Over time, we expect that we will need to raise additional funds through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, any significant unplanned or accelerated expenses and new strategic investments.

We will require substantial additional capital to continue operations. Such additional capital might not be available when we need it and our actual cash requirements might be greater than anticipated. Additionally, the ability to raise additional financing depends on numerous factors that are outside our control, including general economic and market conditions, interest rates, the health of financial institutions, investors’ and lenders’ assessments of our prospects and the prospects of the solar industry in general. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected. If the financial markets become difficult or costly to access, including due to rising interest rates, inflation, fluctuations in exchange rates or other changes in geopolitical or economic conditions, including, without limitation, with respect to tariffs and trade policies, our ability to raise additional capital may be negatively impacted. Our failure to raise capital in the future would have a negative impact on our ability to expand our business.

Raising additional funds may cause dilution to existing stockholders and/or may restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity or convertible debt securities, our existing stockholders may experience substantial dilution, and the terms of these issued securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. For example, we may issue debt or equity securities under our shelf registration statement, through our at-the-market offering facility, through our existing equity line of creditor we may issue additional debt or equity securities in private transactions. Any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting our ability to take specific actions, such as raising additional capital, incurring additional debt, making capital expenditures or declaring dividends. Our ability to use our at-the-market offering facility may be constrained by the size of our non-affiliate market capitalization, our trading volume and other factors, and there can be no assurance regarding the price at which we will be able to sell such shares, and any sales of our common stock under our at-the-market offering facility may be at prices that result in additional dilution to our existing stockholders. If we incur additional debt, the debt holders, together with holders of our outstanding Convertible Senior Notes (as defined below), would have rights senior to holders of common stock to make claims on our assets, and the terms of any future debt could restrict our operations, including our ability to pay dividends on our common stock.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

In connection with the preparation and audit of our financial statements for the year ended December 29, 2024, our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that a reasonable possibility exists that a material misstatement of annual or interim financial statements would not be prevented or detected on a timely basis. The material weaknesses are as follows:

The Company did not maintain controls to execute the criteria established in the COSO Framework for (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring activities.

Each of the control deficiencies identified below constitute material weaknesses, either individually or in the aggregate.

Control Environment. The Company did not maintain an effective control environment and identified the following material weakness: the Company lacked appropriate policies and resources to develop and operate effective internal control over financial reporting and a lack of appropriate and consistent IT policies given the significant volume of financially relevant IT changes, which contributed to the Company’s inability to properly analyze, record and disclose accounting matters timely and accurately.

This control environment material weakness also contributed to the other material weaknesses identified below.

Risk Assessment. The Company did not design and implement an effective risk assessment and identified a material weakness relating to: (i) identifying, assessing, and communicating appropriate objectives, (ii) identifying and analyzing risks to achieve these objectives, and (iii) identifying and assessing changes in the business that could impact the system of internal controls.

Control Activities. The Company did not design and implement effective control activities and identified the following material weakness:

●	Ineffective design and operation of certain control activities due to significant personnel changes throughout 2024. Control deficiencies, which aggregate to a material weakness, occurred within substantially all areas of financial reporting.

Information and Communication. The Company did not design and implement effective information and communication activities and identified the following material weaknesses:

●	The Company did not design and maintain effective general information technology controls over logical access and program change management for our key information systems used to support the financial reporting process. Specifically, management did not maintain effective controls to ensure proper segregation of duties related to user administration and other privileged access functions and in implementing program changes in information systems. Due to the pervasive nature of these deficiencies, business process controls that are dependent upon information from these systems were also not effective.

●	The Company did not have adequate processes and controls for communicating information among the accounting, finance, operations, and legal departments, necessary to support the proper functioning of internal controls.

Monitoring Activities. The Company did not design and implement effective monitoring activities and identified the following material weaknesses: (i) failure to adequately monitor compliance with accounting policies, procedures and controls related to substantially all areas of financial reporting; and (ii) failure to properly select, develop and perform ongoing evaluations of the components of internal controls (including the monitoring of service providers’ control environments).

These material weaknesses described in the paragraphs above contributed to material accounting errors identified and corrected during the audit of the Company’s financial statements. If we fail to adequately remediate these material weaknesses, there could be material misstatements that may not be prevented or detected.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources, to enhance our internal control environment and plan to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot estimate how long it will take. We cannot assure that the measures we have taken to date, and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in internal control over financial reporting or that such measures will prevent or avoid potential future material weaknesses.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, a risk that is significantly increased in light of the complexity of our business, we may be unable to accurately and timely report our financial position, results of operations, cash flows or key operating metrics, which could result in late filings of the annual and quarterly reports under the Exchange Act, restatements of financial statements or other corrective disclosures, an inability to access commercial lending markets, defaults under its secured revolving credit facility and other agreements, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

Our failure to prepare and timely file our periodic reports with the SEC limits our access to the public markets to raise debt or equity capital.

We did not file our Annual Report on Form 10-K for the fiscal year ended December 29, 2024 within the timeframe required by the SEC, our Quarterly Report on Form 10-Q for the quarter ended September 28, 2025 or the amendment required to our Current Report originally filed on September 26, 2025 relating to the Sunder acquisition. Accordingly, we are not currently eligible to use a registration statement on Form S-3 that would allow us to continuously incorporate by reference our SEC reports into the registration statement, to use “shelf” registration statements to conduct offerings, or to use our at-the-market offering facility until approximately one year from the date we have regained and maintain status as a current filer. Our inability to use Form S-3 may significantly impair our ability to raise necessary capital to fund our operations and execute our strategy. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq rules, or seek other sources of capital. The foregoing limitations on our financing approaches could prevent us from pursuing transactions or implementing business strategies that would be beneficial to our business.

Changes in international trade policies, tariffs, or trade disputes could significantly and adversely affect our business, revenues, margins, results of operations, and cash flows.

On February 7, 2018, safeguard tariffs on imported solar cells and modules (“CSPV”) went into effect pursuant to Proclamation 9693, which approved recommendations to provide relief to U.S. manufacturers and impose safeguard tariffs on imported solar cells and modules, based on the investigations, findings, and recommendations of the U.S. International Trade Commission (the “International Trade Commission”). On February 4, 2022, President Biden issued Proclamation 10339 extending the existing safeguard measures on U.S. imports of CSPV products by an additional four years until February 6, 2026. Since 2022, modules are subject to a tariff rate of approximately 15%. Cells are subjected to a tariff-rate quota, under which the first 5 GW of cell imports each year will be exempt from tariffs, and cells imported after the 5 GW quota has been reached will be subject to the same 14.75% tariff as modules in the first year, with the same 0.25% decline in each of the three subsequent years. The tariff-free cell quota applies globally, without any allocation by country or region.

The tariffs could materially and adversely affect our business and results of operations. While solar cells and modules based on interdigitated back contact technology remain excluded from these safeguard tariffs, our solar products based on other technologies continue to be subject to the safeguard tariffs, which will remain in place until February 6, 2026. Although we are actively engaged in efforts to mitigate the effect of these tariffs, there is no guarantee that these efforts will be successful.

In addition to the safeguard action, which imposes additional duties and tariffs rate quotas on solar panel and cell imports from all sources, solar cells and panels from various countries are also subject to U.S. antidumping, and countervailing duty (AD/CVD) actions in the United States. The U.S. Department of Commerce (the “Department of Commerce”) maintains antidumping and countervailing duty orders on solar cells as well as panels produced in China. In 2022, the Department of Commerce found that solar product producers in Cambodia, Malaysia, Thailand, and Vietnam were circumventing the China AD/CVD actions. As a result, imports of solar products from these countries may be treated as if they are of Chinese origin and therefore subject to the aforementioned antidumping and countervailing duty orders. On June 6, 2022, President Biden issued an Executive Order allowing U.S. solar installers to import solar modules and cells from Cambodia, Malaysia, Thailand and Vietnam free from certain duties for 24 months, along with other incentives designed to accelerate U.S. domestic production of clean energy technologies. This moratorium ended in June 2024 and China-wide AD/CVD action now applies to imports from those countries that contain Chinese-origin inputs. Additionally, on December 29, 2023, Auxin and Concept Clean Energy, Inc. filed suit in the U.S. Court of International Trade challenging the legal basis for the moratorium and implementing regulations. Several motions have been filed to date, including a motion to dismiss by the U.S. government, which the court rejected. If the suit proves successful, solar module importers could owe retroactive duties on goods that have already cleared customs. In addition, on May 15, 2024 the Department of Commerce initiated antidumping and countervailing duty investigations of CSPV products from Cambodia, Malaysia, Thailand, and Vietnam. On October 1 and November 29, 2024, the Department of Commerce announced its preliminary affirmative determinations in the antidumping duty and countervailing duty investigations, respectively. The final determinations are scheduled to be announced on or before April 21, 2025

Uncertainty surrounding the implications of existing tariffs affecting the U.S. solar market and potential trade tensions between the U.S. and other countries has caused and is likely to cause further market volatility, price fluctuations, supply shortages, and project delays, any of which could harm our business, and the pursuit of mitigating actions may divert substantial resources from other projects.

Further, the Uyghur Forced Labor Prevention Act may inhibit importation of certain solar modules or components. In addition, the imposition of tariffs is likely to result in a wide range of impacts to the U.S. solar industry and the global manufacturing market, as well as our business in particular. Such tariffs could materially increase the price of our solar products and result in significant additional costs to the company, its resellers, and the resellers’ customers, which could cause a significant reduction in demand for the company’s solar power products and greatly reduce our competitive advantage.

Our business depends in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or the ability to monetize them could adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and the exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price charged to customers for energy and for solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The Inflation Reduction Act (“IRA”) extended and modified prior law applicable to U.S. federal tax credits that are available with respect to solar energy systems. Under the IRA, the following tax credits are available: (i) a production tax credit under Code Section 45 (for facilities that are place in service after December 31, 2025) (the “PTC”) in connection with the installation of certain solar facilities and energy storage technology, (ii) an investment tax credit under Code Section 48 (for facilities that begin construction before January 1, 2025) and Code Section 48E (for facilities that are placed in service after December 31, 2024) (the “ITC”) in connection with the installation of certain solar facilities and energy storage technology, and (iii) a residential clean energy credit (the “Section 25D Credit”) in connection with the installation of qualifying property that uses solar energy to generate electricity for residential use.

Prior to the IRA, the PTC for solar facilities had phased out and was no longer available. The IRA reinstated the PTC for solar facilities. The PTC available to a taxpayer in 2024 and prior taxable years under Code Section 45 generally is equal to a certain rate multiplied by the kilowatt hours of electricity produced by the taxpayer from solar energy at a facility owned by it and sold to an unrelated party during that taxable year. The base rates for the PTC under Code Section 45 is 0.3 cents (adjusted for inflation). This rate is increased to 1.5 cents (adjusted for inflation) for projects that (i) have a maximum net output of less than one megawatt (measured in alternating current), (ii) begin construction before January 29, 2023, or (iii) meet certain prevailing wage and apprenticeship requirements. It also may be increased for projects that include a certain percentage of components that were produced in the U.S., projects that are located in certain energy communities, and projects that are located in low-income communities. The PTC under Code Section 45Y, the successor to Code Section 45 that is applicable for taxable years after 2024, generally is similar to the PTC under Code Section 45 but includes certain different terms and qualification requirements.

The PTC under Code Section 45Y is the successor to the tax credit under Code Section 45 and is applicable for taxable years after 2024. The PTC under Code Section 45Y generally is equal to the PTC outlined above that is available under Code Section 45, including providing for the same increased credit rates under the same circumstances. The PTC under Code Section 45Y applies to kilowatt hours of electricity produced at a “qualified facility,” which generally is a facility, such as a solar energy facility, that generates electricity and has a greenhouse gas emission rate that is not greater than zero. The tax credit phases out over four years based on the later of either the U.S. Treasury determining that the annual greenhouse gas emission from the production of electricity in the U.S. is equal to or less than 25% of the annual greenhouse gas emissions from the production of electricity in the U.S. for 2022 or 2032. The credit is phased out from 100% for construction beginning in the first calendar year after such date to 75% in the second year, 50% in the third year, and 0% in the fourth year. A facility is not eligible for the PTC under Code Section 45Y if a tax credit already is allowed with respect to the facility under Code Section 45, 48 or 48E, or certain other tax credit provisions, for the taxable year or any prior taxable year.

The ITC available under Code Section 48E is the successor provision of Code Section 48 and is applicable for taxable years after 2024. The ITC under Code Section 48 generally is equal to the ITC outlined above under Code Section 48, including generally providing for the same increased credit rates under the same circumstances. The ITC under Code Section 48E applies to investments in a “qualified facility” and “energy storage technology”. A “qualified facility” for these purposes generally is the same as described for the PTC under Code Section 45Y and “energy storage technology” is defined by reference to such term in Code Section 48. The ITC available under Code Section 48E includes the same phase out schedule as outlined above with respect to the PTC under Code Section 45Y. The ITC under Code Section 48E is subject to recapture if the Internal Revenue Service determines that the greenhouse gas emissions rate for the facility exceeds a certain threshold. A facility is not eligible for the ITC under Code Section 48E if a tax credit already is allowed with respect to the facility under Code Section 45, 45Y or 48, or certain other tax credit provisions, for the taxable year or any prior taxable year. As discussed below, the US Congress has proposed to eliminate the ITC by the end of 2025.

The Section 25D Credit available to a taxpayer is equal to the “applicable percentage” of expenditures for property that uses solar energy to generate electricity for use in a dwelling unit located in the U.S. and used as a residence by the taxpayer. The applicable percentage is 26% for such systems that are placed in service before January 1, 2022, 30% for such systems that are placed in service after December 31, 2021 and before January 1, 2033, 26% for such systems that are placed in service in 2033, and 22% for such systems that are placed in service in 2034. The Section 25D Credit is scheduled to expire effective January 1, 2035. The availability of the Section 25D Credit may impact the prices of its solar energy systems and overall value proposition our solar systems provide to customers.

Reductions in, eliminations of, or expirations of, governmental incentives could adversely impact results of operations and our ability to compete in this industry by increasing the cost of capital, causing us to increase the prices of our energy and solar energy systems and reduce the size of our addressable market. In particular, in May 2025, the US Congress has proposed to eliminate the ITC by the end of 2025. Elimination of ITCs will have an adverse impact on the demand for solar system and installation services.

The U.S. federal tax credits discussed above have certain legal and operational requirements. There may be uncertainty as to how such requirements promulgated under the IRA are interpreted. If Internal Revenue Service guidance regarding implementation of the IRA is viewed by investors as unclear, tax credit financing may be delayed or downsized, harming our ability to secure financing for customers. Our failure to either (i) interpret the new requirements under the IRA regarding among other things, prevailing wage, apprenticeship, domestic content, siting in an “energy community,” accurately or (ii) adequately update our supply-chain, manufacturing, installation, and record-keeping processes to meet such requirements, may result a partial or full reduction in the related U.S. federal tax benefit, and our customers, financiers and shareholders may require us to indemnify them for certain of such reductions.

We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced reporting requirements applicable to these companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). For as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may be different from companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in total annual gross revenues; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our IPO.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” as defined in the Exchange Act, which generally would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including providing only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation our periodic reports and proxy statements, unless we are also an accelerated filer, in which case different requirements will apply.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our securities and the trading price of our securities may be more volatile.

Macroeconomic conditions in our domestic and international markets, as well as inflation concerns, instability of financial institutions, rising interest rates, and recessionary concerns may adversely affect our industry, business and financial results.

Our business depends on the overall demand for our solar energy products and on the economic health and willingness of our customers and potential customers to purchase our products and services. As a result of macroeconomic or market uncertainty, including inflation concerns, rising interest rates, recessionary concerns, and geopolitical conflicts, customers may decide to delay purchasing our products and services or not purchase at all. In addition, a number of the risks associated with our business, which are disclosed in these risk factors, may increase in likelihood, magnitude or duration, and we may face new risks that we have not yet identified.

In the past, unfavorable macroeconomic and market conditions have resulted in sustained periods of decreased demand. Macroeconomic and market conditions could be adversely affected by a variety of political, economic or other factors in the U.S. and international markets, which could, in turn, adversely affect spending levels of installers and end users and could create volatility or deteriorating conditions in the markets in which we operate. Macroeconomic uncertainty or weakness could result in:

●	reduced demand for our products as a result of constraints on spending for solar energy systems by our customers and/or a reduction in government subsidies for renewable energy investments;

●	increased price competition for our products that may adversely affect revenue, gross margin and profitability;

●	the introduction of any disadvantageous trade regulations and import tariffs;

●	decreased ability to forecast operating results and make decisions about budgeting, planning and future investments;

●	decrease in the popularity of solar energy as a green energy solution;

●	business and financial difficulties faced by our suppliers or other partners, including impacts to material costs, sales, liquidity levels, ability to continue investing in their businesses, ability to import or export goods, ability to meet development commitments and manufacturing capability; and

●	increased overhead and production costs as a percentage of revenue.

Reductions in customer spending in response to unfavorable or uncertain macroeconomic and market conditions, globally or in a particular region where we operate, would adversely affect our business, results of operations and financial condition.

Existing regulations and policies, including trade policies and tariffs, and changes to these regulations and policies, including changes to trade policies and tariffs, may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

The market for electric generation products is heavily influenced by federal, state and local government laws, geopolitical forces (such as trade policies and tariffs), regulations and policies concerning the electric utility industry in the U.S. and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and trade and policy changes that make solar power less competitive with other power sources could deter investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for our solar power products. The market for electric generation equipment is also influenced by geopolitics, trade and local content laws, policies and tariffs, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for our solar products. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. We anticipate that our solar power products and our installation will continue to be subject to oversight and regulation in accordance with federal, state, local and foreign regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements of individual states or local jurisdictions and design equipment to comply with the varying standards. In addition, the U.S. and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of our solar products and adversely affect our cost reduction roadmap, which could harm our results of operations and financial condition. We cannot predict what actions may be taken by the United States or other countries with respect to trade policies and tariffs or with respect to other policies and incentives that impact the solar industry, or that promote other forms of energy production over the solar industry. Any new regulations or policies pertaining our solar power products may result in significant additional expenses for our customers, which could cause a significant reduction in demand for our solar power products.

We rely on net metering and related policies to offer competitive pricing to customers in many of our current markets and changes to net metering policies may significantly reduce demand for electricity from residential solar energy systems.

Net metering is one of several key policies that have enabled the growth of distributed generation solar energy systems in the U.S., providing significant value to customers for electricity generated by their residential solar energy systems but not directly consumed on-site. Net metering allows a homeowner to pay his or her local electric utility for power usage net of production from the solar energy system or other distributed generation source. Homeowners receive a credit for the energy an interconnected solar energy system generates in excess of that needed by the home to offset energy purchases from the centralized utility made at times when the solar energy system is not generating sufficient energy to meet the customer’s demand. In many markets, this credit is equal to the residential retail rate for electricity and in other markets, such as Hawaii and Nevada, the rate is less than the retail rate and may be set, for example, as a percentage of the retail rate or based upon a valuation of the excess electricity. In some states and utility territories, customers are also reimbursed by the centralized electric utility for net excess generation on a periodic basis.

Net metering programs have been subject to legislative and regulatory scrutiny in some states and territories including, but not limited to, California, New Jersey, Arizona, Nevada, Connecticut, Florida, Maine, Kentucky, Puerto Rico and Guam. These jurisdictions, by statute, regulation, administrative order or a combination thereof, have recently adopted or are considering new restrictions and additional changes to net metering programs either on a state-wide basis or within specific utility territories. Many of these measures were introduced and supported by centralized electric utilities. These measures vary by jurisdiction and may include a reduction in the rates or value of the credits customers are paid or receive for the power they deliver back to the electrical grid, caps or limits on the aggregate installed capacity of generation in a state or utility territory eligible for net metering, expiration dates for and phasing out of net metering programs, replacement of net metering programs with alternative programs that may provide less compensation and limits on the capacity size of individual distributed generation systems that can qualify for net metering. Net metering and related policies concerning distributed generation also received attention from federal legislators and regulators.

In California, the California Public Utilities Commission (“CPUC”) issued an order in 2016 retaining retail-based net metering credits for residential customers of California’s major utilities as part of Net Energy Metering 2.0 (“NEM 2.0”). Under NEM 2.0, new distributed generation customers receive the retail rate for electricity exported to the grid, less certain non-by passable fees. Customers under NEM 2.0 also are subject to interconnection charges and time-of-use rates. Existing customers who receive service under the prior net metering program, as well as new customers under the NEM 2.0 program, currently are permitted to remain covered by them on a legacy basis for a period of 20 years. On September 3, 2020, the CPUC opened a new proceeding to review its current net metering policies and to develop Net Energy Metering 3.0 (“NEM 3.0”), also referred to by the CPUC as the NEM 2.0 successor tariff. NEM 3.0 was finalized on December 15, 2022 and includes several changes from previous net metering plans. The changes instituted by NEM 3.0 impacted the amount that homeowners with solar power will be able to recuperate when selling excess energy back to the utility grid. With NEM 3.0, the value of the credits for net exports are tied to the state’s Distributed Energy Resources Avoided Cost Calculator Documentation (“ACC”). Another significant change with NEM 3.0 relates to the netting period: the time period over which the utilities measure the clean energy being imported or exported. In general, longer netting periods have typically been advantageous for solar power customers because production can offset any consumption. NEM 3.0 will instead measure energy using instantaneous netting, which means interval netting approximately every 15 minutes. This will lead to more NEM customers’ electricity registering as exports, now valued at the new, lower ACC value. Overall, the institution on NEM 3.0 has resulted in a smaller market for residential solar systems and it is not certain that market conditions will improve or that NEM 3.0 will be amended or replaced with a more solar-friendly rate structure. Other states may adopt policies similar to NEM 3.0 that cause deterioration to other residential solar markets.

We utilize a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar service offerings. Any shortage, delay or component price change from these suppliers or delays and price increases associated with the product transport logistics could result in sales and installation delays, cancellations and loss of market share.

We purchase solar panels, inverters and other system components from a limited number of suppliers for certain components, which makes us susceptible to quality issues, shortages and price changes. If we fail to develop, maintain and expand relationships with existing or new suppliers, we may be unable to adequately meet anticipated demand for our solar energy systems or may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production, we may be unable to satisfy this demand due to an inability to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms.

In particular, there are a limited number of inverter and battery suppliers. Once we design a system for use with a particular inverter or battery, if that type of inverter or battery is not readily available at an anticipated price, we may incur additional delay and expense to redesign the system and source alternative inventory.

In addition, production of solar panels involves the use of numerous raw materials and components. Several of these have experienced periods of limited availability, particularly polysilicon, as well as indium, cadmium telluride, aluminum and copper. The manufacturing infrastructure for some of these raw materials and components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The prices for these raw materials and components fluctuate depending on global market conditions and demand and we may experience rapid increases in costs or sustained periods of limited supplies.

Despite efforts to obtain components from multiple sources whenever possible, many suppliers may be single-source suppliers of certain components. If we cannot maintain long-term supply agreements or identify and qualify multiple sources for components, access to supplies at satisfactory prices, volumes and quality levels may be harmed. We may also experience delivery delays of components from suppliers in various global locations. In addition, while there are alternative suppliers and service providers that we could enter into agreements with to replace its suppliers on commercially reasonable terms, we may be unable to establish alternate supply relationships or obtain or engineer replacement components in the short term, or at all, at favorable prices or costs. Qualifying alternate suppliers or developing our own replacements for certain components may be time-consuming and costly and may force us to make modifications to our product designs.

Our need to purchase supplies globally and our continued international expansion further subjects us to risks relating to currency fluctuations. Any decline in the exchange rate of the U.S. dollar compared to the functional currency of component suppliers could increase component prices. In addition, the state of the financial markets could limit suppliers’ ability to raise capital if they are required to expand their production to meet our needs or satisfy our operating capital requirements. Changes in economic and business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect suppliers’ solvency and ability to deliver components on a timely basis. Any of these shortages, delays or price changes could limit our growth, cause cancellations or adversely affect profitability and the ability to compete in the markets in which we operate effectively.

Our business substantially focuses on solar service agreements and transactions with residential customers

Our business substantially focuses on solar service agreements and transactions with residential customers. Our energy system sales to homeowners utilize power purchase agreements (“PPAs”), leases, loans and other products and services. We currently offer PPAs and leases through LightReach, Mosaic, EverBright, LLC, and other financial institutions. If we were unable to arrange new or alternative financing methods for PPAs and leases on favorable terms, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

If we fail to manage operations and growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods as measured by our number of customers; we intend to continue efforts to expand our business within existing and new markets. This growth has placed, and any future growth may place, a strain on management, operational and financial infrastructure. Our growth requires our management to devote a significant amount of time and effort to maintain and expand relationships with customers, dealers and other third parties, attract new customers and dealers, arrange financing for growth and manage expansion into additional markets.

In addition, our current and planned operations, personnel, information technology and other systems and procedures might need to be revised to support future growth and may require us to make additional unanticipated investments in its infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner.

If we cannot manage operations and growth, we may be unable to meet expectations regarding growth, opportunity and financial targets, take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage our operations and growth could adversely impact our reputation, business, financial condition, cash flows and results of operations.

We have incurred losses and may be unable to achieve or sustain profitability in the future.

We generated net losses of $16.9 million in the thirteen weeks ended September 28, 2025, and we have incurred net losses in the past, including $56.5 million in the fiscal year ended December 29, 2024. We have an accumulated deficit of $442.6 million as of September 28, 2025. Additionally, as of September 28, 2025, we had long-term indebtedness of $182.8 million. We will continue to incur net losses as spending increases to finance the expansion of operations, installation, engineering, administrative, sales and marketing staffs, spending increases on brand awareness and other sales and marketing initiatives and implement internal systems and infrastructure to support the company’s growth. We do not know whether revenue will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on results of operations. Our ability to achieve profitability depends on a number of factors, including but not limited to:

●	Growing the customer base;

●	Maintaining or further lowering the cost of capital;

●	Reducing the cost of components for our solar service offerings;

●	Growing and maintaining our sales partner network;

●	Growing our direct-to-consumer and New Homes business to scale; and

●	Reducing operating costs by lowering customer acquisition costs and optimizing our design and installation processes and supply chain logistics.

Even if we do achieve profitability, we may be unable to sustain or increase profitability in the future.

A material drop in the retail price of utility-generated electricity or electricity from other sources could adversely impact our ability to attract customers, which would harm our business, financial condition, and results of operations.

We believe a homeowner’s decision to buy solar energy from us is primarily driven by a desire to lower electricity costs. Decreases in the retail prices of electricity from utilities or other energy sources would harm our ability to offer competitive pricing and could harm its business. The price of electricity from utilities could decrease as a result of:

●	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

●	the construction of additional electric transmission and distribution lines;

●	a reduction in the price of natural gas or other natural resources as a result of new drilling techniques or other technological developments, a relaxation of associated regulatory standards, or broader economic or policy developments;

●	energy conservation technologies and public initiatives to reduce electricity consumption;

●	subsidies impacting electricity prices, including in connection with electricity generation and transmission; and

●	development of new energy technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of our solar service offerings less attractive. If the retail price of energy available from utilities were to decrease due to any of these or other reasons, we would be at a competitive disadvantage. As a result, we may be unable to attract new homeowners and growth would be limited.

We face competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. Our primary competitors are the traditional utilities that supply energy to potential customers. We compete with these utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems. If we cannot offer compelling value to its customers based on these factors, then our business will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than us. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Utilities could also offer other value added products and services that could help them compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity are non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

Our growth strategy depends on the widespread adoption of solar power technology.

The distributed residential solar energy market is at a relatively early stage of development compared to fossil fuel-based electricity generation. If additional demand for distributed residential solar energy systems fails to develop sufficiently or takes longer to develop than we anticipate, the company may be unable to originate additional solar service agreements and related solar energy systems and energy storage systems to grow the business. In addition, demand for solar energy systems and energy storage systems in our targeted markets may not develop to the extent it anticipates. As a result, we may need to successfully broaden our customer base through origination of solar service agreements and related solar energy systems and energy storage systems within its current markets or in new markets we may enter.

Many factors may affect the demand for solar energy systems, including, but not limited to, the following:

●	availability, substance and magnitude of solar support programs including government targets, subsidies, incentives, renewable portfolio standards and residential net metering rules;

●	the relative pricing of other conventional and non-renewable energy sources, such as natural gas, coal, oil and other fossil fuels, wind, utility-scale solar, nuclear, geothermal and biomass;

●	performance, reliability and availability of energy generated by solar energy systems compared to conventional and other non-solar renewable energy sources;

●	availability and performance of energy storage technology, the ability to implement such technology for use in conjunction with solar energy systems and the cost competitiveness such technology provides to customers as compared to costs for those customers reliant on the conventional electrical grid; and

●	general economic conditions and the level of interest rates.

The residential solar energy industry is constantly evolving, which makes it difficult to evaluate our prospects. We cannot be certain if historical growth rates reflect future opportunities or its anticipated growth will be realized. The failure of distributed residential solar energy to achieve, or its being significantly delayed in achieving, widespread adoption could have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by seasonal trends, poor weather, labor shortages, and construction cycles.

Our business is subject to significant industry-specific seasonal fluctuations. In the U.S., many customers make purchasing decisions towards the end of the year in order to take advantage of tax credits and residential solar sales tend to decline during the winter months. In addition, sales in the new home development market are often tied to construction market demands, which tend to follow national trends in construction, including declining sales during cold weather months.

Natural disasters, terrorist activities, political unrest, economic volatility, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, avian flu and monkeypox, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict operations and services, incur significant costs to protect its employees and facilities, or result in regional or global economic distress, which may materially and adversely affect business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, future disruptions in access to bank deposits or lending commitments due to bank failures and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the U.S. and other countries across the globe with significant disruption to financial markets. Any one or more of these events may impede our operation and delivery efforts and adversely affect sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations. We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties.

We are exposed to the credit risk of customers and our finance partners, and payment delinquencies on accounts receivables.

Defaults by customers and the financial institutions that fund some of our customers’ solar systems have not been material to date, but we expect that the risk of customer defaults or financial partner defaults may increase as we grow our business. For example, Sunnova Energy International, Inc. (“Sunnova”), a major provider of financing for solar systems, announced that substantial doubt exists regarding its ability to continue as a going concern. While the Company does not use Sunnova for any of its customer financing, if any of our financing partners experience liquidity concerns or stop funding projects, we may incur significant losses or project delays. If any of our customers are unable to make milestone payments on systems purchased in cash, our revenue and costs could be adversely affected. If economic conditions worsen, certain of our customers or finance partners may face liquidity concerns and may be unable to satisfy their payment obligations to us on a timely basis or at all, which could have a material adverse effect on our financial condition and results of operations.

We may not realize the anticipated benefits of past or future acquisitions, including the transactions under the asset purchase agreement with the SunPower Debtors, the Sunder Acquisition and the Ambia Acquisition, and integration of these acquisitions may disrupt our business.

In November 2022, we acquired The Solaria Corporation (“Solaria”), after which Complete Solar was renamed “Complete Solaria, Inc.” In October 2023, we subsequently sold solar panel assets of Solaria, including intellectual property and customer contracts, to Maxeon Solar Technologies, Ltd., which resulted in an impairment loss of $147.5 million and loss on disposal of $1.8 million. On September 30, 2024, we completed the acquisition of the Acquired SunPower Assets under the APA with the SunPower Debtors, which resulted in our acquisition of the SunPower Businesses and a significant expansion of our business operations and headcount. On September 21, 2025, we entered into an agreement to acquire Sunder and completed the Sunder Acquisition effective September 24, 2025. On November 21, 2025, we entered into an agreement to acquire Ambia and completed the Ambia Acquisition on November 21, 2025. In the future, we may acquire additional companies, project pipelines, products, or technologies, or enter into joint ventures or other strategic initiatives. Our ability as an organization to integrate acquisitions is unproven. We may not realize the anticipated benefits of our acquisitions or any other future acquisition or the acquisition may be viewed negatively by customers, financial markets or investors.

Any acquisition has numerous risks, including, but not limited to, the following:

●	difficulty in assimilating the operations and personnel of the acquired company;

●	difficulty in effectively integrating the acquired technologies or products with current products and technologies;

●	difficulty in maintaining controls, procedures and policies during the transition and integration;

●	disruption of ongoing business and distraction of management and employees from other opportunities and challenges due to integration issues;

●	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

●	inability to retain key technical and managerial personnel of the acquired business;

●	inability to retain key customers, vendors, and other business partners of the acquired business;

●	inability to achieve the financial and strategic goals for the acquired and combined businesses;

●	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact operating results;

●	failure of due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things;

●	inability to assert that internal controls over financial reporting are effective; and

●	inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

●	inability to rebuild trust with home builders due to the bankruptcy of the SunPower Debtors.

●	inability to obtain advantageous financing arrangements with financiers in order to pass the saving on to customers.

We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in its favor.

To protect our intellectual property rights and to maintain competitive advantage, we have filed, and may continue to file, suits against parties we believe infringe or misappropriate our intellectual property. Intellectual property litigation is expensive and time-consuming, could divert management’s attention from our business, and could have a material adverse effect on our business, operating results, or financial condition, and our enforcement efforts may not be successful. In addition, the validity of our patents may be challenged in such litigation. Our participation in intellectual property enforcement actions may negatively impact our financial results.

Developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for our offerings.

Significant developments in technology, such as advances in distributed solar power generation, energy storage solutions such as batteries, energy storage management systems, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of distributed or centralized power production may materially and adversely affect demand for our offerings and otherwise affect our business. Future technological advancements may result in reduced prices to consumers or more efficient solar energy systems than those available today, either of which may result in current customer dissatisfaction. We may not be able to adopt these new technologies as quickly as its competitors or on a cost-effective basis.

Additionally, recent technological advancements may impact our business in ways not currently anticipated. Any failure by us to adopt or have access to new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence or the loss of competitiveness of and decreased consumer interest in its solar energy services, which could have a material adverse effect on its business, financial condition and results of operations.

Our business is subject to complex and evolving data protection laws. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm its business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation in the U.S. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, the state of California enacted the California Consumer Privacy Act of 2018 (“CCPA”) and California voters recently approved the California Privacy Rights Act (“CPRA”). The CCPA creates individual privacy rights for consumers and places increased privacy and security obligations on entities handling the personal data of consumers or households. The CCPA went into effect in January 2020 and it requires covered companies to provide new disclosures to California consumers, provides such consumers, business-to-business contacts and employees new ways to opt-out of certain sales of personal information, and allows for a new private right of action for data breaches. The CPRA modifies the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The CCPA and the CPRA may significantly impact the Company’s business activities and require substantial compliance costs that adversely affect its business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements under the CCPA or CPRA. However, we cannot be certain that compliance costs will not increase in the future with respect to the CCPA and CPRA or any other recently passed consumer privacy regulation.

Outside the U.S., an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) and the United Kingdom’s GDPR (“UK GDPR”) impose strict requirements for processing personal data. Under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Non-compliance with the UK GDPR may result in substantially similar adverse consequences to those in relation to the EU GDPR, including monetary penalties of up to £17.5 million or 4% of worldwide revenue, whichever is higher.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the U.S. or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom have significantly restricted the transfer of personal data to the U.S. and other countries whose privacy laws it believes are not adequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross- border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the U.S. in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that the Company can satisfy or rely on these measures to lawfully transfer personal data to the U.S. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the U.S., or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all of its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against its processing or transferring of personal data necessary to operate its business. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the EU GDPR’s cross-border data transfer limitations.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, its solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

We receive, store and use personal information of customers, including names, addresses, e-mail addresses, and other housing and energy use information. We also store information of dealers, including employee, financial and operational information. We rely on the availability of data collected from customers and dealers in order to manage our business and market our offerings. We take certain steps in an effort to protect the security, integrity and confidentiality of the personal information collected, stored or transmitted, but there is no guarantee inadvertent or unauthorized use or disclosure will not occur or third parties will not gain unauthorized access to this information despite our efforts. Although we take precautions to provide for disaster recovery, our ability to recover systems or data may be expensive and may interfere with normal operations. Also, although we obtain assurances from such third parties that they will use reasonable safeguards to secure their systems, we may be adversely affected by unavailability of their systems or unauthorized use or disclosure or its data maintained in such systems. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, our suppliers or vendors and our dealers may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Cyberattacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, disruption of customers’ operations, loss or damage to data delivery systems, unauthorized release of confidential or otherwise protected information, corruption of data and increased costs to prevent, respond to or mitigate cybersecurity events. In addition, certain cyber incidents, such as advanced persistent threats, may remain undetected for an extended period.

Unauthorized use, disclosure of or access to any personal information maintained by us or on the behalf of us, whether through breach of our systems, breach of the systems of our suppliers, vendors or dealers by an unauthorized party or through employee or contractor error, theft or misuse or otherwise, could harm our business. If any such unauthorized use, disclosure of or access to such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties and investigations, related actions and penalties by regulatory authorities.

In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, use of or disclosure of personal information. Finally, any perceived or actual unauthorized access to, use of or disclosure of such information could harm our reputation, substantially impair our business, financial condition and results of operations. While we currently maintain cybersecurity insurance, such insurance may not be sufficient to cover against claims, and we cannot be certain that cyber insurance will continue to be available on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim.

If we fail to comply with laws and regulations relating to interactions by the company or its dealers with current or prospective residential customers could result in negative publicity, claims, investigations and litigation and adversely affect financial performance.

Our business substantially focuses on home improvement contracts for the installation of solar systems for residential customers. We offer leases, loans and other products and services directly to consumers and through sales partners in our dealer networks, who utilize sales people employed by or engaged as third-party service providers of such contractors. We and our dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to interactions with residential consumers, including those pertaining to consumer protection, marketing and sales, privacy and data security, consumer financial and credit transactions, mortgages and refinancings, home improvement contracts, warranties and various means of customer solicitation, including under the laws described below in “As sales to residential customers have grown, we have increasingly become subject to substantial financing and consumer protection laws and regulations.” These laws and regulations are dynamic and subject to potentially differing interpretations and various federal, state and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations, or enact new laws and regulations regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we and our dealers do business, acquire customers and manage and use information collected from and about current and prospective customers and the costs associated therewith. We and our dealers strive to comply with all applicable laws and regulations relating to interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner inconsistent from one jurisdiction to another and may conflict with other rules or our practices or the practices of our dealers.

Although we require dealers to meet consumer compliance requirements, we do not control dealers and their suppliers or their business practices. Accordingly, we cannot guarantee they follow ethical business practices such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative dealers or suppliers, which could increase costs and have a negative effect on business and prospects for growth. Violation of labor or other laws by our dealers or suppliers or the divergence of a dealer or supplier’s labor or other practices from those generally accepted as ethical in the U.S. or other markets in which the company does or intends to do business could also attract negative publicity and harm the business.

From time to time, we have been included in lawsuits brought by the consumer customers of certain contractors in our networks, citing claims based on the sales practices of these contractors. We cannot be sure that a court of law would not determine that we are liable for the actions of the contractors in our networks or that a regulator or state attorney general’s office may hold us accountable for violations of consumer protection or other applicable laws by. Our risk mitigation processes may not be sufficient to mitigate financial harm associated with violations of applicable law by our contractors or ensure that any such contractor is able to satisfy its indemnification obligations to us. Any significant judgment against us could expose it to broader liabilities, a need to adjust our distribution channels for products and services or otherwise change our business model and could adversely impact the business.

We may be unsuccessful in introducing new services and product offerings.

We intend to introduce new offerings of services and products to both new and existing customers in the future, including home automation products and additional home technology solutions. We may be unsuccessful in significantly broadening our customer base through the addition of these services and products within current markets or in new markets the company may enter. Additionally, we may not be successful in generating substantial revenue from any additional services and products introduced in the future and may decline to initiate new product and service offerings.

Damage to our brand and reputation or change or loss of use of our brand could harm our business and results of operations.

We depend significantly on our reputation for high-quality products, excellent customer service and the brand name “SunPower” to attract new customers and grow our business. If we fail to continue to deliver solar energy systems or energy storage systems within the planned timelines, if our offerings do not perform as anticipated or if we damage any of our customers’ properties or delays or cancels projects, our brand and reputation could be significantly impaired. Future technological improvements may allow the company to offer lower prices or offer new technology to new customers; however, technical limitations in our current solar energy systems and energy storage systems may prevent us from offering such lower prices or new technology to existing customers.

In addition, given the sheer number of interactions our personnel or dealers operating on our behalf have with customers and potential customers, it is inevitable that some customers’ and potential customers’ interactions with us or dealers operating on our behalf will be perceived as less than satisfactory. This has led to instances of customer complaints, some of which have affected our digital footprint on rating websites and social media platforms. If we cannot manage hiring and training processes to avoid or minimize these issues to the extent possible, our reputation may be harmed and our ability to attract new customers would suffer.

In addition, if we were to no longer use, lose the right to continue to use or if others use the “SunPower” brand, we could lose recognition in the marketplace among customers, suppliers and dealers, which could affect our business, financial condition, results of operations and would require financial and other investment and management attention in new branding, which may not be as successful.

Our success depends on the continuing contributions of key personnel, including Thurman J. Rodgers. If we are unable to attract and retain key employees and qualified personnel, our business and prospects could be harmed.

We rely heavily on the services of our key executive officers and other key employees, in particular Thurman J. Rodgers, and the loss of services of any principal member of the management team or other key employees could adversely affect our operations. There have been, and from time to time there may continue to be, changes in our management team resulting from the hiring or departure of executives and key employees, or the transition of executives within our business, which could disrupt our business. For example, during 2023 and 2024, we had turnover in key positions, including our Chief Executive Officer and our Chief Financial Officer. As a result of the SunPower Acquisition, we also appointed new employees to key positions and restructured our management reporting lines. Such changes in our executive management team or workforce may be disruptive to our business, divert management’s attention, result in a loss of knowledge and negatively impact employee morale. If we encounter further turnover or difficulties associated with the transition or departure of our executive officers and key employees, or if we are unsuccessful in recruiting new personnel or in retaining and motivating existing personnel, our operations may be disrupted, which could harm our business.

We are investing significant resources in developing new members of management as we complete our restructuring and strategic transformation, including as a result of the SunPower Acquisition. We also anticipate that over time we will need to hire a number of highly skilled technical, sales, marketing, administrative, and accounting personnel. The competition for qualified personnel is intense in this industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support its anticipated growth. We cannot guarantee that any employee will remain employed with us for any definite period of time since all employees, including key executive officers, serve at-will and may terminate their employment at any time for any reason.

Labor is subject to external factors that are beyond our control, including our industry’s highly competitive market for skilled workers and leaders, cost inflation, and workforce participation rates. As we build our brand and become more well known and grow globally, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

If we or our dealers or suppliers fail to hire and retain sufficient employees and service providers in key functions, our growth and ability to timely complete customer projects and successfully manage customer accounts would be constrained.

To support growth, we and our dealers need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, installers, electricians and sales and project finance specialists. Competition for qualified personnel in this industry has increased substantially, particularly for skilled personnel involved in the installation of solar energy systems. We and our dealers also compete with the homebuilding and construction industries for skilled labor. These industries are cyclical and when participants in these industries seek to hire additional workers, it puts upward pressure on us and our dealers’ labor costs. Companies with whom our dealers compete to hire installers may offer compensation or incentive plans that certain installers may view as more favorable. As a result, our dealers may be unable to attract or retain qualified and skilled installation personnel. The further unionization of the industry’s labor force or the homebuilding and construction industries’ labor forces could also increase our dealers’ labor costs.

Shortages of skilled labor could significantly delay a project or otherwise increase dealers’ costs. Further, we need to continue to increase the training of the customer service team to provide high-end account management and service to homeowners before, during and following the point of installation of its solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards established by us. If we are unable to hire, develop and retain talented customer service or other personnel, we may not be able to grow our business.

Our operating results and ability to grow may fluctuate from quarter to quarter and year to year, which could make future performance difficult to predict and could cause operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and its ability to grow are difficult to predict and may fluctuate significantly. We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause operating results to fluctuate:

●	expiration or initiation of any governmental rebates or incentives;

●	significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

●	our dealers’ ability to complete installations in a timely manner;

●	our and our dealers’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

●	the availability, terms and costs of suitable financing;

●	the amount, timing of sales and potential decreases in value of Solar Renewable Energy Certificates;

●	our ability to continue to expand its operations and the amount and timing of expenditures related to this expansion;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

●	changes in our pricing policies or terms or those of competitors, including centralized electric utilities;

●	actual or anticipated developments in competitors’ businesses, technology or the competitive landscape; and

●	natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

Our ability to obtain insurance on the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events or company-specific events, as well as the financial condition of insurers.

Our insurance policies cover legal and contractual liabilities arising out of bodily injury, personal injury or property damage to third parties and are subject to policy limits.

However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. In addition, we may have disagreements with insurers on the amount of recoverable damages and the insurance proceeds received for any loss of, or any damage to, any of our assets may be claimed by lenders under financing arrangements or otherwise may not be sufficient to restore the loss or damage without a negative impact on its results of operations. Furthermore, the receipt of insurance proceeds may be delayed, requiring us to use cash or incur financing costs in the interim. To the extent our experiences covered losses under its insurance policies, the limit of our coverage for potential losses may be decreased or the insurance rates it has to pay increased. Furthermore, the losses insured through commercial insurance are subject to the credit risk of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, we cannot assure such insurance companies will remain so in the future.

We may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. The insurance coverage obtained may contain large deductibles or fail to cover certain risks or all potential losses. In addition, our insurance policies are subject to annual review by insurers and may not be renewed on similar or favorable terms, including coverage, deductibles or premiums, or at all. If a significant accident or event occurs for which we are not fully insured or the company suffers losses due to one or more of its insurance carriers defaulting on their obligations or contesting their coverage obligations, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to breaches of our information technology systems, which could lead to disclosure of internal information, damage to our reputation or relationships with dealers, suppliers, and customers, and disrupt access to online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

Our business requires the use and storage of confidential and proprietary information, intellectual property, commercial banking information, personal information concerning customers, employees, and business partners, and corporate information concerning internal processes and business functions. Malicious attacks to gain access to such information affects many companies across various industries, including ours.

Where appropriate, we use encryption and authentication technologies to secure the transmission and storage of data. These security measures may be compromised as a result of third-party security breaches, employee error, malfeasance, faulty password management, or other irregularity or malicious effort, and result in persons obtaining unauthorized access to data.

We devote resources to network security, data encryption, and other security measures to protect our systems and data, but these security measures cannot provide absolute security. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, target end users through phishing and other malicious techniques, and/or may be difficult to detect for long periods of time, we may be unable to anticipate these techniques or implement adequate preventative measures. As a result, we may experience a breach of our systems in the future that reduces our ability to protect sensitive data. In addition, hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving team members, contractors and temporary staff. If we experience, or are perceived to have experienced, a significant data security breach, fail to detect and appropriately respond to a significant data security breach, or fail to implement disclosure controls and procedures that provide for timely disclosure of data security breaches deemed material to our business, including corrections or updates to previous disclosures, we could be exposed to a risk of loss, increased insurance costs, remediation and prospective prevention costs, damage to our reputation and brand, litigation and possible liability, or government enforcement actions, any of which could detrimentally affect our business, results of operations, and financial condition.

We may also share information with contractors and third-party providers to conduct business. While we generally review and typically request or require such contractors and third-party providers to implement security measures, such as encryption and authentication technologies to secure the transmission and storage of data, those third-party providers may experience a significant data security breach, which may also detrimentally affect our business, results of operations, and financial condition as discussed above. See also under this section, “We may be required to file claims against other parties for infringing its intellectual property that may be costly and may not be resolved in our favor.” We rely substantially upon trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

As sales to residential customers have grown, we have increasingly become subject to consumer protection laws and regulations.

As we continue to seek to expand our retail customer base, our activities with customers are subject to consumer protection laws that may not be applicable to other businesses, such as federal truth-in-lending, consumer leasing, telephone and digital marketing, and equal credit opportunity laws and regulations, as well as state and local finance laws and regulations. Claims arising out of actual or alleged violations of law may be asserted against us by individuals or governmental entities and may expose the company to significant damages or other penalties, including fines. In addition, our affiliations with third-party dealers may subject the company to alleged liability in connection with actual or alleged violations of law by such dealers, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third-party dealers, whether or not ultimately found liable.

The competitive environment in which we operate often requires the undertaking of customer obligations, which may turn out to be costlier than anticipated and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are often required, at the request of our end customer, to undertake certain obligations such as:

●	system output performance warranties; and

●	system maintenance.

Such customer obligations involve complex accounting analyses and judgments regarding the timing of revenue and expense recognition, and in certain situations these factors may require us to defer revenue or profit recognition until projects are completed or until contingencies are resolved, which could adversely affect revenues and profits in a particular period.

We are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations.

We are a licensed contractor in certain communities that we service and are ultimately responsible as the contracting party for every solar energy system installation. A significant portion of our business depends on obtaining and maintaining required licenses in various jurisdictions. All such licenses are subject to audit by the relevant government agency. Our failure to obtain or maintain required licenses could result in the termination of certain of our contracts. For example, we hold a license with California’s Contractors State License Board (the “CSLB”) and that license is currently under probation with the CSLB. If we fail to comply with the CSLB’s law and regulations, it could result in termination of certain of our contracts, monetary penalties, extension of the license probation period or revocation of its license in California. In addition, we may be liable, either directly or through its solar partners, to homeowners for any damage we cause to them, their home, belongings or property during the installation of our systems. For example, we either directly or through its solar partners, frequently penetrate homeowners’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our solar partners deploy are high voltage energy systems, we may incur liability for failing to comply with electrical standards and manufacturer recommendations.

Further, we or our installation partners may face construction delays or cost overruns, which may adversely affect our or our sales partners’ ability to ramp up the volume of installation in accordance with our plans. Such delays or overruns may occur as a result of a variety of factors, such as labor shortages, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes, labor issues and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects.

In addition, the installation of solar energy systems, energy storage systems, and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state, and local laws and ordinances relating to building, fire, and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain employees to maintain professional licenses in many of the jurisdictions in which we operate, and the failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to homeowners and us and, as a result, could cause a significant reduction in demand for solar service offerings.

While we have a variety of stringent quality standards that the company applies in the selection of its solar partners, we do not control our suppliers and solar partners or their business practices. Accordingly, we cannot guarantee that they follow our standards or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws. A lack of demonstrated compliance could lead us to seek alternative suppliers or contractors, which could increase costs and result in delayed delivery or installation of our products, product shortages or other disruptions of its operations. Violation of labor or other laws by our suppliers and solar partners or the divergence of a supplier’s or solar partners’ labor or other practices from those generally accepted as ethical in the U.S. or other markets in which we do business could also attract negative publicity and harm our business, brand and reputation in the market.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires individuals hired by us, our dealers, or third-party contractors, potentially including employees, to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation by the Occupational Safety and Health Administration (“OSHA”) and the Department of Transportation (“DOT”) and equivalent state and local laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA or DOT regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of the company’s solar energy systems and energy storage systems, including its dealers and third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose the company to increased liability. Individuals hired by or on behalf of us may have workplace accidents and receive citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage its reputation and competitive position and adversely affect the business.

Our business has benefited from the declining cost of solar energy system components, but it may be harmed if the cost of such components stabilizes or increases in the future.

Our business has benefited from the declining cost of solar energy system components and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of our solar energy systems, and the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices may not continue to decline at the same rate as they have over the past several years or at all. In addition, growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them may also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow growth and cause business and results of operations to suffer. Further, the cost of solar energy system components and raw materials has increased and could increase in the future due to tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

It is possible our solar energy systems or energy storage systems could injure customers or other third parties or our solar energy systems or energy storage systems could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject the company to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand its portfolio of solar service agreements and related solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

Our warranty costs may exceed the warranty reserve.

We provide warranties that cover parts performance and labor to purchasers of our solar modules. We also have legacy warranty and performance obligations from our former business manufacturing solar panels. We maintain a warranty reserve on our financial statements, and our warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect our financial condition and results of operations. Significant warranty problems could impair our reputation which could result in lower revenue and a lower gross margin.

We are subject to legal proceedings and regulatory inquiries and may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities.

We are involved in claims, legal proceedings that arise from normal business activities. In addition, from time to time, third parties have asserted and may in the future assert claims against us. We evaluate all claims, lawsuits and investigations with respect to their potential merits, our potential defenses and counter claims, settlement or litigation potential and the expected effect on us. In the event that we are involved in significant disputes, including the legal claims noted below, or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any claims, proceedings or regulatory actions initiated by or against us whether successful or not, could result in expensive costs of defense, costly damage awards, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time, diversion of significant operational resources or some other harm to the business. In any of these cases, our business, financial condition or results of operations could be negatively impacted. We make a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Depending on the nature and timing of any such controversy, an unfavorable resolution of a matter could materially affect our future business, financial condition or results of operations, or all of the foregoing, in a particular quarter.

See “Business - Legal Proceedings” for a further discussion of the legal claims summarized therein.

In addition to the other information provided in elsewhere in this Prospectus, on February 22, 2024, the court in the case issued an order against certain subsidiaries of the Company which awarded Siemens approximately $6.9 million. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. We have appealed these judgments. On August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. Our subsidiaries opposed the Siemens motion. The court heard the motion by submission on April 3, 2025, but has not yet issued a ruling. The Company recognized $6.9 million as a legal loss related to this litigation in 2023, and in 2024, the Company recorded an additional accrual for $2.0 million for attorneys’ fees, expenses, and pre-judgment interest, in accrued expenses and other current liabilities within its consolidated balance sheet as of December 29, 2024. This legal loss was recognized in fiscal 2024 in loss from discontinued operations, net of tax on the consolidated statements of operations and comprehensive loss. The Company recorded a liability of $6.9 million as a legal loss related to this litigation, excluding amounts for attorneys’ fees and costs, in accrued expenses and other current liabilities within its consolidated balance sheets at each of March 30, 2025 and December 29, 2024. On December 4, 2025, the Company entered into a Settlement Agreement with Siemens Government Technologies, Inc. and Siemens Industry, Inc. to resolve a case in the Circuit Court of Fairfax County, Virginia and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. In exchange for full releases, the Company agreed to pay Siemens $9.5 million spread across four payments to be made at the end of each calendar quarter during fiscal 2026. If the Company successfully engages in any form of new financing or new debt worth $1.0 million or more, or successfully obtains shareholder approval for the issuance of additional shares in connection with the raise of additional funds and/or any merger or acquisition activity, the next due quarterly payment to Siemens (if any) becomes immediately due and payable. The settlement payment to Siemens is secured by a first-priority continuing security interest in $9.5 million of Company collateral. This security interest is reduced on a one-to-one basis as the settlement payments are made. For additional information regarding the Company’s litigation matter with Siemens, please see “Business—Legal Proceedings—Siemens Litigation.”

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors and officers.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time- consuming. A number of those requirements will require us to carry out activities we had not done previously.

If any issues in complying with those requirements are identified (for example, if we or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the SunPower Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a three-year period. The Business Combination may have resulted in an ownership change for us and, accordingly, our NOL carryforwards and certain other tax attributes may be subject to limitations (or disallowance) on their use after the Business Combination. Our NOL carryforwards may also be subject to limitation as a result of prior shifts in equity ownership. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Risks Related to the Offering

The shares of common stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and sale from time to time by the Selling Securityholder named in this prospectus or its permitted transferees of up to 48,521,163 shares of common stock that we may sell to White Lion pursuant to the White Lion Purchase Agreement from time to time (which is in addition to the 6,928,837 shares of our common stock that we have previously sold to White Lion pursuant to the White Lion Purchase Agreement). We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholder pursuant to this prospectus.

The sale of shares of our common stock by the Selling Securityholder, or the perception that these sales could occur, could depress the market price of our common stock. The Selling Securityholder may still have an incentive to sell our common stock because it may still experience a positive rate of return on the securities it purchased due to the differences in the purchase prices it paid for our common stock and the public trading price of our common stock. While the Selling Securityholder may, on average, experience a positive rate of return based on the current market price of the common stock it purchased, public securityholders may not experience a similar rate of return on the common stock they purchased due to differences in the purchase prices and the current market price. While Selling Securityholder may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. The sale of the common stock by the Selling Securityholder being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our common stock.

It is not possible to predict the actual number of shares we will sell under the White Lion Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the White Lion Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Securityholder at any time throughout the White Lion Commitment Period. The number of shares ultimately offered for sale to the Selling Securityholder under this prospectus is dependent upon the number of shares we elect to sell to the Selling Securityholder under the White Lion Purchase Agreement. The actual number of shares of common stock that are sold to the Selling Securityholder may depend based on a number of factors, including the market price of our common stock during the sales period. Actual gross proceeds may be less than $55.0 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Securityholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the White Lion Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold to White Lion. Similarly, White Lion may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of sales made by us in future transactions to White Lion at prices lower than the prices they paid.

The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

We are registering for resale by the Selling Securityholder up to 48,521,163 shares of common stock. After the Selling Securityholder has acquired shares under the White Lion Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the White Lion Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to the Selling Securityholder could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by the Selling Securityholder under this prospectus is dependent upon the number of shares of common stock issued to the Selling Securityholder pursuant to the White Lion Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Securityholder may cause the trading price of our common stock to decline.

We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Securityholder and may not use them effectively.

Our management will have broad discretion in the application of the proceeds we receive from the Selling Securityholder, if any, including for the purposes describe in “Use of Proceeds”, and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from the Selling Securityholder under the White Lion Purchase Agreement, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds from the Selling Securityholder in short-term, investment grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

Risks Related to our Common Stock and Other Securities

Our directors, executive officers and principal stockholders will continue to have significant influence over our company, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our 5% stockholders and their affiliates, in the aggregate, beneficially own approximately 30.4% of the outstanding shares of our common stock, based on the number of shares outstanding as of January 12, 2026. As a result, these stockholders, if acting together, will be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to develop product candidates;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our securities available for public sale

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who currently cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who currently cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. If we obtain additional coverage and any new analyst issues, an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price could decline.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions and an active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage of us; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from Nasdaq may negatively impact our reputation and, consequently, our business.

There can be no assurance that we will maintain compliance with the requirements for listing our common stock on Nasdaq. On April 28, 2025, we received a letter from the Listing Qualifications staff of Nasdaq (the “Nasdaq Staff”) indicating that, as a result of our delay in filing the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”), we were not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The Nasdaq letter had no immediate effect on the listing or trading of our common stock or warrants. The Nasdaq listing rules require Nasdaq-listed companies to timely file all required periodic reports with the SEC. The Nasdaq letter stated that, under Nasdaq rules, the Company had 60 calendar days to submit a plan to regain compliance with Nasdaq’s continued listing requirements. We filed our 2024 Form 10-K on April 30, 2025. Subsequently, on November 19, 2025, we received a from the Nasdaq staff indicating that, as a result of our delay in filing the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2028 (the “Q3 Form 10-Q”), we were not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The Nasdaq letter relating to our Q3 Form 10-Q had no immediate effect on the listing or trading of our common stock or warrants. The Nasdaq letter stated that, under Nasdaq rules, the Company had 60 calendar days to submit a plan to regain compliance with Nasdaq’s continued listing requirements. We filed the Q3 Form 10-Q on December 19, 2025.

If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of analyst coverage; and a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of a substantial number of our common stock in the public market by our shareholders could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline.

Provisions in our Certificate of Incorporation and Bylaws and provisions of the Delaware General Corporation Law may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.

Our Certificate of Incorporation and Bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

●	advance notice requirements for stockholder proposals and director nominations;

●	provisions limiting stockholders’ ability to call special meetings of stockholders and to take action by written consent;

●	restrictions on business combinations with interested stockholders;

●	no cumulative voting; and

●	the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of our Certificate of Incorporation and Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our Certificate of Incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the U.S. for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our Certificate of Incorporation provides that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings:

●	any derivative action or proceeding brought on behalf of us;

●	any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders;

●	any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents relating to any provision of the Delaware General Corporation Law (“DGCL”) or our Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

●	any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Our Certificate of Incorporation will further provide that, unless otherwise consented to by us in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of our securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and consented to this provision.

Although our Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

We may be required to repurchase up to 5,618,488 shares of common stock from the investors with whom we entered into Forward Purchase Agreements in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.

 On and around July 13, 2023, FACT entered into separate Forward Purchase Agreements (the “Forward Purchase Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”, and each of Meteora, Polar, and Sandia, individually, an “FPA Investor”, and together, the “FPA Investors”), pursuant to which FACT (now SunPower Inc. (f/k/a Complete Solaria, Inc.) following the closing of the Business Combination) agreed to purchase in the aggregate, on the date that is 24 months after the closing date of the Forward Purchase Agreements (the “Maturity Date”), up to 5,618,488 shares of common stock then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem any of the FACT Class A Ordinary Shares owned by it at such time. The per price at which the FPA Investors have the right to sell the shares to us on the Maturity Date will not be less than $5.00 per share. On December 18, 2023, the Company and each FPA Investor entered into separate amendments to the Forward Purchase Agreements (the “First Amendments”). The First Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10,000,000 of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment. On May 7 and 8, 2024, respectively, the Company entered into separate amendments to the Forward Purchase Agreements (the collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP Trigger Event provision to read: “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora. Subsequently, on June 14, 2024, the Company entered into an amendment to the Forward Purchase Agreement with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP Trigger Event provision to read: “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.” In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1.00 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of the Sandia Forward Purchase Agreement. On July 17, 2024, the Company entered into the third amendment to the Forward Purchase Agreement with Polar (the “Polar Third Amendment”), pursuant to which the Company and Polar agreed that Section 2 (Most Favored Nation) of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement. On July 15, 2025, the Company and Meteora entered into an amendment to the FPA between Meteora and the Company, on July 16, 2025, the Company and Sandia entered into an amendment to the FPA between Sandia and the Company, and on August 1, 2025, the Company and Polar entered in an amendment to the FPA between Polar and the Company (collectively, the “FPA Amendments”). The FPA Amendments extend the valuation date applicable to the Forward Purchase Agreements (the “Valuation Date”) to the earliest to occur of (a) July 17, 2026, (b) the date specified by Meteora or Sandia, as applicable, in a written notice to be delivered to the Company at their discretion and (c) 90 days after delivery by us of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement entered into on May 26, 2023, the applicable volume-weighted average price (“VWAP Price”) is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period. The FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected Settlement Amount (as defined in the FPA Amendments) determined by the VWAP Price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the Settlement Amount Adjustment, then the Settlement Amount Adjustment shall be deemed to be zero, and that if the Settlement Amount Adjustment exceeds the Settlement Amount, then the Settlement Amount Adjustment shall be paid, at the Company’s option, in cash or shares of our common stock. The FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the Settlement Amount Adjustment exceeds the Settlement Amount, we shall remit to the applicable seller the difference between (i) the Settlement Amount Adjustment and (ii) the Settlement Amount. The FPA Amendments further provide that the Settlement Amount will be used solely as a calculation mechanism to determine any liability the Company may owe to the applicable seller via the Settlement Amount Adjustment, and notwithstanding anything to the contrary, the applicable seller shall not be required to remit the Settlement Amount to the Company or return any portion of the Prepayment Amount.

If the FPA Investors hold some or all of the 5,618,488 forward purchase agreement shares on the Maturity Date, and the per share trading price of our common stock is less than the per share price at which the FPA Investors have the right to sell the common stock to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. In the event that we are required to repurchase these forward purchase agreement shares, or in the event that the Forward Purchase Agreements are terminated, the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements would be reduced accordingly, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements.

Warrants to purchase shares of our common stock may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of such warrants.

The exercise price of warrants to purchase shares of our common stock may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of such warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of such warrants to purchase our common stock are contingent upon our stock price. The value of our common stock will fluctuate and may not align with the exercise price of such warrants at any given time. If such warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to certain warrants to purchase shares of our common stock that were issued in a private placement at the time of FACT’s IPO and warrants issued to certain selling securityholders in connection with conversion of working capital loans, it is possible that we may not receive cash upon their exercise, since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of paying cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including 12.00% Notes due 2029 and the 7.00% Convertible Senior Notes due 2029 (the 7.00% Notes due 2029 and with the 12.00% Notes due 2029, collectively, the “Convertible Senior Notes”), depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. Additionally, as a result of the delayed filing of our Annual Report on Form 10-K for the year ended December 29, 2024 and, subsequently, our Quarterly Report on Form 10-Q for the quarter ended September 28, 2025, we incurred additional interest under the Convertible Senior Notes. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Convertible Senior Notes.

The conversion features of the Convertible Senior Notes may adversely affect our financial condition and operating results.

The holders of Convertible Senior Notes will be entitled to convert their notes at and during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), at maturity, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

Certain provisions in the indentures or other agreements governing the Convertible Senior Notes may delay or prevent an otherwise a beneficial takeover attempt of us.

Certain provisions in the indentures or other agreements governing the Convertible Senior Notes may make it more difficult or expensive for a third party to acquire us. For example, the indentures and other agreements governing the Convertible Senior Notes will require us to repurchase the Convertible Senior Notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the Convertible Senior Notes and/or increase the conversion rate, which could make it costlier for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

Conversion of the Convertible Senior Notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the Convertible Senior Notes may dilute the ownership interests of our stockholders. Upon conversion of the Convertible Senior Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Senior Notes may encourage short selling by market participants because the conversion of the Convertible Senior Notes could be used to satisfy short positions, or anticipated conversion of the Convertible Senior Notes into shares of our common stock could depress the price of our common stock.

The accounting method for the Convertible Senior Notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the Convertible Senior Notes on our balance sheet, accruing interest expense for the Convertible Senior Notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In August 2020, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update (“ASU”) 2020-06 (“ASU 2020-06”), which simplified certain of the accounting standards that apply to convertible notes. ASU 2020-06 eliminated the cash conversion and beneficial conversion feature modes used to separately account for embedded conversion features as a component of equity. Instead, an entity would account for convertible debt or convertible preferred stock securities as a single unit of account, unless the conversion feature requires bifurcation and recognition as derivatives. Additionally, the guidance requires entities to use the “if-converted” method for all convertible instruments in the diluted earnings per share calculation and to include the effect of potential share settlement for instruments that may be settled in cash or shares. ASU 2020-06 became effective for us beginning on January 1, 2022.

In addition, we expect that the shares of common stock underlying the Convertible Senior Notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the Convertible Senior Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share to the extent we are profitable in the future, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the Convertible Senior Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the Convertible Senior Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders or holders of affiliate notes convert their notes or affiliate notes, respectively, following the satisfaction of those conditions and could materially reduce our reported working capital.

Future sales (including potential sales of securities to White Lion pursuant to the White Lion Purchase Agreement), or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the us to sell equity securities in the future at a time and at a price that it deems appropriate. In the future, we may issue our securities to raise capital or in connection with investments or acquisitions. The amount of shares of common stock issued or issuable upon exercise or conversion of securities issued in connection with a capital raise or an investment or acquisition could constitute a material portion of the then-outstanding shares of our common stock. Any issuance of additional securities in connection with capital raising activities, investments or acquisitions may result in additional dilution to our stockholders.

The WHITE LION TRANSACTION

On July 16, 2024, we entered into the original White Lion Purchase Agreement with White Lion, which we and White Lion amended on July 24, 2024, August 14, 2024, and January 11, 2026. We also entered into the RRA with White Lion on July 16, 2024. Pursuant to the White Lion Purchase Agreement, as amended, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $55.0 million in aggregate gross purchase price of newly issued shares of our common stock, subject to certain limitations and conditions set forth in the White Lion Purchase Agreement. Subject to the satisfaction of certain customary conditions, the Company’s right to sell shares to White Lion commenced on the date of the execution of White Lion Purchase Agreement and extends until the earlier of (i) White Lion having purchased shares of common stock equal to $55.0 million and (ii) December 31, 2027.

During the White Lion Commitment Period, subject to the terms and conditions of the White Lion Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares of its common stock. The Company may deliver a Fixed Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company can require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) $150,000 or (ii) 100% of Average Daily Trading Volume (as such term is defined in the White Lion Purchase Agreement). The Company may also deliver a Rapid Purchase Notice (as such term is defined in the White Lion Purchase Agreement), where the Company may require White Lion to purchase up to a number of shares of common stock equal to the lesser of (i) 100% of the Average Daily Trading Volume and (ii) $2,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately prior to the receipt of the notice. White Lion may waive such limits under any notice at its discretion and purchase additional shares.

The price to be paid by White Lion for any shares that the Company requires White Lion to purchase will depend on the type of purchase notice that the Company delivers. For shares being issued pursuant to Fixed Purchase Notice, the purchase price per share will be equal to 90% of the lowest VWAP (as defined in the White Lion Purchase Agreement) of the common stock that occurs during the five consecutive business days prior to the purchase notice. For shares being issued pursuant to a Rapid Purchase Notice, the purchase price per share will be equal to the average of the three lowest traded prices on the date that the notice is delivered.

Further, pursuant to Amendment No. 2, the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice (as defined in the White Lion Purchase Agreement). If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one business day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of our common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Pursuant to Amendment No. 3, we have the option to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the White Lion Purchase Agreement, enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

No purchase notice shall result in White Lion beneficially owning (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) more than 9.99% of the number of shares of the common stock outstanding immediately prior to the issuance of shares of common stock issuable pursuant to a purchase notice.

The Company may deliver purchase notices under the White Lion Purchase Agreement, subject to market conditions, and in light of our capital needs, from time to time and under the limitations contained in the White Lion Purchase Agreement. Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes, as further summarized in “Use of Proceeds”.

The Company and White Lion will have the right to terminate the White Lion Purchase Agreement in the event of a material breach by the other party and notice being sent by the non-breaching party to the breaching party. The White Lion Purchase Agreement also automatically terminates upon the earlier of (i) the end of the White Lion Commitment Period, (ii) the date that the Company commences a voluntary bankruptcy proceeding, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors, and (iii) immediately upon the delisting of the common stock from The Nasdaq Global Market.

Concurrently with the White Lion Purchase Agreement, the Company entered into the RRA with White Lion. The Purchase Agreement and the RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Company issued 1.0 million and 2.9 million shares of the Company’s common stock under the White Lion Purchase Agreement for proceeds of $1.7 million and $6.7 million in the thirty-nine week period ended September 28, 2025 and fiscal year ended December 29, 2024, respectively. As of January 12, 2026, the Company has issued a total of 6,928,837 shares of common stock under the White Lion Purchase Agreement.

Market and Industry Data

Information contained in this prospectus concerning the market and the industries in which SunPower competes, including its market position, general expectations of market opportunities and market size, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by SunPower based on such sources. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which SunPower operates and SunPower management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market position, general expectations of market opportunity and market size data included in this prospectus are reliable, we have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Use of Proceeds

All of the shares of common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any of the proceeds from the resale of the shares of common stock by the Selling Securityholder. However, we may receive up to an additional $48,521,163 in gross proceeds under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) from sales of common stock that we may elect to make to the Selling Securityholder pursuant to the White Lion Purchase Agreement, if any, from time to time in our sole discretion, during the White Lion Commitment Period.

The proceeds from the Selling Securityholder that we receive under the White Lion Purchase Agreement, if any, are currently expected to be used for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our common stock under the White Lion Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds from the sales of shares of common stock, if any to White Lion under the White Lion Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

All of the shares of common stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account.

Determination of Offering Price

We cannot currently determine the price or prices at which shares of common stock may be sold by the Selling Securityholder under this prospectus.

Market Information for Securities and Dividend Policy

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “SPWR” and “SPWRW,” respectively. Our common stock and public warrants were previously listed on Nasdaq under the symbols “CSLR” and “CSLRW”, respectively. Prior to the consummation of the Business Combination, our common stock and our Public Warrants were listed on the NYSE under the symbols “FACT” and “FACT WS,” respectively. On January 12, 2026, there were 343 holders of record of the common stock and 195 holders of record of our Warrants. We currently do not intend to list the Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the SunPower Board may deem relevant.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

SunPower Inc. (“SunPower” or the “Company”) is the rebranded name of Complete Solaria, Inc. Complete Solaria, Inc. was formed in November 2022 through the merger of Complete Solar and The Solaria Corporation. Founded in 2010, Complete Solar created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to our sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We fulfill our customer contracts by using in-house installation experts and by engaging with local construction specialists. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to our builder partners. We manage and coordinate this process through our proprietary software system.

As further discussed below and in the accompanying unaudited condensed consolidated financial statements (Note 15 - Segment Information), we have three reportable segments: Residential Solar Installation, New Homes Business and Sunder Energy (“Sunder”).

There is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to our ability to continue as a going concern.

Growth strategy and outlook

Our growth strategy contains the following elements:

●

Increase revenue by expanding installation capacity and developing new geographic markets - We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders in addition to our in-house installation experts, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the U.S. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

●	Increase revenue and margin by engaging national-scale sales partners - We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

●	Increase revenue and margin by executing on 200,000-unit battery storage opportunity - We have an opportunity to increase our revenue and margin in the battery space through our partnership with Enphase. By providing homeowners with an option to include battery storage as part of their solar system install, we believe there will be a greater need for battery storage as the demand and costs of energy will increase.

Mergers

We entered into an Amended and Restated Business Combination Agreement with FACT, First Merger Sub, Second Merger Sub, and Solaria on October 3, 2022. The Merger was consummated on July 18, 2023. Upon the terms and subject to the conditions of the Merger, (i) First Merger Sub merged with and into SunPower with SunPower surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, SunPower merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “The SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

The Mergers between SunPower and FACT have been accounted for as a reverse recapitalization. Under this method of accounting, FACT was treated as the acquired company for financial statement reporting purposes. This determination was primarily based on the Company having a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers have been treated as the equivalent of a capital transaction in which SunPower is issuing stock for the net assets of FACT. The net assets of FACT have been stated at historical cost, with no goodwill or other intangible assets recorded.

Disposal transaction

In October 2023, we completed the divestiture of our solar panel business to Maxeon (“Divestiture”), pursuant to the terms of a disposal agreement (“Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire from the Company certain assets and employees, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. We determined that the criteria were met for discontinued operations classification as the divestiture represented a strategic shift in our business. In connection with the Divestiture, we recognized a loss from discontinued operations of $2.0 million and $173.4 million in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. We also sold all the Maxeon shares in the year ended December 31, 2023, and recorded a $4.2 million loss on the sale of these shares in our consolidated statements of operations and comprehensive loss.

Following is a discussion of our historical results of operations, which excludes product revenues and metrics related to the disposal, as all results of operations associated with the solar panel business have been presented as discontinued operations, unless otherwise noted.

SunPower acquisition transaction

On August 5, 2024, we entered into an asset purchase agreement among us and SunPower Corporation and SunPower Corporation’s direct and indirect subsidiaries (“SunPower Debtors”) which provided for the purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (the “Acquired SunPower Assets”). The sale by the SunPower Debtors was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. We completed the acquisition (“SunPower Acquisition”) of the Acquired SunPower Assets (“SunPower Businesses”) effective September 30, 2024.

We financed the SunPower Acquisition by issuing 7.0% senior unsecured convertible notes (“7.0% Senior Notes”) in September 2024, which are due in 2029. The 7.0% Senior Notes mature on July 1, 2029 and are convertible into shares of our common stock at the option of the holder at a conversion rate of $2.14 per share. The 7.0% Senior Notes will become immediately due and payable at the option of the holder in the event of default and upon a qualifying change of control event.

Sunder Energy acquisition transaction

On September 21, 2025, we entered into an agreement to acquire Sunder Energy (“Sunder”) and completed the acquisition effective September 24, 2025 (“Sunder Acquisition”). The acquisition was completed through the acquisition of all of the Membership Interests of Sunder for aggregate consideration of $57.8 million consisting of cash, a note issued to the seller, 3,333,334 shares of our common stock issued as of the acquisition date plus an additional 3,333,333 shares to be issued on each of the 12-month and 18-month anniversaries of the closing of the acquisition. The shares of our common stock were valued at $17.1 million at the date of acquisition. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations. The financial results of Sunder have been included in our unaudited condensed consolidated financial statements since the date of acquisition.

We financed the Sunder Acquisition through the issuance of a $20.0 million note (“Seller Note”) with an interest rate of 7.0% and due the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default and the issuance of $22.0 million of 7.0% senior unsecured convertible notes due July 1, 2029.

Ambia Energy acquisition transaction

On November 21, 2025, we entered into an agreement to acquire Ambia Energy, LLC (“Ambia”) and completed the acquisition on November 21, 2025 (the “Ambia Acquisition”). The Ambia Acquisition was completed through the acquisition of all of the membership interests of Ambia for aggregate consideration of 10,243,924 shares of our common stock issued as of the acquisition date plus our agreement to issue an additional $9.375 million of shares of our common stock on the six-month anniversary of the Ambia Acquisition closing and an additional $9.375 million of shares of our common stock on the 12-month anniversary of the Ambia Acquisition closing (such shares, the “Ambia Post-Closing Consideration Shares”). The issuance of the Ambia Post-Closing Consideration Shares is subject to approval by our stockholders following the Ambia Acquisition closing in accordance with the rules and regulations of the Nasdaq Stock Market (including Nasdaq Listing Rule 5635(a)). The actual number of Ambia Post-Closing Consideration Shares issuable on the six- and 12-month anniversaries of the Ambia Acquisition closing will be determined based on the 20-day trailing volume-weighted average price of our common stock after market close on the business day immediate prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of the Ambia Post-Closing Consideration Shares issuable will not be more than $2.8102 per share or less than $1.4988 per share. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations.

Key financial definitions/components of results of operations

Revenues

Revenue is recognized for Residential Solar Installation and New Homes Business when a customer obtains control of promised products and services and we have satisfied our performance obligations which is the date by which substantially all of our design and installation is complete for a fully functioning solar power system to interconnect to the local power grid.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. We account for these services as inputs to a combined output, resulting in a single service-based performance obligation.

The amount of revenue recognized reflects the consideration which we expect to be entitled to receive in exchange for the products and services. To achieve this core principle, we apply the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, we satisfy a performance obligation.

Residential Solar Installation revenues

Our Residential Solar Installation segment sells products through a network of installing and non-installing dealers and resellers, as well as our internal sales team. Our contracts with customers include three primary contract types:

●	Cash agreements - We contract directly with homeowners who purchase the solar energy system and related services from us. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Financing partner agreements - In our financing partner agreements, we contract directly with homeowners for the purchase of the solar energy system and related services. We refer the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. We receive consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Power purchase agreements and lease agreements - We contract directly with a leasing partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement (or lease), which is signed with our leasing partner. We consider the leasing partner to be our customer, as we do not contract directly with the homeowner and the leasing partner takes ownership of the system upon the completion of installation. We receive consideration from the leasing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

New Homes Business revenues

Our New Homes Business segment sells through a network of home builders as well as our internal sales team. Our contracts with customers include two primary contract types:

●	Cash agreements - We contract directly with homebuilders who purchase the solar energy system from us and are the customers in the transaction. Our customers are invoiced upon the completion of installation.

●	Lease agreements - Prior to the SunPower Debtor’s declaration of bankruptcy, certain homeowners had intended to lease a system from SunPower Debtors, but were unable to consummate the transaction (as a result of SunPower Debtor’s declaration of bankruptcy). The in-process system inventory (installed on recently constructed homes) was acquired by us in connection with the SunPower Acquisition. We contracted directly with a leasing partner to facilitate the leasing of the system to the impacted homeowners. We consider the leasing partner to be our customer. Under the terms of our arrangement with the leasing partner, control is not transferred to the customer until the completed system is accepted by the customer. We receive consideration from the leasing partner following the acceptance of the system.

Our performance obligation for both reportable segments is to design and install a fully functioning solar energy system. For all contract types (with the exception of New Homes Business Lease agreements), we recognize revenue over time. Our over-time revenue recognition begins when the solar power system is fully installed (as it is at this point that control of the asset begins to be transferred to the customer and the customer retains the significant risks and rewards of ownership of the solar power system). We recognize revenue using the input method based on direct costs to install the system and defer the costs of installation until such time that control of the asset transfers to the customer (installation). For New Homes Business Lease agreements, we consider the performance obligation to be satisfied at a point in time upon acceptance of the system by the customer.

Revenue is generally recognized at the transaction price contained within the agreement, net of costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. Our arrangements may contain clauses that can either increase or decrease the transaction price. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probably that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

We record deferred revenue for amounts invoiced that are received in advance of the provisioning of services. In certain contracts with customers, we arrange for a third-party financing partner to provide financing to the customer. We collect upfront from the financing partner and the customer will provide installment payments to the financing partner. We record revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which we consider to be a customer incentive. None of our contracts contain a significant financing component.

Sunder

We earn revenue from contracts sold to customers for solar installations performed by third-party installation companies. We recognize revenue at a point in time when Permission to Operate (“PTO”) is complete. We act as an agent in these arrangements and record revenue on a net basis. We do not have significant financing components in our contracts. We do not provide warranty services and do not record a warranty reserve.

Costs to obtain and fulfill contracts

Our costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales commission and cost of revenue, respectively. In addition, incentives we provide to our customers, such as discounts and rebates, are recorded net to the revenue we have recognized on the solar power system.

Cost of revenues

Cost of revenues is comprised primarily of cost of material, internal labor costs, third-party subcontractors, design services, engineering personnel and employee-related expenses associated with permitting services, associated warranty costs, freight and delivery costs, depreciation, and amortization of internally developed software. Cost of revenues from these services is recognized when we transfer control of the product to the customer, which is generally upon installation.

Operating expenses

Sales commissions

Sales commissions are direct and incremental costs of obtaining customer contracts. These costs are paid to internal sales teams and third-party vendors who source residential customer contracts for the sale of solar energy systems.

Sales and marketing

Sales and marketing expenses primarily consist of personnel related costs, including salaries and employee benefits, stock-based compensation, and other promotional and advertising expenses. We expense certain sales and marketing, including promotional expenses, as incurred.

General and administrative

General and administrative expenses consist primarily of personnel and related expenses for employees, in our finance, research, engineering, and administrative teams including salaries, bonuses, payroll taxes, and stock-based compensation. It also consists of legal, consulting, and professional fees, rent expenses pertaining to our offices, business insurance costs and other costs.

Interest expense

Interest expense primarily relates to interest expense on the issuance of debt and convertible notes and the amortization of debt issuance costs.

Other expense, net

Other expense, net consists of changes in the fair value of our derivative liabilities in connection with our convertible notes and changes in the fair value of common stock warrant liabilities, forward purchase agreements, and SAFE Agreements.

Income tax expense

Income tax expense primarily consists of income taxes in certain jurisdictions in which we conduct business.

Supply chain constraints and risk

The global supply chain and our industry have experienced significant disruptions in recent periods. We have seen supply chain challenges and logistics constraints increase, including shortages of panels, inverters, batteries and associated component parts for inverters and solar energy systems available for purchase, which materially impacted our results of operations. These shortages and delays can be attributed in part to the broader macroeconomic conditions and have been exacerbated by the conflicts in Ukraine and Israel. If any of our suppliers of solar modules experienced disruptions in the supply of the modules’ component parts, for example semiconductor solar wafers or inverters, this may decrease production capabilities and restrict our inventory and sales. In addition, we have experienced and are experiencing varying levels of volatility in costs of equipment and labor resulting in part from disruptions caused by general global economic conditions. While inflationary pressures have resulted in higher costs of products, in part due to an increase in the cost of the materials and wage rates, these additional costs have been offset by the related rise in electricity rates.

We cannot predict the full effects the supply chain constraints will have on our business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. Given the dynamic nature of these circumstances on our ongoing business, results of operations and overall financial performance, the full impact of macroeconomic factors, including the conflicts in Ukraine and Israel, cannot be reasonably estimated at this time. In the event we are unable to mitigate the impact of delays or price volatility in solar energy systems, raw materials, and freight, it could materially adversely affect our business, prospects, financial condition and results of operations.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period-to-period. Actual results could differ significantly from our estimates. Our future financial statements will be affected to the extent that our actual results materially differ from these estimates. For further information on all of our significant accounting policies, see Note 2 – Summary of Significant Accounting Policies, to our consolidated financial statements included elsewhere herein. We believe that policies associated with our revenue recognition and business combination have the greatest impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

We believe that policies associated with our revenue recognition and business combination have the greatest impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

Revenue is recognized for Residential Solar Installation and New Home Business when a customer obtains control of promised products and services and we have satisfied our performance obligations which is the date by which substantially all of our design and installation is complete for a fully functioning solar power system to interconnect to the local power grid.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. We account for these services as inputs to a combined output, resulting in a single service-based performance obligation.

The amount of revenue recognized reflects the consideration which we expect to be entitled to receive in exchange for the products and services. To achieve this core principle, we apply the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, we satisfy a performance obligation.

Residential Solar Installation Revenues

Our Residential Solar Installation segment sells products through a network of installing and non-installing dealers and resellers, as well as our internal sales team. Our contracts with customers include three primary contract types:

●	Cash agreements – We contract directly with homeowners who purchase the solar energy system and related services from us. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Financing partner agreements – In our financing partner agreements, we contract directly with homeowners for the purchase of the solar energy system and related services. We refer the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. We receive consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Power purchase agreements and lease agreements – We contract directly with a leasing partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement (or lease), which is signed with our leasing partner. We consider the leasing partner to be our customer, as we do not contract directly with the homeowner and the leasing partner takes ownership of the system upon the completion of installation. We receive consideration from the leasing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

New Home Business Revenues

Our New Homes Business sells through a network of home builders as well as our internal sales team. Our contracts with customers include two primary contract types:

●	Cash agreements – We contract directly with homebuilders who purchase the solar energy system from us and are the customers in the transaction. Our customers are invoiced upon the completion of installation.

●	Lease agreements – Prior to the SunPower Corporation’s declaration of bankruptcy, certain homeowners had intended to lease a system from the SunPower Corporation, but were unable to consummate the transaction (as a result of SunPower’s declaration of bankruptcy). The in-process system inventory (installed on recently constructed homes) was acquired by us in connection with the SunPower Acquisition. We contracted directly with a leasing partner to facilitate the leasing of the system to the impacted homeowners. We consider the leasing partner to be our customer. Under the terms of our arrangement with the leasing partner, control is not transferred to the customer until the completed system is accepted by the customer. We receive consideration from the leasing partner following the acceptance of the system.

Our performance obligation for both reportable segments is to design and install a fully functioning solar energy system. For all contract types (with the exception of New Homes Business Lease agreements), we recognize revenue over time. Our over-time revenue recognition begins when the solar power system is fully installed (as it is at this point that control of the asset begins to be transferred to the customer and the customer retains the significant risks and rewards of ownership of the solar power system). We recognize revenue using the input method based on direct costs to install the system and defer the costs of installation until such time that control of the asset transfers to the customer (installation). For New Homes Business Lease agreements, we consider the performance obligation to be satisfied at a point in time upon acceptance of the system by the customer.

Revenue is generally recognized at the transaction price contained within the agreement, net of costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. Our arrangements may contain clauses that can either increase or decrease the transaction price. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probably that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

We record deferred revenue for amounts invoiced that are received in advance of the provisioning of services. In certain contracts with customers, we arrange for a third-party financing partner to provide financing to the customer. We collect upfront from the financing partner and the customer will provide installment payments to the financing partner. We record revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which we consider to be a customer incentive. None of our contracts contain a significant financing component.

Costs to obtain and fulfill contracts

Our costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales commission and cost of revenue, respectively. In addition, incentives we provide to our customers, such as discounts and rebates, are recorded net to the revenue we have recognized on the solar power system.

Accounting for Business Combinations

We record all acquired assets and liabilities, including goodwill, and other identifiable intangible assets at fair value. The initial recording of goodwill, other identifiable intangible assets, requires certain estimates and assumptions concerning the determination of the fair values and useful lives. The judgments made in the context of the purchase price allocation can materially affect our future results of operations. Accordingly, for significant acquisitions, we obtain assistance from third-party valuation specialists. The valuations calculated from estimates are based on information available at the acquisition date. Goodwill is not amortized but is subject to annual tests for impairment or more frequent tests if events or circumstances indicate it may be impaired. Other intangible assets are amortized over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to SunPower is described in Note 2 – Summary of Significant Accounting Policies, in the accompanying notes to the consolidated financial statements.

Results of operations

We have derived the following data from the accompanying unaudited condensed consolidated financial statements. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and related notes. The results of historical periods are not necessarily indicative of the results of operations for any future period.

Thirteen-weeks ended September 28, 2025 compared to the thirteen weeks ended September 29, 2024

The following table sets forth our unaudited statements of operations from continuing operations for the thirteen weeks ended September 28, 2025, and the thirteen weeks ended September 29, 2024.

	Thirteen Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024	$ Change	% Change
Revenues	$70,005	$5,536	$64,469	1,165%
Cost of revenues	37,965	8,693	29,272	337%
Gross (loss) profit	32,040	(3,157)	35,197	*
Gross margin %	46%	(57)%
Operating expenses:
Sales commissions	7,534	7,270	264	4%
Sales and marketing	6,467	1,093	5,374	492%
General and administrative	21,483	18,450	3,033	16%
Total operating expenses	35,484	26,813	8,671	32%
Loss from continuing operations	(3,444)	(29,970)	26,526	(89)%
Interest expense(1)	(8,104)	(2,338)	(5,766)	247%
Interest income	-	86	(86)	(100)%
Other expense, net(2)	(4,256)	(65,684)	61,428	(94)%
Gain on extinguishment of debt	-	19,948	(19,948)	(100)%
Loss from continuing operations before taxes	(15,804)	(77,958)	62,154	(80)%
Income tax benefit (provision)	-	-	-	-%
Net loss from continuing operations	$(15,804)	$(77,958)	$62,154	(80)%

*	Percentage change is not meaningful.

(1)	Includes interest expense and amortization of debt issuance costs to related party of $1.8 million and $1.5 million in the thirteen-weeks ended September 28, 2025 and September 29, 2024, respectively.

(2)

Includes loss of $3.0 million on issuance of derivative liability with a related party in the thirteen week period ended September 29, 2024. Includes expense of $0.3 million and $22.8 million due to the change in the fair value of derivative liabilities with related parties in the thirteen weeks ended September 28, 2025 and September 29, 2024, respectively. Refer to Note 9 - Borrowings and Derivative Liabilities for details.

Other expense, net includes related party transactions of $2.8 million of income due to the change in the fair value of a forward purchase agreement, and $0.9 million of expense related to the change in fair value of a SAFE Agreement in the thirteen week period ended September 29, 2024.

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Thirteen Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$38,579	$5,536	$33,043	597%
New Homes Business	27,116	-	27,116	*
Sunder	4,310	-	4,310	*
Total revenues	$70,005	$5,536	$64,469	1,165%

*	Percentage change is not meaningful.

The revenue increase is primarily attributed to the SunPower Acquisition in the fourth quarter of fiscal 2024. As a result, installations increased compared to the same period in the prior year by approximately 1,290 and 757 for Residential Solar Installation and New Homes Business reportable segments, respectively.

Cost of revenues and gross margins

	Thirteen Weeks Ended
	September 28,	September 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$20,984	$8,693	$12,291	141%
New Homes Business	13,329	-	13,329	*
Sunder	3,652	-	3,652	*
Total cost of revenues	$37,965	$8,693	$29,272	337%
Gross margin	46%	(57)%

*	Percentage change is not meaningful.

Cost of revenues increased attributed to the SunPower Acquisition as installations increased the over the same period in the prior year period by approximately 1,290 and 757 for Residential Solar Installation and New Homes Business reportable segments, respectively.

Sales commissions

	Thirteen Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$7,479	$7,270	$209	3%
New Homes Business	55	-	55	*
Sunder	-	-	-	*
Total sales commissions	$7,534	$7,270	$264	4%

*	Percentage change is not meaningful.

Sales commissions for the Residential Solar Installation and New Homes Business reportable segments increased due to the increase in revenue arising from the SunPower Acquisition in the fourth quarter of fiscal 2024.

Sales and marketing

	Thirteen Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$4,781	$1,093	$3,688	337%
New Homes Business	1,686	-	1,686	*
Sunder	-	-	-	*
Total sales and marketing	$6,467	$1,093	$5,374	492%

*	Percentage change is not meaningful.

Sales and marketing expenses in the Residential Solar Installation reportable segment increased due to the SunPower Acquisition in the fourth quarter of fiscal 2024.

General and administrative

	Thirteen Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$12,240	$18,450	$(6,210)	(34)%
New Homes Business	9,243	-	9,243	*
Sunder	-	-	-	*
Total general and administrative	$21,483	$18,450	$3,033	16%

*	Percentage change is not meaningful.

General and administrative expenses for the Residential Solar Installation and New Homes Business reportable segments increased due to the SunPower Acquisition in the fourth quarter of fiscal 2024.

Interest expense

Interest expense inclusive of amortization of debt issuance costs was $8.1 million in the thirteen-weeks ended September 28, 2025. Interest expense and amortization of debt issuance costs primarily consisted of $2.5 million attributable to the 12% Notes, $5.2 million attributable to the 7% Notes, and the remainder attributable to interest expense on our other obligations

Interest expense was $2.3 million in the thirteen weeks ended September 29, 2024, and consisted of $1.3 million of interest expense relating to our 12% Notes and $0.5 million relating to the 7% Notes.

Other expense, net

Other expense, net for the thirteen weeks ended September 28, 2025, was $4.3 million. The main drivers consist of $2.0 million expense due to the remeasurement of the fair value of derivative liabilities associated with our 12% and 7% senior unsecured convertible notes and $2.4 million expense associated with the change in the fair value of our forward purchase agreements.

Other expense, net in the thirteen-weeks ended September 29, 2024 was expense of $65.7 million and was comprised of $62.6 million related to the recognition of a derivative liability and subsequent change in fair value, $6.0 million of expense arising from changes in the fair value of warrants issued for our common stock, $3.8 million of other financing costs, $0.9 million expense arising from the change in the fair value of a SAFE Agreement and $0.1 million of other expenses, partially offset by $7.7 million of income related to changes in the fair value of our forward purchase agreements.

Net loss from continuing operations

As a result of the factors discussed above, our net loss from continuing operations for the thirteen-weeks ended September 28, 2025 was $15.8 million, a $62.2 million decrease in our net loss as compared to a net loss from continuing operations of $78.0 million for the thirteen weeks ended September 29, 2024.

Thirty-nine weeks ended September 28, 2025 compared to the thirty-nine weeks ended September 29, 2024

The following table sets forth our unaudited statements of operations from continuing operations for the thirty-nine weeks ended September 28, 2025, and the thirty-nine weeks ended September 29, 2024.

	Thirty-Nine Weeks Ended
(in thousands)	September 28, 2025	September 29, 2024	$ Change	% Change
Revenues	$220,269	$20,068	$200,201	998%
Cost of revenues	126,970	21,834	105,136	482%
Gross profit (loss)	93,299	(1,766)	95,065	*
Gross margin %	42%	(9)%
Operating expenses:
Sales commissions	24,273	11,691	12,582	108%
Sales and marketing	21,764	3,762	18,002	479%
General and administrative	52,382	29,789	22,593	76%
Total operating expenses	98,419	45,242	53,177	118%
Loss from continuing operations	(5,120)	(47,008)	(41,888)	(89)%
Interest expense(1)	(23,258)	(8,230)	(15,028)	183%
Interest income	3	102	(99)	(97)%
Other expense, net(2)	(1,724)	(66,234)	64,510	(97)%
Gain on extinguishment of debt	-	19,948	(19,948)	(100)%
Loss from continuing operations before income taxes	(30,099)	(101,422)	71,323	(70)%
Income tax provision	-	(11)	11	(100)%
Net loss from continuing operations	$(30,099)	$(101,433)	$71,334	(70)%

*	Percentage change is not meaningful.

(1)	Includes interest expense and amortization of debt issuance costs to related parties of $5.4 million and $5.6 million in the thirty-nine week periods ended September 28, 2025 and September 29, 2024, respectively.

(2)

Includes loss of $3.0 million on issuance of derivative liability with a related party in the thirty-nine week period ended September 29, 2024. Includes a gain of $1.8 million and a loss of $22.8 million due to the change in the fair value of derivative liabilities with related parties in the thirty-nine week periods ended September 28, 2025 and September 29, 2024, respectively. Refer to Note 9 - Borrowings and Derivative Liabilities for details.

Also includes $0.1 million of other income, net due to a change in the fair value of a forward purchase agreement with a related party in the thirty-nine week period ended September 28, 2025.

Other expense, net includes related party transactions of $1.0 million of income due to the change in the fair value of a forward purchase agreement, $1.3 million loss on the conversion of SAFE Agreements, $0.9 million of expense related to the change in fair value of a SAFE Agreement and a $2.9 million gain due to the change in the fair value of the Carlyle warrants in the thirty-nine week period ended September 29, 2024.

Revenues

We disaggregate our revenues based on the following types of services (in thousands):

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$114,097	$20,068	$94,029	469%
New Homes Business	101,862	-	101,862	*
Sunder	4,310	-	4,310	*
Total revenues	$220,269	$20,068	$200,201	998%

*	Percentage change is not meaningful.

The increase in revenues is primarily attributed to the SunPower Acquisition. As a result, installations increased compared to the same period in the prior year by 3,067 and 4,859 for Residential Solar Installation and New Homes Business reportable segments, respectively.

Cost of revenues and gross margins

	Thirty-Nine Weeks Ended
	September 28,	September 29,	$	%
	2025	2024	Change	Change
Residential Solar Installation	$67,388	$21,834	$45,554	209%
New Homes Business	55,930	-	55,930	*
Sunder	3,652	-	3,652	*
Total cost of revenues	$126,970	$21,834	$105,136	482%
Gross margin	42%	(9)%

*	Percentage change is not meaningful.

Cost of revenues increased primarily attributed to the SunPower Acquisition. As a result, installations increased compared to the same period in the prior year by approximately 3,067 and 4,859 for Residential Solar Installation and New Homes Business reportable segments, respectively.

Sales commissions

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$22,882	$11,691	$11,191	96%
New Homes Business	1,391	-	1,391	*
Sunder	-	-	-	*
Total sales commissions	$24,273	$11,691	$12,582	108%

*	Percentage change is not meaningful.

Sales commissions for the Residential Solar Installation and New Homes Business reportable segments increased due to the increase in revenue arising from the SunPower Acquisition in the fourth quarter of fiscal 2024.

Sales and marketing

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$19,591	$3,762	$15,829	421%
New Homes Business	2,173	-	2,173	*
Sunder	-	-	-	*
Total sales and marketing	$21,764	$3,762	$18,002	479%

*	Percentage change is not meaningful.

Sales and marketing expenses in the Residential Solar Installation reportable segment increased due to the SunPower Acquisition in the fourth quarter of fiscal 2024.

General and administrative

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	$ Change	% Change
Residential Solar Installation	$32,782	$29,789	$2,993	10%
New Homes Business	19,600	-	19,600	*
Sunder	-	-	-	*
Total general and administrative	$52,382	$29,789	$22,593	76%

*	Percentage change is not meaningful.

General and administrative expenses for the Residential Solar Installation and New Homes Business reportable segments increased due to the SunPower Acquisition in the fourth quarter of fiscal 2024.

Interest expense

Interest expense inclusive of amortization of debt issuance costs was $23.3 million in the thirty-nine weeks ended September 28, 2025. Interest expense and amortization of debt issuance costs primarily consisted of $7.2 million attributable to the 12% Notes and $15.3 million attributable to the 7% Notes, with the remainder attributable to interest expense on our other obligations.

Interest expense was $8.2 million in the thirty-nine weeks ended September 29, 2024, and consisted of $1.8 million of interest expense relating to our 12% Notes, $0.5 million relating to our 7% Notes, $3.9 million relating to our obligation to Carlyle, $1.0 million relating to our secured credit line, $0.7 million related to our 2018 Bridge Loan and $0.3 million attributable to the $5.0 million revolver balance.

Other expense, net

Other expense, net for the thirty-nine weeks ended September 28, 2025, was $1.7 million. The main drivers consisted of $3.1 million of expense associated with the change in the fair value of our public, private placement and working capital warrants which are accounted for as liabilities and $0.8 million arising from the change in the fair value of our forward purchase agreements. These expenses were partially offset by $1.6 of gains from changes in the fair value of derivative liabilities associated with our 12% and 7% senior unsecured convertible notes.

We had other expense, net of $66.2 million, in the thirty-nine weeks ended September 29, 2024, which was comprised of $62.6 million related to the recognition of a derivative liability and subsequent change in fair value, $3.8 million of other financing costs, $2.1 million of expense incurred on the conversion and changes in the fair value our SAFE Agreements, $2.1 million of expense arising from changes in the fair value of warrants issued for our common stock and $0.5 million of other expenses partially offset by income of $4.9 million related to changes in the fair value of our forward purchase agreements.

Net loss from continuing operations

As a result of the factors discussed above, our net loss from continuing operations for the thirty-nine weeks ended September 28, 2025 was $30.1 million, as compared to a net loss from continuing operations of $101.4 million in the thirty-nine week period ended September 29, 2024.

Fiscal year ended December 29, 2024 (“fiscal 2024”) compared to year ended December 31, 2023 (“fiscal 2023”)

In this section, we discuss the results of our operations for fiscal 2024 compared to fiscal 2023. We discuss our cash flows and current financial condition under “Liquidity and Capital Resources”.

The following table sets forth our statements of operations data for the fiscal years ended December 29, 2024 and December 31, 2023, respectively. We have derived this data from our consolidated financial statements included elsewhere in this prospectus. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for any future period. Within the tables presented, percentages are calculated based on the underlying whole-dollar amounts and, therefore, may not recalculate exactly from the rounded numbers used for disclosure purposes.

	Fiscal Year Ended
	December 29,	December 31,	$	%
(in thousands)	2024	2023	Change	Change
Revenues	$108,742	$87,616	$21,126	24%
Cost of revenues (1)	69,240	69,828	(588)	(1)
Gross profit	39,502	17,788	21,714	122
Gross margin %	36%	20%
Operating expenses:
Sales commissions	24,590	31,127	(6,537)	(21)
Sales and marketing (1)	6,827	6,920	(93)	(1)
General and administrative (1)	76,594	32,099	44,495	139
Total operating expenses	108,011	70,146	37,865	54
Loss from continuing operations	(68,509)	(52,358)	(16,151)	31
Interest expense (2)	(16,223)	(14,033)	(2,190)	16
Interest income	19	36	(17)	(47)
Other income (expense), net (3)	7,932	(29,862)	37,794	(127)
Gain on troubled debt restructuring (4)	22,337	-	22,337	*
Loss from continuing operations before taxes	(54,444)	(96,217)	41,773	(43)
Income tax benefit (provision)	-	20	(20)	(100)
Net loss from continuing operations	$(54,444)	$(96,197)	$41,753	(43)

(1)	Includes stock-based compensation expense. See table below.

(2)	Includes interest expense to related parties of $7.6 million and $0.4 million during the fiscal years ended December 29, 2024, and December 31, 2023, respectively.

(3)

Other income (expense), net, in the fiscal year ended December 29, 2024, includes the following related party transactions; (i) $0.7 million of expense in connection with the conversion of SAFE Agreements into shares of common stock and the change in the fair value of SAFE Agreements, (ii) $3.0 million of expense in connection with the loss on issuance of a derivative liability and $0.3 million of income due to the change in the value of derivative liabilities, and (iii) $0.1 million of income in connection with the change in the fair value of forward purchase agreements.

Other income (expense), net in the fiscal year ended December 31, 2023, includes the following related party transaction; $0.7 million of expense for bonus shares issued in connection with the Mergers; $0.4 million of forward purchase agreements entered into and $9.1 million of change in the fair value of the forward purchase agreements; and $30.7 million of expense for shares issued in connection with the forward purchase agreements

(4)	Gain includes $12.5 million with a related party in the fiscal year ended December 29, 2024.

*	Percentage change not meaningful.

Includes stock-based compensation expense as follows (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Cost of revenues	$157	$84
Sales and marketing	598	487
General and administrative	2,312	2,252
Total stock-based compensation expense	$3,067	$2,823

Revenues

We disaggregate our revenues based on the following operating segments (in thousands):

	Fiscal Year Ended
	December 29,	December 31,	$	%
	2024	2023	Change	Change
Residential Solar Installation	$67,460	$87,616	$(20,156)	(23)%
New Homes Business	41,282	-	41,282	100
Total revenue	$108,742	$87,616	$21,126	24

Total revenues increased by $21.1 million or 24%, during fiscal 2024 compared to fiscal 2023. This increase includes $84.6 million in revenue generated from the SunPower acquisition, partially offset by a decrease in legacy solar energy system installation of $61.0 million or 70% when compared to the previous year. The decrease in Residential Solar Installation during fiscal 2024 is primarily a result of decreased demand for solar energy systems due to the net energy metering program (“NEM 3.0”) that went live in California in April 2023, an overall softening in the industry due to reduced economic outlook in key markets, and rising interest rates.

The decrease in software enhanced services during fiscal 2024 was the result of a shift in focus towards solar energy installations.

Cost of Revenues

	Fiscal Year Ended
	December 29,	December 31,	$	%
	2024	2023	Change	Change
Residential Solar Installations	$45,266	$69,828	$(24,562)	(35)%
New Homes Business	23,974	-	23,974	100
Total cost of revenues	$69,240	$69,828	$(588)	(1)

Gross Margin
Total gross margin	36%	20%

Total costs of revenues decreased by $0.5 million, during fiscal 2024 compared to fiscal 2023. This decrease includes $49.0 million in cost of revenue generated from the SunPower acquisition partially offset by a $49.5 million or 1% decrease in costs attributable to decrease in legacy solar energy systems revenues

Gross Margin

Gross margin increased from 20% for the fiscal year ended December 31, 2023 to 36% for the fiscal year ended December 29, 2024. The increase in gross margin is primarily attributed to the SunPower acquisition. New Homes Business has a higher gross margin because the systems are integrated into new builds whereas solar system installations require retrofitting that may require additional labor and costly renovations for optimal roof orientation and proper installation.

Sales Commissions

	Fiscal Year Ended
	December 29,	December 31,	$	%
	2024	2023	Change	Change
Residential Solar Installations	$23,388	$31,127	$(7,739)	(25)%
New Homes Business	1,202	-	1,202	100
Sales Commission	$24,590	$31,127	$(6,537)	(21)

The decrease in Residential Solar Installations commissions during fiscal 2024 compared to fiscal 2023 is attributed to a decrease in sales in solar system installation revenue and overall decrease in customer acquisition costs.

Sales and Marketing

	Fiscal Year Ended
	December 29,	December 31,	$	%
	2024	2023	Change	Change
Residential Solar Installations	$6,827	$6,920	$(93)	(1)%
New Homes Business	-	-	-	-
Sales & Marketing	$6,827	$6,920	$(93)	(1)

Residential Solar Installation expense decreased in fiscal 2024 compared to fiscal 2023 due to the decrease in revenues and a reduction in incentives and rebates for the solar energy system installations.

General and Administrative

	Fiscal Year Ended
	December 29,	December 31,	$	%
	2024	2023	Change	Change
Residential Solar Installations	$73,362	$32,099	$41,263	129%
New Homes Business	3,232	-	3,232	100
Sales & Marketing	$76,594	$32,099	$44,495	139

The increase in general and administrative costs during fiscal 2024 compared to fiscal 2023 was primarily attributed to transformation costs as it relates to the SunPower acquisition. Increases in contractors, professional services such as legal, accounting and other outside services costs of $14.0 million related to the acquisition, payroll of $10.4 million, bad debt expense of $10.0 million, and overall one-time costs of $13.3 million of integrating the companies include consultants to identify areas of automation and operational synergies, software implementation, and data migration.

Interest Expense

Interest expense for the fiscal year ended December 29, 2024 increased $2.2 million or 16%, compared to the fiscal year ended December 31, 2023. The increase was primarily attributed to debt restructuring that was completed during the third quarter of fiscal 2024.

Other Income (Expense), Net

Other income (expense), net was $7.9 million for the fiscal year ended December 29, 2024. The expenses consisted primarily of and increased due to $34.0 million gain on remeasurement of derivative liability, and $6.5 million due to the change in fair value of warrant liability, warrants, forward purchase agreement liabilities and SAFE Agreement. The increase is offset by $24.7 million loss on issuance of a derivative liability, $1.3 million change in the fair value of FACT public, private placement and working capital warrants, $1.3 million loss on conversion of SAFE agreements to common stock with a related party and $3.8 million in other financing costs.

Other income (expense), net was $29.9 million for the fiscal year ended December 31, 2023. The expenses consisted primarily of $35.4 million in other expense related to the issuance of common stock in connection with the FPAs, the loss on extinguishment of debt in CS Solis, LLC (“CS Solis”) of $10.3 million, the loss on sale of Maxeon equity securities of $4.2 million, $3.9 million in other expense associated with the change in fair value of FPAs, $2.4 million for the issuance of bonus shares in connection with the Mergers, $3.0 million relating to expenses relating to disposed operations and other expenses of $0.4 million. These expenses were offset by $29.3 million related to the change in fair value of our warrant liabilities.

Net Loss from Continuing Operations

As a result of the factors discussed above, our net loss from continuing operations for the fiscal year ended December 29, 2024, was $54.4 million a decrease of $41.8 million, as compared to a net loss from continuing operations of $96.2 million for the fiscal year ended December 31, 2023.

Liquidity and capital resources

Overview

Since inception, we have incurred losses and negative cash flows from operations. We had a net loss from continuing operations of $30.1 million in the thirty-nine week period ended September 28, 2025. As of September 28, 2025, we had an accumulated deficit of $442.6 million, total debt, including derivative liabilities of $204.3 million, and cash and cash equivalents (excluding restricted cash) of $5.1 million which was held for working capital expenditures. We believe our operating losses and negative operating cash flows will continue into the foreseeable future.

Our material cash requirements include cash required to fund our operations, to meet our working capital requirements and to fund our capital expenditures.

We have financed our operations primarily through sales of equity securities, debt, issuance of convertible notes, cash generated from operations and the proceeds from the Mergers. As a result of not timely filing our Form 10-Q for the quarter ended September 28, 2025 and the Current Report on Form 8-K filing the financial statements required to be filed in connection with the Sunder Acquisition, we are not currently eligible to use a registration statement on Form S-3 that would allow us to continuously incorporate by reference our SEC reports into the registration statement, to use “shelf” registration statements to conduct offerings, or to use our at-the-market offering facility until approximately one year from the date we have regained and maintained status as a current filer. Our inability to use Form S-3 may significantly impair our ability to raise the necessary capital to fund our operations and execute our strategy. If we seek to access the capital markets through a registered offering during the period of time that we are unable to use Form S-3, we may be required to publicly disclose the proposed offering and the material terms thereof before the offering commences, we may experience delays in the offering process due to SEC review of a Form S-1 registration statement and we may incur increased offering and transaction costs and other considerations. If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq rules, or seek other sources of capital. The foregoing limitations on our financing approaches could prevent us from pursuing transactions or implementing business strategies that would be beneficial to our business.

Our cash equivalents are on deposit with major financial institutions. Our cash position raises substantial doubt regarding our ability to continue as a going concern for 12 months following the issuance of the unaudited condensed consolidated financial statements.

We will receive the proceeds from any cash exercise of warrants for shares of our common stock. The aggregate amount of proceeds could be up to $257.2 million if all the warrants are exercised for cash. However, to the extent the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of those warrants will decrease. The Private Warrants and Working Capital Warrants, as so identified in our unaudited condensed consolidated financial statements, may be exercised for cash or on a “cashless basis.” The Public Warrants and the Merger Warrants may only be exercised for cash provided there is an effective registration statement registering the shares of common stock issuable upon the exercise of such warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity. As of January 9, 2026, the closing price of our common stock was $1.63 per share. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive is dependent upon the market price of our common stock. If the market price for our common stock remains less than the exercise price, we believe warrant holders will be unlikely to exercise.

Debt financings

12.0% Unsecured Convertible Senior Notes

In July 2024, we issued $46.0 million of 12% Notes to various lenders in connection with the exchange agreement transactions summarized below. Of the 12% Notes, $18.0 million were issued in exchange for the cancellation of existing indebtedness, which amount included $10.0 million issued to CRSEF Solis Holdings, LLC and its affiliates (“Carlyle”), identified by us as a related party at the transaction date. During the thirteen week period ended June 29, 2025, Carlyle ceased to be a significant shareholder and therefore is no longer deemed a related party with the Company. The 12% Notes also include $18.0 million initially issued to a related party affiliated with the Company’s CEO, Rodgers Massey Revocable Living Trust (“Rodgers Revocable Trust”). The 12% Notes bear interest at 12.0% per annum and mature on July 1, 2029. The interest rate increases by 3% in the event of default. Interest is payable semiannually in arrears on January 1 and July 1. The 12% Notes are convertible into shares of our common stock at the option of the holder at a conversion rate initially equal to 595.2381 shares of common stock per $1,000 principal amount of the July notes. The 12% Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

On July 10, 2025, the Company issued a convertible promissory note (the “July 2025 Note”) to the Rodgers Revocable Trust in exchange for $5.0 million of proceeds received by the Company. The July 2025 Note bears the same features as the 12% Notes except for the conversion rate which is initially equal to 558.6592 shares of common stock per $1,000 principal amount due under the July 2025 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the July 2025 Note. The July 2025 Note matures on July 1, 2029.

On November 20, 2025, the Company issued a convertible promissory note (the “November 2025 Note”) to the Rodgers Massey Freedom and Free Markets Charitable Trust in exchange for $2.0 million of proceeds received by the Company. The November 2025 Note bears the same features as the 12% Notes except for the conversion rate which is initially equal to 626.9592 shares of common stock per $1,000 principal amount due under the November 2025 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the November 2025 Note. The November 2025 Note matures on July 1, 2029.

7.0%% Unsecured Convertible Senior Notes

In September 2024, we issued $66.8 million of the 7% Notes to various lenders, $8.0 million of which were issued to a related party. In December 2024, we issued additional 7% Notes for cash proceeds of $13.0 million, and we issued an additional $0.2 million of the 7% Notes in the thirteen week period ended March 30, 2025. On September 23, 2025, we issued $22.0 million aggregate principal amount of the 7% Notes for net proceeds to us of $19,800,000, which net proceeds were used to pay a portion of the purchase price for the Sunder Acquisition. The 7% Notes bear interest at 7.0% per annum and mature on July 1, 2029. Interest is payable semiannually in arrears on January 1 and July 1. The 7% Notes are initially convertible into 467.8363 shares of common stock per$1,000 principal amount of 7% Notes, subject to the adjustment provisions, including make-whole adjustment terms, included in the 7% Notes. The 7% Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

In September 2025, we issued an additional $22.0 million of the 7.0% Notes to various creditors for net proceeds of $19.6 million, which was used to fund our acquisition of Sunder.

Seller Note

In addition to the 7% Notes we issued to finance the acquisition of Sunder, we also issued a note to the seller of Sunder (“Seller Note”) on September 24, 2025. The Seller Note has an original principal amount of $20.0 million. The Seller Note bears interest at 7.0% per annum, compounded at the end of each calendar quarter. Interest is due and payable concurrent with the payment of the principal balance. The maturity date under the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) our failure to pay the Seller Note when due, (b) our voluntary or involuntary bankruptcy, (c) our liquidation or dissolution, (d) a change of control of the Company, (e) our material breach of the covenants applicable to us under the Seller Note, subject to applicable cure periods, and (f) if any of our representations or warranties made in the Seller Note were untrue in any material respect when made.

Loan with related party

We have a fixed principal balance of $1.5 million outstanding as of September 28, 2025, due to the Rodgers Revocable Trust, a related party.

Forward purchase agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Sandia Investment Management LP (“Sandia”) , and (iii) Polar Multi-Strategy Master Fund (“Polar”) (each individually, a “Seller”, and together, the “FPA Sellers”).

Pursuant to the terms of the FPAs, the FPA Sellers may purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share, (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Mergers as per the Amended and Restated Business Combination Agreement.

The key terms of the forward contracts are as follows:

●

The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●

The FPAs contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in SunPower Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP Price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

●	The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price.

We entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Mergers. Upon signing the FPAs, we incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Mergers in addition to the terms and conditions associated with the settlement of the FPAs.

On December 18, 2023, we and the FPA Sellers entered into separate amendments to the FPA (the “Amendments”). The Amendments lowered the reset floor price of each FPA from $5.00 to $3.00 and allow us to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPA; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7 and 8, 2024, respectively, we entered into and executed separate amendments to the FPAs (collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lowered the reset price of each FPA from $3.00 to $1.00 per share and amended the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share”. The Sandia Second Amendment is not effective until we execute similar amendments with both Polar and Meteora.

On June 14, 2024, we entered into and executed an amendment to the FPA with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment set the reset price of each FPA to $1.00 per share and amended the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.”

On July 17, 2024, we entered into an amendment to the FPA with Polar pursuant to which we and Polar agreed that Section 2 (Most Favored Nation) of the FPA is applicable to all 2,450,000 shares subject to the FPA.

On July 15, 2025, we and Meteora entered into an amendment to the FPA between Meteora and us, on July 16, 2025, we and Sandia entered into an amendment to the FPA between Sandia and us, and on August 1, 2025, we and Polar entered in an amendment to the FPA between Polar and us (collectively, the “July 2025 FPA Amendments”).

The July 2025 FPA Amendments extend the valuation date applicable to the Forward Purchase Agreements (the “Valuation Date”) to the earliest to occur of (a) July 17, 2026, (b) the date specified by Meteora or Sandia, as applicable, in a written notice to be delivered to the Company at their discretion and (c) 90 days after delivery by us of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement entered into on May 26, 2023, the applicable volume-weighted average price (“VWAP Price”) is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period.

The July 2025 FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected Settlement Amount (as defined in the July 2025 FPA Amendments) determined by the VWAP Price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the Settlement Amount Adjustment, then the Settlement Amount Adjustment shall be deemed to be zero, and that if the Settlement Amount Adjustment exceeds the Settlement Amount, then the Settlement Amount Adjustment shall be paid, at our option, in cash or shares of the our common stock.

The July 2025 FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the Settlement Amount Adjustment exceeds the Settlement Amount, we shall remit to the applicable seller the difference between (i) the Settlement Amount Adjustment and (ii) the Settlement Amount. The July 2025 FPA Amendments further provide that the Settlement Amount will be used solely as a calculation mechanism to determine any liability we may owe to the applicable seller via the Settlement Amount Adjustment, and notwithstanding anything to the contrary, the applicable seller shall not be required to remit the Settlement Amount to us or return any portion of the Prepayment Amount.

Simple agreement for future equity (“SAFE”) agreements

First SAFE

On January 31, 2024, we entered into a SAFE (“First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”) in connection with the Purchaser investing $1.5 million in the Company. The First SAFE is convertible into shares of our common stock, par value $0.0001 per share, upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we issue and sell common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which is equal to the lower of (i) (a) $53.54 million divided by (b) our capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of our common stock sold in an Equity Financing transaction. If we consummate a change of control prior to the termination of the First SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of our common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) our capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of our common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price of our common stock on January 31, 2024, multiplied by (ii) 80%.

On April 21, 2024, we entered into an amendment (“First SAFE Amendment”) that converted the First SAFE investment of $1.5 million into 4,166,667 shares of our common stock based on a conversion price of $0.36 per share, defined in the First SAFE Amendment as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, we recorded a debit to SAFE Agreement of $1.5 million, a credit to Additional paid-in-capital of $1.9 million and recognized expense of $0.4 million within Other expense, net in our results of operations for that period.

Second SAFE

On February 15, 2024, we entered into a second SAFE (the “Second SAFE”) with the Purchaser, in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE did not accrue interest. The Second SAFE was initially convertible into shares of our common stock upon the initial closing of an Equity Financing transaction at a per share conversion price which was equal to the lower of (i) the Second SAFE Price, and (ii) 80% of the price per share of our common stock sold in such Equity Financing. If we consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of our common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of our common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing per share price of our common stock on February 15, 2024, (ii) 80%.

On April 21, 2024, we entered into an amendment (“Second SAFE Amendment”) that converted the Second SAFE investment of $3.5 million into 9,722,222 shares of our common stock based on a conversion price of $0.36 per share, defined in the Second SAFE Amendment as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, we recorded a debit to SAFE Agreement of $3.5 million, a credit to Additional paid-in-capital of $4.4 million and recognized expense of $0.9 million within Other expense, net in our results of operations for that period.

Third SAFE

On May 13, 2024, we entered into a third SAFE (the “Third SAFE”) with the Purchaser, in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE is convertible into shares of our common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its common stock in an Equity Financing transaction, at a per share conversion price which is equal to 50% of the price per share of our common stock sold in such Equity Financing transaction. If we consummate a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1.0 million, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of our common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of our common stock on May 13, 2024, multiplied by (ii) 50%. Given that the SAFE could be settled in cash or a variable number of shares, we have accounted for the instrument as a liability at its fair value.

As September 28, 2025, we estimated the fair value of the Third SAFE at $0.5 million based upon the assumptions disclosed in Note 4 - Fair Value Measurements to our unaudited condensed consolidated financial statements.

Sunder Seller Note

On September 24, 2025, SunPower issued a promissory note in the principal amount of $20,000,000 (the “Seller Note”) to the selling equity holder in the Sunder Acquisition. The Seller Note bears interest at 7.0% per annum, compounded quarterly, and the maturity date under the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) the Company’s failure to pay the Seller Note when due, (b) the Company’s voluntary or involuntary bankruptcy, (c) the Company’s liquidation or dissolution, (d) a change of control of the Company, (e) the Company’s material breach of the covenants applicable to the Company under the Seller Note, subject to applicable cure periods, and (f) if any of the Company’s representations or warranties made in the Seller Note were untrue in any material respect when made. The Seller Note also provides that the Company will use its reasonable best efforts to solicit the consent and waiver from the requisite holders of the 7.00% Notes (as defined below) required to grant a security interest and lien in the Company’s assets to secure the Company’s obligations under the Seller Note. If such consent and waiver is obtained, the Company and the Member with negotiate, execute and deliver a separate security agreement with respect to such security interest and lien.

The White Lion Facility

On July 16, 2024, we entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended on July 24, 2024 (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility. Pursuant to the White Lion SPA, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to the caps and certain limitations and conditions set forth in the White Lion SPA, including terms that restrict the ability of the Company to issue shares of common stock to White Lion that would result in White Lion beneficially owning more than 9.99% of the Company’s outstanding common stock.

On August 14, 2024, the Company entered into Amendment No. 2 to the White Lion SPA (collectively with the White Lion SPA “White Lion Amended SPA”). The White Lion Amended SPA provides that the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice. If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one Business Day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of the Company’s common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Under the White Lion Amended SPA, the Company issued 1.0 million and 2.9 million shares of the Company’s common stock for proceeds of $1.7 million and $6.7 million in the thirty-nine week period ended September 28, 2025 and fiscal year ended December 29, 2024, respectively.

On January 11, 2026, the Company and White Lion entered into Amendment No. 3 (the “White Lion Third Amendment”) to the White Lion Amended SPA.

The White Lion Third Amendment extends the commitment period under the Purchase Agreement (the “Commitment Period”) to the earlier of December 31, 2027 and the date on which White Lion has purchased an aggregate number of shares of the Company’s common stock equal to the White Lion Commitment Amount (as defined below). Further, the Amendment, subject to stockholder approval, from $30,000,000 to up to $55,000,000, increases the commitment amount under the Purchase Agreement, and the Company may elect to sell up to a total of $55,000,000 of shares of its common stock (the “White Lion Commitment Amount”) to White Lion pursuant to the White Lion Amended SPA, from time to time in the Company’s sole discretion, during the Commitment Period. As a result of our total sales of common stock to White Lion as of January 12, 2026, we may receive up to an additional $48,521,163 in gross process under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) if our stockholders authorize the increase in the White Lion Commitment Amount to $55,000,000.

Lastly, the Amendment adds an option for the Company to submit three hour rapid purchase notices to White Lion that, if accepted by White Lion and otherwise delivered in accordance with the White Lion Amended SPA, would enable the Company to sell shares of its common stock to White Lion based on the lowest traded price of the Company’s common stock during the three-hour valuation period following White Lion’s written acceptance of a three hour purchase notice.

Cash flows for the thirty-nine weeks ended September 28, 2025 and September 29, 2024

The following table summarizes our cash flows from operating, investing, and financing activities for the thirty-nine week periods ended September 28, 2025 and September 29, 2024 (in thousands):

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29 2024
Net cash used in operating activities from continuing operations	$(13,406)	$(29,111)
Net cash used in investing activities from continuing operations	(20,689)	(1,044)
Net cash provided by financing activities from continuing operations	25,789	107,060
Net (decrease) increase in cash, cash equivalents and restricted cash	(8,306)	76,927

Cash flows from operating activities

Net cash used in operating activities from continuing operations of $13.4 million in the thirty-nine weeks ended September 28, 2025 was due to net loss from continuing operations of $30.1 million offset by $33.8 million of favorable noncash adjustments and $17.1 million of cash outflows from changes in operating assets and liabilities. Significant movement in non-cash adjustments consisted of favorable non-cash adjustments of $14.3 million of amortization of debt issuance costs, $8.2 million of stock-based compensation, $4.3 million of depreciation and amortization, $3.1 million for the change in the fair value of warrant liabilities, $4.2 million for the provision of credit losses, $0.8 million of non-cash lease expense and $0.8 million change in the fair value of forward purchase agreements, partially offset by $1.6 million net gain on the change in the fair value of derivative liabilities and $0.3 million of other items. Significant movement attributable to net cash outflows from changes in operating assets of $17.1 million consisted of a $32.7 million increase in accounts receivable, a $12.3 million increase in prepaid expenses and other current assets and noncurrent assets, a $6.4 million decrease in accrued expenses and other liabilities, a $10.6 million decrease in contract liabilities, and a $0.9 million decrease in operating lease obligations, partially offset by a $34.1 million decrease in inventories and a $11.7 million increase in accounts payable.

Net cash used in operating activities from continuing operations of $29.1 million for the thirty-nine weeks ended September 29, 2024 was primarily due to the net loss from continuing operations, net of tax of $101.4 million, partially offset by non-cash adjustments of $70.8 million and net cash inflows of $1.5 million from changes in our operating assets and liabilities. Non-cash adjustments in our operating results consisted of $62.6 million arising from the issuance and subsequent change in fair value of derivative liabilities in connection with our convertible notes issued and outstanding, $5.4 million of expense in connection with warrants issued for vendor services, $3.1 million of expense related to changes in provision for credit losses, $4.1 million of stock-based compensation expense, $3.7 million of loss on impairment of assets, $3.9 million of expense in accretion of interest attributable to the CS Solis debt, $3.8 million of other noncash financing costs, $1.9 million of non-cash interest expense, $1.3 million of loss arising from the conversion of two SAFE Agreements to shares of our common stock, $1.0 million of depreciation and amortization, $0.9 million of expense related to changes in the fair value of the SAFE Agreements, $2.1 million of loss from the changes in the fair value of our warrant liabilities, $1.4 million amortization of debt issuance costs, $0.5 million of lease expense and $0.1 million provision for excess and obsolete inventory. These adjustments were partially offset by a $19.9 million gain on extinguishment of debt, $4.9 million of income related to changes in fair value of our forward purchase agreements. The main drivers of net cash inflows derived from the changes in operating assets and liabilities were related to a decrease in accounts receivable, net of $14.7 million and a decrease in inventories of $2.4 million, partially offset by a decrease in accounts payable of $8.5 million, an increase in prepaid and other current assets of $3.2 million, a decrease in contract liabilities of $1.4 million, a decrease in accrued expenses and other liabilities of $1.6 million, and a decrease in operating lease liabilities of $0.9 million.

Cash flows from investing activities

Net cash used in investing activities from continuing operations of $20.7 million in the thirty-nine week period is attributable to the cash paid for the acquisition of Sunder. Net cash used of $1.0 million for the thirty-nine September 29, 2024 is attributable to additions to internal-use-software.

Cash flows from financing activities

Net cash provided by financing activities from continuing operations was $25.8 million for the thirty-nine weeks ended September 28, 2025 and consisted of $1.7 million in proceeds from the issuance of shares of our common stock, $5.0 million received from the Rodgers Revocable Trust, a related party in exchange for the July 2025 Note, $19.8 million received in exchange for 7% senior unsecured convertible notes, and $0.8 million in proceeds from the exercise of stock options and warrants in exchange for the issuance of shares of our common stock, partially offset by $1.5 million of finance leases payments.

Net cash provided by financing activities of $107.1 million for the thirty-nine weeks ended September 29, 2024 was primarily due to $94.7 million in net proceeds from the issuance of convertible notes, inclusive of $26.0 million from a related party, $6.1 million in net proceeds from the issuance of shares of our common stock from White Lion and $6.0 million in net proceeds from the issuance of SAFE Agreements, and $0.6 million of proceeds from the exercise of common stock options, partially offset by $0.3 million repayment of notes payable.

Cash Flows for the Fiscal Years Ended December 29, 2024 and December 31, 2023

The following table summarizes SunPower’s cash flows from operating, investing, and financing activities for the fiscal years ended (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Net cash used in operating activities from continuing operations	$(54,662)	$(58,802)
Net cash provided by investing activities from continuing operations	(54,657)	6,171
Net cash provided by financing activities from continuing operations	120,100	50,425
Net increase in cash, cash equivalents and restricted cash from discontinued operations	—	190
Net increase (decrease) in cash, cash equivalents and restricted cash	10,803	(1,900)

Cash Flows from Operating Activities

Net cash used in operating activities from continuing operations of $54.6 million for the fiscal year ended December 29, 2024 was primarily due to the net loss from continuing operations, net of tax of $54.4 million and net cash outflows of $6.6 million from changes in our operating assets and liabilities which was partially offset by non-cash adjustments of $6.4 million. Non-cash charges primarily consisted of $24.7 million for loss on issuance of derivative liability, $9.1 million provision for credit losses, $5.8 million of amortization of debt issuance costs, $9.2 million of non-cash expense in connection with warrants issued for vendor services, $3.1 million of stock-based compensation expense, $3.9 million accretion of debt in CS Solis, $3.8 million for asset impairment and disposals, $2.7 million for depreciation and amortization, $1.8 million for non-cash interest expense, $0.8 million for lease expense, and $1.3 million for loss on conversion of SAFE Agreements to shares of common stock, and $0.4 million of other financing costs, partially offset by a decrease of $34.0 million for the change in fair value of derivative liabilities, $22.3 gain on troubled debt restructuring, $2.9 million change in fair value of warrant liabilities, and $1.0 million change due to fair value adjustments. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in contract assets of $21.5 million, a $10.4 million decrease in accounts payable, a $0.8 million decrease in operating lease liabilities, and a $0.2 million increase in prepaid expenses and other current assets, partially offset by an $8.7 million decrease in inventories, a $3.3 million decrease in accounts receivable, a $14.1 million increase in accrued expenses and $0.2 million of other.

Net cash used in operating activities from continuing operations of $58.8 million for the fiscal year ended December 31, 2023 was primarily due to the net loss from continuing operations, net of tax of $96.2 million and net cash outflows of $17.4 million from changes in our operating assets and liabilities, adjusted for non-cash charges of $54.1 million. Non-cash charges primarily consisted of $35.5 million for the issuance of common stock in connection with FPAs, $10.3 million loss on CS Solis debt extinguishment, $4.2 million loss on sale of equity securities, $3.9 million change in fair value of FPAs, $4.3 million change in allowance for credit losses, $4.9 million of interest expense, $6.6 million accretion of long-term debt in CS Solis, $2.4 million related to the issuance of bonus common stock shares in connection with the Mergers, $3.4 million of stock-based compensation expense, and $6.1 million change in reserve for excess and obsolete inventory, $0.9 million in lease expense and $0.9 million in depreciation and amortization, partially offset by a decrease in the fair value of warrant liabilities of $29.3 million. The main drivers of net cash outflows derived from the changes in operating assets and liabilities were related to an increase in accounts receivable, net of $12.1 million, an increase in prepaid expenses and other current assets of $4.2 million, a decrease in deferred revenue of $1.7 million, a decrease in accrued expenses and other liabilities of $3.3 million and a decrease in operating lease liabilities of $0.6 million, partially offset a decrease in inventory of $1.5 million, an increase in accounts payable of $2.3 million, and a decrease in other noncurrent assets of $1.1 million.

Cash Flows from Investing Activities

Net cash used by investing activities of $54.7 million for the fiscal year ended December 29, 2024 was primarily due to the acquisition of SunPower of $53.5 million and $1.2 million in capital expenditures.

Net cash provided by investing activities of $6.2 million for the fiscal year ended December 31, 2023 was primarily due to sale of an investment.

Cash Flows from Financing Activities

Net cash provided by financing activities of $120.1 million for the fiscal year ended December 29, 2024 was primarily due to proceeds from the issuance of convertible notes, net of $107.7 million, proceeds from SAFE agreements of $6.0 million, proceeds from the issuance of common stock of $6.7 million and proceeds from the exercise of common stock options of $0.5 million. The proceeds were partially offset by finance lease payments and the payment of a note aggregating $0.8 million.

Net cash provided by financing activities of $50.4 million for the fiscal year ended December 31, 2023 was primarily due to total proceeds from the issuance of convertible notes, net of $21.3 million, total proceeds from the Mergers and PIPE Financing of $19.8 million, and proceeds from the issuance of notes payable, net of $14.1 million, partially offset by the repayment of notes payable of $9.8 million.

Off Balance Sheet Arrangements

As of the date of this prospectus, SunPower does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with SunPower is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument, or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity, or market risk support for such assets.

Currently, SunPower does not engage in off-balance sheet financing arrangements.

Smaller Reporting Company Status

SunPower is a “smaller reporting company,” meaning that the market value of SunPower’s shares of common stock held by non-affiliates is less than $700 million and SunPower’s annual revenue was less than $100 million during the most recently completed fiscal year. SunPower will continue to be a smaller reporting company if either (i) the market value of SunPower’s shares held by non-affiliates is less than $250 million or (ii) SunPower’s annual revenue was less than $100 million during the most recently completed fiscal year and the market value of SunPower’s shares held by non-affiliates is less than $700 million. As a smaller reporting company, SunPower may choose to present only the two most recent fiscal years of audited financial statements and SunPower has reduced disclosure obligations regarding executive compensation.

Emerging growth company status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

SunPower is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Mergers, our Post-Combination Company remains an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) the last day of the fiscal year ending after the fifth anniversary of our IPO. SunPower expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Business

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. SunPower Inc., or SunPower, has created a unique, end-to-end offering that delivers a best-in-class customer experience with a robust technology platform, financing solutions, and high-performance solar modules.

Business Overview

SunPower Inc. and Subsidiaries is the rebranded name of Complete Solaria, Inc. Complete Solaria, Inc. was formed in November 2022 through the merger of Complete Solar and The Solaria Corporation. Founded in 2010, Complete Solar created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to our sales partners, making them competitive with national providers. This turnkey solution makes it easy for anyone to sell solar.

We offer solar system sales and installation through the following three reportable segments: Residential Solar Installation, New Homes Business and Sunder. We believe the SunPower acquisition, as well of our acquisitions of Sunder and Ambia will allow us to accelerate our revenue growth, and expand our footprint to deliver solar system sales into regions where we might have not previously done business.

We sell solar systems to homeowners, home builders and small to medium-sized commercial customers through third-party sales partners. As a result of the Sunder Acquisition which occurred late in the third quarter of fiscal 2025, we operate a solar energy sales force to initiate and execute contracts with customers throughout the United States. SunPower manages every aspect of project management for those contracts before ultimately contracting with builder partners or using in-house installation experts to complete the construction and installation of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings compared to traditional utility energy. Homeowners can choose from a wide array of system features and financing options that best meet their needs. By delivering the best-matched products and a best-in-class customer experience, SunPower establishes valuable customer relationships that can extend beyond the initial solar energy system purchase and provide SunPower with opportunities to offer additional products and services in the future.

As further discussed below and in the accompanying unaudited condensed consolidated financial statements, we have three reportable segments: Residential Solar Installation, New Homes Business and Sunder.

We expect to continue making acquisitions and entering into strategic partnerships as part of our long-term business strategy. For example, on August 5, 2024, SunPower Corporation entered into the APA among the Company, SunPower Corporation and SunPower Corporation’s direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the sale and purchase of the Acquired SunPower Assets. The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The sale by SunPower was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired SunPower Assets effective September 30, 2024. The acquisition transactions under the APA are referred to herein as the “Acquisition,” and the assets and businesses acquired by the Company under the APA are referred to as the “SunPower Businesses.” The acquisition was closed on September 30, 2024. As part of the acquisition the Company acquired Albatross, an order-to-management proprietary software to manage our orders, fulfillment and customer service all in one central location. Additionally, we completed the Ambia Acquisition and the Sunder Acquisition on September 24, 2025 and November 21, 2025, respectively. The Sunder Acquisition resulted in a new reportable segment within the Company, the principal activity of which is a solar energy sales force to initiate and execute contracts with customers throughout the United States.

Revenue Model

We offer Solar System Sales and Installation to residential homeowners and the New Home Builders’ community. The SunPower acquisition will allow us to accelerate our revenue growth, and expand our footprint to deliver solar system sales into regions where we might have not previously done business.

Solar System Sales: SunPower sells solar systems to homeowners, home builders and small to medium-sized commercial customers through third-party sales partners. SunPower manages every aspect of project management for those contracts before ultimately contracting with builder partners or using in-house installation experts to complete the construction and installation of the solar systems. This residential solar platform provides homeowners with simple pricing for solar energy that provides significant savings compared to traditional utility energy. Homeowners can choose from a wide array of system features and financing options that best meet their needs. By delivering the best-matched products and a best-in-class customer experience, SunPower establishes valuable customer relationships that can extend beyond the initial solar energy system purchase and provide SunPower with opportunities to offer additional products and services in the future.

Technology Innovation

Since its inception, SunPower has continued to invest in a platform of services and tools to enable large-scale operations for sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem SunPower has built provides broad reach, and we believe it positions SunPower for sustained and rapid growth through a capital-efficient business model. The network of our partners continues to expand today.

With the completion of the SunPower acquisition we believe that our ability to fuel innovation and gain operational efficiencies through our priority platform, Albatross, will allow us to service not only our customers more effectively but our sales and installation partners will be able to access real-time data in order to run their business.

Differentiation and Operating Results

Delivering a differentiated customer experience is core to SunPower’s strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Our overall mission is to deliver energy-efficient solutions to homeowners, home builders and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. We want to pass our operational costs savings back to our customers by keeping costs low in an environment where labor costs are rising and interest rates remain uncertain. These operational costs savings are attributed to the workforce that was acquired as part of the SunPower acquisition. We increased our operations center that supports operations, order process, customer care and support, credit and collections, procurement, vendor management and accounting related functions, and have rationalized our headcount.

Growth Strategy and Outlook

Our growth strategy contains the following elements:

●

Increase revenue by expanding installation capacity and developing new geographic markets - We continue to expand our network of partners who will install systems resulting from sales generated by our sales partners. By leveraging this network of skilled builders in addition to our in-house installation experts, we aim to increase our installation capacity in our traditional markets and expand our offering into new geographies throughout the U.S. This will enable greater sales growth in existing markets and create new revenue in expansion markets.

On September 30, 2024, upon approval by the Bankruptcy Court for the District of Delaware, we completed the acquisition of certain assets relating to the Blue Raven Solar Business, New Homes Business and non-Installing Dealer network previously operated by SunPower Debtors. On September 24, 2025, we completed the acquisition of Sunder, a residential solar sales company. The acquisition of Sunder expanded our footprint from 22 to 45 states. By doubling our dealer network salesforce to 1,744 this allows for further reach into new geographic markets where we were not previously concentrated. This acquisition will position us to be lone of the largest residential solar provider in the U.S.

Sunder’s established relationships with Electrical, Permit and Connection companies (“EPC”) will allow us to expand into markets where we do not have install capacity due to limitations of not being able to hire a skilled installation workforce due to lack of density. By leveraging a preferred network of EPCs this allows us to accelerate our growth, while keeping our overhead costs low.

By leveraging Sunder existing operating platform, our dealer network will be able to focus on delivering superior customer service to homeowners, while providing options to the homeowner based on their preferences.

●	Increase revenue and margin by engaging national-scale sales partners - We aim to offer a turnkey solar solution to prospective sales partners with a national footprint. These include electric vehicle manufacturers, national home security providers, and real estate brokerages. We expect to create a consistent offering with a single execution process for such sales partners throughout their geographic territories. These national accounts have unique customer relationships that we believe will facilitate meaningful sales opportunities and low cost of acquisition to both increase revenue and improve margin.

●	Increase revenue and margin by executing on 200,000-unit battery storage opportunity - We have an opportunity to increase our revenue and margin in the battery space through our partnership with Enphase. By providing homeowners with an option to include battery storage as part of their solar system install, we believe there will be a greater need for battery storage as the demand and costs of energy will increase.

Our Strengths

The following strengths position SunPower to drive the mass adoption of residential solar in a manner that maximizes the value of its growing customer base over the long term:

●	Platform of Services and Tools: A diversified and multi-pronged customer acquisition approach. This infrastructure underpins the ability to enjoy broad customer reach with a low system-wide cost structure and positions SunPower for expansion to every market where distributed solar energy generation can offer homeowners savings versus traditional utility retail power.

●	Differentiated Customer Experience: We offer a unique customer experience through various methods: customer-friendly solar service features, tailored designs and customizable pricing for each homeowner, a highly consultative sales process, and a focus on customer savings.

●	Access to customers through third-party sales channels: The turn-key solar product offering, best-in-class customer service, and national footprint support third-party sales channels and strategic national partnerships. SunPower provides solutions for sales channels seeking to expand their geographic reach and strengthen their relationships with their own customers.

●	Skilled labor workforce: We invest in safety first and ensure that our labor workforce is not only proficient in construction and energy but has strong communication, problem-solving and customer service skills. This allows them not only to make decisions quickly onsite but allows them to be empowered to service our customers on the spot and timely.

Customer Service and Operations

Solar System Sales

SunPower has made significant investments to create a platform of services and tools that addresses customer origination, system design and installation, and general customer support. Before a sales representative conducts a consultation, homeowners are pre-qualified based on a preliminary evaluation which considers a homeowner’s credit, home ownership, electricity usage and suitability of the roof based on age, condition, shading and pitch. Once a homeowner is pre-qualified, all necessary data is collected and a proposal is generated for the homeowner. If a homeowner is interested in moving forward, a customer contract is automatically generated for electronic execution. This contract then undergoes a final review and before it is countersigned. Homeowners financing their purchase via a loan, lease or power purchase agreement submit applications to financial institutions and, upon credit approval, execute financing agreements between the homeowner and the financier.

Once an agreement is fully executed, a service tech performs a site audit at the home to inspect the roof and measure shading. This audit follows a final system design plan and an application for any required building permits. The plans are reviewed to ensure they conform to the executed contract or to process a change order if required. A second production estimate is generated at this time and if the expected energy production exceeds or falls below the original estimate by certain thresholds, the homeowner agreement is modified accordingly. To reduce installation costs and operational risk, there are defined design and installation quality standards designed to ensure that homeowners receive a quality product, regardless of who installs the system.

After the solar panels are installed, the customer care team follows up with the homeowner with a survey on their experience. If a system requires maintenance, SunPower or a partner or dedicated service-only contractor will visit the customer’s home and perform any necessary repairs or maintenance at no additional cost to the customer.

Software Enhanced Services

SunPower’s partners are third-party Sales organizations that use the design and proposal services for their residential solar projects. SunPower staffs a sales support desk six days a week to provide live customer support for sales representatives who need a design or proposal for a potential homeowner sale. These customer support teams rapidly produce proposals, answer questions, and offer other forms of support for sales personnel.

Suppliers

The main components of a residential solar energy system are the solar modules, inverters, and racking systems. SunPower generally purchases these components from select distributors, which are then shipped to build partners for installation. There is a running list of approved suppliers in the event any of the sources for modules, inverters or other components become unavailable. If SunPower fails to develop, maintain, and expand relationships with these or other suppliers, the ability to meet anticipated demand for solar energy systems may be adversely affected, or at higher costs or delayed. If one or more of the suppliers ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to identify alternate suppliers quickly or to qualify alternative products on commercially reasonable terms, and the ability to satisfy this demand may be adversely affected.

SunPower screens all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation, etc. The declining cost of solar modules and the raw materials necessary to manufacture them have been a key driver in the prices charged for electricity and homeowner adoption of solar energy. If solar module and raw material prices do not continue to decline at the same rate as they have over the past several years, the resulting prices could slow growth and cause financial results to suffer. If SunPower is required to pay higher prices for supplies, accept less favorable terms, or purchase solar modules or other system components from alternative, higher-priced sources, financial results may be adversely affected.

SunPower and its build partners are responsible for and source the other products related to solar energy systems, such as fasteners, wiring and electrical fittings. From time-to-time, SunPower procures these other products related to solar energy systems for its own installation business. SunPower manages inventory through just-in-time delivery, at local warehouses, and as segregated inventory at build partners.

The main components of a residential solar module are the solar cells. SunPower’s solar modules are generally manufactured by third-party select manufacturers and are purchased from distributors.

SunPower screens all suppliers and components based on expected cost, reliability, warranty coverage, ease of installation, and other factors. It typically enters into master contract arrangements with major suppliers that define the general terms and conditions of purchases, including warranties, product specifications, indemnities, delivery and other customary terms.

Competition

Solar System Sales

SunPower’s primary competitors are the traditional utilities that supply electricity to potential customers. It competes with these traditional utilities primarily based on price (cents per kilowatt hour), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which homeowners can switch to electricity generated by solar energy systems. Based on these factors, SunPower competes favorably with many traditional utilities.

SunPower competes for homeowner customers with other solar sales and installation companies and with solar companies with business models that are similar to SunPower’s. SunPower’s main competitors can be grouped broadly into (a) national, vertically integrated companies with established brands and proprietary consumer financing products; (b) small, local solar contractors who operate with relatively low fixed overhead expenses but who may lack systems, tools, and sophisticated product offerings; and (c) sales aggregators who engage with third-party sales companies to generate installation contracts. SunPower competes favorably with these companies, with (a) better customer experience and better Sales Partner experience than the national vertically integrated companies; (b) better pricing and broader customer offerings than smaller local solar contractors; and (c) a better build partner experience than sales aggregators.

SunPower also faces competition from purely finance-driven organizations that acquire homeowner customers and then subcontract out the installation of solar energy systems, installation businesses that seek financing from external parties, large construction companies and utilities and sophisticated electrical and roofing companies. At the same time, the open platform provides opportunities for these competitors to become partners, and the open platform offers these new market participants a cost-effective way to enter the market and compelling process, technology and supply chain services over the long term.

Intellectual Property

SunPower seeks to protect its intellectual property rights by relying on federal, state and common law rights in the U.S. and other countries, as well as contractual restrictions. It generally enters into confidentiality and invention assignment agreements with employees and contractors, and confidentiality agreements with other third parties, in order to limit access to, and disclosure and use of, confidential information and proprietary technology. In addition to these contractual arrangements, SunPower also relies on a combination of trademarks, trade dress, domain names, copyrights, and trade secrets to help protect the brand and other intellectual property.

Government Regulations and Incentives

Governments have used different public policy mechanisms to accelerate the adoption and use of solar power. Examples of customer-focused financial mechanisms include capital cost rebates, performance-based incentives, feed-in tariffs, tax credits, renewable portfolio standards, net metering, and carbon regulations. Some of these government mandates and economic incentives are scheduled to be reduced or to expire or could be eliminated. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar power system. Feed-in tariffs pay customers for solar power system generation based on energy produced at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Renewable portfolio standards mandate that a certain percentage of electricity delivered to customers comes from eligible renewable energy resources. Net metering allows customers to deliver to the electric grid any excess electricity produced by their on-site solar power systems and to be credited for that excess electricity at or near the full retail price of electricity. Carbon regulations, including cap-and-trade and carbon pricing programs, increase the cost of fossil fuels, which release climate-altering carbon dioxide and other greenhouse gas emissions during combustion.

In addition to the mechanisms described above, there are various incentives for homeowners and businesses to adopt solar power in The Inflation Reduction Act of 2022. Moreover, in Europe, the European Commission has mandated that its member states adopt integrated national climate and energy plans to increase their renewable energy targets to be achieved by 2030, which could benefit the deployment of solar. However, the U.S. and European Union, among others, have imposed tariffs or other import duties on solar products, or are evaluating the imposition of such duties on solar panels, solar cells, polysilicon, and other components. These import duties may offset the incentives described above and increase the price of SunPower’s solar products.

Employees and Human Capital Resources

As of January 12, 2025, SunPower had 770 employees on a full-time basis. We also engage independent contractors and consultants. No employees are covered by collective bargaining agreements. There have not been any work stoppages.

Our human capital resources objectives include identifying, recruiting, retaining, training, and integrating its existing and new employees. The principal purposes of our equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based awards, increasing stockholder value and the success of SunPower by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

SunPower’s corporate headquarters and executive offices are located in Orem, Utah.

SunPower leases all the facilities and owns no real property. SunPower believes that current facilities are adequate to meet ongoing needs. If additional space is required, SunPower believes that it will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

We are a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that may have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company has a loss contingency for legal settlements of $9.2 million and $7.7 million recorded within accrued expenses and other current liabilities in its unaudited condensed consolidated balance sheets at each of September 28, 2025 and December 29, 2024.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the U.S. District Court for the Northern District of California (the “NDC Court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the NDC Court conducted a hearing to consider SolarPark and the Company’s respective motions. On August 3, 2023, the NDC Court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The NDC Court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The NDC Court denied SolarPark’s motion seeking a defamation injunction. The NDC Court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, Solaria filed a Notice of Withdrawal of Appeal and will not appeal the NDC Court’s Preliminary Injunction Order. Between August 2023 and March 2024, the parties were engaged in discovery negotiations and the Company produced documents to SolarPark. The Company produced its last set of documents on March 14, 2024. On August 14, 2025, the Court held a virtual hearing and revived the case. SolarPark subsequently amended the complaint, and the Company responded on October 14, 2025, with a motion to dismiss the complaint in its entirety. The Company also believes it has valid counterclaims to pursue against SolarPark. The litigation remains ongoing.

No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens Government Technologies, Inc. (“Siemens Government Technologies”) filed a lawsuit against Solaria Corporation in Fairfax Circuit Court (the “Circuit Court”) in Fairfax, Virginia. On July 27, 2023, Siemens Government Technologies, moved to amend the complaint to add Siemens Industry Inc. as a co-plaintiff. This motion was granted on August 25, 2023. On October 23, 2023, Siemens Government Technologies and Siemens Industry Inc. (collectively, “Siemens”) and Solaria Corporation stipulated to add Solar CA, LLC as a co-defendant. Solaria Corporation and Solar CA, LLC (collectively, the “Subsidiaries”) are both wholly-owned subsidiaries of the Company. In the lawsuit, Siemens alleged that the Subsidiaries breached express and implied warranties under a purchase order that Siemens placed with the Subsidiaries for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees.

On February 22, 2024, the Circuit Court issued an order against the Subsidiaries which awarded Siemens approximately $6.9 million, inclusive of the amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees, the amount of which would be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the Circuit Court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. The Company has appealed these judgments.

In addition to the above, on August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. The Subsidiaries opposed the Siemens motion. On June 30, 2025, the California court found that the Company should be added as a judgment debtor party in California. In addition, the parties argued the appeal of the underlying Virginia litigation on July 24, 2025. On September 23, 2025, the Virginia Court of Appeals issued a decision on the appeal, affirming the original lower court decision and judgment against the Company. The Alameda County litigation has continued with several upcoming deadlines related to the already-noticed appeal and Siemens’ motion for fees and costs. The Company continues pursuing global settlement negotiations with Siemens.

The Company recognized $6.9 million as a legal settlement loss related to this litigation as of December 31, 2023. In the thirteen week period ended September 28, 2025, the Company recorded an additional $1.1 million of expense within discontinued operations in its unaudited condensed consolidated statement of operations and comprehensive (loss) to bring the liability for legal settlement with Siemens to $8.0 million as of September 28, 2025. This liability is included within accrued expenses and other current liabilities in the Company’s unaudited condensed consolidated balance sheets.

The Company recorded expense of $2.0 million within discontinued operations in its unaudited condensed consolidated statement of operations and comprehensive (loss) in the thirty-nine week period ended September 29, 2024, for attorneys’ fees, expenses, and pre-judgment interest, and this liability was also recorded within accrued expenses and other current liabilities in the Company’s unaudited condensed consolidated balance sheets as of September 28, 2025, and December 29, 2024.

On December 4, 2025, the Company entered into a Settlement Agreement (“Settlement Agreement”) with Siemens to resolve a case in the Court and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. In exchange for full releases, the Company agreed to pay Siemens $9.5 million spread across four payments to be made at the end of each calendar quarter during 2026. If the Company successfully engages in any form of new financing or new debt worth $1.0 million or more, or successfully obtains shareholder approval for the issuance of additional shares in connection with the raise of additional funds and/or any merger or acquisition activity, the next due quarterly payment to Siemens (if any) becomes immediately due and payable. The settlement payment to Siemens is secured by a first-priority continuing security interest in $9.5 of Company collateral. This security interest is reduced on a one-to-one basis as the settlement payments are made.

U.S. Corporate Information

We were originally known as Freedom Acquisition I Corp. We are engaged in solar system sales and associated commerce. On July 18, 2023, SunPower, FACT, and certain other entities consummated the transactions contemplated under that certain amended and restated Business Combination Agreement, dated as of May 26, 2023, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to “Complete Solaria, Inc.” Effective October 17, 2025, we changed our name from “Complete Solaria, Inc.” to “SunPower Inc.”

Our principal executive offices are located at 45700 Northport Loop E, Fremont, CA 94538, and our telephone number is (510) 270-2507.

Access to Company Information

The Company files or furnishes periodic reports and amendments thereto, including its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, proxy statements and other information with the SEC. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically. SunPower’s internet address is https://sunpower.com. The Company makes available, free of charge, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such reports have been filed with or furnished to the SEC through its internet website. Please note that SunPower’s Internet website address is provided as an inactive textual reference only.

Management

Our directors and executive officers and their ages as of January 12, 2025:

Name	Age	Position
Thurman J. Rodgers	77	Chief Executive Officer and Executive Chairman
Jeanne Nguyen	47	Interim Chief Financial Officer
Daniel Foley	49	Former Chief Financial Officer
Antonio R. Alvarez	69	Director
William J. Anderson	49	Director
Adam Gishen(1)(3)	50	Director
Jamie Haenggi(2)(3)	55	Director
Chris Lundell	64	Director
Lothar Maier(1)(2)	70	Director
J. Daniel McCranie	82	Director
Ronald Pasek(1)(3)	65	Director
Tidjane Thiam(1)(3)	63	Director
Devin Whatley(2)	56	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Thurman J. Rodgers

Thurman J. (T.J.) Rodgers has served as the Chief Executive Officer of SunPower since April 2024 and as a member of the SunPower Board of Directors since November 2022 and as Executive Chairman since June 2023. Mr. Rodgers founded Cypress Semiconductor in 1982 and served as Cypress’ Chief Executive Officer from 1982 to 2016. Mr. Rodgers currently serves on the boards of other energy-related companies: including Enovix and Enphase Energy Inc. (energy and storage technologies). From 2004 to 2012, he served as a member of Dartmouth’s board of trustees. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated in 1970 as the Salutatorian with a double major in Physics and Chemistry. He won the Townsend Prize and the Haseltine Chemistry-Physics Prize as the top physics and chemistry student in his class. Mr. Rodgers holds a master’s degree and a Ph.D. in Electrical Engineering from Stanford University, where he attended on a Hertz fellowship.

Jeanne Nguyen

Jeanne Nguyen has served as the Interim Chief Financial Officer of SunPower since July 22, 2025. Prior to that, Ms. Nguyen served as SunPower’s corporate controller following our acquisition of the SunPower Businesses in September 2024, and she served as the corporate controller of SunPower corporation from December 2023 until our acquisition of the SunPower Businesses. Prior to that, Ms. Nguyen served as Corporate Controller of Convoy Inc. from September 2016 until October 2023. Prior to joining Convoy Inc., Ms. Nguyen was as senior manager in the Assurance services practice at PricewaterhouseCoopers from July 2011 to March 2016. Ms. Nguyen is a certified public accountant and holds a BA in Business Administration from the University of Washington.

Daniel Foley

Daniel Foley served as the Chief Financial Officer of SunPower from June 2024 until his resignation on July 22, 2025. From June 2021 to December 2023, Mr. Foley served as the Chief Financial Officer for Common Citizen. From April 2021 to June 2021, Mr. Foley served as the Senior Vice President and Treasurer for TerrAscend. From January 2018 to April 2021, Mr. Foley served as the Vice President of Corporate Finance, Treasury & Investor Relations at Curaleaf. Prior to that, Mr. Foley held senior positions in Corporate Finance and Investor Relations for Station Casinos and MGM MIRAGE. Previous experience includes working as an Investment Analyst at Wall Street Associates and as Vice President of Finance at New Cotai Holdings. Foley began his career as a Senior Associate in Gaming, Lodging & Leisure Equity Research at Bear Stearns. Mr. Foley brings over 25 years of capital markets and finance experience to SunPower, as well as a track record of driving strong financial results, instilling financial and operational discipline, and demonstrating inspirational leadership. Mr. Foley holds an M.B.A. from the University of Southern California and a Bachelor of Science in economics from the University of Utah.

Non-Employee Directors

Antonio R. Alvarez

Antonio R. Alvarez has served as a member of the SunPower Board of Directors since November 2022. Mr. Alvarez served as the President of SunPower since the merger of Complete Solar and Solaria in November 2022 until March 2023. From 2020 to 2022, Mr. Alvarez served as Solaria’s Chief Executive Officer. Prior to 2020, Mr. Alvarez served in various executive roles at Altierre Corporation, Aptina Imaging, Advanced Analogic Technologies, Leadis Technology and Cypress Semiconductor. Currently, Mr. Alvarez serves on the board of directors of FTC Solar, Inc. and previously served as a board member of SunEdison, SunEdison Semiconductor, ChipMOS Technology, and Validity Sensors. Mr. Alvarez holds a B.S. and an M.S. in Electrical Engineering from the Georgia Institute of Technology.

William J. Anderson

William J. Anderson served as the Chief Executive Officer of SunPower from November 2022 to December 2023. From 2010 to 2022, he served as the Chief Executive Officer of Complete Solar. From 2007 to 2009, Mr. Anderson served as CEO of Risk Allocation Systems, Inc., a lending platform connecting automobile dealerships and credit unions in order to offer point of sale automobile loans to car buyers. From 2009 to 2010, Mr. Anderson served as Partner at SVE Partners, a boutique consulting firm serving technology start-ups and venture capital investors. Mr. Anderson holds a B.S. in Managerial Sciences from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

Adam Gishen

Mr. Gishen served as FACT’s Chief Executive Officer from February until the Business Combination in July 2023, and served as one of FACT’s initial board observers. From 2015 to 2020, Mr. Gishen served in several senior roles at Credit Suisse Group AG, including Global Head of Investor Relations, Corporate Communications and Marketing and Branding. Prior to 2015, Mr. Gishen was a partner at Ondra Partners, a financial advisory firm and previous to this worked as a Managing Director at Nomura and at Lehman Brothers in the area of equity capital markets. Mr. Gishen graduated from the University of Leeds.

Jamie Haenggi

Jamie Haenggi has served as a member of the SunPower Board of Directors since May 2025. Ms. Haenggi has served as the President of ADT Solar, a division of ADT Security Services, a smart-home security provider, since December 2022. She previously served as the Executive Vice President, COO at ADT Solar, overseeing sales, marketing contract center, field and business operations, HR, IT and administration. Prior to that, Ms. Haenggi was the Executive Vice President, Chief Customer Officer at ADT Security Services from July 2018 to March 2022. She joined ADT in 2016 as Senior Vice President, Chief Sales and Marketing Officer and had previously been with the company from 1998 to 2006 with progressive senior leadership roles in commercial sales and marketing, and domestic and international sales and marketing. From 2010 to 2016, Ms. Haenggi was the Chief Customer Experience Officer at Protection 1, Inc., a home security systems company. Previously, she was at Vonage, Inc. from 2006 to 2010 as the Chief Marketing Officer and Vice President of Customer Experience. Earlier in her career, Ms. Haenggi held various sales and marketing roles at Holmes Protection Group and National Guardian Corporation. Ms. Haenggi earned a bachelor of arts degree in international relations and Japanese from the University of Minnesota and received an honorary doctorate from Taylor University.

Chris Lundell

Christopher Lundell has served as a member of the SunPower Board of Directors since November 2023. Mr. Lundell served as the Chief Executive Officer of SunPower from December 2023 to April 2024. Mr. Lundell is the Founder of CMO Grow, a marketing consultancy firm. Prior to that, he was the CMO at Vivint Solar, the President of the Americas at NEXThink, and CMO and COO at Domo. He holds an M.B.A. from Brigham Young University.

Lothar Maier

Lothar Maier has served as a member of the SunPower Board of Directors since November 2024. Mr. Maier served as director of FormFactor Inc, from November 2006 to May 2024. Mr. Maier served as the Chief Executive Officer and a member of the Board of Directors of Linear Technology Corporation, a supplier of high performance analog integrated circuits, from January 2005 to March 2017. Prior to that, he served as Linear Technology’s Chief Operating Officer from April 1999 to December 2004. Before joining Linear Technology, Mr. Maier held various management positions at Cypress Semiconductor Corporation, a provider of high-performance, mixed-signal, programmable solutions, from July 1983 to March 1999, including as Senior Vice President and Executive Vice President of Worldwide Operations. Mr. Maier holds a B.S. in chemical engineering from the University of California at Berkeley.

J. Daniel McCranie.

J. Daniel McCranie has served as a member of the SunPower Board of Directors since January 2025. After his early career in semiconductor sales, Mr. McCranie became the executive vice president of sales & marketing for Harris Corporation, a technology company, and the chief executive officer of SEEQ Technology, a semiconductor company, and Virage Logic Corporation, a semiconductor company. From 1994 to 2001, he joined Cypress Semiconductor Corporation, a semiconductor company, as executive vice president of sales & marketing. Mr. McCranie currently serves on the board of directors of Enovix Corporation since August 2025, a position he also held from December 2021 until January 2023. He has held 10 board positions in the semiconductor and technology, including having served on the board of Cypress Semiconductor Corporation, from June 2017 to May 2019, ON Semiconductor Corporation, a semiconductor company, from 2001 to 2018, and from December 2021 until January 2023. From 2012 to 2017, he served on the board of Mentor Graphics, an electric design automation company. He holds a B.S. in Electrical Engineering from Virginia Polytechnic Institute.

Ronald Pasek

Ronald Pasek  has served as a member of the SunPower Board of Directors since February 2023. Since 2015, Mr. Pasek has served as the chairman of the board of directors of Spectra7 Microsystems Inc., a Canadian publicly-traded consumer connectivity company. From 2016 to 2020, Mr. Pasek was Chief Financial Officer of NetApp. From 2009 until its acquisition by Intel in December 2015, Mr. Pasek served as Senior Vice President, Finance and Chief Financial Officer of Altera Corporation, a worldwide provider of programmable logic devices. Mr. Pasek was previously employed by Sun Microsystems, in a variety of roles including Vice President, Corporate Treasurer and Vice President of worldwide field finance, worldwide manufacturing and U.S. field finance. Mr. Pasek holds a B.S. degree from San Jose State University and an M.B.A. degree from Santa Clara University.

Tidjane Thiam

Tidjane Thiam served as a member of the board of directors of FACT and as Executive Chairman of FACT since inception until the Business Combination in July 2023. In 2021, Mr. Thiam was appointed Chairman of Rwanda Finance Limited. He also serves as a Director and Chair of the Audit Committee of Kering S.A., the French luxury group. Mr. Thiam is also a Special Envoy on Covid 19 for the African Union. From 2015 to 2020, Mr. Thiam was Chief Executive Officer of Credit Suisse Group AG. From 2014 to 2019, Mr. Thiam was a Director of 21st Century Fox and served on its Nominating and Corporate Governance Committee. Mr. Thiam previously served at Prudential plc, a global insurance company based on London, as the Group Chief Executive from 2009 to 2015, a Director from 2008 to 2015 and Group Chief Financial Officer from 2008 to 2009. Mr. Thiam holds an M.B.A. from INSEAD and graduated from École Nationale Supérieure des Mines de Paris in 1986 and from École Polytechnique in Paris in 1984.

Devin Whatley

Devin Whatley has served as a member of the SunPower Board since November 2022. Since 2010, Mr. Whatley has served as the Managing Partner at the Ecosystem Integrity Fund. Mr. Whatley serves as a member of the board of directors of several private companies focused on renewable energy. Mr. Whatley was a CFA Charterholder and holds a B.A. in East Asian Studies with a Business Emphasis from the University of California, Los Angeles and an M.B.A. from the Wharton School at the University of Pennsylvania.

Role of Board in Risk Oversight

One of the key functions of the SunPower Board is the informed oversight of SunPower’s risk management process. The SunPower Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the SunPower Board as a whole, as well as through various standing committees of the SunPower Board that address risks inherent in their respective areas of oversight. In particular, the SunPower Board is responsible for monitoring and assessing strategic risk exposure and SunPower’s audit committee is responsible for considering and discussing SunPower’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee monitors compliance with legal and regulatory requirements. SunPower’s compensation committee assesses and monitors whether SunPower’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

The SunPower Board also addresses our cybersecurity risk management as part of its general oversight function. Our Audit Committee is responsible for overseeing our cybersecurity risk management processes, including oversight of mitigation of risks from cybersecurity threats.

Our Vice President of Information Technology is responsible for hiring appropriate personnel, helping to integrate cybersecurity risk considerations into the Company’s overall risk management strategy, and communicating key priorities to relevant personnel. Our Chief Financial Officer is responsible for approving budgets, helping prepare for cybersecurity incidents, approving cybersecurity processes, and reviewing security assessments and other security-related reports.

Our cybersecurity incident response policy is being designed to escalate certain cybersecurity incidents to members of management depending on the circumstances. Our Chief Executive Officer and Chief Information officer work to help the Company mitigate and remediate cybersecurity incidents of which they are notified. In addition, the Company’s incident response policy will include reporting to the audit committee of the SunPower Board for certain cybersecurity incidents.

Board Committees

The SunPower Board has formed an audit committee, a compensation committee, and a nominating and corporate governance committee. The SunPower Board may from time to time establish other committees.

SunPower’s Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The audit committee consists of Ronald Pasek, who serves as the chairperson, Adam Gishen, Lothar Maier, and Tidjane Thiam. Each member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Ronald Pasek qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses the requisite financial expertise required under the applicable requirements of Nasdaq.

The responsibilities of the audit committee include, among other things:

●	helping the board of directors oversee corporate accounting and financial reporting processes;

●	managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit SunPower’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, SunPower’s interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on financial risk assessment and financial risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes SunPower’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

The SunPower Board adopted a written charter of the audit committee which is available on SunPower’s website.

Compensation Committee

The Compensation Committee consists of Devin Whatley, who serves as the chairperson, Jamie Haenggi and Lothar Maier. Each current committee member and a former member of the Compensation Committee - Antonio R. Alvarez - is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Mr. Alvarez resigned from the Compensation Committee during April 2025. While Mr. Alvarez is not an independent director, Section 5605(d)(2)(B) of the Nasdaq listing standards nonetheless permitted the appointment of a non-independent director to the compensation committee if the board of directors, under exceptional and limited circumstances, determines that the non-independent director’s membership is required by the best interests of the Company and its stockholders. Based on Mr. Alvarez’s extensive experience with SunPower and familiarity with the industry, the SunPower Board previously concluded that Mr. Alvarez’s appointment to, and membership on, the Compensation Committee prior to Mr. Alvarez’s resignation from the Compensation Committee was in the best interests of SunPower and its stockholders. Each current member of the compensation committee is an independent director.

The responsibilities of the compensation committee are:

●	reviewing and approving, or recommending that the SunPower Board approve, the compensation of SunPower’s executive officers and senior management;

●	reviewing and recommending to the SunPower Board the compensation of SunPower’s directors;

●	reviewing and approving, or recommending that the SunPower Board approve, the terms of compensatory arrangements with SunPower’s executive;

●	administering SunPower’s stock and equity incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	reviewing, approving, amending and terminating, or recommending that the SunPower Board approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for SunPower’s executive officers and other senior management, as appropriate;

●	reviewing and establishing general policies relating to compensation and benefits of SunPower’s employees; and

●	reviewing SunPower’s overall compensation.

The SunPower Board adopted a written charter for the compensation committee which is available on SunPower’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Jamie Haenggi, who serves as the chairperson, and Ronald Pasek and Tidjane Thiam. The responsibilities of the nominating and corporate governance committee are:

●	identifying, evaluating and selecting, or recommending that the SunPower Board approve, nominees for election to the SunPower Board;

●	evaluating the performance of the SunPower Board and of individual directors;

●	evaluating the adequacy of SunPower’s corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to the SunPower Board regarding corporate governance guidelines and matters.

The SunPower Board has adopted a written charter of the Nominating and Corporate Governance Committee which is available on SunPower’s website.

The Nominating and Corporate Governance Committee evaluates all candidates for director thoroughly, whether they are recommended by the management team, stockholders or third parties, in accordance with the needs of the SunPower Board and the qualifications of the candidate.

Code of Ethical Business Conduct

SunPower has adopted a code of ethical business conduct and ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which was adopted by SunPower at the closing of the Business Combination and is available on SunPower’s website (https://us.sunpower.com). SunPower’s code of business conduct and ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that SunPower’s internet website address is provided as an inactive textual reference only. SunPower will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of business conduct and ethics on its internet website.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2025, or at any other time, one of SunPower’s officers or employees, except Mr. Alvarez who served as SunPower’s president until March 2023. None of SunPower’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the SunPower Board or member of the Compensation Committee.

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit committee, compensation committee, and nominating and corporate governance committee be “independent.”

The SunPower Board consults with our counsel to ensure that the SunPower Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

The SunPower Board has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the SunPower Board affirmatively determined that none of our incumbent directors - other than Messrs. Rodgers, Alvarez, Anderson, McCranie and Lundell - has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of Messrs. Gishen, Maier, Pasek, Thiam and Whatley and Ms. Haenggi, representing a majority of the SunPower Board, is “independent” as that term is defined under the Nasdaq listing standards.

In making these determinations, the SunPower Board considered the current and prior relationships that each non-employee director nominee has with SunPower and all other facts and circumstances the SunPower Board deems relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

There are no family relationships among any of our directors or executive officers.

Executive Compensation

SunPower has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for all individuals serving as our principal executive officer during 2025, the two most highly compensated executive officers of SunPower, other than the principal executive officer, whose total compensation for 2025 exceeded $100,000 and who were serving as executive officers as of the end of 2025, and up to two additional individuals for whom disclosure under the applicable rules would have been provided but for the fact that such individuals were not serving as executive officers at the end of 2025. We refer to these individuals as “named executive officers.” For 2025, our named executive officers were:

●	Thurman J. (T.J.) Rodgers, our Chief Executive Officer and Executive Chairman;

●	Jeanne Nguyen, our Interim Chief Financial Officer; and

●	Daniel Foley, our former Chief Financial Officer.

SunPower believes its compensation program should promote the success of the Company and align executive incentives with the long-term interests of its stockholders. SunPower’s current compensation programs reflect its startup origins in that they consist primarily of salary and equity-based awards. As SunPower’s needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

During 2025 and 2024, Mr. Rodgers did not receive any separate compensation in his role as our Chief Executive Officer.

Summary Compensation Table

The following table shows information regarding the compensation of SunPower’s named executive officers for services performed in the fiscal year ended December 28, 2025 and in the fiscal year ended December 29, 2024.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards($) (1)	Stock Awards($)		All Other Compensation($)	Total($)
Thurman J. (T.J.) Rodgers	2025	-	-	-			-	-
Chief Executive Officer	2024	-	-	-			-	-
Jeanne Nguyen(2)	2025	$350,000	$1,500	-	1,534		-	353,034
Interim Chief Financial Officer	2024	58,300	-	-	237,046		-	295,346
Daniel Foley(3)	2025	$233,333	$1,500	$-	587,500	(4)	100,000	922,333
Former Chief Financial Officer	2024	161,947	-	780,000			-	941,947

(1)	Amounts reported in this column do not reflect the amounts actually received by SunPower’s named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the FASB ASC Topic 718, Stock-based Compensation. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Unless otherwise noted in the footnotes below, the shares underlying these options vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

(2)	Ms. Nguyen joined SunPower in September 2025, and she was appointed as our Interim Chief Financial Officer in July 2025. Ms. Nguyen’s base salary amount is pro rated for 2024.

(3)	Mr. Foley resigned as our Chief Financial Officer in July 2025. Mr. Foley’s base salary amount is pro rated for 2025, and the amount reflect as All Other Compensation comprises cash payments made in connection with his separation from the Company.

(4)	Includes 250,000 restricted stock units issued in April 2025, of which 19,970 of the RSUs were vested at the time of Mr. Foley’s separation from the Company, as well as 100,000 restricted stock units issued to Mr. Foley in connection with his separation from the Company that were fully vested at the time of issuance.

Outstanding Equity Awards at December 28, 2025

Option Awards(1)								Stock Awards(1)
Name	Grant Date (1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Thurman J. (T.J.) Rodgers	12/3/2023	12/3/2024	37,500	(2)	-	$1.14	12/2/2033	-	-	-	-
	12/3/2023	12/3/2024	79,101	(2)	-	$1.14	12/2/2033	-	-	-	-
Jeanne Nguyen								121,968	191,489	-	-
Daniel Foley(3)	6/11/2024	7/1/2025	-		-	$1.56	-	-	-	-	-

(1)	All options and stock awards were granted pursuant to the 2023 Plan.

(2)	100% of the total shares underlying the option award vested on the one-year anniversary of the grant date.

(3)	20% of the total shares underlying the option award vested on 7/1/2025. As a result of Mr. Foley’s separation from the Company, no further portion of the options are exercisable and the unvested portions of the options expired.

Employment Arrangements with Named Executive Officers

Each of our named executive officers is or was an at-will employee.

Thurman J. Rodgers

Mr. Rodgers is not currently a party to any employment agreement or other understanding with respect to compensation as our Chief Executive Officer. Mr. Rodgers did not receive separate compensation in his role as Chief Executive Officer during 2024.

Daniel Foley

On Jun 7, 2024, we entered into an executive employment agreement with Mr. Foley, which became effective on July 1, 2024 (the “Foley Agreement”). Pursuant to the Foley Agreement. Mr. Foley is entitled to a base salary of $275,000 per year, and he will be eligible for an annual bonus of 50% of his gross salary. Mr. Foley also received an option to purchase 500,000 shares of our common stock, subject to a five-year vesting schedule. The Foley Agreement also provides that if Mr. Foley’s employment is terminated for any reason other than cause (as defined in the Foley Agreement), death or disability, or if he resigns for good reason (as defined in the Foley Agreement), and provided that in either case such termination constitutes a separation from service (as defined in the Foley Agreement), then subject to Mr. Foley executing a release agreement in our favor, and continuing to comply with all of his obligations to SunPower and its affiliates, he will receive the following benefits: (a) payment of Mr. Foley’s earned but unpaid base salary; (b) payment of such officer of any unpaid bonus, with respect to the fiscal year immediately preceding the fiscal year in which such termination or such resignation occurs; (c) payment of any vested benefits to which he may be entitled under any applicable plans and programs of the Company; (d) a severance payment equal to six months of Mr. Foley’s then base salary plus a pro rata portion of Mr. Foley bonus with respect to the fiscal year in which such termination or such resignation occurs.

In connection with Mr. Foley’s resignation from the Company, the Company and Mr. Foley entered into a settlement and release agreement in August 2025 pursuant to which Mr. Foley received (a) cash severance payments in the total amount of $100,000 and (b) 57,741 fully-vested restricted stock units.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, SunPower seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.

Bonuses

Beginning January 1, 2024, each of our named executive officers (other than Mr. Rodgers) was eligible for an annual bonus of 50% of such officer’s annual gross salary, based on criteria determined by our Board, including, but not limited to, the satisfaction of minimum performance standards, and the achievement of budgetary and other objectives, set by the Board in its sole and absolute discretion. None of our named executive officers received a cash bonus during 2024. During 2025, each of Ms. Nguyen and Mr. Foley received a $1,500 cash bonus.

Director Compensation

During 2025, we did not have a formal policy relating to the compensation of our non-employee directors. In 2025, SunPower granted its directors restricted stock units for their contributions to the operations of the business. Additional restricted stock units were issued to Messrs. Anderson and McCranie in consideration of the additional consulting services and supported provided to the Company during 2025. The following table provides the compensation for each member of the Board of Directors for 2025:

Name	Fees Earned or Paid in Cash	Stock Awards		All other Compensation	Total
Thurman J. Rodgers	—	—		—	—
Adam Gishen	—	$167,091	(1)	—	$167,091
Antonio R. Alvarez	—	$160,901	(1)	—	$160,901
Chris Lundell	—	$156,776	(1)	—	$156,776
Devin Whatley	—	$156,776	(1)	—	$156,776
Ronald Pasek	—	$169,153	(1)	—	$169,153
Tidjane Thiam	—	$160,077	(1)	—	$160,077
William J. Anderson	—	$214,536	(1)	—	$214,536
Lothar Maier	—	$367,185	(1)	—	$367,185
J. Daniel McCranie	—	$2,217,185	(2)	—	$2,217,185
Jamie Haenggi	—	$—		—	$—

(1)	The total shares underlying the RSU award were fully vested on the grant date.

(2)	243,169 shares under Mr. McCranie’s RSU awards were fully vested on the grant date. Mr. McCranie received a one-time grant of 1,000,000 RSUs in July 2025 that vests in equal monthly installments over five years.

Executive Compensation

SunPower’s compensation committee oversees the compensation policies, plans and programs and reviews and determines compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by SunPower are intended to provide for compensation that is sufficient to attract, motivate and retain executives of SunPower and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by SunPower during 2024 or 2025. The SunPower Board may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in SunPower’s best interests.

Pension Benefits

SunPower’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by SunPower during 2024 or 2025.

Employee Benefit Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as SunPower believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. SunPower believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. In July 2023, our Board adopted the 2023 Equity Incentive Plan, as amended (the “2023 Plan”), and the Employee Stock Purchase Plan (the “ESPP”). The 2023 Plan and the ESPP became effective immediately upon the Closing of the Business Combination. At our 2025 annual meeting of stockholders, our stockholders approved an amendment to the 2023 Plan to reserve an additional 21,555,584 shares of common stock for issuance under the 2023 Plan, and the 2023 Plan was so amended in May 2025.

Below is a description of the 2023 Plan, the ESPP, our 2022 Stock Plan (the “2022 Plan”), our 2011 Stock Plan (the “2011 Plan”), our 2016 Stock Plan (the “2016 Plan”) and our 2006 Stock Plan (the “2006 Plan”). The 2022 Plan is the successor of the 2021 Stock Plan of Legacy Complete Solaria, which was amended and assumed by us in connection with a merger transaction completed prior to the Business Combination (the “Prior Transaction”). The 2011 Plan is the 2011 Stock Plan of Legacy Complete Solaria that was assumed in the Prior Transaction. The 2022 Plan, 2016 Plan, 2011 Plan and 2006 Plan are collectively referred to as the “Legacy Plans”.

The 2016 Plan and the 2006 Plan are the stock plans of Solaria that were assumed by us in the Prior Transaction.

2023 Incentive Equity Plan

In July 2023, our Board adopted and our stockholders approved the 2023 Plan. The 2023 Plan became effective immediately upon the closing. At our 2025 annual meeting of stockholders, our stockholders approved an amendment to the 2023 Plan to reserve an additional 21,555,584 shares of common stock for issuance under the 2023 Plan, and the 2023 Plan was so amended in May 2025.

Eligibility. Any individual who is an employee of SunPower or any of its affiliates, or any person who provides services to SunPower or its affiliates, including consultants and members of our Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator.

Awards. The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of SunPower’s affiliates.

Authorized Shares. A maximum number of 32,702,618 shares of common stock may be issued under the 2023 Plan (which number of shares of common stock includes additional shares of common stock available for issuance as a result of the automatic increase thereto as of January 1, 2025 as contemplated by the next sentence). In addition, the number of shares of common stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of common stock determined by SunPower’s Board prior to the date of the increase.

The unused shares subject to stock awards granted under the 2023 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in SunPower acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2023 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2023 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to SunPower’s Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration. SunPower’s Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. SunPower’s Board may also delegate to one or more of SunPower’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the SunPower Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with SunPower or any of SunPower’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with SunPower or any of SunPower’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death, or 12 months following the date of disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of SunPower’s common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of SunPower’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of SunPower’s total combined voting power or that of any of SunPower’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards will generally be granted in consideration for a participant’s services, but may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of common stock, a combination of cash and shares of common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with SunPower ends for any reason, SunPower may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with SunPower through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with SunPower or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with SunPower or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2023 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, common stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of SunPower, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares subject to the 2023 Plan, (2) the class(es) and maximum number of shares that may be issued pursuant to the exercise of incentive stock options, and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2023 Plan in the event of a corporate transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with SunPower or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2023 Plan may be assumed, or continued by any surviving or acquiring corporation (or its parent company), or new awards may be issued by such surviving or acquiring corporation (or its parent company) in substitution of such awards, and any reacquisition or repurchase rights held by SunPower with respect to the stock award may be assigned to SunPower’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by SunPower with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction). Any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by SunPower with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) if applicable, any per share exercise price payable by such holder.

Plan Amendment or Termination. SunPower’s Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of SunPower’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

2023 Employee Stock Purchase Plan

In July 2023, the SunPower Board adopted and our stockholders approved the 2023 Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective immediately upon the closing.

Administration. SunPower’s Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. SunPower’s employees and the employees of any of its designated affiliates, as designated by SunPower’s Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with SunPower or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with SunPower or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, SunPower’s Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of SunPower and its related corporations will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of SunPower’s capital stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of SunPower capital stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of SunPower’s stock on any purchase date during the offering period is less than or equal to the fair market value of a share of SunPower’s stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with SunPower and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to SunPower and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, SunPower will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by SunPower or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, SunPower will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares of common stock within ten business days (or such other period specified by the plan administrator) prior to the corporate transaction, and the participants’ purchase rights will terminate immediately thereafter.

Amendment and Termination. SunPower’s Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of SunPower’s stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by SunPower’s Board in accordance with the terms of the ESPP.

2022 Stock Plan

The SunPower Board adopted, and SunPower’s stockholders approved, the 2022 Plan in October 2022 in connection with the Required Transaction. The 2022 Plan amended and restated 2021 Stock Plan of the Company.

The 2022 Plan terminated when the 2023 Plan became effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2022 Plan remain outstanding, subject to the terms of SunPower’s 2022 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

As of April 30, 2025, there were outstanding awards relating to 3,265,128 shares of common stock under the 2022 Plan and the other Legacy Plans, collectively.

Stock Awards. The 2022 Plan provides for the grant of ISOs and nonstatutory stock options to purchase shares of common stock and restricted stock awards (collectively, “stock awards”). ISOs may be granted only to SunPower employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to SunPower employees, non-employee directors and consultants and the employees and consultants of SunPower affiliates. SunPower has granted stock options and restricted stock awards under the 2022 Plan.

If a stock award granted under the 2022 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2022 Plan (in the event that the 2023 Plan does not become effective as described in the preceding paragraph). In addition, the following types of shares of common stock under the 2022 Plan may become available for the grant of new stock awards under the 2022 Plan: (1) shares that are forfeited to or repurchased by SunPower prior to becoming fully vested; (2) shares retained to satisfy income or employment withholding taxes; (3) shares retained to pay the exercise or purchase price of a stock award; or (4) shares surrendered pursuant to an option exchange program.

Administration. The SunPower Board, or a duly authorized committee thereof, has the authority to administer the 2022 Plan. The SunPower Board may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) grant stock awards to such individuals within parameters specified by the Board. Subject to the terms of the 2022 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of SunPower’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with SunPower or any of its affiliates ceases due to disability or death, or an optionholder dies within 3 months following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following such disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash; (2) check; (3) to the extent permitted under applicable laws, a promissory note; (4) cancellation of indebtedness; (5) other previously owned SunPower shares; (6) a cashless exercise; (7) such other consideration and method of payment permitted under applicable laws; or (8) any combination of the foregoing methods of payment.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all SunPower stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of SunPower or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Incentive Stock Option Limit. The maximum number of shares of common stock that may be issued upon the exercise of ISOs under the 2022 Plan is 6,677,960 shares plus, to the extent permitted by applicable law, any shares that again become available for issuance under the 2022 Plan.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. The permissible consideration for restricted stock awards are the same as apply to stock options. common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in SunPower’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by SunPower upon the participant’s cessation of continuous service for any reason.

Changes to Capital Structure. In the event that there is a specified type of change in SunPower’s capital structure, including without limitation a stock split or recapitalization, extraordinary divided payable in a form other than shares in an amount that has a material effect on the fair market value of the common stock, or any increase or decrease in the number of issued shares effected without receipt of consideration by SunPower, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, and (2) the class and number of shares and price per share of stock (including any repurchase price per share) subject to outstanding stock awards.

Corporate Transactions. The 2022 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between SunPower and the award holder, each outstanding award (vested or unvested) will be treated as the plan administrator determines, including (without limitation) taking one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arranging for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arranging for the assignment of any reacquisition or repurchase rights held by SunPower in respect of common stock issued pursuant to the stock award to a successor corporation, or (3) canceling the stock award in exchange for a cash payment, or no payment, as determined by the plan administrator (including a payment equal to the excess, if any, of the fair market value of the shares as of the closing date of such corporate transaction over any exercise or purchase price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or similar contingencies)). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.

Under the 2022 Plan, a significant corporate transaction is generally the consummation of (1) a transfer of all or substantially all of SunPower’s assets, (2) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owners of more than 50% of SunPower’s then-outstanding capital stock, or (3) a merger, consolidation or other capital reorganization or business combination transaction of SunPower with our into another corporation, entity or person.

Transferability. A participant generally may not transfer stock awards under the 2022 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2022 Plan.

Amendment and Termination. The SunPower Board has the authority to amend, suspend or terminate the 2022 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of SunPower’s stockholders. Unless terminated sooner by the SunPower Board, the 2022 Plan will automatically terminate in October, 2032. No stock awards may be granted under the 2022 Plan while it is suspended or terminated.

2011 Stock Plan

Legacy Complete Solar’s board of directors adopted the 2011 Plan in January 2011 and was amended from to time by Legacy Complete Solar’s board of directors and its stockholders. The 2011 Plan was terminated in November, 2021 in connection with SunPower’s adoption of the 2022 Plan, and no new awards may be granted under it. The 2011 Plan was assumed by SunPower in connection with the Required Transaction. Outstanding awards granted under the 2011 Plan remain outstanding, subject to the terms of the 2011 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of April 30, 2025, there were outstanding awards relating to 3,265,128 shares of common stock under the 2011 Plan and the other Legacy Plans, collectively.

Plan Administration. SunPower’s board of directors or a duly authorized committee of the board of directors administers the 2011 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2011 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and price per share and repurchase price, if applicable, of any outstanding stock awards.

Corporate Transactions. In the event of a sale of all or substantially all of our assets or our merger, consolidation or other capital reorganization or business combination transaction with or into another corporation, entity or person, our 2011 Plan provides that any surviving or acquiring corporation (or parent thereof) may assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof), or such awards may be terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the stock subject to such awards vested and exercisable as of immediately prior to the consummation of such corporate transaction. If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, or exchange such awards for a payment, then each such outstanding award shall terminate upon consummation of the corporate transaction.

Change in Control. In the event of a change in control (as defined in the 2011 Plan), a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or in any other written agreement between us and a participant. In the absence of such a provision, no such acceleration will occur.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2011 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Solaria 2016 Stock Plan

Solaria’s board of directors adopted, and Solaria’s stockholders approved, the 2016 Plan, in May 2016 and July 2016, respectively. SunPower assumed the 2016 Plan in connection with the Required Transaction. The 2016 Plan was terminated in November 2022 in connection with the Required Transaction, and no new awards may be granted under it. Outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of the 2016 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of April 30, 2025, there were outstanding awards relating to 3,265,128 shares of common stock under the 2016 Plan and the other Legacy Plans, collectively.

Plan Administration. SunPower’s board of directors or a duly authorized committee administers the 2016 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, SunPower’s common stock subject to the 2016 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes, number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a Change in Control (as defined in the 2016 Plan), our 2016 Plan provides that unless otherwise provided in a written agreement between us and any participant or unless otherwise expressly provided by the board of directors at the time of grant of an award, any surviving or acquiring corporation (or parent thereof) may assume, continue or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume, continue or substitute outstanding awards in the corporate transaction, then the board of directors may provide for the accelerated vesting (in whole or in part) of any or all awards or may cancel any award for such consideration, if any, as the board of directors may consider appropriate.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2016 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Solaria 2006 Stock Plan

Solaria’s board of directors adopted, and Solaria’s stockholders approved, the 2006 Plan, in February 2006 and August 2006, respectively, and it was amended and restated from to time by Solaria’s board of directors and its stockholders. The 2006 Plan was terminated in February 2016 in connection with Solaria’s adoption of the 2016 Plan, and no new awards may be granted under it. SunPower assumed the outstanding awards granted pursuant to the 2006 Plan in connection with the Required Transaction. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of April 30, 2025, there were outstanding awards relating to 3,265,128 shares of common stock under the 2006 Plan and the other Legacy Plans, collectively.

Plan Administration. The SunPower Board or a duly authorized committee administers the 2006 Plan and the awards granted under it.

Capitalization Adjustments. In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2006 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, dividends, stock splits, or other similar transactions affecting the shares subject to the 2006 Plan, appropriate adjustments will be made to the class and number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.

Change in Control. In the event of a change in control (as defined in the 2006 Plan), our 2006 Plan provides that any successor corporation (or parent thereof) will assume or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume or substitute outstanding awards in the corporate transaction, then the vesting of outstanding awards held by participants will accelerate in full and any repurchase rights held by us with respect to such awards will lapse, contingent upon the effectiveness of such transaction. Notwithstanding the foregoing, to the extent that stock awards will terminate if not exercised prior to the effective time of a corporate transaction, our board may provide that such awards will be canceled for a payment equal to the excess, if any, of the value of the property the holder would have received upon exercise of such award over any exercise price payable.

In addition, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to non-employee directors that are assumed or substituted for, if on or following the date of such assumption or substitution such individual’s status as a director is involuntarily terminated, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Also, with respect to awards (and, if applicable, shares of restricted stock acquired pursuant to such awards) granted to participants that are assumed or substituted for, if either (x) such participant remains continuously employed by us or our successor through the one-year anniversary of such change in control or (y) such participant’s employment is involuntarily terminated without cause (as such term is defined in the 2006 Plan), or such participant’s duties are material diminished, in either case at any time prior to the one-year anniversary of such change in control, such individual will vest into such awards on an accelerated basis as if such individual had provided an additional 12 months of continuous service, such individual shall fully vest in and have the right to exercise awards as to all of the shares subject thereto.

Amendment of Awards. The plan administrator has the authority to modify outstanding stock awards under our 2006 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.

Inducement Grants

In connection with our acquisitions of Sunder and Ambia, we granted time-based restricted stock units outside of SunPower’s 2023 Plan as a material inducement to certain key employees to enter into employment with SunPower. Such inducement grants were made in accordance with Nasdaq Listing Rule 5635(c)(4). Specifically, in connection with our acquisition of Sunder, we made inducement grants on October 8, 2025 to three key employees of Sunder as a material inducement to their employment with SunPower. These inducement grants were RSUs for a total of 2,700,000 shares of our common stock, with 20% of such RSUs vesting one year after grant and the remaining vesting in equal monthly installments thereafter until the fifth anniversary of the grant date, with such vesting subject to the RSU recipient’s continuous service through each vesting date. These RSUs are also subject to accelerated vesting in the event the RSU recipient’s employment is terminated by the Company without cause.

Additionally, in connection with our acquisition of Ambia, on November 21, 2025, we made inducement grants to two key employees of Ambia as a material inducement to employment with SunPower following its acquisition of Ambia. These inducement grants consist of RSUs for a total of 2,000,000 shares of SunPower common stock, with 20% of the RSUs vesting one year after grant and the remainder vesting in equal monthly installments thereafter until the fifth anniversary of the grant date, with such vesting subject to the RSU recipient’s continuous service through each vesting date. The RSUs are also subject to accelerated vesting in the event the RSU recipient’s employment is terminated by the Company without cause.

Health and Welfare Benefits

SunPower provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan. SunPower does not maintain any executive-specific benefit or perquisite programs.

Rule 10b5-1 Sales Plans

SunPower’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. SunPower’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Emerging Growth Company Status

SunPower is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Certain Relationships and Related Party Transactions

Other than the compensation arrangements for our directors and executive officers, which are described in the section titled “Executive Compensation,” below is a description of transactions since January 1, 2025 to which we were a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Certain Indebtedness Payable to the Rodgers Massey Revocable Living Trust

The principal portion of the SCI Debt owing to the Rodgers Massey Revocable Living Trust of $1.5 million (plus accrued interest) remained outstanding as of December 28, 2025 and is outstanding as of the date of Registration Statement. The outstanding amount, plus accrued interest, is due on demand to the Rodgers Massey Revocable Living Trust. Thurman J. Rodgers is a trustee of the Rodgers Massey Revocable Living Trust, and he is the Executive Chairman of our Board of Directors and our Chief Executive Officer.

12% Notes Issued to Affiliates of Thurman J. Rodgers

On July 10, 2025, we issued a convertible promissory note in the original principal amount of $5,000,000 (the “July 2025 Note”) to a trust controlled by Thurman J. Rodgers, the Company’s Chief Executive Officer and a Director. The July 2025 Note bears a 12% interest rate. The July 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the July 2025 Note will accrue at a rate of 12.00% per year from July 1, 2024 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The July 2025 Note is convertible at the option of the holder at any time prior to the payment of the payment of the principal amount of the July 2025 Note in full. Upon conversion of the Note, SunPower will satisfy its conversion obligation by delivering shares of common stock and paying cash in respect of any fractional shares. The conversion rate of the July 2025 Note is initially equal to 558.6592 shares of common stock per $1,000 principal amount due under the note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the July 2025 Note. We may not redeem the July 2025 Note prior to July 5, 2026. We may redeem for cash all (but not less than all) of the, at our option, (i) on or after July 5, 2026 and prior to July 1, 2027, if the last reported sale price of our common stock has been at least 150% of the conversion price for the July 2025 Note then in effect and (ii) on or after July 5, 2027 and prior to the maturity date for the July 2025 Note if the last reported sale price of our common stock has been at least 130% of the conversion price for the Note then in effect, in each case of (i) and (ii), for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the July 2025 Note. If we undergo a change of control (as defined in the July 2025 Note), then, subject to certain conditions and except as described in the note, the holder may require the Company to redeem for cash all (but not less than all) of the note at a price equal to 100% of the principal amount of the July 2025 Note. The July 2025 Note sets forth certain events of default after which the note may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the July 2025 Note becomes automatically due and payable. If certain bankruptcy and insolvency-related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, the July 2025 Note shall automatically become due and payable. If an event of default with respect to the July 2025 Note, other than certain bankruptcy and insolvency-related events of default with respect to the Company, occurs and is continuing, a holder may at its option declare the note to be immediately due and payable.

On November 20, 2025, SunPower issued a convertible promissory note in the original principal amount of $2,000,000 (the “November 2025 Note”) to a trust controlled by Thurman J. Rodgers, our Chief Executive Officer and Executive Chairman. The November 2025 Note bears a 12% interest rate. The November 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the November 2025 Note will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The November 2025 Note is convertible at the option of the holder at any time prior to the payment of the payment of the principal amount of the Note in full. Upon conversion of the November 2025 Note, the Company will satisfy its conversion obligation by delivering shares of its common stock and paying cash in respect of any fractional shares. The conversion rate of the November 2025 Note is initially equal to 626.9592 shares of common stock per $1,000 principal amount due under note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the November 2025 Note. We may not redeem the November 2025 Note prior to July 5, 2026. We may redeem for cash all (but not less than all) of the, at our option, (i) on or after July 5, 2026 and prior to July 1, 2027, if the last reported sale price of our common stock has been at least 150% of the conversion price for the November 2025 Note then in effect and (ii) on or after July 5, 2027 and prior to the maturity date for the November 2025 Note if the last reported sale price of our common stock has been at least 130% of the conversion price for the Note then in effect, in each case of (i) and (ii), for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the note, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the November 2025 Note. If we undergo a change of control (as defined in the November 2025 Note), then, subject to certain conditions and except as described in the note, the holder may require the Company to redeem for cash all (but not less than all) of the note at a price equal to 100% of the principal amount of the November 2025 Note. The November 2025 Note sets forth certain events of default after which the note may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the November 2025 Note becomes automatically due and payable. If certain bankruptcy and insolvency-related events of default occur with respect to the Company, the principal of, and accrued and unpaid interest, if any, on, the November 2025 Note shall automatically become due and payable. If an event of default with respect to the November 2025 Note, other than certain bankruptcy and insolvency-related events of default with respect to the Company, occurs and is continuing, a holder may at its option declare the note to be immediately due and payable.

On July 1, 2024, we entered into Note Purchase Agreements and the Exchange Agreement (together the “July 2024 Purchase Agreement”), pursuant to which we issued to certain accredited investors and qualified institutional buyers approximately $50.0 million in aggregate principal amount in July 2024 Notes. A trust controlled by Thurman J. Rodgers – our Chief Executive Officer and Chairman – holds $18,000,000 principal amount of the July 2024 Notes. The July 2024 Notes accrue interest at the rate of 12.0% annually, which will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on July 1, 2025, and the trust controlled by Mr. Rodgers received such interest payments during 2025 and will be entitled to such interest payments during 2026. The July 2024 Notes are convertible at the option of the holders at any time prior to the payment of the payment of the principal amount of such convertible note in full. Upon conversion of any convertible note, we will satisfy its conversion obligation by delivering shares of common stock and paying cash in respect of any fractional shares. The conversion rate for the convertible notes is initially equal to 595.2381 shares of common stock per $1,000 principal amount due under the convertible notes. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the convertible notes.

7% Notes

On September 8, 2024, September 11, 2024 and September 22, 2024, we entered into note purchase agreements with certain accredited investors and qualified institutional buyers relating to the sale and issuance of $80.0 million in aggregate principal amount of our 7% Notes. The Company issued $4.0 million principal amount of the 7% Notes to the Rodgers Family and Free Markets Charitable Trust, and the Company issued $4.0 million principal amount of the 7% Notes to the Rodgers Massey Revocable Living Trust. Thurman J. Rodgers is the Chief Executive Officer, a member of the Board of Directors, and trustee of each of the Rodgers Family and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust. Mr. Rodgers and his affiliated trusts hold more than 5% holder of our capital stock. Additionally, the Company also issued $750,000 principal amount of the 7% Notes to the Dan and Kathy McCranie 2000 Revocable Trust, for which J. Daniel McCranie serves as trustee. Mr. McCranie was appointed to serve as a director of the Company on January 24, 2025.

Interest on the 7% Notes accrues at a rate of 7.00% per year from September 16, 2024 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2025. The trusts affiliated with Mr. Rodgers and Mr. McCranie received such interest payments during 2025 and will be entitled to such interest payments during 2026. On or after September 16, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the 7% Notes may convert all or any portion of their 7% Notes at any time, in integral multiples of $1,000 principal amount, at the option of the holder. Upon conversion, the Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, in the manner and subject to the terms, conditions and limitations provided in the Indenture. On December 18, 2024, at our annual meeting of stockholders, our stockholders approved the issuance of shares of our common stock upon conversion of the 7% Notes in excess of the limitations otherwise applicable under the Indenture as a result of Nasdaq Listing Rule 5635(d)(2). As a result of this stockholder approval, we will seek approval to amend the Indenture to enable the earlier conversion of the 7% Notes.

The conversion rate for the 7% Notes is initially 467.8363 shares of common stock per $1,000 principal amount of 7% Notes. The conversion rate for the 7% Notes is subject to adjustment from time to time in accordance with the terms of the Indenture. In addition, upon a conversion of the 7% Notes after September 16, 2025, following certain corporate events that occur prior to the maturity date of the 7% Notes or if the Company delivers a notice of redemption in respect of the 7% Notes, the Company will, under certain circumstances, increase the conversion rate of the 7% Notes for a holder who elects to convert its 7% Notes following September 16, 2025, in connection with such a corporate event that occurs prior to the maturity date, or if the Company delivers a notice of redemption in respect of the 7% Notes.

SameDay Solar

SunPower previously entered into commercial agreements with SameDay Solar, a residential solar installer. William Anderson, a director and our former Chief Executive Officer, owns 60% of the equity securities of SameDay Solar, and he is Chief Executive Officer of SameDay Solar. All agreements between SunPower and SameDay Solar previously were entered into in the ordinary course of business; provided, however, the Company facilitates equipment purchases for SameDay Solar, and SameDay Solar receives the benefit of the pricing received by the Company for equipment purchases, including for projects that are completed by SameDay Solar on behalf of the Company and that do not involve the Company or its customers. Since January 1, 2022, we have paid SameDay Solar a total of approximately $2.3 million. Mr. Anderson receives separate compensation from SameDay Solar, and given his equity ownership, Mr. Anderson also has a 60% interest in SameDay Solar’s profits and earnings.

Employment Arrangements

We have entered into employment agreements with certain of its executive officers. For more information regarding these agreements with certain of our named executive officers, see the section titled “Employment Arrangements with Named Executive Officers.”

Stock Option and Restricted Stock Unit Grants to Directors and Executive Officers

SunPower has granted stock options to certain of its directors and executive officers. For more information regarding the stock options and stock awards granted to SunPower’s directors and named executive officers, see the section titled “Executive Compensation.”

Indemnification Agreements

SunPower entered into new indemnification agreements with the directors and officers of SunPower following the Business Combination.

SunPower’s certificate of incorporation contains provisions limiting the liability of directors, and SunPower’s amended and restated bylaws provide that SunPower will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. SunPower’s amended and restated certificate of incorporation and amended and restated bylaws also provide the SunPower Board with discretion to indemnify SunPower’s employees and other agents when determined appropriate by the SunPower Board.

Policies and Procedures for Related Person Transactions

The SunPower Board adopted a written related person transactions policy that sets forth SunPower’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the SunPower policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which SunPower or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class SunPower’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to SunPower’s Audit Committee (or, where review by SunPower’s Audit Committee would be inappropriate, to another independent body of the SunPower Board) for review. To identify related person transactions in advance, SunPower will rely on information supplied by SunPower’s executive officers, directors and certain significant stockholders. In considering a related person transaction, SunPower’s Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to SunPower;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the extent of the related person’s interest in the transaction;

●	the purpose and terms of the transaction;

●	management’s recommendation with respect to the proposed related person transaction;

●	the availability of other sources for comparable services or products; and

●	whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

SunPower’s Audit Committee will approve only those transactions that it determines are fair to us and in SunPower’s best interests.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of January 12, 2026 by:

●	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

●	each of our directors and each of our named executive officers; and

●	all executive officers and directors of SunPower as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person in the table below, shares subject to options, warrants, convertible notes, other derivative securities or other rights held by that person that are currently exercisable, or will become exercisable within 60 days of January 12, 2026, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person in the table below.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Applicable percentages in the table below are based on 111,888,493 shares of Common Stock outstanding as of January 12, 2026.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Ecosystem Integrity Fund II, L.P.(2)	8,399,653	7.51%
Thurman J. (T.J.) Rodgers(3)	42,365,777	32.05%
Entities affiliated with Alyeska Investment Group, L.P.(4)	7,236,624	6.47%
Entities Affiliated with Kline Hill(5)	7,299,695	6.52%
Entities Affiliated with Carlyle Group(6)	7,211,351	6.45%
Executive Officers and Incumbent Directors and Director Nominees:
Thurman J. Rodgers(3)	42,365,777	32.05%
William J. Anderson(7)	2,777,727	2.45%
Antonio R. Alvarez(8)	201,009	*
Daniel Foley(9)	157,472	*
Devin Whatley(2)	8,591,602	7.67%
Tidjane Thiam(10)	292,825	*
Adam Gishen(11)	311,381	*
Ronald Pasek(12)	228,879	*
Chris Lundell(13)	377,443	*
Lothar Maier(14)	243,169	-
J. Daniel McCranie(15)	1,681,765	1.50%
Jamie Haenggi	-	-
Jeanne Nguyen(16)	35,374
All directors and executive officers as a group (13 persons)	57,264,423	42.39%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company listed in the table is c/o SunPower Inc., 1403 North 630 East, Orem, UT 84097.

(2)

Includes (i) 5,832,054 shares held by Ecosystem Integrity Fund II, L.P., of which Mr. Devin Whatley is the managing member of the general partner, (ii) 198,346 shares held by EIF CS SPV LLC, and (iii) 2,369,253 shares issuable pursuant to warrants exercisable within 60 days of January 12, 2026. Mr. Whatley serves as a director of the Company. The business address of each of Ecosystem Integrity Fund II, L.P., EIF CS SPV LLC and Mr. Whatley is 20 Richelle Court, Lafayette, California 94549. In the case of Mr. Whatley, also includes (i) 103,825 shares of common stock issuable upon settlement of restricted stock units, and (ii) 88,124 shares issuable pursuant to stock options exercisable within 60 days of January 12, 2026.

(3)

Includes (i) 485,562 shares held by Rodgers Capital, LLC, (ii) 8,843 shares held by Thurman J. Rodgers, (iii) 7,701,605 shares held by the Rodgers Massey Revocable Living Trust, (iv) 1,838,235 shares held by the Rodgers Massey Freedom and Free Markets Charitable Trust, (v) 724,416 shares issuable pursuant to warrants exercisable within 60 days of January 12, 2026, (vi) 116,601 shares issuable pursuant to stock options and restricted stock units exercisable or settleable within 60 days of January 12, 2026, (vii) 4,166,667 shares of common stock issued to the Rodgers Massey Freedom and Free Markets Charitable Trust pursuant to the Second SAFE, and (viii) 9,722,222 shares of common stock issued to the Rodgers Massey Freedom and Free Markets Charitable Trust pursuant to the Third SAFE. Additionally, the number of shares reflected in the table above include shares issuable upon conversion of the following convertible notes: (a) the Rodgers Massey Revocable Living Trust holds $18,000,000 principal amount of 12% Notes convertible into 10,714,285 shares of common stock, (b) the Rodgers Massey Revocable Living Trust and the Rodgers Massey Freedom and Free Markets Charitable Trust hold an aggregate of $8,000,000 principal amount of 7% Notes convertible into a total of 4,678,362 shares of common stock, (c) the Rodgers Massey Revocable Living Trust holds $5,000,000 principal amount of 12% Notes issued in July 2025 that are convertible into 2,793,296 shares of common stock, and (d) the Rodgers Massey Freedom and Free Markets Charitable Trust holds an additional $2,000,000 principal amount of 12% Notes issued in November 2025 that are convertible into 1,253,918 shares of common stock. In addition to the foregoing and the number of shares reflected in the table above, shares of common stock are issuable pursuant to the Third SAFE in accordance with the terms thereof in connection with a bona fide common stock financing completed by the Company.

(4)	Based solely on information obtained from a Schedule 13G filed by Alyeska Investment Group, L.P. on February 14, 2025. Represents 219,080 shares of common stock held by Alyeska Investment Group, L.P., Alyeska Fund GP, LLC, and Anand Parekh, as well as 7,017,544 shares of common stock issuable upon conversion of the 7% Notes. 7% Notes. The principal business address is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(5)	Based solely on information obtained from a Schedule 13G filed by KHP Fund GP LLC (“KHP Fund GP”) on February 5, 2025. Includes (i) an aggregate of 2,383,534 shares of common stock held by Kline Hill Partners Fund LP (“KHP LP”), Kline Hill Partners IV SPV LLC (“KHP IV SPV”) and Kline Hill Partners Opportunity IV SPV LLC (“KHP Opportunity IV SPV”), (ii) an aggregate of 4,745,675 shares of common stock issuable upon the conversion of the outstanding convertible promissory notes held by KHP LP, KHP IV SPV and KHP Opportunity IV SPV and (iii) an aggregate of 170,486 shares of common stock issuable upon the exercise of warrants held by KHP LP, KHP IV SPV and KHP Opportunity IV SPV. KHP Fund GP is the general partner of KHP LP and may be deemed to share voting, investment and dispositive power with respect to these securities. Kline Hill Partners Fund IV LP (“KHP IV LP”) is the sole member of KHP IV SPV and may be deemed to share voting, investment and dispositive power with respect to these securities. KHP Fund IV GP is the general partner of KHP IV LP and may be deemed to share voting, investment and dispositive power with respect to these securities. KHP Opportunity IV LP is the sole member of KHP Opportunity IV SPV and may be deemed to share voting, investment and dispositive power with respect to these securities. KHP Fund IV GP is the general partner of KHP Opportunity IV LP and may be deemed to share voting, investment and dispositive power with respect to these securities. Michael Bego and Jared Barlow are the managing members of KHP Fund GP and KPH Fund IV GP and may be deemed to share voting, investment and dispositive power with respect to these securities. Other than those securities reported herein as being held directly by such securityholder, each of them disclaims any such beneficial ownership of such securities, except to the extent of their respective pecuniary interest. The business address for Kline Hill is 325 Greenwich Ave., 3rd Floor, Greenwich, CT 06830.

(6)	Based solely on information obtained form a Schedule 13G, as amended, filed by the Carlyle Group Inc. (“Carlyle”) and its affiliates on November 13, 2025. Includes (i) 1,258,970 shares of common stock held of record by CRSEF Solis Holdings, L.L.C. and (ii) 5,952,381 shares of common stock issuable upon the conversion of the 12% Notes held of record by CRSEF Solis Holdings, L.L.C. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities managed by CRSEF Lux GP S.a r.l., is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole shareholder of CRSEF Lux GP S.a r.l., which is a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp. The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities managed by CRSEF Managing GP, L.P., is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CRSEF GP, L.L.C., which is the general partner of CRSEF Managing GP, L.P., which is also a general partner of Carlyle CRSEF Solis Aggregator, S.C.Sp. Carlyle CRSEF Solis Aggregator, S.C.Sp. is the managing member of CRSEF Solis Holdings, L.L.C. Accordingly, each of the entities named above may be deemed to share beneficial ownership of the securities held of record by CRSEF Solis Holdings, L.L.C. Each of them disclaims any such beneficial ownership of such securities. The principal business office address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The principal business office address for CRSEF Lux GP S.a r.l. is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L-1653 Luxembourg, Luxembourg. The principal business office address for Carlyle CRSEF Solis Aggregator, S.C.Sp. is 9, rue de Bitbourg, L-1273 Luxembourg. The principal business office address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004-2505.

(7)	Includes (i) 405,090 shares of common stock, (ii) 671,738 shares of common stock issued or issuable upon settlement of restricted stock units, (iii) 1,700,899 shares issuable pursuant to stock options r exercisable within 60 days of January 12, 2026, and (iv) 141,187 shares issuable pursuant to warrants exercisable within 60 days of January 12, 2026.

(8)	Includes (i) 106,577 shares of common stock issued or issuable upon settlement of restricted stock units and (ii) 94,452 shares issuable pursuant to stock options exercisable within 60 days of January 12, 2026.

(9)	Includes 157,472 shares of common stock.

(10)	Includes (i) 80,245 shares of common stock and 106,011 shares of common stock issued or issuable upon settlement of restricted stock units, (ii) 12,117 shares issuable pursuant to warrants exercisable within 60 days of January 12, 2026, and (iii) 94,452shares issuable pursuant to stock options exercisable within 60 days of January 12, 2026.

(11)	Includes (i) 99,999 shares of common stock and 110,656 shares of common stock issued or issuable upon settlement of restricted stock units, (ii) 1,211 shares issuable pursuant to warrants exercisable within 60 days of January 12, 2026, and (iii) 99,515 shares issuable pursuant to stock options exercisable within 60 days of January 12, 2026.

(12)	Includes (i) 112,022 shares of common stock issued or issuable upon settlement of restricted stock units and (ii) 116,857 shares issuable pursuant to stock options exercisable within 60 days of January 12, 2026.

(13)	Includes (i) 103,825 shares of common stock issued or issuable upon settlement of restricted stock units and (ii) 273,618 shares issuable pursuant to stock options exercisable within 60 days of January 12, 2026.

(14)	Includes 243,169 shares of common stock issued or issuable upon settlement of restricted stock units.

(15)	Includes (i) 438,596 shares of common stock issuable upon conversion of $750,000 principal amount of 7% Notes held by the Dan and Kathy McCranie 2000 Revocable Trust, and (ii) 1,243,169 shares of common stock issued or issuable upon settlement of restricted stock units. Mr. McCranie serves as trustee of the Dan and Kathy McCranie 2000 Revocable Trust. Mr. McCranie disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein.

(16)	Includes 35,374 shares of common stock issued or issuable upon settlement of restricted stock units.

Selling Securityholder

This prospectus relates to the possible resale from time to time by the Selling Securityholder of any or all of the shares of common stock that may be issued by us to White Lion under the White Lion Purchase Agreement. We are registering the shares of common stock pursuant to the provisions of the RRA we entered into with White Lion on July 16, 2024 in order to permit the Selling Securityholder to offer the shares for resale from time to time. Except for the transactions contemplated by the White Lion Purchase Agreement and the RRA or as otherwise disclosed in this prospectus, White Lion has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means White Lion Capital, LLC.

The table below presents information regarding the Selling Securityholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of January 12, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Securityholder may offer under this prospectus. The Selling Securityholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 111,888,493 shares of our common stock outstanding on January 12, 2026. Because the purchase price of the shares of common stock issuable under the White Lion Purchase Agreement is determined on the closing date with respect to each purchase, the number of shares that may actually be sold by the Company under the White Lion Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
Name of Selling Securityholder	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)
White Lion Capital, LLC(4)	0	-	48,521,163	0	-

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion Capital may be required to purchase under the White Lion Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to conditions contained in the White Lion Purchase Agreement, the satisfaction of which are entirely outside of White Lion Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the White Lion Purchase Agreement. Also, the White Lion Purchase Agreement prohibits us from issuing and selling any shares of our common stock to White Lion Capital to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion Capital, would cause White Lion Capital’s beneficial ownership of our common stock to exceed a 9.99% Beneficial Ownership Limitation. The Beneficial Ownership Limitation may not be amended or waived under the White Lion Purchase Agreement.

(2)	Applicable percentage ownership is based on 111,888,493 shares of our common stock outstanding as of January 12, 2026.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion Capital, LLC is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion Capital’s principal business is that of a private investor. Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion Capital, each of whom may be deemed to have sole voting control and investment discretion over securities beneficially owned directly or indirectly by White Lion Capital. We have been advised that White Lion Capital is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly or indirectly by White Lion Capital.

Description of Capital Stock

The following summary of certain provisions of SunPower’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of the DGCL.

Authorized and Outstanding Stock

As of the date of this prospectus, our Certificate of Incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value (the “preferred stock”). As of January 12, 2026, there were 111,888,493 shares of common stock issued and outstanding and no preferred shares of outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of SunPower’s directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by SunPower’s Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of SunPower’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of SunPower’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of common stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

SunPower’s Board has one class of directors and each director generally serves for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

SunPower’s Board has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of the common stock, restricting dividends on SunPower’s capital stock, diluting the voting power of common stock, impairing the liquidation rights of SunPower’s capital stock, or delaying or preventing a change in control of SunPower.

SAFE Agreements and Related Common Stock Issued or Issuable

On January 31, 2024, we entered into the First SAFE with the Purchaser in connection with the Purchaser investing $1.5 million in the Company. On February 15, 2024, we entered into the Second SAFE with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. On April 21, 2024, we entered into an amendment for each of our First SAFE and Second SAFE to convert the invested amounts into shares of our common stock. The conversion share price was $0.36, calculated as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. As a result of the conversion of the First SAFE and Second SAFE, 4,166,667 and 9,722,222 shares of our common stock, respectively, have been issued to the Purchaser.

On May 13, 2024, we entered into the Third SAFE with the Purchaser in connection with the Purchaser’s investment of $1,000,000. The Third SAFE is convertible into shares of common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we issue and sell common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which is equal to 50% of the price per share of common stock sold in the Equity Financing. If we consummate a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1,000,000, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the common stock on May 13, 2024, multiplied by (ii) 50%.

Thurman J. Rodgers is a trustee of the Purchaser, the Executive Chairman of the SunPower Board, and the Chief Executive Officer of the Company.

Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria entered into Forward Purchase Agreements with each of the FPA Sellers. Pursuant to the terms of the original Forward Purchase Agreements, the FPA Sellers could purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, the shares purchasable under the Forward Purchase Agreement (the “FPA Shares”). While the FPA Sellers had no obligation to purchase any Shares under the Forward Purchase Agreements, the aggregate total FPA Shares that could be purchased under the original Forward Purchase Agreements was no more than 6,720,000 in aggregate. The FPA Sellers could not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination as per the Amended and Restated Business Combination Agreement.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the Forward Purchase Agreements (the “FPA Amendments”). The FPA Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7, 2024 and May 8, 2024, respectively, the Company entered into the Sandia Second Amendment and the Polar Second Amendment to the Forward Purchase Agreements. The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP trigger event to mean an event that occurs if the VWAP price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per FPA Share.

Subsequently, on June 14, 2024, the Company entered into the Sandia Third Amendment. The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP trigger event to mean an event that occurs if the VWAP price (as defined in the Forward Purchase Agreement), for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share. In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of this document.

On July 17, 2024, the Company entered into the third amendment to the Polar Third Amendment, pursuant to which the Company and Polar agreed that most favored nation term of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

On July 15, 2025, SunPower and Meteora entered into an amendment to the Forward Purchase Agreement between Meteora and SunPower, and on July 16, 2025, SunPower and Sandia entered into an amendment to the Forward Purchase Agreement between Sandia and SunPower (collectively, the “Further FPA Amendments”). The Further FPA Amendments extend the valuation date to the earliest to occur of (a) July 17, 2026, (b) the date specified by the applicable Seller in a written notice to be delivered to the Company at such Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP trigger event (x) a delisting event, (y) a registration failure or (z) unless otherwise specified therein, upon any additional termination event and (c) 90 days after delivery by SunPower of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement, dated as of May 26, 2023, among Freedom, the Company and the other parties thereto, the VWAP price is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period.

The Further FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected settlement amount determined by the VWAP price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the settlement amount adjustment, then the settlement amount adjustment shall be deemed to be zero, and that if the settlement amount adjustment exceeds the settlement amount, then the settlement amount adjustment shall be paid, at SunPower’s option, in cash or shares of SunPower’s common stock.

The Further FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the settlement adjustment amount exceeds the settlement amount, SunPower shall remit to the applicable seller the difference between (i) the settlement amount adjustment and (ii) the settlement amount. The Further FPA Amendments further provide that the settlement amount will be used solely as a calculation mechanism to determine any liability SunPower may owe to the Seller via the settlement amount adjustment, and notwithstanding anything to the contrary herein, the Seller shall not be required to remit the settlement amount to SunPower or return any portion of the prepayment amount.

Warrants

Each whole Public Warrant and Merger Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. The Merger Warrants expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. However, no Public Warrants or Merger Warrants will be exercisable for cash unless SunPower has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and Merger Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when it shall have failed to maintain an effective registration statement, exercise Public Warrants and Merger Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

Pursuant to the warrant agreements, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Upon the Closing, SunPower separated the units into shares of common stock and Public Warrants, and the Units stopped trading and were delisted from the NYSE.

The Private Warrants are identical to the Public Warrants underlying the Units except that (i) each Private Warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The Working Capital Warrants are identical to the Private Warrants.

Once the warrants become exercisable, SunPower may redeem the outstanding warrants (except as described herein with respect to the Private Warrants and Working Capital Warrants):

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth below based on the redemption date and the “fair market value” of common stock;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described above adjacent to the caption “Exercise Price”), the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of shares of common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

Redemption Date (period to expiration	Fair Market Value of Common Stock
of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our shares outstanding immediately after giving effect to such exercise.

Registration Rights

Pursuant to the Warrant Agreement dated February 25, 2021 between us and our Transfer Agent (the “Warrant Agreement”), we agreed to register the shares issuable upon exercise of the Warrants following the Closing of the Business Combination.

We, Freedom Acquisition I LLC, certain of our equity holders and certain of their respective affiliates, as applicable, and the other parties thereto, are party to an Amended and Restated Registration Rights Agreement, dated July 17, 2023 (the “A&R Registration Rights Agreement”), pursuant to which we granted customary registration rights to the parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain of our securities held by the parties thereto.

The Sponsor and certain payees under certain of our outstanding indebtedness are entitled to certain registration rights relating to the Working Capital Warrants.

Demand Registration Rights under Forward Purchase Agreements and PIPE Subscription Agreements

Pursuant to the Forward Purchase Agreements, dated July 13, 2023, between the Company and the FPA Sellers, within 30 days after receipt of a written request from an FPA Seller, we are required to file a registration statement with the SEC registering the resale of all shares held by the applicable FPA Seller and to cause such registration statement to be declared effective. No FPA Seller has requested a registration statement to date under their Forward Purchase Agreements. The FPA Sellers are also parties to Subscription Agreements dated July 13, 2023 with FACT that provided registration rights with respect to the subscribed shares.

Registration Rights Under Ayna Warrant

Pursuant to the warrant to purchase up to 6,000,000 shares of common stock (the “Ayna Warrant”) issued to Ayna.AI LLC (“Ayna”) on June 17, 2024, Ayna has piggy-back registration rights if we propose to register any of our common stock under the Securities Act in connection with a public offering of such securities solely for cash. Additionally, Ayna has Form S-3 demand registration rights if the Ayna Warrant has been exercised in full, we are eligible to use Form S-3, and Ayna requests that we file a Form S-3 registration statement with respect to all of the shares of common stock then held by Ayna. We filed such Form S-3 registration statement on December 30, 2024.

Registration Rights Under Exchange Agreement

Pursuant to the Exchange Agreement, we agreed to file a registration statement with respect to resale of 1,500,000 shares of common stock issued to Kline Hill and with respect to the shares of common stock issuable upon conversion of 12.00% Notes due 2029 issued to Kline Hill and Carlyle. We filed such Form S-3 registration statement with respect to the securities held by Kline Hill on December 30, 2024.

The White Lion Transaction Registration Rights Agreement

On July 16, 2024, we entered into the White Lion Purchase Agreement with White Lion. In connection with the White Lion Purchase Agreement, we entered into the RRA with White Lion providing for the resale of the shares purchased by White Lion under the White Lion Purchase Agreement. We completed the initial filing of such registration statement on July 24, 2024.

Registration Rights Under Note Purchase Agreements for 7.00% Notes due 2029

The note purchase agreements entered into by SunPower and certain purchasers of the 7.00% Notes due 2029 require SunPower to file a registration statement with the SEC to register the resale of the maximum number of shares of common stock issuable upon conversion of the 7.00% Notes due 2029 and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Registration Rights under Membership Interest Purchase Agreements

The Membership Interest Purchase Agreement that we entered into on September 21, 2025 with the Company, Chicken Parm Pizza LLC and Sunder Energy LLC provides that we are required to file an initial registration statement on Form S-1 with the SEC with respect to the shares of our common stock issued and issuable as consideration for the acquisition of Sunder Energy on or before the six month anniversary of the closing date of the transactions under such Membership Interest Purchase Agreement.

The Membership Interest Purchase Agreement that we entered into on November 21, 2025 with Ambia Holdings, Inc. and Ambia Energy, LLC provides that we are required to file an initial registration statement on Form S-1 with the SEC with respect to the shares of our common stock issued and issuable as consideration for the acquisition of Ambia Energy within 10 calendar days after we file an amendment to our Current Report on Form 8-K to file the financial statements required to be filed by SunPower pursuant to Item 9.01(a)(3) of Current Report Form 8-K in respect of the transactions contemplated by the Ambia Membership Interest Purchase Agreement.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Among other things, the Governing Documents:

●	authorize our Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of our Board;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of SunPower’s stockholders may be called by the chairperson of our Board, the chief executive officer or by our Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors. The combination of these provisions will make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of SunPower by replacing our Board. Because the our Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce SunPower’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for SunPower’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of common stock.

Delaware Anti-Takeover Law

SunPower opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to the date of the transaction, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring SunPower to negotiate in advance with our Board because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the SunPower Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on SunPower’s behalf;

●	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of SunPower’s directors, officers, or other employees to SunPower or our stockholders;

●	any action or proceeding asserting a claim against SunPower or any of our directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder);

●	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

●	any action or proceeding asserting a claim against SunPower or any of our directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Certificate of Incorporation further provides that, unless SunPower consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for common stock and the warrant agent for the Warrants.

Listing of Common Stock and Warrants

Our common stock and Public Warrants are listed on Nasdaq under the symbols “SPWR” and “SPWRW,” respectively.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, S corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “ - Tax Considerations Applicable to U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock disposed of exceeds one year at the time of disposition. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible under current law for reduced rates of tax. If the U.S. Holder’s holding period for the common stock disposed of is one year or less at the time of disposition, any gain on a taxable disposition of our common stock would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the shares of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders - Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant expires unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock - Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders - Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status or has been notified by the IRS that such U.S. Holder is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “ - Tax Considerations Applicable to Non-U.S. Holders - Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “-Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “-Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “ - Tax Considerations Applicable to U.S. Holders - Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “ - Tax Considerations Applicable to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, (i) the non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time within the relevant period or (ii) provided that our Warrants are regularly traded on an established securities market, the non-U.S. Holder has owned, actually or constructively, more than 5% of our Warrants at any time within the within the relevant period. It is unclear how a non-U.S. Holder’s ownership of Warrants will affect the determination of whether the non-U.S. Holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our Warrants are not considered to be regularly traded. There can be no assurance that our common stock or Warrants will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock - Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders - Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) and Treasury Regulations and administrative guidance promulgated thereunder impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our securities. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Plan of Distribution

The shares of common stock offered by this prospectus are being offered by the Selling Securityholder, White Lion Capital, LLC. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it may acquire from us pursuant to the White Lion Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer may receive commissions from White Lion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Securityholder, any compensation paid by the Selling Securityholder to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify White Lion and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $185,662.10.

White Lion has represented to us that at no time prior to the date of the White Lion Purchase Agreement has White Lion, any of its affiliates or any entity managed or controlled by White Lion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock that establishes a net short position with respect to our common stock. White Lion has agreed that during the term of the White Lion Purchase Agreement, none of White Lion, any of its affiliates nor any entity managed or controlled by White Lion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Securityholder.

Our common stock is currently listed on The Nasdaq Global Market under the symbol “SPWR”.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

Experts

The financial statements of Complete Solaria, Inc. as of December 31, 2023, and for the year then ended, included in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of SunPower Inc. (f/k/a Complete Solaria, Inc.) (the “Company”) as of December 29, 2024 and for the fiscal year then ended included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

The combined financial statements of the SunPower Businesses as of September 29, 2024 and December 31, 2023 and for the 39 weeks ended September 29, 2024 and the year ended December 31, 2023 included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting. The report on the combined financial statements contains an explanatory paragraph regarding the SunPower Businesses’ ability to continue as a going concern.

The financial statements of Sunder Energy LLC as of and for the years ended December 31, 2024 and 2023 included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Sunder Energy LLC’s ability to continue as a going concern.

The audited financial statements of Ambia Energy, LLC as of and for the fiscal year ended December 31, 2024 included in this prospectus and in the Registration Statement have been so included in reliance upon the report of Tanner LLP, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to SunPower and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://www.sunpower.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Index to Financial Statements

SUNPOWER, INC.

SUNPOWER BUSINESSES

AUDITED COMBINED FINANCIAL STATEMENTS

Independent Auditor’s Report	F-93

Combined Balance Sheet as of September 29, 2024 and December 31, 2023	F-95

Combined Statement of Operations for the Thirty-Nine Weeks ended September 29, 2024 and Fiscal Year ended December 31, 2023	F-96

Combined Statement of Net Parent Investment as of September 29, 2024 and December 31, 2023	F-97

Combined Statement of Cash Flows for the Thirty-Nine Weeks ended September 29, 2024 and Fiscal Year ended December 31, 2023	F-98

Notes to Combined Financial Statements	F-99

SUNDER ENERGY LLC

UNAUDITED FINANCIAL STATEMENTS OF SUNDER ENERGY LLC

AUDITED FINANCIAL STATEMENTS OF SUNDER ENERGY LLC

AMBIA ENERGY, LLC

UNAUDITED FINANCIAL STATEMENTS OF AMBIA ENERGY, LLC

AUDITED FINANCIAL STATEMENTS OF AMBIA ENERGY, LLC

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Information	F-181

Notes to Unaudited Pro Forma Combined Financial Statements	F-185

SUNPOWER INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands except share and per share amounts)

	September 28,	December 29,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$5,072	$13,378
Accounts receivable, net	80,753	51,908
Inventories	8,694	22,110
Prepaid expenses and other current assets	20,830	8,206
Total current assets	115,349	95,602
Restricted cash	3,841	3,841
Property and equipment, net	3,670	5,493
Operating lease right-of-use assets	2,528	3,041
Intangible assets, net	38,956	17,385
Goodwill	42,911	18,476
Other noncurrent assets	1,085	628
Total assets	$208,340	$144,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,857	$7,980
Accrued expenses and other current liabilities (1)	59,271	56,081
Notes payable to related parties	21,500	1,500
Contract liabilities	9,713	10,003
SAFE Agreement with related party	497	384
Forward purchase agreement liabilities with related parties	—	1,274
Forward purchase agreement liabilities	4,301	2,220
Total current liabilities	115,139	79,442
Warranty provision, noncurrent	2,140	3,437
Warrant liability	4,683	1,561
Contract liabilities, noncurrent	1,713	918
Notes payable and derivative liabilities, net of current	148,205	92,638
Notes payable and derivative liabilities with related parties, net of current	34,572	53,193
Operating lease liabilities, net of current portion	1,335	2,263
Other long-term liabilities	12,869	8,553
Total liabilities	320,656	242,005

Commitments and contingencies (Note 12)

Stockholders’ (deficit):
Common stock, $0.0001 par value; Authorized 1,000,000,000 shares as of September 28, 2025, and December 29, 2024; issued and outstanding 89,167,963 and 73,784,645 shares as of September 28, 2025, and December 29, 2024, respectively.	14	14
Additional paid-in capital	330,083	313,661
Accumulated other comprehensive income	165	165
Accumulated deficit	(442,578)	(411,379)
Total stockholders’ (deficit)	(112,316)	(97,539)
Total liabilities and stockholders’ (deficit)	$208,340	$144,466

(1)	Includes accrued interest due to related parties of $1.2 million and $2.2 million as of September 28, 2025, and December 29, 2024, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands except share and per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2025	2024	2025	2024
Revenues (1)	$70,005	$5,536	$220,269	$20,068
Cost of revenues	37,965	8,693	126,970	21,834
Gross profit (loss)	32,040	(3,157)	93,299	(1,766)
Operating expenses:
Sales commissions	7,534	7,270	24,273	11,691
Sales and marketing	6,467	1,093	21,764	3,762
General and administrative	21,483	18,450	52,382	29,789
Total operating expenses	35,484	26,813	98,419	45,242
Loss from continuing operations	(3,444)	(29,970)	(5,120)	(47,008)
Interest expense (2)	(8,104)	(2,338)	(23,258)	(8,230)
Interest income	—	86	3	102
Other expense, net (3)	(4,256)	(65,684)	(1,724)	(66,234)
Gain on extinguishment of debt	—	19,948	—	19,948
Total other expense, net	(12,360)	(47,988)	(24,979)	(54,414)
Loss from continuing operations before income taxes	(15,804)	(77,958)	(30,099)	(101,422)
Income tax (provision)	—	—	—	(11)
Net loss from continuing operations	(15,804)	(77,958)	(30,099)	(101,433)
Loss from discontinued operations, net of tax	(1,100)	—	(1,100)	(2,007)
Net loss from discontinued operations, net of taxes	(1,100)	—	(1,100)	(2,007)
Net loss	(16,904)	(77,958)	(31,199)	(103,440)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	22
Comprehensive loss (net of tax)	$(16,904)	$(77,958)	$(31,199)	$(103,418)
Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.19)	$(1.03)	$(0.37)	$(1.64)
Net loss from discontinued operations per share attributable to common stockholders, basic and diluted	(0.01)	—	(0.01)	(0.03)
Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(1.03)	$(0.38)	$(1.67)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	84,904,228	75,348,627	82,036,790	61,868,747

(1)	Revenue is net of dealer fees attributable to related party of $0.3 million and $1.6 million in the thirteen and thirty-nine week periods ended September 28, 2025, respectively. Revenue is net of dealer fees attributable to related party of $1.6 million in each of the thirteen and thirty-nine week periods ended September 29, 2024. Refer to Note 16 – Related Party Transactions for details.

(2)	Includes related party interest expense and amortization of debt issuance costs of $1.8 million and $1.5 million in the thirteen week periods ended September 28, 2025, and September 29, 2024, respectively. Includes related party interest expense and amortization of debt issuance costs of $5.4 million and $5.6 million in the thirty-nine weeks periods ended September 28, 2025, and September 29, 2024, respectively.

(3)	Includes the following related party transactions (in millions):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Loss on issuance of derivative liabilities	$—	$(3.0)	$—	$(3.0)
(Loss) gain on remeasurement of derivative liabilities (Note 9 – Borrowings and Derivative Liabilities)	(0.3)	(22.8)	1.8	(22.8)
Gain (loss) due to change in fair value of Forward Purchase Agreements	—	2.8	0.1	1.8
Loss on conversion of SAFE Agreements to common stock	—	—	—	(1.3)
Change in fair value of SAFE Agreement	(0.1)	(0.9)	(0.1)	(0.9)
(Loss) gain due to change in fair value of Carlyle warrants	—	—	—	2.9

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands except number of shares)

	Thirteen Weeks Ended September 28, 2025
	Common Stock		Additional Paid-in-	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of June 29, 2025	82,325,722	$14	$318,311	$(425,674)	$165	$(107,184)
Exercise of common stock options	198,096	—	216	—	—	216
Stock-based compensation	—	—	4,174	—	—	4,174
Vesting of restricted stock units	2,310,811	—	—	—	—	—
Issuance of common stock	4,333,334	—	7,382	—	—	7,382
Net loss	—	—	—	(16,904)	—	(16,904)
Balance as of September 28, 2025	89,167,963	$14	$330,083	$(442,578)	$165	$(112,316)

	Thirteen Weeks Ended September 29, 2024
	Common Stock		Additional Paid-in-	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of June 30, 2024	63,044,287	$13	$288,259	$(380,410)	$165	$(91,973)
Exercise of common stock options	282,966	—	432	—	—	432
Vesting of restricted stock units	88,215	—	—			—
Stock-based compensation	—	—	1,516	—	—	1,516
Issuance of common stock warrants	—	—	1,400			1,400
Issuance of common stock warrant for services	—	—	7,759	—	—	7,759
Exercise of common stock warrants	5,343,616	1	—			1
Issuance of common stock for exchange of debt	1,500,000	—	2,670	—	—	2,670
Issuance of common stock	2,718,837	—	6,143	—		6,143
Modification of warrant agreement	—	—	7,306	—		7,306
Net loss	—	—	—	(77,958)	—	(77,958)
Balance as of September 29, 2024	72,977,921	$14	$315,485	$(458,368)	$165	$(142,704)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

	Thirty-Nine Weeks Ended September 28, 2025
	Common Stock		Additional Paid-in-	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of December 29, 2024	73,784,645	$14	$313,661	$(411,379)	$165	$(97,539)
Exercise of common stock options	731,671	—	775	—	—	775
Stock-based compensation	—	—	8,205	—	—	8,205
Vesting of restricted stock units	4,318,313	—	—	—	—	—
Exercise of common stock warrants	6,000,000	—	60	—	—	60
Issuance of common stock	4,333,334		7,382	—	—	7,382
Net loss	—	—	—	(31,199)	—	(31,199)
Balance as of September 28, 2025	89,167,963	$14	$330,083	$(442,578)	$165	$(112,316)

	Thirty-Nine Weeks Ended September 29, 2024
	Common Stock		Additional Paid-in-	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of December 31, 2023	49,065,361	$7	$277,965	$(354,928)	$143	$(76,813)
Exercise of common stock options	373,003	—	492	—	—	492
Vesting of restricted stock units	88,215	—	—	—	—	—
Stock-based compensation	—	—	4,086	—	—	4,086
Issuance of common stock warrants	—	—	1,400	—		1,400
Issuance of common stock warrant for services	—	—	9,179	—	—	9,179
Issuance of common stock upon conversion of SAFE Agreements with related party	13,888,889	6	6,244	—	—	6,250
Exercise of common stock warrants	5,343,616	1	—	—	—	1
Issuance of common stock for exchange of debt	1,500,000	—	2,670	—	—	2,670
Issuance of common stock	2,718,837	—	6,143	—	—	6,143
Modification of warrant agreement	—	—	7,306	—	—	7,306
Net loss	—	—	—	(103,440)	—	(103,440)
Foreign currency translation adjustment	—	—	—	—	22	22
Balance as of September 29, 2024	72,977,921	$14	$315,485	$(458,368)	$165	$(142,704)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands except number of shares)

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024
Cash flows from operating activities from continuing operations
Net loss	$(31,199)	$(103,440)
Net loss from discontinued operations, net of income taxes	(1,100)	(2,007)
Net loss from continuing operations	(30,099)	(101,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	8,205	4,086
Non-cash interest expense	—	1,938
Non-cash lease expense	826	483
Depreciation and amortization	4,293	991
Provision for credit losses	4,159	3,065
Change in reserve for excess and obsolete inventory	—	131
Change in fair value of SAFE Agreement – related party	113	900
Change in fair value of forward purchase agreement liabilities (1)	807	(4,906)
Change in fair value of derivative liabilities (2)	(1,639)	37,875
Change in fair value of warrant liabilities	3,122	2,116
Amortization of debt issuance costs (3)	14,259	1,361
Non-cash income (4)	(474)	—
Loss on impairments and disposals	140	3,721
Accretion of debt in CS Solis – related party	—	3,872
Loss on conversion of SAFE Agreements to shares of common stock	—	1,250
Non-cash expense in connection with warrant issued for vendor services	—	5,410
Loss on issuance of derivative liability	—	24,688
Gain on debt extinguishment	—	(19,948)
Other financing costs	—	3,812
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable, net	(32,747)	14,735
Inventories	34,098	2,378
Prepaid expenses and other current assets	(12,462)	(3,185)
Other noncurrent assets	95	—
Accounts payable	11,692	(8,496)
Accrued expenses and other liabilities	(6,360)	(1,646)
Operating lease liabilities	(866)	(875)
Contract liabilities	(10,568)	(1,434)
Net cash used in operating activities	(13,406)	(29,111)
Cash flows from investing activities from continuing operations
Cash paid for acquisition, net of cash acquired	(20,689)	—
Capitalization of internal-use software costs	—	(1,044)
Net cash used in investing activities from continuing operations	(20,689)	(1,044)
Cash flows from financing activities from continuing operations
Proceeds from issuance of convertible notes, net of debt discount	20,000	68,725
Proceeds from issuance of convertible notes due to related parties	5,000	26,000
Payment of debt issuance costs	(200)	—
Finance lease payments	(1,528)	—
Principal repayment of note payable	—	(300)
Proceeds from issuance of common stock	1,682	6,143
Proceeds from exercise of common stock options	775	492
Proceeds from exercise of warrant for common stock	60	—
Proceeds from issuance of SAFE Agreements	—	6,000
Net cash provided by financing activities from continuing operations	25,789	107,060
Effect of exchange rate changes	—	22
Net (decrease) increase in cash, cash equivalents and restricted cash	(8,306)	76,927
Cash, cash equivalents, and restricted cash at beginning of period	17,219	6,416
Cash, cash equivalents, and restricted cash at end of period	$8,913	$83,343

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$9,811	$—
Cash paid for income taxes	—	10

Supplemental disclosure of noncash financing and investing activities:
Issuance of Seller Note as partial purchase consideration in Sunder acquisition	$20,000	$—
Issuance of shares of common stock and deferred consideration as partial purchase consideration in Sunder acquisition (5)	17,100
Cancellation of existing indebtedness in Exchange Agreement	—	65,872
Issuance of convertible notes in Exchange Agreement	—	31,452
Issuance of common stock in Exchange Agreement	—	2,220
Conversion of SAFE Agreements to shares of common stock with related party	—	5,000
Carlyle warrant modification	—	660
Operating lease right-of-use assets obtained in exchange for lease obligations	—	116
Issuance of common stock warrants	—	1,400
Measurement period adjustments related to the SunPower acquisition – (Refer to Note 3)

(1)	Includes related party income of $0.1 million and $1.8 million in the thirty-nine week periods ended September 28, 2025, and September 29, 2024, respectively.

(2)	Includes related party remeasurement of gain of $1.8 million and loss of $22.8 million in the thirty-nine week periods ended September 28, 2025 and September 29, 2024, respectively.

(3)	Includes related party amortization expense of $2.7 million and $0.6 million in the thirty-nine week periods ended September 28, 2025 and September 29, 2024, respectively.

(4)	Includes related party non-cash income of $0.1 million in the thirty-nine week period ended September 28, 2025.

(5)	The deferred consideration paid and payable in connection with the Sunder acquisition was accounted for on the Company’s balance sheet as of September 28, 2025, as (i) $5.7 million within Additional paid-in capital, (ii) $5.7 million within Accrued expenses and other current liabilities, and (iii) $5.7 million within Other long-term liabilities.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SUNPOWER INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(1) Organization

(a) Description of business

SunPower Inc. and Subsidiaries (“SunPower” or the “Company”) is the rebranded name of Complete Solaria, Inc.. The rebranding was effective April 22, 2025. References to the Company and SunPower include the same entity under its previous name of “Complete Solaria”.

The Company originally incorporated in Delaware under the name Complete Solaria, Inc. and is a residential solar installer that offers storage and home energy solutions to customers in North America. The Company was formed through Complete Solar Holding Corporation’s acquisition of The Solaria Corporation (“Solaria”). The Company is headquartered in Orem, Utah.

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as Complete Solar, Inc., a single legal entity. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. Subsequently, Complete Solar Holdings changed its name to “Complete Solaria, Inc.”

On July 18, 2023, the Company consummated a series of merger transactions contemplated by an Amended and Restated Business Combination Agreement entered into with wholly-owned subsidiaries of Freedom Acquisition I Corp. (“FACT”) (“Mergers”), equating to a reverse recapitalization for accounting purposes. Under the reverse recapitalization of accounting, FACT was treated as the acquired company for financial statement reporting purposes. This determination was based on the Company having a majority of the voting power of the post-combination company, the Company’s senior management comprising substantially all of the senior management of the post-combination company, and the Company’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Mergers were treated as the equivalent of a capital transaction in which Company issued stock for the net assets of FACT. The net assets of FACT were stated at historical cost, with no goodwill or other intangible assets recorded.

On August 5, 2024, the Company entered into an Asset Purchase Agreement (the “APA”) with SunPower Corporation and SunPower Corporation’s direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the Company’s purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (“SunPower Acquisition”). The APA was entered into in connection with a voluntary petition filed by SunPower Corporation under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The SunPower Acquisition was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition in the Company’s fiscal fourth quarter on September 30, 2024.

On September 21, 2025, the Company and Complete Solar, Inc, a subsidiary of the Company, entered into a Membership Interest Purchase Agreement (“MIPA”) with Sunder Energy LLC (“Sunder”) and the seller, Chicken Parm Pizza LLC (“Seller/Member”), the sole member of Sunder. The acquisition of Sunder was completed on September 24, 2025, and the financial results of Sunder have been included in the Company’s unaudited condensed consolidated financial statements since the date of acquisition. Refer to Note 3 – Business Combinations for a description of Sunder.

The aforementioned acquisitions were accounted for as business combinations in accordance with ASC 805, Business Combinations as more fully described in Note 3 – Business Combinations.

The Company completed its legal renaming to SunPower Inc. in the period ended September 28, 2025.

(b) Liquidity and going concern

Since inception through September 28, 2025, the Company has incurred recurring losses and negative cash flows from operations. The Company’s loss from continuing operations was $30.1 million for the thirty-nine-week period ended September 28, 2025. As of that date, the Company had an accumulated deficit of $442.6 million, total debt of $204.3 million, and cash and cash equivalents, excluding restricted cash, of $5.1 million. The Company anticipates that operating losses and negative operating cash flows may continue in the near term, which raises substantial doubt about its ability to continue as a going concern.

Management is actively pursuing plans to mitigate these conditions, including obtaining additional capital resources through equity or debt financing and leveraging support from significant shareholders when necessary. Historically, the Company has raised funds through private placements of equity securities, issuance of convertible notes and debt, and proceeds from mergers. During the year, funding from significant shareholders, has supported working capital requirements, and similar measures may be considered in the upcoming periods.

Management plans to proactively position the Company to access capital markets once eligible and pursue strategic opportunities to strengthen liquidity. Given the one-year eligibility requirement for Form S-3 after regaining current filer status, the Company will focus on alternative financing options to maintain flexibility and efficiency in capital raising.

However, there can be no assurance that these plans will be successful or that financing will be available on favorable terms. If adequate funding cannot be secured, the Company may need to reevaluate its operating plan, which could include reducing expenditure, extending payment terms with suppliers, liquidating assets, or suspending certain programs.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(2) Summary of Significant Accounting Policies

(a) Basis of presentation

The interim unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

The accompanying interim condensed consolidated financial statements are unaudited and have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, these interim unaudited condensed consolidated financial statements do not include all the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, these interim unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 28, 2025, and the results of operations for the thirteen and thirty-nine week periods ended September 28, 2025 and September 29, 2024. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any other future period. These interim unaudited condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements and related notes for the fiscal year ended December 29, 2024, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 30, 2025.

The Company’s operates on a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. The Company’s fiscal year for 2024 ended December 29, 2024. The Company’s third fiscal quarters for 2025 and 2024 in this report on Form 10-Q ended on September 28, 2025 (“Third Quarter 2025”) and September 29, 2024 (“Third Quarter 2024”), respectively.

(b) Cash and cash equivalents and restricted cash

The Company reconciles cash, cash equivalents, and restricted cash reported in its unaudited condensed consolidated balance sheets that aggregate to the beginning and ending balances shown in the Company’s unaudited condensed consolidated statements of cash flows as follows (in thousands):

	As of
	September 28, 2025	December 29, 2024
Cash and cash equivalents	$5,072	$13,378
Restricted cash	3,841	3,841
Total cash, cash equivalents and restricted cash	$8,913	$17,219

(c) Estimated credit losses

The Company recognizes an allowance for credit losses at the time a receivable is recorded based on the Company’s estimate of expected credit losses, historical write-off experience, and current account knowledge, and adjusts this estimate over the life of the receivable as needed. The Company evaluates the aggregation and risk characteristics of a receivable pool and develops loss rates that reflect historical collections over the time horizon that the Company is exposed to credit risk, and payment terms or conditions that may materially affect future forecasts.

The Company performs ongoing credit evaluations of its customers’ financial condition when deemed necessary. The Company maintains an allowance for credit losses based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. The Company believes that its concentration of credit risk is limited because of the large number of customers, credit quality of the customer base, small account balances for most of these customers, and customer geographic diversification. The Company does not have any off-balance sheet credit exposure relating to its customers.

The following table summarizes the allowance for credit loss activity as of and for the periods ended (in thousands):

	Thirty-Nine Weeks Ended
	September 28,	September 29,
	2025	2024
Balance at beginning of year	$(1,701)	$(9,846)
Provision charged to earnings	(4,159)	(4,204)
Amounts written off, net of recoveries and other adjustments	1,048	1,041
Balance at end of period	$(4,812)	$(13,009)

(d) Contract liabilities

Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract. Total contract liabilities balances as of the respective dates are as follows (in thousands):

	As of
	September 28,	December 29,
	2025	2024
Contract liabilities current and noncurrent	(11,426)	(10,921)

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives payment, or when such payment is unconditionally due from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records this deferred revenue as a contract liability. Most installation projects are completed within 12-months. As such, a significant portion of the Company’s contract liabilities is reflected within current liabilities in the accompanying condensed consolidated balance sheets. Contract liabilities for installation projects expected to be completed beyond 12 months are classified as noncurrent obligations in the accompanying condensed consolidated balance sheets.

(e) Revenue recognition

Revenue is recognized for Residential Solar Installation and New Homes Business when a customer obtains control of promised products and services and the Company has satisfied its performance obligations which is the date by which substantially all of its design and installation is complete for a fully functioning solar power system to interconnect to the local power grid.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. The Company accounts for these services as inputs to a combined output, resulting in a single service-based performance obligation.

The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Residential Solar Installation revenues

The Company’s Residential Solar Installation segment sells products through a network of installing and non-installing dealers and resellers, as well as its internal sales team. The Company’s contracts with customers include three primary contract types:

●	Cash agreements – The Company contracts directly with homeowners who purchase the solar energy system and related services from the Company. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Financing partner agreements – In its financing partner agreements, the Company contracts directly with homeowners for the purchase of the solar energy system and related services. The Company refers the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. The Company receives consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Power purchase agreements and lease agreements – The Company contracts directly with a leasing partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement (or lease), which is signed with the Company’s leasing partner. The Company considers the leasing partner to be its customer, as the Company does not contract directly with the homeowner and the leasing partner takes ownership of the system upon the completion of installation. The Company receives consideration from the leasing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

New Homes Business revenues

The Company’s New Homes Business segment sells through a network of home builders as well as its internal sales team. The Company’s contracts with customers include two primary contract types:

●	Cash agreements – The Company contracts directly with homebuilders who purchase the solar energy system from the Company and are the customers in the transaction. The Company’s customers are invoiced upon the completion of installation.

●	Lease agreements – Prior to SunPower Debtor’s declaration of bankruptcy, certain homeowners had intended to lease a system from SunPower Debtors but were unable to consummate the transaction (as a result of SunPower Debtor’s declaration of bankruptcy). The in-process system inventory (installed on recently constructed homes) was acquired by the Company in connection with the SunPower Acquisition. The Company contracted directly with a leasing partner to facilitate the leasing of the system to the impacted homeowners. The Company considers the leasing partner to be its customer. Under the terms of the Company’s arrangement with the leasing partner, control is not transferred to the customer until the completed system is accepted by the customer. The Company receives consideration from the leasing partner following the acceptance of the system.

The Company’s performance obligation for both of these reportable segments is to design and install a fully functioning solar energy system. For all contract types (with the exception of New Homes Business Lease agreements), the Company recognizes revenue over time. The Company’s over-time revenue recognition begins when the solar power system is fully installed (as it is at this point that control of the asset begins to be transferred to the customer, and the customer retains the significant risks and rewards of ownership of the solar power system). The Company recognizes revenue using the input method based on direct costs to install the system and defers the costs of installation until such time that control of the asset transfers to the customer (installation). For New Homes Business Lease agreements, the Company considers the performance obligation to be satisfied at a point in time upon acceptance of the system by the customer.

Revenue is generally recognized at the transaction price contained within the agreement, net of the costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. The Company’s arrangements may contain clauses that can either increase or decrease the transaction price. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

The Company records deferred revenue for amounts invoiced that are received in advance of the provisioning of services. In certain contracts with customers, the Company arranges for a third-party financing partner to provide financing to the customer. The Company collects upfront from the financing partner and the customer will provide instalment payments to the financing partner. The Company records revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which the Company considers to be a customer incentive. None of the Company’s contracts contain a significant financing component.

Sunder

The Company earns revenue from contracts sold to customers for solar installations performed by third-party installation companies. The Company recognizes revenue at a point in time when Permission to Operate (“PTO”) is complete. The Company acts as an agent in these arrangements and records revenue on a net basis. The Company does not have significant financing components in its contracts. The Company does not provide warranty services and does not record a warranty reserve.

Costs to obtain and fulfill contracts

The Company’s costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales commission and cost of revenue, respectively. In addition, incentives the Company provides to its customers, such as discounts and rebates, are recorded net to the revenue the Company has recognized on the solar power system.

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Residential Solar Installation
Revenue recognized over time	$38,579	$5,536	$114,097	$20,068
Total Residential Solar Installation	38,579	5,536	114,097	20,068

New Homes Business
Revenue recognized over time	9,443	—	40,075	—
Revenue recognized at a point in time	17,673	—	61,787	—
Total New Homes Business	27,116	—	101,862	—

Sunder
Revenue recognized at a point in time	4,310	—	4,310	—
Total Sunder	4,310	—	4,310	—
Total revenue	$70,005	$5,536	$220,269	$20,068

Total revenue recognized over time	$48,022	$5,536	$154,172	$20,068
Total revenue recognized at a point in time	21,983	—	66,097	—

All revenue was generated in the United States.

Remaining performance obligations

The Company elected the practical expedient not to disclose the remaining performance obligations for contracts that are less than one year in length.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expenses in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. As of September 28, 2025 and December 29, 2024, deferred commissions were not material.

(f) Prepaid expenses and other current assets

The following table summarizes the components of prepaid expenses and other current assets:

	As of
	September 28,	December 29,
	2025	2024
Deferred costs	$20,737	$3,759
Other	93	4,447
Total prepaid expenses and other current assets	$20,830	$8,206

(g) Recent accounting pronouncements

Accounting pronouncements adopted

In July 2025, the FASB issued ASU 2025-05 “Measurement of Credit Losses for Accounts Receivable and Contract Assets” which provides an update to all entities with a practical expedient when estimating expected credit losses. This ASU is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company adopted ASU 2025-05 in the thirteen week period ended September 28, 2025. The impact of the adoption was not material to the condensed consolidated financial statements.

Accounting pronouncements not yet adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company will adopt this ASU in its annual report for the fiscal year ending December 28, 2025. The Company is assessing the impact of adopting this guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires the disaggregation of certain expenses in the notes of the financial statements to provide enhanced transparency into the expense captions presented on the face of the income statement. The FASB subsequently issued ASU 2025-01 “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date”, which amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in ASU 2024-03 in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU 2024-03 is permitted. The Company is assessing the impact of adopting this guidance on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-04, Debt-Debt with Conversion and Other Options (Subtopic 470-20) (“ASU 2024-04”). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements-Amendments to Remove References to the Concepts Statements”, which removes various references to concepts statements from the FASB Accounting Standards Codification. This ASU is effective for the Company beginning in the first quarter of fiscal year 2026, with early adoption permitted. The Company expects the new guidance will have an immaterial impact on its consolidated financial statements and intends to adopt the guidance when it becomes effective in the first quarter of fiscal year 2026.

In September 2025, the FASB issued ASU 2025-06 “Targeted improvements to the Accounting for Internal-Use Software” which is an update to remove all references to prescriptive and sequential software development stages (referred to as “project stages”). This ASU is effective for all entities for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The Company is currently evaluating the impact that the adoption of ASU 2025-06 may have on its consolidated financial statements.

(h) Changes in related parties

Transactions with CRSEF Solis Holdings, LLC and its affiliates (“Carlyle”), have been disclosed as related party transactions until it ceased being a significant shareholder in the Company. Beginning in the thirteen week period ended June 29, 2025, transactions with Carlyle are no longer deemed related party transactions. The Company continues to engage in transactions Carlyle as it is a creditor of the Company’s 12.0% senior unsecured convertible notes. Refer to Note 9 – Borrowings and Derivative Liabilities for additional information.

Polar Multi-Strategy Master Fund (“Polar”) ceased to be a related party, and as a result, beginning in the thirteen week period ended June 29, 2025, transactions with Polar are no longer deemed related party transactions. Transactions previously reported with Polar have been disclosed as related party transactions. The Company continues to have a forward purchase agreement obligation with Polar.

(3) Business Combinations

SunPower Acquisition

On September 30, 2024, commencing the Company’s fourth quarter of fiscal 2024, the Company completed the acquisition of certain assets and assumption of certain liabilities from SunPower Debtors for an aggregate cash consideration paid of $54.5 million, net of $1.0 million of cash acquired. Prior to its declaration of bankruptcy SunPower Debtors was a solar technology and energy services provider that offered fully integrated solar, storage, and home energy solutions to customers in the United States through an array of hardware, software, and “Smart Energy” solutions. The financial results of the SunPower Acquisition have been included in the Company’s unaudited condensed consolidated financial statements since the date of the SunPower Acquisition. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations.

Transaction costs incurred in connection with the close of the SunPower Acquisition totaled $7.2 million and were expensed by the Company and included in general and administrative expenses within the fourth quarter of the Company’s fiscal year ended December 29, 2024.

The fair values of assets acquired and liabilities assumed were based upon a preliminary valuation. Consistent with previous disclosures, the Company disclosed that further adjustments to the Company’s inventory were expected in the thirty-nine week period ended September 28, 2025.  As of September 28, 2025, the Company finalized the fair value of the assets acquired and liabilities assumed. The inventory acquired related to 1) work-in-progress at various stages of completion as of the acquisition date for which further analysis was required in order to determine which systems could be sold to a financing partner (for which the remaining units determined to be sellable to that partner were resolved during the thirteen-weeks ended September 28, 2025) and 2) completed systems that were acquired as of the acquisition date for which uncertainty existed due to unsettled matters with the SunPower Bankruptcy Estate (which were resolved in connection with the Company’s settlement  with the SunPower Bankruptcy Estate). The final determination of the fair values of the inventory and intangibles upon settlement of these matters resulted in a revision to the inventory and intangibles with the offsetting adjustment to goodwill during the measurement period. The Company concluded that the finalization of the measurement period adjustment resulted in the recognition of $2.2 million of costs of goods in the thirteen week period ended September 28, 2025 that would have been recognized in the thirteen week period ended June 29, 2025 (which the Company concluded was not material to the financial statements for the thirteen- and thirty-nine week periods ended September 28, 2025).

The following table summarizes the provisional and final fair values of identifiable assets acquired and liabilities assumed and measurement period adjustments (in thousands):

	Provisional fair values	Measurement period adjustment	Final fair values as of September 28, 2025
Net assets acquired:
Cash	$1,000	$—	$1,000
Accounts receivable	16,614	—	16,614
Inventories	27,706	20,682	48,388
Prepaid expenses and other current assets	2,219	—	2,219
Property and equipment	5,867	—	5,867
Operating lease right-of-use assets	2,506	—	2,506
Other noncurrent assets	541	—	541
Intangibles	18,100	(2,206)	15,894
Deferred revenue	(7,361)	—	(7,361)
Accounts payable	(5,270)	—	(5,270)
Accrued expenses and other current liabilities	(13,955)	—	(13,955)
Operating lease liabilities	(2,963)	—	(2,963)
Other long-term liabilities	(8,980)	—	(8,980)
Fair value of net tangible assets acquired	36,024	18,476	54,500
Goodwill recognized	18,476	(18,476)	—
Consideration transferred	$54,500	$—	$54,500

Sunder Energy LLC Acquisition

On September 24, 2025 (“Closing”), the Company completed the acquisition of all assets and assumption of all liabilities of the Membership Interests of Sunder for aggregate consideration of $57.8 million. Sunder is a solar sales company. The Company acquired Sunder as a strategic acquisition to expand its overall market share and its penetration into more U.S. states. Per the terms of the MIPA, the Company acquired all of the outstanding membership interest of Sunder for (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Member in the principal amount of $20.0 million (“Seller Note”); (3) and 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of the Company’s common stock and (ii) subject to approval of such issuances by the Company’s stockholders, (x) an additional 3,333,333 shares of the Company’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of the Company’s common stock to be issued on the 18-month anniversary of the Closing (“Deferred Consideration Shares”). In lieu of issuing the Deferred Consideration Shares, the Company, in its sole discretion, may elect to pay the Member a cash payment equal to the number of Deferred Consideration Shares otherwise issuable by the Company multiplied by the volume-weighted average price of the Company’s common stock as quoted on Nasdaq for the 30-trading day period ending two business days prior to the date on which the applicable Deferred Consideration Shares were otherwise issuable (“Cash in Lieu Amount”). If the Company elects to pay the Cash in Lieu Amount, 50% of the Cash in Lieu Amount will be paid on the three-month anniversary of the date on which the applicable Deferred Consideration Shares were otherwise issuable, with the remaining 50% of the Cash in Lieu Amount payable on the 6 month anniversary of the date on which the applicable Deferred Consideration Shares were otherwise issuable. The shares of the Company’s common stock were valued at $17.1 million at the date of acquisition. The deferred consideration paid and payable in connection with the Sunder acquisition was accounted for on the Company’s balance sheet as of September 28, 2025, as (i) $5.7 million within Additional paid-in capital, (ii) $5.7 million within Accrued expenses and other current liabilities, and (iii) $5.7 million within Other long-term liabilities.

The total consideration is summarized as follows (in thousands):

Consideration
Cash	$20,689
Seller note	20,000
Equity 3.3 million shares of the Company’s common stock	5,700
Contingent consideration arrangement – up to 6.6 million shares of the Company’s common stock	11,400
Fair value of total consideration transferred	$57,789

The fair values of assets acquired and liabilities assumed were based upon a preliminary valuation, and the Company’s estimates and assumptions are subject to change within the measurement period. Due to the timing of the acquisition at the end of the September 28, 2025 quarterly period, the purchase price accounting remains open for the components of working capital, identification and valuation of intangibles and allocation of goodwill to reportable segments. The Company has elected the practical expedient within ASC 805-20-30-27 through 805-20-30-30 to recognize and measure contract liabilities in accordance with ASC 606 – Revenue from Contracts with Customers as if it had originated the acquired contract. Thus, the amount of any contract liabilities immediately prior to the acquisition will be the comparable amounts recognized in the determination of assets acquired and liabilities assumed by the Company.

The following table summarizes the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Net assets acquired:
Accounts receivable	$257
Prepaid expenses and other current assets	387
Property and equipment	241
Operating lease right-of-use assets	313
Other noncurrent assets	552
Intangibles	25,922
Contract liabilities	(11,073)
Accounts payable	(184)
Accrued expenses and other current liabilities	(1,322)
Operating lease liabilities	(215)
Fair value of net tangible assets acquired	14,878
Goodwill recognized	42,911
Consideration transferred	$57,789

As of the date of acquisition the intangible assets acquired and estimated useful lives were as follows:

	Estimated useful life	Amount
Customer related intangible	1 year	$9,279
Trademark - Sunder	5 years	2,427
Developed technology - Sunder	5 years	14,216
Balance at end of period		$25,922

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future. The goodwill is tax deductible.

The Sunder acquisition contributed $4.3 million in revenue and $0.3 million of income before income taxes for the period from the acquisition date to September 28, 2025.

Unaudited pro forma financial information

The following presents the unaudited pro forma consolidated financial information of the Company for the periods presented, as if the SunPower Acquisition and Sunder had been acquired as of January 1, 2024.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the acquisition of SunPower Acquisition or Sunder. The pro forma results do not necessarily reflect the actual results of operations of the combined business (in thousands).

	Thirty-Nine Weeks Ended
	September 28,	September 29,
	2025	2024
Pro forma revenue	$276,353	$319,639
Pro forma net loss from continuing operations	(45,402)	(364,510)

(4) Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis (in thousands):

	As of September 28, 2025
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,841	$—	$—	$3,841
Total	$3,841	$—	$—	$3,841
Financial Liabilities
July 2024 Notes derivative liability	$—	$—	$21,664	$21,664
July 2024 Notes derivative liability – related parties	—	—	13,940	13,940
September 2024 derivative liability	—	—	53,301	53,301
September 2024 derivative liability – related parties	—	—	5,922	5,922
July 2025 Note derivative liability– related party	—	—	3,468	3,468
September 2025 Notes derivative liability	—	—	16,274	16,274
Forward purchase agreement liabilities	—	—	4,301	4,301
Public warrants	—	—	2,588	2,588
Private placement warrants	—	—	1,880	1,880
Working capital warrants	—	—	215	215
SAFE Agreement with related party	—	—	497	497
Total	$—	$—	$124,050	$124,050

	As of December 29, 2024
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,841	$—	$—	$3,841
Total	$3,841	$—	$—	$3,841
Financial Liabilities
July 2024 Notes derivative liability	$—	$—	$13,563	$13,563
July 2024 Notes derivative liability – related parties	—	—	21,127	21,127
September 2024 Notes derivative liability	—	—	55,474	55,474
September 2024 Notes derivative liability – related parties	—	—	6,958	6,958
Forward purchase agreement liabilities (1)	—	—	3,494	3,494
Public warrants	—	—	862	862
Private placement warrants	—	—	627	627
Working capital warrants	—	—	72	72
SAFE Agreement with related party	—	—	384	384
Total	$—	$—	$102,561	$102,561

(1)	Includes $1.3 million due to related parties as of and December 29, 2024.

Subsequent to issuance, changes in the fair value of the derivative liabilities, liability classified warrants, forward purchase agreements and SAFEs are recorded within Other expense, net in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss.

Derivative liabilities

The Company issued derivative liabilities in conjunction with the issuance of certain convertible notes in July 2024 September 2024 and July 2025 (as defined in Note 9 – Borrowings and Derivative Liabilities). The Company valued the derivative liabilities as of September 28, 2025, and December 29, 2024 using a binomial lattice model, which includes Level 3 unobservable inputs. The key inputs used were dividend yield, the Company’s common stock price, volatility, and risk-free rate of the derivative liabilities.

The July 2024 Notes derivative liability valuation included the following inputs:

	As of
	September 28, 2025	December 29, 2024
Coupon rate	12.0%	12.0%
Conversion rate	595.24	595.24
Conversion price	$1.68	$1.68
Common stock price	$1.77	$1.81
Risk-free rate	3.7%	4.43%
Volatility	73.9%	62.0%
Dividend yield	0.0%	0.0%

The September 2024 Notes derivative liability valuation included the following inputs:

	As of
	September 28, 2025	December 29, 2024
Coupon rate	7.0%	7.0%
Conversion rate	467.84	467.84
Conversion price	$2.14	$2.14
Common stock price	$1.77	$1.81
Risk-free rate	3.7%	4.43%
Volatility	77.8%	66.6%
Dividend yield	0.0%	0.0%

The July 2025 Note derivative liability valuation included the following inputs:

As of
September 28, 2025
Coupon rate	12.0%
Conversion rate	558.66
Conversion price	$1.79
Common stock price	$1.77
Risk-free rate	3.7%
Volatility	75.1%
Dividend yield	0.0%

The September 2025 Notes derivative liability valuation included the following inputs:

As of
September 28, 2025
Coupon rate	7.0%
Conversion rate	467.84
Conversion price	$2.14
Common stock price	$1.77
Risk-free rate	3.7%
Volatility	77.8%
Dividend yield	0.0%

Public warrants

The public warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument.

Private placement and working capital warrants

The private placement and working capital warrants are measured at fair value. The Company valued the private placement and working capital warrants, based on a Black-Scholes Option Pricing Method, which included the following inputs:

	As of
	September 28,	December 29,
	2025	2024
Expected term	2.81 years	3.56 years
Expected volatility	169.0%	68.1%
Risk-free rate	3.65%	4.39%
Expected dividend yield	0.00%	0.00%

Forward purchase agreement liabilities

In the Third Quarter 2025, the Company entered into individual amendments with Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”), and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”), Sandia Investment Management LP (“Sandia”) and Polar (collectively, the “FPA Amendments”) which among other things, extended the valuation date applicable to each of the FPAs.

FPAs are measured at fair value on a recurring basis using a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period, which included the following inputs:

	As of
	September 28,	December 29,
	2025	2024
VWAP	$1.86	$1.78
Simulation period	0.80 years	0.55 years
Risk-free rate	3.73%	4.28%
Volatility	84.8%	117%

SAFE agreement with related party

The SAFE Agreement was valued based on a conversion probability of 50% based on historical SAFE agreements and a 50% discount rate at the time of conversion as of September 28, 2025, and December 29, 2024.

Financial liabilities not measured at fair value on a recurring basis:

The July 2024 Notes, the September 2024 Notes, the July 2025 Note, and the September 2025 Notes were fair valued using a binomial lattice model, which includes Level 3, unobservable inputs. The key inputs used are consistent with those used to fair value the derivative liabilities as discussed under Derivative Liabilities above. The following table sets forth the Company’s financial liabilities that were not measured at fair value, on a non-recurring basis (in thousands):

	As of September 28, 2025
		Fair value
	Carrying value	Estimated fair value	Level 1	Level 2	Level 3	Total
Financial Liabilities
July 2024 Notes	$36,998	$34,187	$—	$—	$34,187	$34,187
July 2024 Notes – related parties	8,155	22,042	—	—	22,042	22,042
September 2024 Notes	15,750	78,563	—	—	78,563	78,563
September 2024 Notes – related parties	1,714	8,729	—	—	8,729	8,729
July 2025 Note – related party	1,373	6,250	—	—	6,250	6,250
September 2025 Notes	4,218	25,090	—	—	25,090	25,090
Total	$68,208	$174,861	$—	$—	$174,861	$174,861

	As of December 29, 2024
		Fair value
	Carrying value	Estimated fair value	Level 1	Level 2	Level 3	Total
Financial Liabilities
July 2024 Notes	$17,965	$21,390	$—	$—	$21,390	$21,390
July 2024 Notes - related parties	24,632	33,323	—	—	33,323	33,323
September 2024 Notes	5,636	77,245	—	—	77,245	77,245
September 2024 Notes - related parties	476	8,583	—	—	8,583	8,583
Total	$48,709	$140,541	$—	$—	$140,541	$140,541

(5) Other Intangible Assets

The Company’s other intangible assets were acquired in connection with the SunPower Acquisition and Sunder acquisition transactions. The following table represents the Company’s other intangible assets with finite useful lives as of September 28, 2025, and December 29, 2024 (in thousands):

As of September 28, 2025	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer related intangible	$9,279	$—	$9,279
Trademark – Blue Raven Solar (1)	7,094	(840)	6,254
Trademark – SunPower (1)	4,300	(520)	3,780
Trademark – Sunder	2,427	—	2,427
Developed technology (1)	4,500	(1,500)	3,000
Developed technology – Sunder	14,216	—	14,216
Total	$41,816	$(2,860)	$38,956

As of December 29, 2024	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trademark – Blue Raven Solar (1)	$8,400	$(210)	$8,190
Trademark – SunPower (1)	5,200	(130)	5,070
Developed technology (1)	4,500	(375)	4,125
Total	$18,100	$(715)	$17,385

(1)	The gross carrying amounts as of September 28, 2025 reflect the final allocation of the purchase consideration in connection with the SunPower Acquisition. The gross carrying amounts as of December 29, 2024 were provisional amounts.

Aggregate amortization expense of intangible assets was $0.7 million and $2.1 million for the thirteen and thirty-nine week periods ended September 28, 2025, respectively. Amortization expense was zero in each of the thirteen and thirty-nine week periods ended September 29, 2024. Amortization expense is recognized within general and administrative expenses in the accompany unaudited condensed consolidated statements of operations and comprehensive loss.

(6) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	September 28,	December 29,
	2025	2024
Accrued compensation and benefits	$5,983	$6,619
Professional fees	3,819	8,028
Installation costs	15,097	6,177
Accrued legal settlements	9,153	7,700
Accrued taxes	769	769
Accrued rebates and credits	5,769	7,641
Operating lease liabilities, current	1,689	1,412
Finance lease liabilities, current	1,924	2,053
Accrued warranty, current	1,229	2,531
Accrued interest (1)	3,640	4,523
Deferred consideration	5,700	—
Other accrued liabilities	4,499	8,628
Total accrued expenses and other current liabilities	$59,271	$56,081

(1)	Includes related party accrued interest of $1.2 million and $2.2 million as of September 28, 2025 and December 29, 2024, respectively.

(7) Other Expense, Net

Other expense, net consists of the following (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Loss on issuance of derivative liabilities(1)	$—	$(24,688)	$—	$(24,688)
Change in fair value of derivative liabilities(2)	(2,034)	(37,875)	1,639	(37,875)
Change in fair value of forward purchase agreement liabilities(3)	(2,420)	7,728	(807)	4,906
Change in fair value of SAFE Agreement with related party	(79)	(900)	(113)	(900)
Change in fair value of FACT public, private placement and working capital warrants	(78)	(6,052)	(3,122)	(6,295)
Change in fair value of Carlyle Warrants with related party	—	—	—	2,869
Change in fair value of redeemable convertible preferred stock warrant liability	—	—	—	1,310
Loss on conversion of SAFE Agreements to common stock with related party	—	—	—	(1,250)
Other financing costs	—	(3,812)	—	(3,812)
Other, net(4)	355	(85)	679	(499)
Total Other Expense, net	$(4,256)	$(65,684)	$(1,724)	$(66,234)

(1)	Includes $3.0 million of related party expense in each of the thirteen and thirty-nine week periods ended September 29, 2024.

(2)	Includes a loss of $0.3 million and a gain of $1.8 million due to related parties in the thirteen and thirty-nine week periods ended September 28, 2025, respectively. Includes a loss of $22.8 million due to related parties in each of the thirteen and thirty-nine week periods ended September 29, 2024. Refer to Note 9 – Borrowings and Derivative Liabilities for details.

(3)	Includes a gain of zero and $0.1 million due to related parties for the thirteen and thirty-nine week periods ended September 28, 2025, respectively. Includes a gain from related parties of $2.8 million and $1.8 million due to related parties in the thirteen and thirty-nine week periods ended September 29, 2024, respectively.

(4)	Includes zero and $0.1 million of income due to related parties in the thirteen and thirty-nine week periods ended September 28, 2025, respectively.

(8) Capital Stock

The Company has authorized the issuance of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of September 28, 2025. No preferred stock has been issued and none are outstanding as of September 28, 2025.

Common stock purchase agreement

On July 16, 2024, the Company entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended on July 24, 2024 (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility. Pursuant to the White Lion SPA, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to the caps and certain limitations and conditions set forth in the White Lion SPA, including terms that restrict the ability of the Company to issue shares of common stock to White Lion that would result in White Lion beneficially owning more than 9.99% of the Company’s outstanding common stock.

On August 14, 2024, the Company entered into Amendment No. 2 to the White Lion SPA (collectively with the White Lion SPA “White Lion Amended SPA”). The White Lion Amended SPA provides that the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice. If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one Business Day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of the Company’s common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice.

Under the White Lion Amended SPA, the Company issued 1.0 million and 2.9 million shares of the Company’s common stock for proceeds of $1.7 million and $6.7 million in the thirty-nine week period ended September 28, 2025 and fiscal year ended December 29, 2024, respectively.

The Company has reserved shares of common stock for issuance related to the following:

	As of
	September 28,	December 29,
	2025	2024
Common stock warrants	25,670,265	31,670,265
Employee stock purchase plan	3,174,434	2,628,996
Stock options and RSUs, issued and outstanding	20,553,533	11,979,368
Stock options and RSUs, authorized for future issuance	10,528,534	2,577,895
SAFE Agreement	2,750,000	2,750,000
Forward purchase agreements	6,720,000	6,720,0000
Convertible notes	77,821,528	58,579,636
Deferred consideration	6,666,666	—
Total shares reserved	153,884,960	116,906,160

Warrants

The potential number of shares of the Company’s common stock for outstanding warrants were as follows:

	Potential shares of common stock as of		Exercise
	September 28, 2025	December 29, 2024	price per share	Expiration date
Liability classified warrants
Public Warrants	6,266,667	6,266,667	$11.50	July 18, 2028 (1)
Private Placement Warrants	8,625,000	8,625,000	11.50	July 18, 2028 (1)
Working Capital Warrants	716,668	716,668	11.50	July 18, 2028 (1)
Total shares of common stock – liability classified warrants	15,608,335	15,608,335
Equity classified warrants
Series B Warrants (converted to common stock warrants)	5,054	5,054	$4.30	February 2026
Series C Warrants (converted to common stock warrants)	482,969	482,969	1.00	July 2026
Series C-1 Warrants (converted to common stock warrants)	173,067	173,067	0.01	January 2030
SVB Common Stock Warrants	2,473	2,473	0.38	2033
SVB Common Stock Warrants	2,525	2,525	0.62	2033
Promissory Note Common Stock Warrants	24,148	24,148	0.01	October 2031
July 2023 Common Stock Warrants	38,981	38,981	0.01	July 2028
Common Stock Warrants Issued in 2023 (“Merger Warrants”)	6,266,572	6,266,572	11.50	July 18, 2033
Ayna Warrant	—	6,000,000	0.01	June 2029
Cantor Warrant	3,066,141	3,066,141	1.68	June 2029
Total shares of common stock – equity classified warrants	10,061,930	16,061,930
Total potential shares of common stock	25,670,265	31,670,265

(1)	The warrants expire five years after the Closing date of the Mergers, which date was July 18, 2023, or earlier upon redemption or liquidation.

Ayna warrant

On June 17, 2024, a warrant to purchase 6,000,000 shares of the Company’s common stock (“Ayna Warrant”) was issued to Ayna.AI LLC (“Ayna”) at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna Warrant. At issuance, the fair value of the Ayna Warrant was determined to be $9.2 million, based on the intrinsic value of the Ayna Warrant and the $0.01 per share exercise price. The Ayna Warrant was set to expire on June 17, 2029. The issuance of the Ayna Warrant by the Company was in satisfaction of the compensation for services provided to the Company by Ayna under the terms of a statement of work (“Ayna SOW”), signed May 21, 2024 (and effective as of March 12, 2024), as incorporated into a master services agreement dated March 12, 2024. Under the Ayna SOW, Ayna provided services in connection with the anticipated return of the Company to cash-flow positive performance.

The Ayna Warrant was accounted for under ASC 718 Compensation – Stock Compensation as it met the conditions for equity classification and therefore, the Ayna Warrant was not subsequently remeasured in future periods. The Company recognized expense of $3.8 million and $5.4 million in the thirteen and thirty-nine week periods ended September 29, 2024, respectively.

The Ayna Warrant became fully exercisable for the 6,000,000 shares of the Company’s common stock on September 9, 2024. The Ayna Warrant was exercised in full for cash of $0.06 million in January 2025.

Cantor warrant

In July 2024, the Company issued a warrant (“Cantor Warrant”) to a third-party service provider to purchase 3,066,141 shares of the Company’s common stock in exchange for services provided in the issuance of the July 2024 Notes (refer to Note 9 – Borrowings and Derivative Liabilities). The Cantor Warrant was immediately exercisable at a price of $1.68 per share and has an expiration date in July 2029. At issuance, the fair value of the Cantor Warrant was determined to be $1.4 million, of which $0.9 million was recorded as a debt discount and $0.5 million was attributable to the convertible notes issued in the Exchange Agreement (as defined in Note 9 – Borrowings and Derivative Liabilities) and reduced the gain on the troubled debt restructuring recognized in the Company’s annual consolidated statement of operations and comprehensive loss for fiscal 2024 as described in Note 9 – Borrowings and Derivative Liabilities. The fair value of the Cantor Warrant was derived using the Black-Scholes model with the following assumptions: expected volatility of 55%; risk-free interest rate of 4.2%; expected term of 5 years; and no dividend yield. The fair value of this warrant was recorded within additional paid-in capital on the Company’s unaudited condensed consolidated balance sheets and has not been subsequently remeasured in future periods as it met the conditions for equity classification.

Carlyle warrant

In February 2022, as part of a debt financing arrangement with Carlyle , the Company issued Carlyle a warrant to purchase 2,886,952 shares of Legacy Complete Solaria Common Stock at a price per share of $0.01. The warrant contained two tranches, the first of which was immediately exercisable for 1,995,879 shares of common stock. The second tranche expired on December 31, 2022, prior to becoming exercisable. In December 2023, Carlyle was issued a warrant to purchase an additional 2,190,604 shares of the Company’s common stock related to an anti-dilution provision under the then-existing debt arrangement with Carlyle.

In July 2023, and in connection with the closing of the Mergers, the Company entered into the Carlyle Warrant Amendment (as defined in Note 9 – Borrowings and Derivative Liabilities), Based on the exchange ratio included in the Mergers, the 1,995,879 outstanding warrants to purchase Legacy Complete Solaria Common Stock prior to modification were exchanged into warrants to purchase 1,995,879 shares of Complete Solaria Common Stock. The Carlyle Warrant Amendment required the Company to issue to Carlyle a warrant to purchase up to 2,745,879 shares of Company Common Stock at a price per share of $0.01, which was inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provided Carlyle with the right to purchase shares of Company Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of the Company’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that was ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that was thirty (30) days after the date of the agreement, if the original investment amount had not been repaid, an additional 150,000 shares; plus (d) on and after the date that was ninety (90) days after the date of the agreement, if the original investment amount had not been repaid, an additional 250,000 shares, in each case, of Company Common Stock at a price of $0.01 per share. The modification of the warrant resulted in the reclassification of previously equity-classified warrants to liability classification, which was accounted for in accordance with ASC 815 Derivatives and Hedging and ASC 718, Compensation – Stock Compensation.

The change in the fair value of the liability classified Carlyle Warrant through June 30, 2024, was recorded within Other expense, net in the accompanying condensed consolidated statements of operations and comprehensive loss. The change in the fair value of the Carlyle Warrant resulted in income of $2.9 million in the twenty-six week period ended June 30, 2024.

On July 1, 2024, in connection with the Exchange Agreement, the Carlyle Warrant was modified, and the modification fixed the number of shares of the Company’s common stock that may be issued upon exercise of the Carlyle Warrant at 4,936,483. At the July 1, 2024, modification date, the Carlyle Warrant had a fair value of $7.3 million compared to its fair value of $6.6 million on June 30, 2024. The Company recognized this $0.7 million of expense related to the remeasurement of the Carlyle Warrant liability to its fair value within “Gain on Extinguishment of Debt” within the Company’s consolidated statement of operations and comprehensive loss in its fiscal 2024 consolidated results. The modification of the Carlyle Warrant also resulted in the reclassification of the Carlyle Warrant from liability to equity classification, resulting in an increase to additional paid-in capital of $7.3 million and a reduction in the warrant liability of $7.3 million.

Carlyle exercised the warrant for shares of the Company’s common stock in the fourth quarter of fiscal 2024.

(9) Borrowings and Derivative Liabilities

The Company’s borrowings and derivative liabilities consist of the following (in thousands):

	As of
	September 28,	December 29,
	2025	2024
12.0% senior unsecured convertible notes
July 2024 Notes	$36,998	$17,965
July 2024 Notes derivative liability	21,664	13,563
July 2024 Notes – related parties	8,155	24,632
July 2024 derivative liability – related parties	13,940	21,127
July 2025 Note – related party	1,373	—
July 2025 Note – derivative liability – related party	3,468	—

7.0% senior unsecured convertible notes
September 2024 Notes	15,750	5,636
September 2024 Notes derivative liability	53,301	55,474
September 2024 Notes – related party	1,714	476
September 2024 Notes – derivative liability – related party	5,922	6,958
September 2025 Notes	4,218	—
September 2025 Notes derivative liability	16,274	—

Note payable to Seller – related party	20,000	—
Loan with related party	1,500	1,500
Total notes payable	204,277	147,331
Less current portion	(21,500)	(1,500)
Notes payable and convertible notes, net of current portion	$182,777	$145,831

As classified in the unaudited condensed consolidated balance sheets
Notes payable to related parties	21,500	1,500
Notes payable and derivative liabilities	148,205	92,638
Notes payable and derivative liabilities with related parties, net of current portion	34,572	53,193
Total notes payable	$204,277	$147,331

12.0% senior unsecured convertible notes

July 2024 Notes

In July 2024, the Company issued $46.0 million of senior unsecured convertible notes (“July 2024 Notes”) to various lenders. Of the July 2024 Notes, $10.0 million were issued to a third party, $18.0 million were issued to a related party affiliated with the Company’s Chief Executive Officer and a director, Rodgers Revocable Trust, and $18.0 million were issued in exchange for the cancellation of indebtedness as discussed below of which $10.0 million were issued to Carlyle which was also deemed to be a related party at the date of the exchange. During the thirteen week period ended June 29, 2025, Carlyle was no longer deemed a related party to the Company. Refer to Note 2 (h) – Summary of Significant Accounting Policies – “Changes in related parties” for details. The July 2024 Notes bear interest at 12.0% per annum, and the principal is payable in full at maturity on July 1, 2029. The interest is payable in cash on January 1 and July 1 of each year, beginning on July 1, 2025. The interest rate increases by 3% in the event of default. The July 2024 Notes are convertible into shares of the Company’s common stock at the option of the holder at a conversion rate of $1.68 per share. Holders of the July 2024 Notes may convert at any time. The July 2024 Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. The conversion option was required to be bifurcated as a derivative liability, and the Company recorded an initial derivative liability of $28.7 million on the issuance date with a corresponding debt discount.

In connection with the issuance of the July 2024 Notes, the Company issued the Cantor Warrant, as described in Note 8 – Capital Stock, to purchase shares of the Company’s common stock. At issuance, the Cantor Warrant had a fair value of $1.4 million, of which $0.9 million was recorded as a debt discount, and $0.5 million was included in the calculation of the Company’s gain on the troubled debt restructuring as further described below in the Exchange Agreement. The effective interest rate is 33.4% and 31.7% on the July 2024 Notes’ principal amounts of $28.0 million and $18.0 million, respectively.

There are no financial covenants. The July 2024 Notes are not in default. However, due to the Company’s delayed filing of its Form 10-K for the year ended December 29, 2024, the Company was required to accrue incremental interest of 0.5% beginning April 16, 2025 through April 30, 2025, the date upon which the Form 10-K was filed. Due to the Company’s delayed filing of its Form 10Q for the third quarter ended September 28, 2025 (“Q3 2025 Form 10Q”), the Company was required to accrue incremental interest of 0.5% beginning November 17, 2025, through December 19, 2025, the date upon which the Q3 2025 Form 10Q was filed.

The carrying amount of the convertible July 2024 Notes, inclusive of the fair value of the derivative liabilities was as follows (in thousands):

	As of
	September 28,	December 29,
	2025	2024
July 2024 Notes	$69,876	$70,348
July 2024 Notes derivative liability	35,604	34,690
Less Unamortized debt discount	(24,723)	(27,751)
Total carrying amount of July 2024 Notes	$80,757	$77,287

Contingent interest payable upon default and included in the July 2024 Notes was as follows (in thousands):

	As of
	September 28,	December 29,
	2025	2024
Contingent interest payable	$2,359	$1,255
Contingent interest payable – related parties	—	1,575
Total contingent interest payable	$2,359	$2,830

Interest expense and amortization of debt discount cost were as follows (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Interest expense	$1,410	$849	$4,182	$849
Amortization of debt discount	1,072	864	3,028	864
Total	$2,482	$1,713	$7,210	$1,713

Related parties’ portion of interest expense and amortization of debt discount included in the above amounts
Interest expense — related parties	$550	$546	$1,932	$546
Amortization of debt discount — related parties	421	526	1,391	526
Total — related parties	$971	$1,072	$3,323	$1,072

July 2025 Note – related party

On July 10, 2025, the Company issued a convertible promissory note (the “July 2025 Note”) to the Rodgers Revocable Trust in exchange for $5.0 million of proceeds received by the Company.

The July 2025 Note has a stated interest rate of 12.0%. The July 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the July 2025 Note will accrue at a rate of 12.00% per year from the date of issuance and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The July 2025 Note is convertible at the option of the holder at any time prior to the payment of the payment of the principal amount of the July 2025 Note in full. Upon conversion of the July 2025 Note, the Company will satisfy its conversion obligation by delivering shares of common stock and paying cash in respect of any fractional shares. The conversion rate of the July 2025 Note is initially equal to 558.6592 shares of common stock per $1,000 principal amount due under the July 2025 Note. The conversion rate is subject to adjustment from time to time pursuant to the terms of the July 2025 Note. The conversion option related to the July 2025 Note was required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $3.7 million on the issuance date. The July 2025 Note has an effective interest rate of 62.8%.

The carrying amount of the convertible July 2025 Note, inclusive of the fair value of the derivative liabilities was as follows (in thousands):

	As of
	September 28,	December 29,
	2025	2024
July 2025 Note – related party	$5,000	$—
July 2025 Note derivative liability – related party	3,468	—
Less Unamortized debt discount	(3,627)	—
Total carrying amount of July 2025 Note – related party	$4,841	$—

Interest expense and amortization of debt discount cost, all of which was with a related party were as follows (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Interest expense – related party	$138	$—	$138	$—
Amortization of debt discount – related party	53	—	53	—
Total – related party	$191	$—	$191	$—

7.0% senior unsecured convertible notes

On September 16, 2024, the Company entered into an Indenture agreement with U.S. Bank Trust Company, National Association, as trustee (the “Indenture”), for the issuance of 7.0% senior unsecured convertible notes (“7.0% Senior Notes”). The 7.0% Senior Notes issued under the Indenture bear interest at 7.0% per annum, and the interest is payable semiannually in arrears on January 1 and July 1 of each year beginning on January 1, 2025. The principal is payable in full at maturity on July 1, 2029. The 7.0% Senior Notes are convertible into shares of the Company’s common stock at the option of the holder at a conversion rate of $2.14 per common share. Holders of the 7.0% Senior Notes may convert at any time. The 7.0% Senior Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. There are no financial covenants. As described below, the Company has issued multiple tranches under this Indenture.

September 2024 Notes

In September 2024, the Company issued $66.8 million of the 7.0% Senior Notes to various parties (the “September 2024 Notes”), $4.0 million of which were issued to Rodgers Family Freedom and Free Markets Charitable Trust (“Massey Charitable Trust”), a related party and $4.0 million were issued to Rodgers Revocable Trust (collectively with Massey Charitable Trust, “Massey Trusts”), also a related party. The conversion option related to the September 2024 Notes was required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $91.5 million on the issuance date. As the fair value of the derivative liability exceeded the proceeds received, the Company recorded a corresponding financing loss of $24.7 million and debt discount for $66.8 million as of the issuance date as further described below in the Exchange Agreement. In December 2024, the Company issued an additional $13.0 million of September 2024 Notes for cash. The Company recognized a $10.9 million debt discount in connection with these additional proceeds. The Company issued an additional $0.2 million of September 2024 Notes in the thirteen week period ended March 30, 2025. The effective interest rates are 27.6%, 47.3% and 7.0% on the September 2024 Notes’ principal amounts of $66.8 million, $13.0 million and $0.2 million, respectively.

The carrying amount of the convertible September 2024 Notes, inclusive of the fair value of the derivative liabilities was as follows (in thousands):

	As of
	September 28,	December 29,
	2025	2024
September 2024 Notes	$80,000	$79,800
September 2024 Notes derivative liability	59,223	62,432
Less Unamortized debt discount	(62,536)	(73,688)
Total carrying amount of September 2024 Notes and derivative liabilities	$76,687	$68,544

Interest expense and amortization of debt discount cost were as follows (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Interest expense	$1,431	$52	$4,253	$52
Amortization of debt discount	3,790	454	11,152	454
Total	$5,221	$506	$15,405	$506

Related parties’ portion of interest expense and amortization of debt discount included in the above amounts
Interest expense – related parties	$143	$6	$425	$6
Amortization of debt discount – related parties	422	54	1,253	54
Total – related parties	$565	$60	$1,678	$60

September 2025 Notes

On September 21, 2025, the Company issued an additional $22.0 million of the 7.0% Senior Notes (the “September 2025 Notes”) to various parties. The September 2025 Notes were issued pursuant to the Indenture. The September 2025 Notes contain a conversion option related to which requires bifurcation and recognition of a derivative liability, and the Company recorded a derivative liability of $15.4 million on the issuance date. The Company recognized a $2.2 million debt discount and $0.2 million of debt issuance costs in connection with the September 2025 Notes. The effective interest rate on the September 2025 Notes is 65.1%. The net proceeds of $19.6 million from the issuance of the September 2025 Notes were principally used to pay a portion of the cash consideration for the Company’s acquisition of Sunder.

The carrying amount of the convertible September 2025 Notes, inclusive of the fair value of the derivative liabilities was as follows (in thousands):

	As of
	September 28,	December 29,
	2025	2024
September 2025 Notes	$22,000	$—
September 2025 Notes derivative liability	16,274	—
Less Unamortized debt discount	(17,782)	—
Total carrying amount of September 2025 Notes and derivative liabilities	$20,492	$—

Interest expense and amortization of debt discount cost were as follows (in thousands):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Interest expense	$34	$—	$34	$—
Amortization of debt discount	26	—	26	—
Total	$60	$—	$60	$—

Note payable to Seller – related party

On September 24, 2025, the Company issued a note payable to the sellers of Sunder (“Seller Note”) to the Seller/Member in connection with the acquisition of 100% of the membership interests in Sunder. The Seller Note has an original principal amount of $20.0 million. The Seller Note bears interest at 7.0% per annum, compounded at the end of each calendar quarter. Interest is due and payable concurrent with the payment of the principal balance. The maturity date under the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) the Company’s failure to pay the Seller Note when due, (b) the Company’s voluntary or involuntary bankruptcy, (c) the Company’s liquidation or dissolution, (d) a change of control of the Company, (e) the Company’s material breach of the covenants applicable to the Company under the Seller Note, subject to applicable cure periods, and (f) if any of the Company’s representations or warranties made in the Seller Note were untrue in any material respect when made. The Company concluded that since the sellers joined the Company and have a level of influence that is not insignificant, they are related parties of the Company and therefore the Seller Note is a related party obligation. Management concluded that the carrying value of the Seller Note approximates its fair value due to the short-term nature of the obligation. Interest expense recognized on the Seller Note was less than $0.1 million in the thirteen and thirty-nine week periods ended September 28, 2025.

Exchange Agreement

On July 1, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Carlyle, which was deemed to be a related party beginning in fiscal 2024 and ended as of March 30, 2025 as described in Note 2 (h) Summary of Significant Accounting Policies – Changes in related parties, and Kline Hill (as defined below) providing for:

(i)	the cancellation of all indebtedness, inclusive of the CS Solis Debt, owed to Carlyle by the Company, termination of all debt instruments by and between the Company and Carlyle (through the transfer of Carlyle’s interest in CS Solis, LLC, to the Company), and the satisfaction of all obligations owed to Carlyle by the Company under the terminated debt instruments;

(ii)	the issuance of a note for the principal amount of $10.0 million to Carlyle as part of the July 2024 Notes;

(iii)	the cancellation of all indebtedness owed to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, and Kline Hill Partners Opportunity IV SPV, LLC (collectively “Kline Hill”). by the Company, termination of all debt instruments by and between the Company and Kline Hill, including the 2018 Bridge Notes, the revolving loan and a secured credit facility (“Secured Credit Facility”), and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments;

(iv)	the issuance of a note for the principal amount of $8.0 million to Kline Hill as part of the July 2024 Notes; and

(v)	the issuance of 1,500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to Kline Hill (the “Shares”).

At the date of the cancellation under the Exchange Agreement, the Company’s indebtedness to CS Solis was $37.2 million and the indebtedness to Kline Hill was comprised of the 2018 Bridge Notes of $11.7 million, Revolving Loan balance assigned to Kline Hill of $3.9 million, and the Secured Credit Facility balance of $13.1 million.

The Company concluded that the transactions entered into in the Exchange Agreement represented a troubled debt restructuring as the Company was experiencing financial difficulty, and the new terms of the July 2024 Notes resulted in a concession to the Company. As the carrying amount of the debt exceeded the future undiscounted cash payments under the new terms on the date of the exchange, the Company recorded a gain on the troubled debt restructuring of $19.8 million in the thirteen week and thirty-nine week periods ended September 29, 2024 and recorded an additional gain of $2.5 million in the fourth quarter of fiscal 2024 for an aggregate gain on troubled debt restructuring of $22.3 million in fiscal 2024.

Prior to the Exchange Agreement, the Company recorded accretion of the liability of the debt in CS Solis as related party interest expense of zero and $3.9 million in the thirteen and thirty-nine week periods ended September 29, 2024, respectively.

Interest expense recognized on the 2018 Bridge Notes was zero and $0.7 million in the thirteen and thirty-nine week periods ended September 29, 2024, respectively.

Interest expense on the Secured Credit Facility was zero and $1.0 million in the thirteen and thirty-nine week periods ended September 29, 2024, respectively.

Revolving loan with related party

Prior to entering into the Exchange Agreement, the Company had a revolving loan (“Aggregate Revolving Loan”) due to Kline Hill and Rodgers Revocable Trust, a related party. The Aggregate Revolving Loan had an annual interest rate equal to the greater of 7.75% or Prime plus 4.5%. In connection with the Exchange Agreement in July 2024, $3.5 million of the Revolving Loan, plus accrued interest owed to Kline Hill, was exchanged for a portion of the July 2024 Notes. The principal balance of $1.5 million (“Related Party Loan”) owing to the Rodgers Revocable Trust (plus accrued interest) remained outstanding as of September 28, 2025, and December 29, 2024. There are no financial covenants.

Interest expense recognized on the Aggregate Revolving Loan was less than $0.1 million in each of the thirteen week periods ended September 28, 2025 and September 29, 2024. Interest expense recognized on the Aggregate Revolving Loan was $0.2 million and $0.4 million in the thirty-nine week periods ended September 28, 2025, and September 29, 2024, respectively.

Of the total interest expense recognized on the Aggregate Revolving Loan, related party interest expense recognized was less than $0.1 million in each of the thirteen week periods ended September 28, 2025 and September 29, 2024, and $0.2 million and $0.4 million in the thirty-nine week periods ended September 28, 2025, and September 29, 2024.

(10) SAFE Agreements

First SAFE

On January 31, 2024, the Company entered into a Simple Agreement for Future Equity (“SAFE”) (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”), a related party, affiliated with Thurman J. Rodgers, the Company’s Chief Executive Officer and a director, in connection with the Purchaser investing $1.5 million in the Company. The First SAFE did not accrue interest. The First SAFE was initially convertible into shares of the Company’s common stock, par value $0.0001 per share, upon the closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company would have issued and sold shares of its common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which was equal to the lower of (i) (a) $53.54 million divided by (b) the Company’s capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of its common stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the First SAFE, the Purchaser would have been automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) the Company’s capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of the Company’s common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price per share of the Company’s common stock on January 31, 2024, multiplied by (ii) 80%.

On April 21, 2024, the Company entered into an amendment (“First SAFE Amendment”) that converted the First SAFE investment of $1.5 million into 4,166,667 shares of the Company’s common stock based on a conversion price of $0.36 per share, defined in the First SAFE Amendment as the product of (i) $0.45, the closing price of the Company’s common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, the Company recorded a debit to the First SAFE Agreement of $1.5 million, a credit to Additional paid-in-capital of $1.9 million and recognized expense of $0.4 million within Other expense, net in its unaudited condensed consolidated statement of operations in the Company’s second fiscal quarter ended June 30, 2024.

Second SAFE

On February 15, 2024, the Company entered into a second SAFE (the “Second SAFE”) with the Purchaser, in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE did not accrue interest. The Second SAFE was initially convertible into shares of the Company’s common stock upon the initial closing of an Equity Financing transaction at a per share conversion price which was equal to the lower of (i) the Second SAFE Price, and (ii) 80% of the price per share of the Company’s common stock sold in an Equity Financing transaction. If the Company consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of the Company’s common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of the Company’s common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing per share price of its common stock on February 15, 2024, multiplied by (ii) 80%.

On April 21, 2024, the Company entered into an amendment (“Second SAFE Amendment”) that converted the Second SAFE investment of $3.5 million into 9,722,222 shares of the Company’s common stock based on a conversion price of $0.36 per share, defined in the Second SAFE Amendment as the product of (i) $0.45, the closing price of the Company’s common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, the Company recorded a debit to the Second SAFE Agreement of $3.5 million, a credit to Additional paid-in-capital of $4.4 million and recognized expense of $0.9 million within Other expense, net in its unaudited condensed consolidated statement of operations in the Company’s second fiscal quarter ended June 30, 2024.

Third SAFE

On May 13, 2024, the Company entered into a third SAFE (the “Third SAFE”) with the Purchaser, in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE is convertible into shares of the Company’s common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its common stock in an Equity Financing transaction, at a per share conversion price which is equal to 50% of the price per share of the Company’s common stock sold in an Equity Financing. If the Company consummates a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1.0 million, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of the Company’s common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the Company’s common stock on May 13, 2024, multiplied by (ii) 50%. Given that the Third SAFE may be settled in cash or a variable number of shares, the Company has accounted for the instrument as a liability at its fair value.

The estimated fair value of the Third SAFE was $0.5 million and $0.4 million as of September 28, 2025 and December 29, 2024, based upon the assumptions disclosed in Note 4 – Fair Value Measurements.

The change in the fair value of the Third SAFE is recorded within Other expense, net in the accompanying condensed consolidated statements of operations and comprehensive loss. The change in the fair value of the Third SAFE was expense of $0.1 million and $0.9 million in the thirteen week periods ended September 28, 2025 and September 29, 2024, respectively. The change in the fair value of the Third SAFE was expense of $0.1 million and $0.9 million in the thirty-nine week periods ended September 28, 2025 and September 29, 2024, respectively.

(11) Stock-Based Compensation

In July 2023, the Company’s board of directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of SunPower common stock may be issued under the 2023 Plan. In addition, the number of shares of SunPower common stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of SunPower’s common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of SunPower common stock determined by SunPower’s Board prior to the date of the increase. The maximum number of shares of SunPower common stock that may be issued on the exercise of incentive stock options (“ISOs”) under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (together with the Company’s 2023 Incentive Equity Plan (“2023 Plan”), “the Plans”).

Under the Plans, the Company has granted service-based stock options and restricted stock units (“RSUs”). Compensation expense for stock options under the Company’s cliff vesting schedule is generally recognized equally over the vesting period of five years. RSUs granted during the fiscal year ended December 29, 2024 are also recognized equally over the vesting period of five years.

The information below summarizes the stock option activity under the Plans.

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding—December 29, 2024	9,997,233	$2.77	5.29	$6,356
Options granted	—
Options exercised	(712,467)	0.73		88
Options canceled	(4,874,689)	2.53
Outstanding—September 28, 2025	4,410,078	3.04		2,157
Vested and expected to vest— September 28, 2025	4,410,078	3.04		2,157
Vested and exercisable— September 28, 2025	2,364,439	6.98		722

The information below summarizes the RSU activity.

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 29, 2024	1,982,135	$1.78
Granted	22,235,871	1.73
Vested and released	(4,318,313)	1.74
Cancelled or forfeited	(3,756,238)	1.73
Unvested at September 28, 2025	16,143,455	1.73

Stock-based compensation expense

Stock-based compensation expense was $4.2 million and $8.2 million in the thirteen and thirty-nine week periods ended September 28, 2025. Stock-based compensation expense was $1.5 million and $4.1 million in the thirteen and thirty-nine week periods ended September 29, 2024. As of September 28, 2025, unrecognized stock-based compensation costs related to service-based options and RSUs was $1.6 million and $29.4 million respectively, and such compensation cost is expected to be recognized over a weighted-average period of 2.8 years and 4.3 years, respectively.

(12) Commitments and Contingencies

Warranty provision

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024
Warranty provision, beginning of period	$5,968	$4,849
Accruals for new warranties issued	3,238	830
Settlements, other	(5,837)	(932)
Warranty provision, end of period	$3,369	$4,747
Warranty provision, current	$1,229	$1,425
Warranty provision, noncurrent	2,140	3,322

Indemnification agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements would not have a material adverse effect on the business, financial position, results of operations, or cash flows of the Company.

Settlement of dispute with SunPower Debtors Bankruptcy Estate

Following the consummation of the acquisition of certain assets and assumption of certain liabilities of SunPower Debtors on September 30, 2024, certain matters pertaining to the acquisition were under dispute which included 1) amounts owed to and from the buyer and seller with respect to amounts in escrow related to the consideration transferred, 2) the right to the cash acquired in the acquisition, and 3) the right for the Company to sell and collect for certain solar systems that were acquired as a part of the acquisition that were sold or are to be sold to homebuilders within the New Homes Business. On June 25, 2025, all matters under dispute were resolved by the Company and the SunPower Bankruptcy Estate. Matters 1) and 2) were resolved such that no amounts will be paid (or received) by the Company. Matter 3) was resolved such that the Company has the right to sell the related inventory acquired and collect the underlying sales price for the sale of the solar system. In connection with each system sold, the Company is required to remit a portion of the sales price to the SunPower Bankruptcy Estate.  The impact of the related settlement is not anticipated to be material.

Legal matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that may have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company has a loss contingency for legal settlements of $9.2 million and $7.7 million recorded within accrued expenses and other current liabilities in its unaudited condensed consolidated balance sheets at each of September 28, 2025 and December 29, 2024.

SolarPark litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the U.S. District Court for the Northern District of California (“the court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the court conducted a hearing to consider SolarPark’s and the Company’s respective motions. On August 3, 2023, the court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The court denied SolarPark’s motion seeking a defamation injunction. The court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, Solaria filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. Between August 2023 and March 2024, the parties were engaged in discovery negotiations and the Company produced documents to SolarPark. The Company produced its last set of documents on March 14, 2024. On August 14, 2025, the Court held a virtual hearing and revived the case. SolarPark subsequently amended the complaint, and the Company responded on October 14, 2025, with a motion to dismiss the complaint in its entirety. The Company also believes it has valid counterclaims to pursue against SolarPark. The litigation remains ongoing.

No liability has been recorded in the Company’s unaudited condensed consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens litigation

On July 22, 2021, Siemens Government Technologies, Inc. (“Siemens Government Technologies”) filed a lawsuit against Solaria Corporation in Fairfax Circuit Court (the “Court”) in Fairfax, Virginia. On July 27, 2023, Siemens Government Technologies moved to amend the complaint to add Siemens Industry Inc. as a co-plaintiff. This motion was granted on August 25, 2023. On October 23, 2023, Siemens Government Technologies and Siemens Industry Inc. (collectively, “Siemens”) and Solaria Corporation stipulated to add Solar CA, LLC as a co-defendant. Solaria Corporation and Solar CA, LLC (collectively, the “Subsidiaries”) are both wholly-owned subsidiaries of the Company. In the lawsuit, Siemens alleged that the Subsidiaries breached express and implied warranties under a purchase order that Siemens placed with the Subsidiaries for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees.

On February 22, 2024, the Court issued an order against the Subsidiaries which awarded Siemens approximately $6.9 million, inclusive of the amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees, the amount of which would be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the Court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. The Company has appealed these judgments.

In addition to the above, on August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. The Subsidiaries opposed the Siemens motion. On June 30, 2025, the California court found that the Company should be added as a judgment debtor party in California. In addition, the parties argued the appeal of the underlying Virginia litigation on July 24, 2025. On September 23, 2025, the Virginia Court of Appeals issued a decision on the appeal, affirming the original lower court decision and judgment against the Company. The Alameda County litigation has continued with several upcoming deadlines related to the already-noticed appeal and Siemens’ motion for fees and costs. The Company continues pursuing global settlement negotiations with Siemens.

The Company recognized $6.9 million as a legal settlement loss related to this litigation as of December 31, 2023. In the thirteen week period ended September 28, 2025, the Company recorded an additional $1.1 million of expense within discontinued operations in its unaudited condensed consolidated statement of operations and comprehensive (loss) to bring the liability for legal settlement with Siemens to $8.0 million as of September 28, 2025. This liability is included within accrued expenses and other current liabilities in the Company’s unaudited condensed consolidated balance sheets.

The Company recorded expense of $2.0 million within discontinued operations in its unaudited condensed consolidated statement of operations and comprehensive (loss) in the thirty-nine week period ended September 29, 2024, for attorneys’ fees, expenses, and pre-judgment interest, and this liability was also recorded within accrued expenses and other current liabilities in the Company’s unaudited condensed consolidated balance sheets as of September 28, 2025, and December 29, 2024.

On December 4, 2025, the Company entered into a Settlement Agreement (“Settlement Agreement”) with Siemens to resolve a case in the Court and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. In exchange for full releases, the Company agreed to pay Siemens $9.5 million spread across four payments to be made at the end of each calendar quarter during 2026. If the Company successfully engages in any form of new financing or new debt worth $1.0 million or more, or successfully obtains shareholder approval for the issuance of additional shares in connection with the raise of additional funds and/or any merger or acquisition activity, the next due quarterly payment to Siemens (if any) becomes immediately due and payable. The settlement payment to Siemens is secured by a first-priority continuing security interest in $9.5 of Company collateral. This security interest is reduced on a one-to-one basis as the settlement payments are made.

Letters of credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of September 28, 2025 and December 29, 2024. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 – Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million at each of September 28, 2025 and December 29, 2024.

(13) Income Taxes

As a result of the Company’s history of net operating losses, the Company has provided a full valuation allowance against its deferred tax assets. For each of the thirteen week periods ended September 28, 2025, and September 29, 2024, the Company recognized income tax expense of zero. For the thirty-nine week periods ended September 28, 2025, and September 29, 2024, the Company recognized income tax expense of zero and eleven thousand dollars, respectively.

The One Big Beautiful Bill Act (“OBBBA”) was enacted on July 4, 2025. The OBBBA contains significant changes to corporate taxation, including accelerated deductions for capital expenditures, expensing of research and development costs incurred in the US, and increased deductibility of interest expense. The Company is currently evaluating the impact of OBBBA, but does not expect a material provision would impact the effective tax rate.

(14) Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid in the thirteen and thirty-nine week periods ended September 28, 2025 and September 29, 2024.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the thirteen and thirty-nine week periods ended September 28, 2025 and September 29, 2024 (in thousands, except share and per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Numerator:
Net loss from continuing operations	$(15,804)	$(77,958)	$(30,099)	$(101,433)
Net loss from discontinued operations	(1,100)	—	(1,100)	(2,007)
Net loss	$(16,904)	$(77,958)	$(31,199)	$(103,440)
Denominator:
Weighted average common shares outstanding, basic and diluted	84,904,228	75,348,627	82,036,790	61,868,747
Net loss per share, basic and diluted:
Continuing operations	$(0.19)	$(1.03)	$(0.37)	$(1.64)
Discontinued operations	(0.01)	—	(0.01)	(0.03)
Net loss	$(0.20)	$(1.03)	$(0.38)	$(1.67)

The computation of basic net loss per share attributable to common stockholders is inclusive of warrants with an insignificant exercise price. The Company’s calculation of  the weighted average shares outstanding is inclusive of 234,610 warrants with an insignificant exercise price (which assumes that the warrants were outstanding as of the beginning of the period or the date of the grant, whichever is earlier) for each of the thirteen and thirty-nine week periods ended September 28, 2025, respectively. The computation of diluted net loss per share attributable to common stockholders is the same for the thirteen and thirty-nine week periods ended September 28, 2025 and September 29, 2024 because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Common stock warrants	25,670,265	31,670,265	25,670,265	31,670,265
Stock options and RSUs issued and outstanding	34,256,501	14,170,385	34,256,501	14,170,385
Convertible notes	77,821,528	58,579,636	77,821,528	58,579,636
Third SAFE Agreement	2,750,000	—	2,750,000	—
Forward Purchase Agreements	6,720,000	—	6,720,000	—
Deferred consideration shares	6,666,666	—	6,666,666	—
Total potential common shares excluded from diluted net loss per share	153,884,960	104,420,286	153,884,960	104,420,286

(15) Segment Information

The segment information is presented on a basis that is consistent with the Company’s internal management reporting. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM manages the Company and reports financial results based on three reportable segments which are the same as the Company’s operating segments. The CODM evaluates the performance of these reportable segments and allocates resources to make operating decisions based on certain financial information, including segmented internal income/(loss) prepared on a basis consistent with U.S. GAAP. The measurement criteria is based on their operating revenue and operating income (loss) and excluding any corporate costs which are not allocatable to the operating segments. The CODM’s measurement criteria does not include segment assets. During the periods presented, the Company reported its financial performance through the following three reportable segments; Residential Solar Installation, New Homes Business and Sunder.

Residential Solar Installation. This segment performs solar system, storage and battery installations for residential homeowners.

New Homes Business. This segment is new, as a result of the SunPower Acquisition which occurred in the fourth quarter of fiscal 2024. The Company developed a method to allocate direct expenses for the respective reportable segments. This segment performs solar system installations for new home builders.

Sunder. This segment is new beginning in fiscal year 2025, as a result of the Sunder Acquisition which occurred late in the third quarter of fiscal 2025. This segment’s principal activity is a solar energy sales force to initiate and execute contracts with customers throughout the United States.

	Thirteen Weeks Ended
	September 28, 2025				September 29, 2024
(in thousands)	Residential Solar Installation	New Homes Business	Sunder	Total	Residential Solar Installation	New Homes Business	Sunder	Total
Operating revenues	$38,579	$27,116	4,310	$70,005	$5,536	$—	$—	$5,536

Less:
Cost of revenues	20,984	13,329	3,652	37,965	8,693	—	—	8,693
Sales commissions	7,479	55	—	7,534	7,270	—	—	7,270
Sales and marketing	4,781	1,686	—	6,467	1,093	—	—	1,093
General and administrative(1)	12,240	9,243	—	21,483	18,450	—	—	18,450
Operating (loss) income from continuing operations	(6,905)	2,803	658	(3,444)	(29,970)	—	—	(29,970)
Reconciliation of segment (loss) income from continuing operations before income taxes:
Unallocated amounts:
Interest expense				(8,104)				(2,338)
Interest income				—				86
Other expense, net				(4,256)				(65,684)
Gain on extinguishment of debt				—				19,948
(Loss) from continuing operations before income taxes				$(15,804)				$(77,958)

(1)	For the thirteen weeks ended September 28, 2025, depreciation and amortization expense was $1.0 million, $0.3 million, and zero for the Residential Solar Installation, New Homes Business and Sunder reportable segments, respectively. For the thirteen weeks ended September 29, 2024, depreciation and amortization expense was $0.3 million for the Residential Solar Installation reportable segment.

	Thirty-Nine Weeks Ended
	September 28, 2025				September 29, 2024
(in thousands)	Residential Solar Installation	New Homes Business	Sunder	Total	Residential Solar Installation	New Homes Business	Sunder	Total
Operating revenues	$114,097	$101,862	4,310	$220,269	$20,068	$—	$—	$20,068

Less:
Cost of revenues	67,388	55,930	3,652	126,970	21,834	—	—	21,834
Sales commissions	22,882	1,391	—	24,273	11,691	—	—	11,691
Sales and marketing	19,591	2,173	—	21,764	3,762	—	—	3,762
General and administrative(1)	32,782	19,600	—	52,382	29,789	—	—	29,789
Operating (loss) income from continuing operations	(28,546)	22,768	658	(5,120)	(47,008)	—	—	(47,008)
Reconciliation of segment (loss) income from continuing operations before income taxes:
Unallocated amounts:
Interest expense				(23,258)				(8,230)
Interest income				3				102
Other expense, net				(1,724)				(66,234)
Gain on extinguishment of debt				—				19,948
(Loss) from continuing operations before income taxes				$(30,099)				$(101,422)

(1)	In the thirty-nine weeks ended September 28, 2025, depreciation and amortization expense was $3.4 million, $0.9 million and zero for the Residential Solar Installation, New Homes Business and Sunder reportable segments, respectively. In the thirty-nine weeks ended September 29, 2024, depreciation and amortization expense was $1.0 million for the Residential Solar Installation reportable segment.

(16) Related Party Transactions

Refer to the following notes to the Company’s unaudited condensed consolidated financial statements for details regarding the related party transactions entered into by the Company; Note 1(a) – Description of Business; Note 2(i) – Summary of Significant Accounting Policies – Changes in related parties; Note 4 – Fair Value Measurements; Note 6 – Accrued Expenses and Other Current Liabilities; Note 7 – Other Expense, Net; Note 8 – Capital Stock; Note 9 – Borrowings and Derivative Liabilities, and Note 10 – SAFE Agreements. All other related party transactions are described herein.

The Company determined that SameDay Solar became a related party to the Company during fiscal year 2024. The Company’s revenue is net of dealer fees attributable to SameDay Solar of $0.3 million and $1.6 million in the thirteen and thirty-nine week periods ended September 28, 2025, respectively. The Company’s revenue is net of dealer fees attributable to SameDay Solar of $1.6 million in each of the thirteen and thirty-nine week periods ended September 29, 2024.

(17) Subsequent Events

Partial conversion of September 2024 Notes

Subsequent to September 28, 2025, holders of $10.6 million of the Company’s September 2024 Notes converted their September 2024 Notes into 6.2 million shares of common stock of the Company.

Acquisition of Ambia Energy LLC

On November 11, 2025, the Company announced that it signed a non-binding letter of intent to acquire Ambia Energy, LLC (“Ambia”) located in Lindon, Utah in exchange for approximately $37.5 million of equity in SunPower, subject to customary closing conditions.

On November 21, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) with Ambia and Ambia Holdings, Inc., a Delaware corporation and the sole member of Ambia (the “Member”). The Company, Ambia and the Member completed the closing under the Membership Interest Purchase Agreement (the “Ambia Closing”) on November 21, 2025. At the Ambia Closing, the Company acquired all of the outstanding membership interests of Ambia from the Member for: (a) 10,243,924 shares (the “Closing Consideration Shares”) of common stock of the Company, $0.0001 par value per share (the “Common Stock”), issued at the Ambia Closing to the Member; and (b) the agreement to issue an additional $9.375 million of shares of Common Stock on the six-month anniversary of the Ambia Closing and an additional $9.375 million of shares of Common Stock on the 12-month anniversary of the Ambia Closing (such additional shares of Common Stock, the “Post-Closing Consideration Shares”). The issuance of the Post-Closing Consideration Shares is subject to approval by the Company’s stockholders following the Ambia Closing in accordance with the rules and regulations of the Nasdaq Stock Market (including Nasdaq Listing Rule 5635(a)). The actual number of Post-Closing Consideration Shares issuable by the Company on the six- and 12-month anniversaries of the Ambia Closing will be determined based on the 20-day trailing volume-weighted average price of the Common Stock after market close on the business day immediate prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of Post-Closing Consideration Shares issuable by the Company will not be more than $2.8102 per share or less than $1.4988 per share. Additionally, the number of Post-Closing Consideration Shares issuable by the Company is subject to adjustment pursuant to customary working capital and balance sheet adjustment terms and subject to offset for certain indemnifiable damages in accordance with the Membership Interest Purchase Agreement. Pursuant to the terms and conditions of the Membership Interest Purchase Agreement, the Company agreed to register the Closing Consideration Shares and the Post-Closing Consideration Shares for resale to the public under the Securities Act of 1933, as amended. The Membership Interest Purchase Agreement includes customary representations and warranties, covenants, and indemnities, in each case under the circumstances and subject to certain limitations set forth in the Membership Interest Purchase Agreement. The indemnification obligations under the Membership Interest Purchase Agreement are subject to customary baskets and caps. The Company’s primary source of recovery for indemnifiable damages is set off of such damages against the Post-Closing Consideration Shares issuable by the Company following the Ambia Closing.

The initial accounting for this business combination is incomplete at this time due to the proximity of the Ambia Closing to the issuance date of these condensed consolidated financial statements.

NASDAQ Deficiency

On November 19, 2025, the Company received a letter from the Listing Qualifications staff of Nasdaq indicating that, as a result of the Company’s delay in filing its Q3 2025 Form 10Q, the Company was not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). The Nasdaq letter had no immediate effect on the listing or trading of the Company’s common stock or warrants. The Nasdaq listing rules require Nasdaq-listed companies to timely file all required periodic reports with the SEC. The Nasdaq letter stated that, under Nasdaq rules, the Company has 60 calendar days to submit a plan to regain compliance with Nasdaq’s continued listing requirements. The Company filed its Q3 2025 Form 10Q on December 19, 2025.

Issuance of 12% convertible senior unsecured convertible note to related party

On November 20, 2025, the Company issued a convertible promissory note in the original principal amount of $2.0 million (“November 2025 Note”) to a trust controlled by the Company’s CEO in exchange for cash. The November 2025 Note is a general unsecured obligation of the Company and will mature on July 1, 2029, unless earlier converted, redeemed or repurchased. Interest on the November 2025 Note will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2026. The Note is convertible at the option of the holder at any time prior to the payment of the payment of the principal amount of the November 2025 Note in full. The conversion rate of the November 2025 Note is initially equal to 626.9592 shares of the Company’s common stock per $1,000 principal amount due under the November 2025 Note. The conversion rate shall be subject to adjustment from time to time pursuant to the terms of the November 2025 Note. The Company may not redeem the Note prior to July 5, 2026.

Siemens Settlement

As described in Note 12 – Commitments and Contingencies, the Company entered into a Settlement Agreement with Siemens on December 4, 2025 to resolve a case in the Court and other related cases as well as to resolve potential claims related to Siemens’ Atwater Wastewater Treatment Plant. Refer to Note 12 – Commitments and Contingencies for details.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

SunPower Inc.

Fremont, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of SunPower Inc. (f/k/a Complete Solaria, Inc.) (the “Company”) as of December 29, 2024, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the fiscal year then ended, and the related notes collectively referred to as the “consolidated financial statements.” In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 29, 2024, and the results of its operations and its cash flows for the fiscal year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses, and has negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2024.

Atlanta, Georgia

April 30, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Complete Solaria, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Complete Solaria, Inc. and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows, for the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Notes 2 and 22 to the financial statements, the accompanying 2023 financial statements have been retrospectively adjusted for the adoption of Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the consolidated financial statements, the Company has recurring net losses, accumulated deficit, negative cash outflows from operations and current debt outstanding that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(c). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

April 1, 2024 (April 30, 2025, as to the effects of the Company’s adoption of ASU 2023-07, Segment Reporting, as described in Notes 2 and 22).

We began serving as the Company’s auditor in 2022. In 2024 we became the predecessor auditor.

SUNPOWER INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 29,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$13,378	$2,593
Accounts receivable, net	25,842	26,281
Inventories	22,110	3,058
Prepaid expenses and other current assets	8,206	5,817
Contract assets, current portion	26,066	-
Total current assets	95,602	37,749
Restricted cash	3,841	3,823
Property and equipment, net	5,493	4,317
Operating lease right-of-use assets	3,041	1,235
Other noncurrent assets	628	198
Goodwill	18,476	-
Intangible assets, net	17,385	-
Total assets	$144,466	$47,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,980	$13,122
Accrued expenses and other current liabilities	56,081	27,870
Notes payable to related parties	1,500	-
Notes payable, net	-	28,657
Contract liabilities	10,003	2,423
SAFE Agreement with related party	384	-
Debt with CS Solis	-	33,280
Forward purchase agreement liabilities with related parties	1,274	3,232
Forward purchase agreement liabilities	2,220	599
Total current liabilities	79,442	109,183
Warranty provision, noncurrent	3,437	3,416
Warrant liability	1,561	9,817
Contract liabilities, noncurrent	918	1,055
Notes payable and derivative liabilities, net of current portion	92,638	-
Notes payable and derivative liabilities with related parties	53,193	-
Other long-term liabilities	8,553	-
Operating lease liabilities, net of current portion	2,263	664
Total liabilities	242,005	124,135

Commitments and contingencies (Note 19)

Stockholders’ (deficit):
Common stock, $0.0001 par value; Authorized 1,000,000,000 and 60,000,000 shares as of December 29, 2024 and December 31, 2023, respectively; issued and outstanding 73,784,645 and 49,065,361 shares as of December 29, 2024 and December 31, 2023, respectively	14	7
Additional paid-in capital	313,661	277,965
Accumulated other comprehensive loss	165	143
Accumulated deficit	(411,379)	(354,928)
Total stockholders’ (deficit)	(97,539)	(76,813)
Total liabilities and stockholders’ equity	$144,466	$47,322

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Revenues	$108,742	$87,616
Cost of revenues	69,240	69,828
Gross profit	39,502	17,788
Operating expenses:
Sales commissions	24,590	31,127
Sales and marketing	6,827	6,920
General and administrative	76,594	32,099
Total operating expenses	108,011	70,146
Loss from continuing operations	(68,509)	(52,358)
Interest expense (1)	(16,223)	(14,033)
Interest income	19	36
Other income (expense), net (2)	7,932	(29,862)
Gain on troubled debt restructuring (3)	22,337	-
Total Other expense	14,065	(43,859)
Loss from continuing operations before income taxes	(54,444)	(96,217)
Income tax benefit (provision)	-	20
Net loss from continuing operations	(54,444)	(96,197)
Loss from discontinued operations, net of taxes	(2,007)	(25,853)
Impairment loss from discontinued operations	-	(147,505)
Net loss from discontinued operations, net of taxes	(2,007)	(173,358)
Net loss	(56,451)	(269,555)
Other Comprehensive income:
Foreign currency translation adjustment	-	116
Comprehensive loss (net of tax)	$(56,451)	$(269,439)
Net loss from continuing operations per share attributable to common stockholders, basic	$(0.82)	$(3.89)
Net loss from discontinued operations per share attributable to common stockholders, basic	(0.03)	(1.05)
Net loss per share attributable to common stockholders, basic	$(0.85)	$(4.94)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	66,655,837	24,723,370
Net loss from continuing operations per share attributable to common stockholders, diluted	$(1.19)	$(3.89)
Net loss from discontinued operations per share attributable to common stockholders, diluted	(0.03)	(1.05)
Net loss per share attributable to common stockholders, diluted	$(1.22)	$(4.94)
Weighted-average shares used to compute net loss per share attributable to common stockholders’, basic and diluted	75,793,548	24,723,370

(1)	Includes interest expense to related parties of $7.6 million and $0.4 million during the fiscal years ended December 29, 2024 and December 31, 2023, respectively. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

(2)

Other income (expense), net in the fiscal year ended December 29, 2024 includes the following related party transactions; (i) $0.7 million of expense in connection with the conversion of SAFE Agreements into shares of common stock and the change in the fair value of SAFE Agreements (defined in the notes to the consolidated financial statements), (ii) $3.0 million of expense in connection with the loss on issuance of a derivative liability and $0.3 million of income due to the change in the value of derivative liabilities, and (iii) income of $0.1 million of expense in connection with the change in the fair value of forward purchase agreements.

Other income (expense), net in the fiscal year ended December 31, 2023, includes the following related party transaction; $0.7 million of expense for bonus shares issued in connection with the Mergers; $0.4 million of forward purchase agreements entered into and $9.1 million of change in the fair value of the forward purchase agreements; and $30.7 million of expense for shares issued in connection with the forward purchase agreements.

(3)	Gain includes $12.5 million with a related party in the fiscal year ended December 29, 2024. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Consolidated Statements of Stockholders’ Deficit

(in thousands, except number of shares)

					Accumulated	Total
			Additional		Other	Stockholders’
	Common Stock		Paid-in-	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	Deficit	Income	(Deficit)
Balance as of January 1, 2023	19,932,429	$3	$190,624	$(85,373)	$27	$105,281
Conversion of 2022 Convertible Notes into common stock	5,460,075	2	40,950	-	-	40,952
Issuance of common stock upon the reverse capitalization, net of offering costs	13,458,293	2	4,586	-	-	4,588
Reclassification of prepaid PIPE	350,000	-	3,500	-	-	3,500
Reclassification of warrants between liabilities and equity	-	-	4,329	-	-	4,329
Reclassification of Legacy Complete Solaria Common stock into SunPower Common Stock	-	(1)	2	-	-	1
Issuance of common stock in connection with forward purchase agreements	1,050,000	-	4,777	-	-	4,777
Issuance of common stock in connection with forward purchase agreements due to related party	4,508,488	1	30,712	-	-	30,713
Issuance of common stock bonus shares in connection with Mergers	463,976	-	2,394	-	-	2,394
Residual Mergers proceeds	-	-	161	-	-	161
Modification of Carlyle Warrant	-	-	(10,862)	-	-	(10,862)
Issuance of restricted stock units	98,097	-	52	-	-	52
Issuance of common stock warrants	-	-	(3,516)	-	-	(3,516)
Issuance of common stock to related party	3,676,470	-	5,000	-	-	5,000
Exercise of common stock options	67,533	-	57	-	-	57
Stock-based compensation	-	-	5,199	-	-	5,199
Foreign currency translation	-	-	-	-	116	116
Net loss	-	-	-	(269,555)	-	(269,555)
Balance as of December 31, 2023	49,065,361	$7	$277,965	$(354,928)	$143	$(76,813)
Exercise of common stock options	398,883	-	532	-	-	532
Vesting of restricted stock units	669,059	-	-	-	-	-
Stock-based compensation	-	-	3,067	-	-	3,067
Issuance of common stock warrants	-	-	1,400	-	-	1,400
Issuance of common stock warrants for services	-	-	9,179	-	-	9,179
Issuance of common stock upon conversion of SAFEs	13,888,889	6	6,244	-	-	6,250
Exercise of common stock warrants	5,343,616	1	-	-	-	1
Issuance of common stock for exchange of debt	1,500,000	-	2,220	-	-	2,220
Issuance of common stock	2,918,837	-	7,144	-	-	7,144
Modification of Warrant Agreement	-	-	7,306	-	-	7,306
Offering costs of reverse recapitalization	-	-	(1,396)	-	-	(1,396)
Net loss	-	-	-	(56,451)	-	(56,451)
Foreign currency translation adjustment	-	-	-	-	22	22
Balance as of December 29, 2024	73,784,645	$14	$313,661	$(411,379)	$165	$(97,539)

The accompanying notes are an integral part of these consolidated financial statements.

SUNPOWER INC.

Consolidated Statements of Cash Flows

(in thousands, except number of shares)

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Cash flows from operating activities from continuing operations
Net loss	$(56,451)	$(269,555)
Loss from discontinued operations, net of income taxes	(2,007)	(173,358)
Net loss from continuing operations, net of tax	(54,444)	(96,197)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Stock-based compensation expense	3,067	3,364
Non-cash interest expense (1)	1,757	4,882
Accretion of debt in CS Solis (2)	3,872	6,579
Non-cash lease expense	816	947
Gain on troubled debt restructuring (8)	(22,337)	-
Loss on CS Solis debt extinguishment	-	10,338
Depreciation and amortization	2,736	930
Amortization of debt issuance costs (11)	5,842	-
Other financing costs	450	-
Provision for credit losses	9,132	4,274
Change in reserve for excess and obsolete inventory	-	6,148
Change in fair value of SAFE Agreements with related party	(616)	-
Loss on conversion of SAFE Agreements to shares of common stock with related party	1,250	-
Loss on sale of equity securities	-	4,154
Loss on issuance of derivative liability (3)	24,688	-
Change in fair value of derivative liabilities (12)	(33,986)	-
Change in fair value of warrant liabilities	(2,921)	(29,310)
Issuance of forward purchase agreements (4)	-	(76)
Change in fair value of forward purchase agreement liabilities (5)	(337)	3,906
Loss on issuance of common stock in connection with forward purchase agreements (6)	-	35,490
Non-cash expense in connection with warrants issued for vendor services	9,179	-
Loss on asset impairments and disposals	3,827	-
Loss on issuance of common stock bonus shares in connection with the Mergers (7)	-	2,394
Issuance of restricted stock units in connection with vendor services	-	52
Changes in operating assets and liabilities:
Accounts receivable	3,306	(12,106)
Contract assets, current portion	(21,451)	-
Inventories	8,654	1,544
Prepaid expenses and other current assets	(170)	(4,197)
Other noncurrent assets	111	1,132
Accounts payable	(10,412)	2,292
Accrued expenses and other current liabilities	14,071	(3,313)
Operating lease liabilities	(849)	(598)
Warranty provision, noncurrent	21	255
Deferred revenue	82	(1,685)
Net cash used in operating activities from continuing operations	(54,662)	(58,802)
Net cash provided by operating activities from discontinued operations	-	190
Net cash used in operating activities	(54,662)	(58,612)
Cash flows from investing activities from continuing operations
Purchases of property and equipment	-	(35)
Capitalization of internal-use-software costs	(1,157)	(1,939)
Cash paid for acquisitions; net of cash acquired	(53,500)	-
Proceeds from the sale of equity securities	-	8,145
Net cash (used in) provided by investing activities	(54,657)	6,171
Cash flows from financing activities from continuing operations
Proceeds from issuance of notes payable, net of issuance cost		14,102
Principal repayment of notes payable	(300)	(9,803)
Proceeds from issuance of convertible notes, net of issuance cost	81,725	17,750
Proceeds from issuance of convertible notes to related parties	26,000	3,500
Proceeds from issuance of SAFE agreements	6,000	-
Proceeds from issuance of common stock	6,694	-
Proceeds from exercise of common stock options	532	57
Proceeds from Mergers and PIPE Financing	-	4,219
Proceeds from Mergers and PIPE Financing from related parties	-	15,600
Proceeds from common stock	-	5,000
Financing lease payments	(551)	-
Net cash provided by financing activities from continuing operations	120,100	50,425
Effect of exchange rate changes	22	116
Net increase (decrease) in cash, cash equivalents and restricted cash	10,803	(1,900)
Cash, cash equivalents, and restricted cash at beginning of period	6,416	8,316
Cash, cash equivalents, and restricted cash at end of period	$17,219	$6,416

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$77	$2,147
Cash paid during the year for income taxes	10	-
Supplemental schedule of noncash investing and financing activities:
Cancellation of existing indebtedness in Exchange Agreement (9)	$65,873	$-
Issuance of convertible notes in Exchange Agreement (10)	42,662	-
Issuance of common stock in Exchange Agreement	2,220	-
Conversion of SAFE Agreements to shares of common stock - related party	5,000	-
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	116	-
Offering costs	1,396	-
Warrants issued in debt issuance	860	-
Carlyle Warrant modification - related party	7,306	10,862
Conversion of 2022 Convertible notes into common stock	-	30,625
Issuance of common stock warrants	-	3,516
Conversion of 2022 Convertible Notes into common stock	-	21,561
Conversion of 2022 Convertible Notes issued to related parties into common stock	-	19,390
Conversion of preferred stock into common stock	-	155,630
Issuance of common stock in connection with forward purchase agreements (5)	-	35,490
Issuance of common stock bonus shares in connection with the Mergers (6)	-	2,394
Recapitalization of Legacy Complete Solaria Common stock into SunPower Common Stock	-	1
Reclassification of investor deposit to PIPE funds	-	3,500
Reclassification of warrants between liabilities and equity	-	4,329

(1)	Non-cash interest expense to related parties of zero and $0.4 million during the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(2)	Identified as a related party transaction in the fiscal year ended December 29, 2024.

(3)	Includes $3.0 million loss on a derivative liability issued to the Massey Trust (as later defined in Note 15 - Borrowings and Derivative Liabilities) a related party.

(4)	Issuance of forward purchase agreements includes other income from related parties of zero and $0.4 million during the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(5)	Change in fair value of forward purchase agreement liabilities from related parties was income of $0.1 million and ($9.1) million during the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(6)	Issuance of common stock in connection with forward purchase agreements includes other expense from related parties of zero and ($30.7) million during the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(7)	Issuance of common stock bonus shares to related parties in connection with the Mergers includes other expense of $0.7 million during the fiscal year ended December 31, 2023.

(8)	Gain includes $12.5 million with a related party in the fiscal year ended December 29, 2024. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

(9)	Includes related party debt cancellation of $37.2 million.

(10)	Includes $23.7 million issuance of convertible notes with related parties.

(11)	Includes $1.6 million of amortization of debt issuance costs with related parties.

(12)	Includes $0.3 million gain in connection with the change in the fair value of derivative liabilities issued to the Massey Trust and Carlyle (as later defined in Note 15 - Borrowings and Derivative Liabilities) with related parties.

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Organization

(a) Description of Business

SunPower Inc. (f/k/a Complete Solaria, Inc.) (the “Company”) is a residential solar installer that offers storage and home energy solutions to customers in North America. The Company is headquartered in Fremont, California.

Complete Solar, Inc. (“Complete Solar”) was incorporated in Delaware on February 22, 2010. Through February 2022, the Company operated as a single legal entity as Complete Solar, Inc. In February 2022, the Company implemented a holding company reorganization (the “Reorganization”) in which the Company created and incorporated Complete Solar Holding Corporation (“Complete Solar Holdings”). As a result of the Reorganization, Complete Solar Holdings became the successor entity to Complete Solar, Inc. Subsequently, Complete Solar Holdings changed its name to “Complete Solaria, Inc.”

In October 2022, the Company entered into a business combination agreement, as amended on December 26, 2022 and January 17, 2023 (“Original Business Combination Agreement”) and as amended on May 26, 2023 (“Amended and Restated Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Freedom Acquisition I Corp. (“FACT”) (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of FACT (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation, and The Solaria Corporation (“Solaria”), a Delaware corporation.

The transactions contemplated by the Amended and Restated Business Combination Agreement were consummated on July 18, 2023 (“Closing Date”). Following the consummation of the Merger on the Closing Date, FACT changed its name to “Complete Solaria, Inc.”

As part of the transactions contemplated by the Amended and Restated Business Combination Agreement, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware’s General Corporation Law (the “DGCL” or “Domestication”). On the Closing Date, following the Domestication, First Merger Sub merged with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of FACT (the “First Merger”), and immediately following the First Merger, the Company merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of FACT (the “Second Merger”), and Second Merger Sub changed its name to CS, LLC, and immediately following the Second Merger, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to The Solaria Corporation LLC (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

In connection with the closing of the Mergers:

●	Each share of the Company’s capital stock, inclusive of shares converted from 2022 Convertible Notes, issued and outstanding immediately prior to the Closing (“Legacy Complete Solaria Capital Stock”) were cancelled and exchanged into an aggregate of 25,494,332 shares of Company Common Stock.

●	In July 2023, (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”) (together, the “FPA Funding PIPE Investors”) entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) pursuant to which, the FPA Funding PIPE Investors subscribed for on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, 1,161,512 FACT Class A Ordinary Shares purchased by Meteora separately from third parties through a broker in the open market (“Recycled Shares”) in connection with the Forward Purchase Agreements (“FPAs”). Subsequent to the Closing Date, the Company entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and the Company agreed to issue and sell, an aggregate of 420,000 shares of Complete Solaria Common Stock. The Company issued shares of Company Common Stock underlying the FPAs as of the latter of the closing of the Mergers or execution of the FPAs.

●	All certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Company Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”). At the time of the PIPE Financing, Company issued an additional 60,000 shares to certain investors as an incentive to participate in the PIPE Financing.

●	On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, certain investors affiliated with the New Money PIPE Subscription Agreements (“New Money PIPE Investors”) agreed to subscribe for and purchase, and the Company agreed to issue and sell to the New Money PIPE Investors an aggregate of 120,000 shares of Company Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, the Company issued an additional 60,000 shares of Company Common Stock in consideration of certain services provided by it in the structuring of its FPA and the transactions described therein.

●	Subsequent to the Closing, the Company issued an additional 193,976 shares of Company Common Stock to the sponsors for reimbursing sponsors’ transfer to certain counterparties and issued an additional 150,000 shares of Company Common Stock to an FPA investor for services provided in connection with the Mergers.

●	In March 2023, holders of 23,256,504 of the originally issued 34,500,000 FACT Class A Ordinary shares exercised their rights to redeem those shares for cash, and immediately prior to the Closing there were 11,243,496 FACT Class A Ordinary Shares that remained outstanding. At the Closing, holders of 7,784,739 shares of Class A common stock of FACT exercised their rights to redeem those shares for cash, for an aggregate of approximately $82.2 million which was paid to such holders at Closing. The remaining FACT Class A Ordinary Share converted, on a one-for-one basis, into one share of Company Common Stock.

●	Each issued and outstanding FACT Class B Ordinary Share converted, on a one-for-one basis, into one share of Company Common Stock.

On August 18, 2023, the Company entered into a Non-Binding Letter of Intent to sell certain of the Company’s North American solar panel assets to Maxeon Solar Technologies, Ltd. (“Maxeon”).

On August 5, 2024, the Company entered into an Asset Purchase Agreement (the “APA”) with SunPower Corporation (“SunPower Corporation”) and SunPower Corporation’s direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the Company’s purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (“SunPower Acquisition”). The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The sale by SunPower Corporation was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired Assets (as defined in the APA) effective September 30, 2024, in exchange for consideration of $54.5 million, net of $1.0 cash acquired. The acquisition transactions under the APA are referred to herein as the “Acquisition,” and the assets and businesses acquired by the Company under the APA are referred to as the “SunPower Businesses.” Refer to Note 4 - Business Combination for a further discussion of the allocation of consideration transferred.

(b) Divestiture

In October 2023, the Company completed the sale of its solar panel business to Maxeon (“Divestiture”), pursuant to the terms of the Asset Purchase Agreement (the “Disposal Agreement”). The Company determined that the Divestiture represented a strategic shift in the Company’s business and qualified as a discontinued operation. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of the Company, for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares. In connection with the divestiture the Company recognized a net loss from discontinued operations of $2.0 million and $173.4 million in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. The Company subsequently sold all of its Maxeon shares received in the Divestiture and recognized a loss upon sale of $4.2 million which is classified within continuing operations as Other income (expense), net within the Company’s consolidated statement of operations and comprehensive loss in the year ended December 31, 2023.

Accordingly, the results of operations and cash flows relating to Solaria were reflected as discontinued operations in the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows for the fiscal years ended December 29, 2024 and December 31, 2023.

Components of amounts reflected in the consolidated statements of operations and comprehensive loss related to discontinued operations are presented in the table, as follows (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Revenues	$-	$29,048
Cost of revenues	-	30,609
Gross loss	-	(1,561)
Operating expenses:
Sales and marketing	-	6,855
General and administrative	2,007	17,472
Total operating expenses	2,007	24,327
Loss from discontinued operations	(2,007)	(25,888)
Other income, net	-	31
Loss from discontinued operations before income taxes	(2,007)	(25,857)
Income tax benefit	-	4
Loss from discontinued operations, net of tax	(2,007)	(25,853)
Impairment loss from discontinued operations	-	(147,505)
Net loss from discontinued operations	$(2,007)	$(173,358)

(c) Liquidity and Going Concern

Since inception, the Company has incurred recurring losses and negative cash flows from operations. The Company incurred a net loss of $56.5 million during the fiscal year ended December 29, 2024 and had an accumulated deficit of $411.4 million and current debt of $1.5 million as of December 29, 2024. The Company had cash and cash equivalents, excluding restricted cash, of $13.4 million as of December 29, 2024. The Company believes that its operating losses and negative operating cash flows will continue into the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to obtain additional funding. Historically, the Company’s activities have been financed through private placements of equity securities, debt and proceeds from the Merger. If the Company is not able to secure adequate additional funding when needed, the Company will need to reevaluate its operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact the Company’s business, results of operations and future prospects. While the Company has been able to raise multiple rounds of financing, there can be no assurance that in the event the Company requires additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

On March 10, 2025, the Company’s board of directors approved a change in the Company’s fiscal year end to have a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. This change is effective for the fiscal year ended December 29, 2024.

(b) Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, as well as related disclosure of contingent assets and liabilities. Significant estimates and assumptions made by management include, but are not limited to, the determination of:

●	Fair value of warrant liabilities;

●	Fair value of the forward purchase agreements

●	Fair value of Simple Agreements for Future Equity Agreements (“SAFEs”)

●	The reserve methodology for inventory obsolescence;

●	The reserve methodology for product warranty;

●	The reserve methodology for the allowance for credit losses;

●	Fair value of the derivative liabilities; and

●	The measurement of stock-based compensation.

To the extent that there are material differences between these estimates and actual results, the Company’s financial condition or operating results will be affected. The Company bases its estimates on past experience and other assumptions that the Company believes are reasonable under the circumstances, and the Company evaluates these estimates on an ongoing basis. The Company has assessed the impact and management is not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

(c) Concentration of Risks

The Company is exposed to credit losses in the event of nonperformance by the counterparties to its financial and derivative instruments. Financial and derivative instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, contract receivables and forward purchase agreement assets. The Company’s cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. As of December 29, 2024, no customer had an outstanding balance that represented more than 10% of the total accounts receivable balance. As of December 31, 2023, two customers had an outstanding balance that represented 38% and 16% of the total accounts receivable balance.

Concentration of Customers

The Company defines major customers as those customers who generate revenues that exceed 10% of the Company’s annual net revenues. For the fiscal years ended December 29, 2024 and December 31, 2023, three customers and one customer represented 36% and 55% of gross revenues, respectively, all from the Residential Solar Installation reportable segment.

Concentration of Suppliers

For the fiscal year ended December 29, 2024, the Company expanded its preferred supplier list, as such there was no concentration of suppliers. For the fiscal year ended December 31, 2023, one supplier represented 40% of the Company’s inventory purchases.

(d) Cash and Cash Equivalents

The Company considers all highly liquid securities that mature within three months or less from the original date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in interest bearing accounts. Cash and cash equivalents include cash held in checking and savings accounts and money market accounts consisting of highly liquid securities with maturity dates of three months or less from the original date of purchase. As of December 29, 2024 and December 31, 2023, the Company had cash balances of $13.4 million and $2.6 million, respectively, in excess of federally insured limits.

(e) Restricted Cash

The Company classifies all cash for which usage is limited by contractual provisions as restricted cash. The restricted cash consists of deposits in money market accounts, which is used as cash collateral backing letters of credit related to customs duty authorities’ requirements. The Company has presented these balances under restricted cash, as a long-term asset, in the consolidated balance sheets. The Company reconciles cash, cash equivalents, and restricted cash reported in its consolidated balance sheets that aggregate to the beginning and ending balances shown in the Company’s consolidated statements of cash flows as follows (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Cash and cash equivalents	$13,378	$2,593
Restricted cash	3,841	3,823
Total cash, cash equivalents, and restricted cash	$17,219	$6,416

(f) Estimated Credit Losses

The Company recognizes an allowance for credit loss at the time a receivable is recorded based on the Company’s estimate of expected credit losses, historical write-off experience, and current account knowledge, and adjusts this estimate over the life of the receivable as needed. The Company evaluates the aggregation and risk characteristics of a receivable pool and develops loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon that the Company is exposed to credit risk, and payment terms or conditions that may materially affect future forecasts.

The Company performs ongoing credit evaluations of its customers’ financial condition when deemed necessary. The Company maintains an allowance for credit losses based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. The Company believes that its concentration of credit risk is limited because of the large number of customers, credit quality of the customer base, small account balances for most of these customers, and customer geographic diversification.

The following table summarizes the allowance for credit losses as follows (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Balance at beginning of period	$(9,846)	$(4,812)
Provision charged to earnings	(9,132)	(5,083)
Amounts written off, net of recoveries and other adjustments	17,277	49
Balance at end of period	$(1,701)	$(9,846)

The Company does not have any off-balance sheet credit exposure relating to its customers. In fiscal year 2024, the Company identified customer accounts receivable balances that were deemed to be uncollectible, which were reserved and written off.

(g) Contract Assets and Contract Liabilities

Contract assets consist of unbilled receivables which represent revenue that has been recognized in advance of billing the customer. Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract. Total contract assets and contract liabilities balances as of the respective dates are as follows (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Contract assets	$26,066	$-
Contract liabilities current and noncurrent	10,921	3,478

During the fiscal year ended December 29, 2024, the increase in contract assets of $26.1 million was primarily driven by an increase in residential project sales that have met revenue recognition based on applicable milestones but have not been billed. The increase in contract assets and contract liabilities is primarily attributed to the SunPower Acquisition in fiscal year 2024.

The Company typically invoices its customers upon completion of set milestones, generally upon installation of the solar energy system with the remaining balance invoiced upon passing final building inspection. Standard payment terms to customers range from 30 to 60 days. When the Company receives payment, or when such payment is unconditionally due from a customer prior to delivering goods or services to the customer under the terms of a customer agreement, the Company records this deferred revenue as a contract liability. As installation projects are typically completed within 12-months, the Company’s contract liability is reflected within current liabilities in the accompanying consolidated balance sheets. The amount of revenue recognized during the years ended December 29, 2024, and December 31, 2023, that was included in contract liabilities at the beginning of each period was $3.5 million and $2.1 million, respectively.

(h) Inventories

Inventories consist of solar panels and the components of solar energy systems all of which is classified as finished goods within current assets at December 29, 2024 and December 31, 2023. Inventory is valued using the average cost method. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions, and such inventory has been adjusted to its lower of cost or net realizable value.

(i) Revenue Recognition

Revenue is recognized for Residential Solar Installation and New Home Business when a customer obtains control of promised products and services and the Company has satisfied its performance obligations which is the date by which substantially all of its design and installation is complete for a fully functioning solar power system to interconnect to the local power grid.

Installation includes the design of a solar energy system, the delivery of the components of the solar energy system (i.e., photovoltaic system, inverter, battery storage, etc.), installation services and services facilitating the connection of the solar energy system to the power grid. The Company accounts for these services as inputs to a combined output, resulting in a single service-based performance obligation.

The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the following five steps:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contracts(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligations;

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Residential Solar Installation Revenues

The Company’s Residential Solar Installation segment sells products through a network of installing and non-installing dealers and resellers, as well as its internal sales team. The Company’s contracts with customers include three primary contract types:

●	Cash agreements - The Company contracts directly with homeowners who purchase the solar energy system and related services from the Company. Customers are invoiced on a billing schedule, where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Financing partner agreements - In its financing partner agreements, the Company contracts directly with homeowners for the purchase of the solar energy system and related services. The Company refers the homeowner to a financing partner to finance the system, and the homeowner makes payments directly to the financing partner. The Company receives consideration from the financing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

●	Power purchase agreements and lease agreements - The Company contracts directly with a leasing partner to perform the solar energy system installation, and the homeowner will finance the system through a power purchase agreement (or lease), which is signed with the Company’s leasing partner. The Company considers the leasing partner to be its customer, as the Company does not contract directly with the homeowner and the leasing partner takes ownership of the system upon the completion of installation. The Company receives consideration from the leasing partner on a billing schedule where the majority of the transaction price is due upon installation with an additional payment due when the system passes inspection by the authority having jurisdiction.

New Home Business Revenues

The Company’s New Homes Business sells through a network of home builders as well as its internal sales team. The Company’s contracts with customers include two primary contract types:

●	Cash agreements - The Company contracts directly with homebuilders who purchase the solar energy system from the Company and are the customers in the transaction. The Company’s customers are invoiced upon the completion of installation.

●	Lease agreements - Prior to the SunPower Corporation’s declaration of bankruptcy, certain homeowners had intended to lease a system from the SunPower Corporation, but were unable to consummate the transaction (as a result of SunPower’s declaration of bankruptcy). The in-process system inventory (installed on recently constructed homes) was acquired by the Company in connection with the SunPower Acquisition. The Company contracted directly with a leasing partner to facilitate the leasing of the system to the impacted homeowners. The Company considers the leasing partner to be its customer. Under the terms of the Company’s arrangement with the leasing partner, control is not transferred to the customer until the completed system is accepted by the customer. The Company receives consideration from the leasing partner following the acceptance of the system.

The Company’s performance obligation for both reportable segments is to design and install a fully functioning solar energy system. For all contract types (with the exception of New Homes Business Lease agreements), the Company recognizes revenue over time. The Company’s over-time revenue recognition begins when the solar power system is fully installed (as it is at this point that control of the asset begins to be transferred to the customer and the customer retains the significant risks and rewards of ownership of the solar power system). The Company recognizes revenue using the input method based on direct costs to install the system and defers the costs of installation until such time that control of the asset transfers to the customer (installation). For New Homes Business Lease agreements, the Company considers the performance obligation to be satisfied at a point in time upon acceptance of the system by the customer.

Revenue is generally recognized at the transaction price contained within the agreement, net of costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. The Company’s arrangements may contain clauses that can either increase or decrease the transaction price. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probably that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

The Company records deferred revenue for amounts invoiced that are received in advance of the provisioning of services. In certain contracts with customers, the Company arranges for a third-party financing partner to provide financing to the customer. The Company collects upfront from the financing partner and the customer will provide installment payments to the financing partner. The Company records revenue in the amount received from the financing partner, net of any financing fees charged to the homeowner, which the Company considers to be a customer incentive. None of the Company’s contracts contain a significant financing component.

Costs to obtain and fulfill contracts

The Company’s costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales commission and cost of revenue, respectively. In addition, incentives the Company provides to its customers, such as discounts and rebates, are recorded net to the revenue the Company has recognized on the solar power system.

Warranties

The Company typically provides a 10-year warranty on its solar energy system installations, which provides assurance over the workmanship in performing the installation, including roof leaks caused by the Company’s performance. For solar panel sales recognized prior to the Divestiture, the Company provides a 30-year warranty that the products will be free from defects in material and workmanship. The Company retained its warranty obligations associated with panel sales prior to the Divestiture.

When the revenues are recognized for the solar energy systems installations services, the Company accrues liabilities for the estimated future costs of meeting its warranty obligations. The Company makes and revises these estimates based primarily on the volume of new sales that contain warranties, historical experience with and projections of warranty claims, and estimated solar energy system and panel replacement costs. The Company records a provision for estimated warranty expenses in cost of revenues within the accompanying consolidated statements of operations and comprehensive loss. Warranty costs primarily consist of replacement materials and equipment and labor costs for service personnel.

Disaggregation of revenue

Refer to the table below for the Company’s revenue recognized (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Residential Solar Installations
Revenue recognized over time	$67,460	$84,858
Revenue recognized at a point in time	-	2,758
Total Residential Solar Installations	67,460	87,616

New Homes Business
Revenue recognized over time	32,205	-
Revenue recognized at a point in time	9,077	-
Total New Homes Business	41,282	-
Total revenue	$108,742	$87,616

For the fiscal years ended December 29, 2024, and December 31, 2023, all revenue recognized was generated in the U.S.

Remaining performance obligations

The Company elected the practical expedient not to disclose the remaining performance obligations for contracts that are less than one year in length. As of December 29, 2024, the Company has deferred $0.9 million associated with a long-term service contract, which will be recognized evenly through 2028. The Company had deferred $1.2 million associated with a long-term service contract as of December 31, 2023.

Incremental costs of obtaining customer contracts

Incremental costs of obtaining customer contracts consist of sales commissions, which are costs paid to third-party vendors who source residential customer contracts for the sale of solar energy systems by the Company. The Company defers sales commissions and recognizes expenses in accordance with the timing of the related revenue recognition. Amortization of deferred commissions is recorded as sales commissions in the accompanying consolidated statements of operations and comprehensive loss. As of December 29, 2024 and December 31, 2023, deferred commissions were zero and $4.2 million, respectively, and classified within prepaid expenses and other current assets in the accompanying consolidated balance sheets.

(j) Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the current period. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the assets:

Useful Lives
Manufacturing equipment	1 - 3 years
Internal-use software	3 - 5 years
Furniture & equipment	3 - 5 years
Leasehold improvements	Shorter of 3 to 5 years of the asset or the term of the lease.

(k) Internal-Use Software

The Company capitalizes costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be utilized as intended. These costs include personnel and related employee benefits and expenses for employees who are directly associated with and who devote time to software projects, and external direct costs of materials and services consumed in developing or obtaining software. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to provide additional material functionality are capitalized and amortized over the estimated useful life of the related upgrade. During the fiscal years ended December 29, 2024 and December 31, 2023, the Company capitalized $1.2 million and $1.9 million, respectively, of internal-use software development costs. The remaining unamortized balance as of December 29, 2024 and December 31, 2023, of $0.2 million and $3.8 million, respectively, is included in property and equipment, net within the accompanying consolidated balance sheets.

(l) Cost of Revenues

Cost of revenues is comprised primarily of cost of material, internal labor costs, third-party subcontractors, design services, engineering personnel and employee-related expenses associated with permitting services, associated warranty costs, freight and delivery costs, depreciation, and amortization of internally developed software. Cost of revenues from these services is recognized when the Company transfers control of the product to the customer, which is generally upon installation.

(m) Advertising and Promotional Expenses

Advertising and promotional costs are expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss. Advertising costs were not material for the fiscal years ended December 29, 2024 and December 31, 2023.

(n) Income Taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in its income tax provision.

(o) Goodwill

The Company tests goodwill at the reporting unit level for impairment annually on the first day of the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

The Company may elect to perform a qualitative assessment that considers economic, industry and company-specific factors. If, after completing the assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company proceeds to a quantitative test. Quantitative testing requires a comparison of the fair value of each reporting unit to its carrying value. If the carrying value of the reporting unit exceeds its fair value, goodwill impairment is measured as the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill.

(p) Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss), net. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from the consolidation of its foreign entities and is reported net of their related tax effects.

(q) Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, ROU assets, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, and quoted market values, as considered necessary.

The Company recognized an impairment loss in the fiscal year ended December 29, 2024 as disclosed in Note 9 - Property and equipment, net. There were no impairment charges recorded in continuing operations for the fiscal year ended December 31, 2023.

(r) Intangible Assets, Net

Intangible assets are recorded at cost, less accumulated amortization. Amortization is recorded using the straight-line method. All intangible assets that have been determined to have definite lives are amortized over their estimated useful life as indicated below:

Useful Lives
Trademarks	10 years
Developed technology	3 years

(s) Stock-Based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight- line basis for all stock-based payments that are expected to vest to employees, non-employees and directors, including grants of employee stock options and other stock-based awards. Equity-classified awards issued to employees, non-employees such as consultants and non-employee directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock as of the grant date, the expected term of the option, the expected volatility of the price of the Company’s common stock and expected dividend yield.

(t) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities held by the Company measured at fair value every reporting period as of December 29, 2024 and December 31, 2023 include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, the warrant liabilities, FPAs, and derivative liabilities associated with the Company’s debt.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short-term nature (classified as Level 1).

The warrant liabilities, derivative liabilities and FPAs are measured at fair value using Level 3 inputs. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date within Other income (expense), net in its consolidated statements of operations and comprehensive loss.

(u) Net Loss Per Share

The Company computes net loss per share following ASC 260, Earnings Per Share. Basic net loss per share is measured as the loss attributable to common stockholders divided by the weighted average common shares outstanding during periods with undistributed losses. Diluted net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and if-converted method, as applicable. Securities that potentially have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the diluted loss per share calculation.

(v) Leases

The Company accounts for its leases following ASC 842, Leases. The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. The Company’s lease agreements generally contain lease and non-lease components. Payments under lease arrangements are primarily fixed. The Company combines lease and non-lease components and accounts for them together as a single lease component. All leases are assessed for classification as an operating lease or a finance lease. Each of operating lease right-of-use (“ROU”) assets and financed lease assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities and finance lease obligations are separated into their respective current portion and non-current portions and are presented separately on the Company’s consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized on the date in which the lessor makes the underlying asset available for use, based upon the present value of the lease payments over the respective lease term. Lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred.

The Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s lease terms include periods under options to extend or terminate the lease. Options to renew or extend leases beyond their initial term have been excluded from measurement of the ROU assets and lease liabilities as exercise of such options is not reasonably certain. The Company generally uses the base, non-cancellable, lease term when determining the lease assets and liabilities. The Company records a right-of-use asset which is calculated based on the amount of the lease liability, adjusted for any advance lease payments made, lease incentives received, and initial direct costs incurred. Right-of-use assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with an initial term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

(w) Warrant Liabilities

The Company accounts for its warrant liabilities in accordance with the guidance in ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity, under which the warrants that do not meet the criteria for equity classification and must be recorded as liabilities. The warrant liabilities are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in Other income (expense), net on the consolidated statements of operations and comprehensive loss. Refer to Note 5 - Fair Value Measurements and Note 14 - Warrants.

(x) Forward Purchase Agreements

The Company accounts for its FPAs in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity, as the agreements embody an obligation to transfer assets to settle a forward contract. The FPAs are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in Other income (expense), net on the consolidated statements of operations and comprehensive loss. Refer to Note 5 - Fair Value Measurements and Note 6 - Forward Purchase Agreements.

(y) Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). The ASU expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective adoption. The Company adopted ASU 2023-07 in its fourth quarter of 2024 using a retrospective transition method. See Note 22 - Segment Information - for the Company’s disclosures reflecting the adoption.

(z) Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company is currently evaluating this ASU to determine its impact upon the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220) Reporting Comprehensive Income - Expense Disaggregation Disclosure. The objective of ASU 2024-03 is to disclose disaggregated information about certain income statement expense line items. ASU 2024-03 is effective for public companies starting in annual periods beginning after December 15, 2026. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

(3) Reverse Recapitalization

As discussed in Note 1 - Organization, on July 18, 2023, the Company consummated the Mergers pursuant to the Amended and Restated Business Combination Agreement. The Mergers was accounted for as a reverse recapitalization, rather than a business combination, for financial accounting and reporting purposes. Accordingly, the Company was deemed the accounting acquirer (and legal acquiree) and FACT was treated as the accounting acquiree (and legal acquirer). The Company was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The Company’s pre-combination stockholders have the majority of the voting power in the post- merged company;

●	Legacy Complete Solaria’s stockholders have the ability to appoint a majority of the Company’s Board of Directors;

●	Legacy Complete Solaria’s management team is considered the management team of the post-merged company;

●	Legacy Complete Solaria’s prior operations are comprised of the ongoing operations of the post-merged company;

●	The Company is the larger entity based on historical revenues and business operations; and

●	the post-merged company assumed the Company’s operating name at such time.

Under this method of accounting, the reverse recapitalization was treated as the equivalent of the Company issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT were stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Mergers are those of Legacy Complete Solaria. All periods prior to the Mergers have been retrospectively adjusted in accordance with the Amended and Restated Business Combination Agreement for the equivalent number of preferred or common shares outstanding immediately after the Mergers to effect the reverse recapitalization.

Upon the closing of the Mergers and the PIPE Financing in July 2023, the Company received net cash proceeds of $19.7 million. The following table reconciles the elements of the Mergers to the audited consolidated statements of cash flows and the audited consolidated statements of stockholders’ deficit for the year-ended December 31, 2023 (in thousands):

Recapitalization
Cash proceeds from FACT, net of redemptions	$36,539
Cash proceeds from PIPE Financing	12,800
Less: cash payment of FACT transaction costs and underwriting fees	(10,680)
Less: cash payment to FPA investors for rebates and recycled shares	(17,831)
Less: cash payment for Promissory Note	(1,170)
Net cash proceeds upon the closing of the Mergers and PIPE financing	19,658
Less: non-cash net liabilities assumed from FACT	(10,135)
Net contributions from the Mergers and PIPE financing upon closing	$9,523

Immediately upon closing of the Mergers, the Company had 45,290,553 shares issued and outstanding of Class A Common Stock. The following table presents the number of shares of Company Common Stock outstanding immediately following the consummation of the Mergers:

Recapitalization
FACT Class A Ordinary Shares, outstanding prior to Mergers	34,500,000
FACT Class B Ordinary Shares, outstanding prior to Mergers	8,625,000
Bonus shares issued to sponsor	193,976
Bonus shares issued to PIPE investors	120,000
Bonus shares issued to FPA investors	150,000
Shares issued from PIPE financing	1,690,000
Shares issued from FPA agreements, net of recycled shares	5,558,488
Less: redemption of FACT Class A Ordinary Shares	(31,041,243)
Total shares from the Mergers and PIPE Financing	19,796,221
Legacy Complete Solaria shares	20,034,257
2022 Convertible Note Shares	5,460,075
Shares of Company Common stock immediately after Mergers	45,290,553

In connection with the Mergers, the Company incurred direct and incremental costs of approximately $16.4 million related to legal, accounting, and other professional fees, which were offset against the Company’s additional paid-in capital. Of the $16.4 million, $5.8 million was incurred by Legacy Complete Solaria and $10.6 million was incurred by FACT. As of December 31, 2023, the Company made cash payments totaling $5.4 million to settle transaction costs. As a result of the Closing, the outstanding 2022 Convertible Notes were converted into shares of Company Common Stock.

(4) Business Combination

SunPower Acquisition

On September 30, 2024, the Company completed the acquisition of certain assets and assumption of certain liabilities of SunPower Corporation and its subsidiary debtors for an aggregate cash consideration paid of $54.5 million, net of $1.0 million of cash acquired. SunPower Corporation was a solar technology and energy services provider that offered fully integrated solar, storage, and home energy solutions to customers in the United States through an array of hardware, software, and “Smart Energy” solutions. The financial results of the SunPower Acquisition have been included in the Company’s consolidated financial statements since the date of Acquisition. This transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations.

Transaction costs incurred in connection with the close of the acquisition totaled $7.2 million and were expensed by the Company and are included in general and administrative expenses within the consolidated statements of operations and comprehensive loss for the fiscal year ended December 29, 2024.

The fair values of assets acquired and liabilities assumed were based upon a preliminary valuation, and the Company’s estimates and assumptions are subject to change within the measurement period. Due to the complexities of acquiring assets out of bankruptcy the purchase price accounting remains open for certain assets acquired and liabilities assumed. The primary areas that remain preliminary relate to the cash consideration for the transaction for balances remaining in escrow, fair value of intangible assets and goodwill. The following table summarizes the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Net assets acquired:
Cash	$1,000
Accounts receivable	11,999
Contract assets	4,615
Inventories	27,706
Prepaid expenses and other current assets	2,219
Property and equipment	5,867
Operating lease right-of-use assets	2,506
Other noncurrent assets	541
Intangibles	18,100
Deferred revenue	(7,361)
Accounts payable	(5,270)
Accrued expenses and other current liabilities	(13,955)
Operating lease liabilities	(2,963)
Other long-term liabilities	(8,980)
Fair value of net assets acquired	36,024
Consideration transferred	$54,500
Goodwill recognized	$18,476

Goodwill represents the excess of the preliminary estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future and has been allocated to the Company’s Residential Solar Installation and New Homes Business reporting units. The goodwill is tax deductible.

The income approach, using the relief from royalty method, was used to value the trademarks, and the cost approach was used for developed technology. Significant assumptions included in the valuation of trademarks include projected revenues, the selected royalty rate, discount rate, and the economic life of the underlying asset. Significant assumptions included in the valuation of the acquired technology include the estimated costs to reconstruct the asset (inclusive of a third-party profit margin) as well as the value of the opportunity cost of foregone returns over the period that the Company has estimated to recreate the asset.

Contract assets and liabilities were measured at fair value using the cost approach which approximates the carrying value at date of acquisition.

The SunPower Acquisition contributed $83.8 million and $6.5 million in revenue and income before income taxes, respectively for the period from the acquisition date to fiscal year ended December 29, 2024.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information represents the consolidated financial statements of the Company for the periods presented, as if the acquisition occurred on January 1, 2023.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Acquisition. The pro forma results do not necessarily reflect the actual results of operations of the combined business (in thousands).

	Unaudited
	Fiscal Year Ended
	December 29,	December 31,
	2024	2023

Pro forma revenue	$381,860	$697,651
Pro forma net loss from continuing operations	(283,122)	(320,589)

(5) Fair Value Measurements

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value, on a recurring basis (in thousands):

	As of December 29, 2024
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,841	$-	$-	$3,841
Total	$3,841	$-	$-	$3,841
Financial Liabilities
July 2024 derivative liability (1)	$-	$-	$34,690	$34,690
September 2024 derivative liability (1)	-	-	62,432	62,432
Forward purchase agreements (2)	-	-	3,494	3,494
Public warrants	-	-	862	862
Private placement warrants	-	-	627	627
Working capital warrants	-	-	72	72
SAFE Agreement with related party	-	-	384	384
Total	$-	$-	$102,561	$102,561

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Financial Assets
Restricted cash	$3,823	$-	$-	$3,823
Total	$3,823	$-	$-	$3,823
Financial Liabilities
Carlyle Warrants	$-	$-	$9,515	$9,515
Public warrants	167	-	-	167
Private placement warrants	-	122	-	122
Working capital warrants	-	13	-	13
Replacement warrants	-	-	1,310	1,310
Forward purchase agreements (1)	-	-	3,831	3,831
Total	$167	$135	$14,656	$14,958

(1)	A portion of these balances are with related parties. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

(2)	A portion of these balances are with related parties. Refer to Note 6 - Forward Purchase Agreements for details.

Subsequent to issuance, changes in the fair value of liability classified warrants, forward purchase agreements and SAFEs are recorded within other income (expense), net in the Company’s consolidated statements of operations and comprehensive loss.

Derivative liabilities

The Company issued derivative liabilities in conjunction with the issuance of certain convertible notes in July 2024 and September 2024 (refer to Note 15 - Borrowings and Derivative Liabilities). The Company valued the derivative liabilities as of their issuance date and as of December 29, 2024 using a binomial lattice model, which includes level 3 unobservable inputs. The key inputs used were dividend yield, the Company’s common stock price, volatility, risk-free rate and the expected term of the derivative liabilities. The derivative liability valuation included the following inputs as of December 29, 2024:

	September Notes	July Notes
Coupon rate	7.0%	12.0%
Conversion rate	467.84	595.24
Conversion price	$2.14	$1.68
Common stock price	$1.81	$1.81
Dividend Yield	0.0%	0.0%

Carlyle Warrants

As part of the Company’s amended and restated warrant agreement with CRSEF Solis Holdings, LLC and its affiliates (“Carlyle”), the Company issued Carlyle a warrant to purchase shares of Company Common Stock at a price per share of $0.01. Refer to Note 14 - Warrants for further details. In connection with an exchange of debt effective July 1, 2024, as discussed in Note 15 - Borrowings and Derivative Liabilities, the number of shares expected to be issued in connection with the Carlyle Warrant became fixed and the Carlyle Warrant was reclassified from liability to equity. Accordingly, the Carlyle Warrant is not subject to a fair value measurement as of December 29, 2024.

The Company valued the Carlyle Warrants as of December 31, 2023, based on a Black-Scholes Option Pricing Method, which included the following inputs:

As of December 31,
2023
Expected term	7.0 years
Expected volatility	77%
Risk-free interest rate	3.92%
Expected dividend yield	0.00%

Public Warrants

The public warrants are measured at fair value on a recurring basis. The public warrants were valued based on the closing price of the publicly traded instrument.

Private Placement and Working Capital Warrants

The private placement and working capital warrants are measured at fair value. The Company valued the private placement and working capital warrants, based on a Black-Scholes Option Pricing Method, which included the following inputs:

As of December 29,
2024
Expected term	3.56 years
Expected volatility	68.1%
Risk-free interest rate	4.39%
Expected dividend yield	0.00%

As of December 31, 2023, the private placement and working capital warrants were valued using observable inputs for similar publicly traded instruments.

Forward Purchase Agreement Liabilities

FPAs are measured at fair value on a recurring basis using a Monte Carlo simulation analysis. The expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the simulation period, which included the following inputs:

	As of
	December 29,	December 31,
	2024	2023
VWAP	$1.78	$1.66
Simulation period	0.55 years	1.55 years
Risk-free rate	4.28%	4.48%
Volatility	117%	95%

SAFE Agreement

The SAFE Agreement was valued based on a conversion probability of 50% based on historical SAFE agreements and a 50% discount rate at the time of conversion as of December 29, 2024.

Replacement Warrants

There were no replacement warrants as of December 29, 2024. The Company valued the Replacement Warrants as of December 31, 2023, based on a Black-Scholes Option Pricing Method, which included the following inputs:

As of December 31,
2023
Expected term	0.3 years
Expected volatility	78.5%
Risk-free interest rate	5.4%
Expected dividend yield	0%

The following table sets forth the Company’s financial liabilities that were not measured at fair value, on a non-recurring basis (in thousands):

	As of December 29, 2024
		Fair value
	Carrying value	Estimated fair value	Level 1	Level 2	Level 3	Total
Financial Liabilities
12% Notes	$17,965	$21,390	$-	$-	$21,390	$21,390
12% Notes - related parties	24,632	33,323	-	-	33,323	33,323
7% Notes	5,636	77,245	-	-	77,245	77,245
7% Notes - related parties	476	8,583	-	-	8,583	8,583
Total	$48,709	$140,541	$-	$-	$140,541	$140,541

As of December 29, 2024, the 12% Notes and the 7% Notes were fair valued using a binomial lattice model, which includes Level 3, unobservable inputs. The key inputs used are consistent with those used to fair value the derivative liabilities as discussed under Derivative liabilities above.

(6) Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each individually, a “Seller”, and together, the “FPA Sellers”). In connection with the FPAs, the Company recognized other expense of $30.7 million in the fiscal year ended December 31, 2023 in connection with the issuance of 5,670,000 shares of the Company’s common stock to the related party FPA Sellers.

Pursuant to the terms of the FPAs, the FPA Sellers may purchase through a broker in the open market, from holders of shares other than the Company or affiliates thereof, FACT’s ordinary shares, par value of $0.0001 per share, (the “Shares”). While the FPA Sellers have no obligation to purchase any Shares under the FPAs, the aggregate total Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding Shares following the Mergers as per the Amended and Restated Business Combination Agreement.

The key terms of the forward contracts are as follows:

●	The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the Seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●

The FPA contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in Company Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP Price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) Number of shares in the Pricing Date Notice, less the number of Terminated Shares multiplied by $2.00.

●	The Settlement occurs as of the Valuation Date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP Price is less than the then applicable Reset Price.

The Company entered into four separate FPAs, three of which, associated with the obligation to issue 6,300,000 Shares, were entered into prior to the closing of the Mergers. Upon signing the FPAs, the Company incurred an obligation to issue a fixed number of shares to the FPA Sellers contingent upon the closing of the Mergers in addition to the terms and conditions associated with the settlement of the FPAs. The Company accounted for the contingent obligation to issue shares in accordance with ASC 815, Derivatives and Hedging, and recorded a liability and other income (expense), net based on the fair value of the obligation upon the signing of the FPAs. The liability was extinguished in July 2023 upon the issuance of Company Common Stock to the FPA sellers.

Additionally, in accordance with ASC 480, Distinguishing Liabilities from Equity, the Company determined that the forward contract is a financial instrument other than a share that represents or is indexed to obligations to repurchase the issuer’s equity shares by transferring assets, referred to herein as the “forward purchase liability” on its consolidated balance sheets. The Company initially measured the forward purchase liability at fair value and has subsequently remeasured it at fair value with changes in fair value recognized in earnings.

As of the closing of the Mergers and issuance of the Company Common Stock underlying the FPAs, the fair value of the prepaid FPAs was an asset balance of $0.1 million and was recorded on the Company’s consolidated balance sheets and within Other income (expense), net on the consolidated statements of operations and comprehensive loss.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the FPA (the “Amendments”). The Amendments lowered the reset floor price of each FPA from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPA; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7 and 8, 2024, respectively, the Company entered into and executed separate amendments to the FPAs (collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lowered the reset price of each FPA from $3.00 to $1.00 per share and amended the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share”. The Sandia Second Amendment is not effective until the Company executes similar amendments with both Polar and Meteora.

On June 14, 2024, the Company entered into and executed an amendment to the FPA with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment set the reset price of each FPA to $1.00 per share and amended the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.”

On July 17, 2024, the Company entered into an amendment to the FPA with Polar pursuant to which the Company and Polar agreed that Section 2 (Most Favored Nation) of the FPA is applicable to all 2,450,000 shares subject to the FPA.

Through the date of issuance of the Company Common Stock in satisfaction of the Company’s obligation to issue shares around the closing of the Mergers, the Company recorded $35.5 million to Other expense, in the fiscal year ended December 31, 2023, net associated with the issuance of 6,720,000 shares of Company Common Stock in association with the FPAs.

The FPA liability balance was $3.5 million and $3.8 million, as of December 29, 2024 and December 31, 2023, respectively. The Company concluded that $1.3 million and $3.2 million of the FPA liability was with related parties as of December 29, 2024 and December 31, 2023, respectively. The change in the fair value of the forward purchase liabilities amounted to income of $0.3 million and expense of $3.9 million for the fiscal years ended December 29, 2024 and December 31, 2023, respectively. The change in the fair value of the FPA liability with related parties was income of $0.1 million and expense of $8.7 million ($9.1 million of expense upon issuance, net of $0.4 million of income) in the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

(7) Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Inventory deposits	$3,407	$616
Deferred costs	3,759	-
Prepaid sales commissions	-	4,185
Other	1,040	1,016
Total prepaid expenses and other current assets	$8,206	$5,817

(8) Goodwill and Other Intangible Assets

On September 30, 2024, the Company completed the SunPower Acquisition. Goodwill presented on the Company’s consolidated financial statements represents Goodwill recognized from the SunPower Acquisition. The goodwill recognized was assigned to the Residential Solar Installation and New Homes Business reportable segments as $18.3 million and $0.2 million, respectively. The Company performed a qualitative assessment of goodwill and determined that at the acquisition date and the date at which the Company performed an impairment analysis, there were no relevant events or circumstances that would result in the reportable segment being less than its carrying amount. The Company concluded that as of December 29, 2024, there is no impairment.

Other Intangible Assets

The following table represents our other intangible assets with finite useful lives as of December 29, 2024 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trademark - Blue Raven Solar	$8,400	$(210)	$8,190
Trademark - SunPower	5,200	(130)	5,070
Developed technology	4,500	(375)	4,125
Total	$18,100	$(715)	$17,385

Aggregate amortization expense for intangible assets was $0.7 million and zero for the fiscal years ended December 29, 2024, and December 31, 2023, respectively. Amortization expense is recognized in general and administrative expenses in the consolidated statement of operations. No impairment loss was recorded for intangible assets for the fiscal year 2024. The weighted average remaining life of these intangible assets is 8.1 years as of December 29, 2024.

The estimated amortization expense related to intangible assets with finite useful lives is as follows (in thousands):

Fiscal Year	Estimated Amortization Expense
2025	$2,860
2026	2,860
2027	2,485
2028	1,360
2029	1,360
Thereafter	6,460
Total	$17,385

(9) Property and Equipment, Net

Property and equipment, net consist of the following (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Internal-use software	$420	$6,993
Manufacturing equipment	73	131
Furniture and equipment	724	96
Vehicles	5,174	-
Leasehold improvements	18	708
Total property and equipment	6,409	7,928
Less: accumulated depreciation and amortization	(916)	(3,611)
Total property and equipment, net	$5,493	$4,317

Depreciation and amortization expense on totaled $2.0 million and $0.9 million for the fiscal years ended December 29, 2024 and December 31, 2023. Finance leases are included within vehicles and makes up $3.9 million of the total balance as of fiscal year ended December 29, 2024.

The Company recognized a total of $3.8 million on impairment and loss on disposal of property and equipment for the fiscal year ended December 29, 2024 consisting primarily of $3.4 million relating to its proprietary HelioTrackTM software system. The Company impaired the value of its HelioTrackTM software as this software has no future use following the completion of the migration to software acquired in the SunPower Acquisition. There were no impairment charges on tangible assets recognized for the fiscal year ended December 31, 2023.

(10) Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Accrued compensation and benefits	$6,619	$3,969
Professional fees	8,028	-
Installation costs	6,177	-
Term loan and revolving loan amendment final payment fees	-	2,400
Accrued legal settlements	7,700	7,700
Accrued taxes	769	931
Accrued rebates and credits	7,641	677
Operating lease liabilities, current	1,412	607
Finance lease liabilities, current	2,053	-
Accrued warranty, current	2,531	1,433
Deferred financing fees	4,674	-
Accrued interest	1,982	-
Accrued interest due to related parties	2,541	-
Other accrued liabilities	3,954	10,153
Total accrued expenses and other current liabilities	$56,081	$27,870

(11) Employee Benefit Plan

The Company sponsors a 401(k) defined contribution and profit-sharing plan (“401(k) Plan”) for its eligible employees. This 401(k) Plan provides for tax-deferred salary deductions for all eligible employees. Employee contributions are voluntary. Employees may contribute the maximum amount allowed by law, as limited by the annual maximum amount as determined by the Internal Revenue Service. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. The Company made no contributions to the 401(k) Plan for the fiscal years ended December 29, 2024 and December 31, 2023.

(12) Other Income (Expense), Net

Other income (expense), net consist of the following (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Change in fair value of redeemable convertible preferred stock warrant liability	$1,310	$8,513
Change in fair value of Carlyle Warrants (1)	2,869	14,373
Change in fair value of FACT public, private placement and working capital warrants	(1,258)	6,424
Loss on conversion of SAFE agreements to common stock with related party	(1,250)	-
Change in fair value of SAFE Agreement with related party	616	-
Loss on sale of equity securities	-	(4,154)
Loss on CS Solis debt extinguishment	-	(10,338)
Bonus shares issued in connection with the Mergers (2)	-	(2,394)
Issuance of forward purchase agreements (3)	-	76
Change in fair value of forward purchase agreement liabilities (4)	337	(3,906)
Loss on issuance of shares in connection with the forward purchase agreements (5)	-	(35,490)
Loss on discontinued Solaria business and other, net	-	(2,966)
Loss on issuance of derivative liability (6)	(24,688)	-
Gain on remeasurement of derivative liabilities (7)	33,986	-
Other financing costs	(3,769)	-
Other, net	(221)	-
Total Other income (expense), net	$7,932	$(29,862)

(1)	Deemed to be a related party in the fiscal year ended December 29, 2024. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

(2)	Includes $0.7 million of other expense for the fiscal year ended December 31, 2023, for bonus shares issued to related parties in connection with the Mergers.

(3)	Includes $0.4 million of other income for the fiscal year ended December 31, 2023, for forward purchase agreements entered into with related parties.

(4)	Includes income of $0.1 million and $9.1 million of other expenses for the fiscal years ended December 29, 2024, and December 31, 2023, for the change in fair value of FPAs entered into with related parties.

(5)	Includes $30.7 million of other expense the fiscal year ended December 31, 2023 for shares issued to related parties in connection with the forward purchase agreements.

(6)	Includes a loss of $3.0 million on the issuance of a derivative liability with a related party in the fiscal year ended December 29, 2024. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

(7)	Includes a gain of $0.3 million on the change in the fair value of derivative liabilities with related parties in the fiscal year ended December 29, 2024. Refer to Note 15 - Borrowings and Derivative Liabilities for details.

(13) Common Stock

The Company’s authorized capital stock comprises 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock as of December 29, 2024. No preferred stock has been issued and none are outstanding as of December 29, 2024.

Common Stock Purchase Agreements

On December 18, 2023, the Company entered into separate common stock purchase agreements (the “Purchase Agreements”) with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust (each a “Purchaser”, and together, the “Purchasers”). Pursuant to the terms of the Purchase Agreements, each Purchaser purchased 1,838,235 shares of common stock of the Company, par value $0.0001, (the “Shares”), at a price per share of $1.36, representing an aggregate purchase price of $5.0 million. The Purchasers paid for the shares in cash. Thurman J. Rodgers is a trustee of each Purchaser, Executive Chairman of the Company’s board of directors and Chief Executive Officer of the Company (“Rodgers” or “CEO”).

69

On July 16, 2024, the Company entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended on July 24, 2024 (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility. Pursuant to the White Lion SPA, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time up to $30 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to the caps and certain limitations and conditions set forth in the White Lion SPA, including terms that restrict the ability of the Company to issue shares of common stock to White Lion that would result in White Lion beneficially owning more than 9.99% of the Company’s outstanding common stock.

On August 14, 2024, the Company entered into Amendment No. 2 to the White Lion SPA (collectively with the White Lion SPA “White Lion Amended SPA”). The White Lion Amended SPA provides that the Company may notify White Lion to exercise the Company’s right to sell shares of its common stock by delivering an Hour Rapid Purchase Notice. If the Company delivers an Hour Rapid Purchase Notice, the Company shall deliver to White Lion shares of common stock not to exceed the lesser of (i) five percent of the Average Daily Trading Volume on the date of an Hour Rapid Purchase Notice and (ii) 100,000 shares of common stock. The closing of the transactions under an Hour Rapid Purchase Notice will occur one Business Day following the date on which the Hour Rapid Purchase Notice is delivered. At such closing, White Lion will pay the Company the Hour Rapid Purchase Investment Amount equal to the number of shares of common stock subject to the applicable Hour Rapid Purchase Notice multiplied by the lowest traded price of the Company’s common stock during the one-hour period following White Lion’s consent to the acceptance of the applicable Hour Rapid Purchase Notice. Under the White Lion Amended SPA, the Company issued a total of 2.9 million shares of common stock for net proceeds of $6.7 million in the fiscal year ended December 29, 2024.

The Company has reserved shares of common stock for issuance related to the following:

	As of
	December 29,	December 31,
	2024	2023
Common stock warrants	31,670,265	27,637,266
Employee stock purchase plan	2,628,996	2,628,996
Stock options and RSUs, issued and outstanding	11,979,368	11,774,743
Stock options and RSUs, authorized for future issuance	2,577,895	3,850,462
SAFE Agreement	2,750,000	-
Forward purchase agreements	6,720,000	-
Convertible notes	58,579,636	-
Total shares reserved	116,906,160	45,891,467

(14) Warrants

Liability-classified warrants

Liability classified warrants are as follows (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Carlyle Warrant	$-	$9,515
Replacement warrants	-	1,310
Public warrants	862	167
Private placements warrants	627	122
Working capital warrants	72	13
Total liability classified warrants	$1,561	$11,127

Series D-7 Warrants (Converted to Common Stock Warrants “Replacement Warrants”)

In November 2022, the Company issued warrants to purchase 656,630 shares of Series D-7 preferred stock (the “Series D-7 warrants”) in conjunction with the Business Combination. The warrant contained two tranches. The first tranche of 518,752 shares of Series D-7 preferred stock was exercisable at an exercise price of $2.50 per share upon consummation of a merger transaction, or at an exercise price of $2.04 per share upon remaining private and had an expiration date of April 2024. The second tranche of 137,878 shares of Series D-7 preferred stock was exercisable at an exercise price of $5.00 per share upon consummation of a merger transaction, or at an exercise price of $4.09 per share upon remaining private and had an expiration date of April 2024. The fair value of the Series D-7 warrants was $2.4 million as of July 18, 2023 when the warrants were reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the exercise price of the warrants was fixed at $2.50 per share of Company Common Stock for the first tranche and $5.00 per share of Company Common Stock for the second tranche upon the closing of the Mergers.

In October 2023, the Company entered into an Assignment and Acceptance Agreement (“Assignment Agreement”), (refer to Note 15 - Borrowings and Derivative Liabilities). In connection with the Assignment Agreement, the Company also entered into the First Amendment to Warrant to Purchase Stock Agreements with the holders of the Series D-7 warrants. Pursuant to the terms of the agreement, the warrants to purchase 1,376,414 shares of Series D-7 preferred stock converted into warrants to purchase 656,630 shares of common stock (the “Replacement Warrants”). As a result of the warrant amendment, the Company reclassified the Replacement Warrants from equity to liability. The Replacement Warrants were remeasured to fair value on the amendment effective date and the Company recorded subsequent changes in fair value within Other income (expense), net in its consolidated statements of operations and comprehensive loss.

The Replacement Warrants expired in April 2024 and the Company released the $1.3 million liability recognized in connection with the warranty liability. The $1.3 million of income was classified in Other income (expense), net within its consolidated statements of operations and comprehensive loss.

Public, Private Placement, and Working Capital Warrants

In conjunction with the Mergers, the Company, as accounting acquirer, was deemed to assume 6,266,667 warrants to purchase FACT Class A Ordinary Shares that were held by the sponsor at an exercise price of $11.50 (“Private Placement Warrants”) and 8,625,000 warrants to purchase FACT’s shareholders FACT Class A Ordinary Shares at an exercise price of $11.50 (“Public Warrants”). Subsequent to the Mergers, the Private Placement Warrants and Public Warrants are exercisable for shares of Company Common Stock and meet liability classification requirements since the warrants may be required to be settled in cash under a tender offer. In addition, Private Placement Warrants are potentially subject to a different settlement amount as a result of being held by the Sponsor which precludes the Private Placement Warrants from being considered indexed to the entity’s own stock. Therefore, these warrants are classified as liabilities on the consolidated balance sheets.

The fair values of the warrant liabilities were $1.5 million and $0.3 million as of December 29, 2024, and December 31, 2023, respectively. The Company recorded a $1.2 million and $6.4 million increase in the fair value of these warrants for the fiscal years ended December 29, 2024 and December 31, 2023, respectively. These changes were recorded in Other income (expense), net in the Company’s consolidated statements of operations and comprehensive loss.

Additionally, at the closing of the Mergers, the Company issued 716,668 Working Capital warrants, which have identical terms as the Private Placement Warrants to the sponsor in satisfaction of certain liabilities of FACT. The warrants were fair valued at $0.3 million upon the closing of the Mergers, which was recorded in warrant liability on the Company’s consolidated balance sheets. As of December 29, 2024 and December 31, 2023, the Working Capital warrants had a fair value of $0.08 million and $0.01 million, respectively and the Company recorded the change in fair value of less than $0.07 million and $0.1 million in Other income (expense), net within the Company’s consolidated statements of operations and comprehensive loss in the years ended December 29, 2024 and December 31, 2023, respectively.

Previous Liability Classified Warrant Now Classified as Equity

Carlyle Warrant

In February 2022, as part of a debt financing from Carlyle (“CS Solis Debt”) (refer to Note 15 - Borrowings and Derivative Liabilities), the Company issued a warrant to Carlyle to purchase 2,886,952 shares of common stock (“Carlyle Warrant”). The warrant contained two tranches, the first of which was immediately exercisable for 1,995,879 shares of Legacy Complete Solaria common stock. The second tranche, which was determined to be a separate unit of account, expired on December 31, 2022 prior to becoming exercisable. At issuance, the relative fair value of the warrant was determined to be $3.4 million using the Black-Scholes model and was initially recorded within additional paid-in capital as it met the conditions for equity classification. The Carlyle Warrant has an exercise price of $0.01 per share.

In July 2023, and in connection with the closing of the Mergers, the Carlyle debt and warrants were modified. Based on the exchange ratio included in the Mergers, the 1,995,879 outstanding warrants to purchase Legacy Complete Solaria Common Stock prior to modification were exchanged into warrants to purchase 1,995,879 shares of Company Common Stock. As part of the modification, the warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Company Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of the Company’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Company Common Stock at a price of $0.01 per share. Of the additional warrants that become exercisable after the modification, the tranches of 350,000 warrants vesting ten days after the date of the agreement and 150,000 warrants vesting thirty days after the date of the agreement were exercisable as of October 31, 2023.

In December 2023, Carlyle was issued an additional warrant to purchase an additional 2,190,604 shares of the Company’s common stock related to an anti-dilution provision within the CS Solis Debt that provides for such additional warrants under such circumstances as provided within the CS Solis Debt.

The modification of the warrant resulted in the reclassification of previously equity-classified warrants to liability classification, which was accounted for in accordance with ASC 815 and ASC 718, Compensation - Stock Compensation. The fair value of the warrant liability was determined based on its intrinsic value, given a nominal exercise price. At issuance, the relative fair value of the warrant was determined to be $20.4 million using the Black-Scholes model with the following weighted average assumptions: expected term of 7 years; expected volatility of 77.0%; risk-free interest rate of 3.9%; and no dividend yield. The Company recorded the fair value of the modified warrants as a warrant liability of $20.4 million, the pre-modification fair value of the warrants as a reduction to additional paid-in capital of $10.9 million and an expense of $9.5 million to Other income (expense), net in the fiscal year ended December 31, 2023, equal to the incremental value of the warrants upon the modification. As of December 31, 2023, the fair value of the warrant was $9.5 million, and the Company recorded an expense of $14.4 million as other income (expense), net on the consolidated statement of operations and comprehensive loss.

On July 1, 2024, in connection with the Exchange Agreement (as defined in Note 15 - Borrowings and Derivative Liabilities), the Carlyle Warrant was modified, and the modification fixed the number of shares of the Company’s common stock that may be issued upon exercise of the Carlyle Warrant at 4,936,483. At the modification date, the Carlyle Warrant had a fair value of $7.3 million. At the modification date, the Company recognized $0.7 million of expense related to the remeasurement of the liability which was classified within “Gain on Troubled Debt Restructuring” within the Company’s consolidated statement of operations and comprehensive loss. The modification of the warrant resulted in the reclassification of the previously liability-classified warrant to equity classification, resulting in an increase to additional paid-in capital of $7.3 million, a reduction in the warrant liability of $7.3 million.

The Company recorded income of $2.9 million and $14.4 million within Other income (expense), net in its consolidated statements of operations and comprehensive loss for the fiscal years ended December 29, 2024 and December 31, 2023, respectively, related to the Carlyle Warrant. The warrant remains outstanding as of December 29, 2024.

Equity Classified Warrants

Series B Warrants

In February 2016, the Company issued a warrant to purchase 5,054 shares of Series B preferred stock (the “Series B warrant”) in connection with a 2016 credit facility. The Series B warrant was immediately exercisable at an exercise price of $4.30 per share and has an expiration date of February 2026. The relative fair value of the Series B warrant at issuance was recorded as a debt issuance cost within other noncurrent liabilities upon issuance. The fair value of the Series B warrant was less than $0.1 million as of July 18, 2023, when the Series B warrant was reclassified from warrant liability to additional paid-in capital, upon the warrant becoming exercisable into shares of Company common stock upon the close of the Mergers. Prior to its reclassification during 2023, changes in the fair value of the liability-classified warrants were recorded in Other income (expense), net in the Company’s consolidated statement of operations and comprehensive loss for the fiscal year ended December 31, 2023. The Series B warrant is not remeasured in future periods as it meets the conditions for equity classification. The warrants remain outstanding as of December 29, 2024.

Series C Warrants

In July 2016, the Company issued a warrant to purchase 148,477 shares of Series C preferred stock (the “Series C warrant”) in connection with the Series C financing. The Series C warrant agreement also provided for an additional number of Series C shares calculated on a monthly basis commencing on June 2016 based on the principal balance outstanding of the notes payable outstanding. The maximum number of shares exercisable under the Series C warrant agreement was 482,969 shares of Series C preferred stock. The Series C Warrant was immediately exercisable at an exercise price of $1.00 per share and has an expiration date of July 2026. The fair value of the Series C Warrant was $2.3 million as of July 18, 2023, when the Series C warrant was reclassified from redeemable convertible preferred stock warrant liability to additional paid-in capital, as the warrant became exercisable into shares of Company common stock upon the close of the Mergers. The Series C warrant is not remeasured in future periods as it meets the conditions for equity classification. The warrants remain outstanding as of December 29, 2024.

Series C-1 Warrants

In January 2020, the Company issued a warrant to purchase 173,067 shares of common stock in conjunction with the Series C-1 preferred stock financing. The warrant was immediately exercisable at an exercise price of $0.01 per share and has an expiration date of January 2030. The warrant remains outstanding as of December 29, 2024. At issuance, the relative fair value of the warrant was determined to be $0.1 million using the Black-Scholes. The fair value of the warrant was recorded within additional paid-in capital on the Company’s consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

SVB Common Stock Warrants

In May and August 2021, the Company issued warrants to purchase 2,473 and 2,525 shares of common stock, respectively, in conjunction with the Fifth and Sixth Amendments to the Loan and Security Agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”). These warrants are immediately exercisable at exercise prices of $0.38 and $0.62 per share, respectively, and have expiration dates in 2033. The warrants remain outstanding as of December 29, 2024. The fair value of the warrant was recorded within additional paid-in-capital on the accompanying consolidated balance sheets. The warrants are not remeasured in future periods as they meet the conditions for equity classification.

Promissory Note Common Stock Warrants

In October 2021, the Company issued a warrant to purchase 50,000 shares of the Company’s common stock in connection with the issuance of a short-term promissory note. As of December 29, 2024, the warrant for 24,148 shares of the Company’s common stock remains unexercised. The warrant was immediately exercisable at an exercise price of $0.01 per share and has an expiration date of October 2031. The warrant remains outstanding as of December 29, 2024. The fair value of the warrant was recorded within additional paid-in capital on the Company’s consolidated balance sheets. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

July 2023 Common Stock Warrants

In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of the Company’s common stock in exchange for services provided in obtaining financing at the Closing of the Mergers. The warrant was immediately exercisable at a price of $0.01 per share and has an expiration date of July 2028. At issuance, the fair value of the warrant was determined to be $0.2 million, based on the intrinsic value of the warrant and the $0.01 per share exercise price. As the warrant is accounted for as an equity issuance cost, the fair value of the warrant was recorded within additional paid-in capital on the Company’s consolidated balance sheet. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Warrant Consideration

In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase Company Common Stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in capital, net of the issuance costs of the Mergers. As of December 29, 2024, this warrant remains outstanding. The warrant is not remeasured in future periods as it meets the conditions for equity classification.

Ayna Warrant

On June 17, 2024, a warrant to purchase shares of the Company’s common stock (“Ayna Warrant”) was issued to Ayna.AI LLC (“Ayna”) for the purchase of 6,000,000 shares of the Company’s common stock at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna Warrant. The Ayna Warrant expires on June 17, 2029. The issuance of the Ayna Warrant by the Company to Ayna is in satisfaction of the compensation for services provided to the Company by Ayna under the terms of a statement of work (“Ayna SOW”), signed May 21, 2024 (and effective as of March 12, 2024), as incorporated into a master services agreement dated March 12, 2024. Under the Ayna SOW, Ayna provides services in connection with the anticipated return of the Company to cash-flow positive performance. The Ayna Warrant became fully exercisable for the 6,000,000 shares on September 9, 2024 and Anya exercised the Ayna Warrant in full for cash in January 2025.

In lieu of exercising the Ayna Warrant for cash, Ayna may from time to time convert the Ayna Warrant, in whole or in part, into a number of shares of the Company’s common stock determined by dividing (a) the aggregate fair market value of the shares of the Company’s common stock or other securities otherwise issuable upon exercise of the Ayna Warrant minus the aggregate warrant price of such shares of the Company’s common stock by (b) the fair market value (“Ayna Warrant FMV”) of one share of the Company’s common stock.

If the Company’s shares of common stock are traded regularly in a public market, the Ayna Warrant FMV shall be the weighted average price for the 30 trading days ending on the trading day immediately before Ayna delivers its notice of exercise to the Company. If the Company’s shares of common stock are not regularly traded in a public market, the Company’s Board of Directors shall determine that the Ayna Warrant FMV in its reasonable good faith judgment. The foregoing notwithstanding, if Ayna advises the Company’s Board of Directors in writing that Ayna disagrees with such determination, then the Company and Ayna shall promptly agree upon a reputable investment banking firm or a third party independent appraiser to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fee and expenses shall be paid by Ayna.

At issuance, the fair value of the Ayna Warrant was determined to be $9.2 million, based on the intrinsic value of the Ayna Warrant and the $0.01 per share exercise price. As the Ayna Warrant is accounted for as stock-based compensation under ASC 718, the Ayna Warrant is recorded within additional paid-in capital on the consolidated balance sheets. The Ayna Warrant is not remeasured in future periods as it meets the conditions for equity classification. As the Ayna statement of work period is different than the date of the warrant agreement, the differences in dates cause an accrued expense for services rendered by Ayna. The Company recognized expenses incurred to date of $9.2 million for the fiscal year ended December 29, 2024, within General and administrative expenses on the Company’s consolidated statement of operations. The full amount of the Ayna Warrant, $9.2 million, was recorded within additional paid-in-capital as of December 29, 2024.

Cantor Warrant

In July 2024, the Company issued a warrant (“Cantor Warrant”) to a third-party service provider to purchase 3,066,141 shares of the Company’s common stock in exchange for services provided in the issuance of the 12% Notes (refer to Note 15 - Borrowings and Derivative Liabilities). The Cantor Warrant was immediately exercisable at a price of $1.68 per share and has an expiration date in July 2029. At issuance, the fair value of the Cantor Warrant was determined to be $1.4 million, of which $0.9 million was recorded as a debt discount and $0.5 million was attributable to the convertible notes issued in the Exchange Agreement and reduced the gain on the troubled debt restructuring (refer to Note 15 - Borrowings and Derivative Liabilities). The fair value of this warrant was derived using the Black-Scholes model with the following assumptions: expected volatility of 55%; risk-free interest rate of 4.2%; expected term of 5 years; and no dividend yield. The fair value of this warrant was recorded within additional paid-in capital on the Company’s consolidated balance sheets and is not remeasured in future periods as it meets the conditions for equity classification.

(15) Borrowings and Derivative Liabilities

The Company’s borrowings and derivative liabilities consisted of the following (in thousands):

	As of
	December 29,	December 31,
	2024	2023
12% Notes	$17,965	$-
12% Notes derivative liability	13,563	-
12% Notes - related parties	24,632	-
July 2024 derivative liability - related parties	21,127	-
7% Notes	5,636	-
7% Notes derivative liability	55,474	-
7% Notes - related party	476	-
7% Notes - derivative liability - related party	6,958	-
2018 Bridge Notes	-	11,031
Revolver Loan	1,500	5,168
Secured Credit Facility	-	12,158
Polar Settlement Agreement	-	300
Total Notes payable	147,331	28,657
Debt in CS Solis	-	33,280
Total notes payable and convertible notes, net	-	61,937
Less current portion	(1,500)	(61,937)
Notes payable and convertible notes, net of current portion	$145,831	$-

12% Senior Unsecured Convertible Notes

In July 2024, the Company issued $46.0 million of senior unsecured convertible notes (“12% Notes”) to various lenders. Of the 12% Notes, $18.0 million were issued to a related party affiliated with the Company’s Chief Executive Officer and a director, Rodgers Massey Revocable Living Trust, $18.0 million were issued in exchange for the cancellation of indebtedness as discussed below of which $10.0 million were issued to Carlyle which was also deemed to be a related party in the fiscal year ended December 29, 2024. The 12% Notes bear interest at 12% per annum, and the principal is payable in full at maturity on July 1, 2029. The interest is payable in cash on January 1 and July 1 of each year, beginning on July 1, 2025. Upon default, principal and interest become immediately due and payable. The interest rate increases by 3% in the event of default. The 12% Notes are convertible into the Company’s common stock at the option of the holder at a conversion rate of $1.68 per share. Holders of 12% Notes may convert at any time. The 12% Notes may be declared due and payable at the option of the holder upon event of default and upon a qualifying change of control event. The conversion option is required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $28.7 million on the issuance date with a corresponding debt discount. In connection with the issuance of the 12% Notes, the Company issued the Cantor Warrant, as described in Note 14 - Warrants, to purchase shares of the Company’s common stock. At issuance, the Cantor Warrant had a fair value of $1.4 million, of which $0.9 million was recorded as a debt discount, and $0.5 million was included in the calculation of the Company’s gain on the troubled debt restructuring, as discussed above. As of December 29, 2024, the carrying amount of the convertible 12% Notes inclusive of the fair value of the derivative liability was $77.3 million, which reflects a derivative liability of $34.7 million and convertible notes of $70.4 million, less an unamortized debt discount of $27.8 million.

Interest expense recognized on the 12% Notes was $2.8 million and zero in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. Of the total interest expense, related party interest expense was $1.7 million and zero in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. Debt discount expense recognized on the 12% Notes was $1.8 million and zero in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. Of the total debt discount expense, related party expense was $1.1 million and zero in the fiscal years ended December 29, 2024, and December 31, 2023, respectively. There are no financial covenants. The 12% Notes are not in default. However, due to the Company’s delayed filing of its Form 10K for the year ended December 29, 2024, the Company will be required to pay incremental default interest of 0.5% beginning April 16, 2025, which will cease upon the Company’s filing of its Form 10K.

The effective interest rate is 33.4% and 31.7% on the 12% Notes’ principal amounts of $28.0 million and $18.0 million, respectively.

As of December 29, 2024, $1.3 million and $1.6 million of contingent interest which is payable upon default is included in the 12% Notes and 12% Notes - related parties, respectively.

7% Senior Unsecured Convertible Notes

In September 2024, the Company issued $66.8 million of senior unsecured convertible notes to various lenders (the “7% Notes”), $4.0 million of which were issued to Rodgers Family Freedom and Free Markets Charitable Trust (“Massey Charitable Trust”), a related party and $4.0 million were issued to Rodgers Massey Revocable Living Trust (collectively with Massey Charitable Trust, “Massey Trusts”), also a related party. The 7% Notes bear interest at 7% per annum, and the principal is payable in full at maturity on July 1, 2029. The interest is payable in cash on January 1 and July 1 of each year, beginning on July 1, 2025. Upon default, principal and interest become immediately due and payable. The 7% Notes are convertible into shares of the Company’s common stock at the option of the holder at a conversion rate of $2.14 per common share. Holders of 7% Notes may convert at any time. The 7% Notes may be declared due and payable at the option of the holder upon event of default and upon a qualifying change of control event. The conversion option is required to be bifurcated as a derivative liability, and the Company recorded a derivative liability of $91.5 million on the issuance date. As the fair value of the derivative liability exceeds the proceeds received, the Company recorded a corresponding financing loss of $24.7 million and debt discount for $66.8 million as of the issuance date. In December 2024, the Company issued an additional $13.0 million of 7% Notes for cash. The Company recognized a $10.9 million debt discount in connection with these additional proceeds.

As of December 29, 2024, the carrying amount of the 7% Notes inclusive of the fair value of the derivative liability was $68.5 million, which reflects a derivative liability of $62.4 million and convertible notes of $79.8 million, less an unamortized debt discount of $73.7 million.

Interest expense recognized on the 7% Notes was $1.4 million and zero in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. Of the total interest expense, related party interest expense was $0.2 million and zero in the fiscal years ended December 29, 2024 and 2023, respectively. Debt discount expense recognized on the 7% Notes was $4.0 million and zero in the fiscal years ended December 29, 2024 and December 31, 2023, respectively. Of the total debt discount expense, related party expense was $0.5 million and zero in the fiscal years ended December 29, 2024, and December 31, 2023, respectively. There are no financial covenants. The 7% Notes are not in default. However, due to the Company’s delayed filing of its Form 10K for the year ended December 29, 2024, the Company will be required to pay incremental default interest of 0.5% beginning April 16, 2025, which will cease upon the Company’s filing of its Form 10K.

The effective interest rate is 27.6% and 47.3% on the 7% Notes’ principal amounts of $66.8 million and $13.0 million, respectively.

Exchange Agreement

On July 1, 2024, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Carlyle and Kline Hill (as defined below) providing for:

(i)	the cancellation of all indebtedness, inclusive of the CS Solis Debt, owed to Carlyle by the Company, termination of all debt instruments by and between the Company and Carlyle (through the transfer of Carlyle’s interest in CS Solis, LLC, to the Company), and the satisfaction of all obligations owed to Carlyle by the Company under the terminated debt instruments;

(ii)	the issuance of a note for the principal amount of $10.0 million to Carlyle as part of the 12% Notes;

(iii)	the cancellation of all indebtedness owed to Kline Hill Partners Fund LP, Kline Hill Partners IV SPV LLC, and Kline Hill Partners Opportunity IV SPV, LLC (collectively “Kline Hill”). by the Company, termination of all debt instruments by and between the Company and Kline Hill, including the 2018 Bridge Notes, the revolving loan and the secured credit facility, and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments;

(iv)	the issuance of a note for the principal amount of $8.0 million to Kline Hill as part of the 12% Notes; and

(v)	the issuance of 1,500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to Kline Hill (the “Shares”).

2018 Bridge Notes

In 2018, Solaria issued senior subordinated convertible secured notes (“2018 Notes”) totaling approximately $3.4 million in exchange for cash. The 2018 Notes were secured by substantially all of the assets of Solaria, bore interest at the rate of 8% per annum, and the investors were entitled to receive twice the face value of the 2018 Notes at maturity. In connection with an amendment in 2021 to extend the maturity date of the 2018 Notes, Solaria issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria. The warrants were exercisable immediately in whole or in part at and expire on December 13, 2031. As part of the Business Combination with the Company, the outstanding warrants issued were assumed by the parent company, the Company (which at such time had the name Complete Solaria, Inc.).

In December 2022, the Company entered into an amendment to the 2018 Notes further extending the maturity date from December 13, 2022 to December 13, 2023 in exchange for an increased repayment premium from 110% to 120% of the principal and accrued interest at the time of repayment. The amendment represented a troubled debt restructuring as the Company was experiencing financial difficulty, and the amended terms resulted in a concession to the Company. As the future undiscounted cash payments under the modified terms exceeded the carrying amount of the 2018 Notes on the date of modification, the modification was accounted for prospectively. The incremental repayment premium was being amortized to interest expense using the effective interest rate method.

The 2018 Bridge Notes were settled as part of the Exchange Agreement. In connection with the Exchange Agreement, the balance of the 2018 Bridge Notes was exchanged for the 12% Notes. In July 2024, the Company issued the principal amount of $8.0 million of its 12% Notes and 1,500,000 shares of the Company’s common stock in exchange for the cancellation of all indebtedness with Kline Hill. At the date of the cancellation, such indebtedness was comprised of the 2018 Notes of $11.7 million, the portion of the Revolving Loan balance assigned to Kline Hill of $3.9 million, and the Secured Credit Facility balance of $13.1 million. The Company concluded that the exchange represented a troubled debt restructuring as the Company was experiencing financial difficulty, and the new terms of the 12% Notes resulted in a concession to the Company. As the carrying amount of the debt exceeded the future undiscounted cash payments under the new terms on the date of the exchange, the Company recorded a gain on the troubled debt restructuring of $9.8 million.

Interest expense recognized on the 2018 Bridge Notes was $0.7 million and $1.2 million, for the fiscal year ended December 29, 2024 and December 31, 2023, respectively.

Revolving Loan

In October 2020, Solaria entered into a loan agreement (“SCI Loan Agreement”) with Structural Capital Investments III, LP (“SCI”).

The SCI Loan Agreement was comprised of two facilities, a term loan (the “Term Loan”) and a revolving loan (the “Revolving Loan”) (together “Original Agreement”) for $5.0 million each with a maturity date of October 31, 2023. The Term Loan was repaid prior to the acquisition of Solaria by Complete Solar.

The Revolving Loan had a term of thirty-six months, with the principal due at the end of the term and an annual interest rate of 7.75% or Prime rate plus 4.5%, whichever was higher. The SCI Loan Agreement required the Company to meet certain financial covenants relating to the maintenance of specified restricted cash balance, achieve specified revenue targets and maintain specified contribution margins (“Financial Covenants”) over the term of the Revolving Loan. The Revolving Loan was collateralized by substantially all assets and property of the Company.

Solaria had historically issued warrants to purchase shares of Series E-1 redeemable convertible preferred stock of Solaria (“SCI Series E-1 warrants”). The warrants were fully exercisable in whole or in part at any time during the term of the Original agreement. As part of the Business Combination with Complete Solar, all the outstanding SCI Series E-1 warrants were assumed by the parent company, the Company (which at such time had the name Complete Solaria, Inc.).

In October 2023, the Company entered into an Assignment Agreement whereby Structural Capital Investments III, LP assigned the SCI debt to Kline Hill and Rodgers Massey Revocable Living Trust for a total purchase price of $5.0 million. The Company identified this arrangement as a related party transaction, as discussed in Note 23 - Related Party Transactions. A portion of the SCI Revolving Loan was cancelled as part of the Exchange Agreement. In connection with the Exchange Agreement, the principal amount of $3.5 million of the Revolving Loan was exchanged for the 12% Notes. The principal portion of the Revolving Loan owing to the Rodgers Massey Revocable Living Trust of $1.5 million (plus accrued interest) remains outstanding as of December 29, 2024. The outstanding amount is due on demand plus accrued interest.

Interest expense recognized for the fiscal years ended December 29, 2024 and December 31, 2023, was $0.5 million and $0.5 million, respectively. Related party interest was $0.2 million in the year ended December 29, 2024. There are no financial covenants.

Secured Credit Facility

In December 2022, the Company entered into a secured credit facility agreement with Kline Hill Partners IV SPV LLC and Kline Hill Partners Opportunity IV SPV LLC (“Secured Credit Facility”). The Secured Credit Facility agreement allowed the Company to borrow up to 70% of the net amount of its eligible vendor purchase orders with a maximum amount of $10.0 million at any point in time. The purchase orders were backed by relevant customer sales orders which served as collateral. The amounts drawn under the Secured Credit Facility were eligible to be reborrowed provided that the aggregate borrowing did not exceed $20.0 million. The repayment terms under the Secured Credit Facility were (i) the borrowed amount multiplied by 1.15x if repaid within 75 days and (ii) the borrowed amount multiplied by 1.175x if repaid after 75 days. The Company could have repaid any borrowed amount without premium or penalty. Under the original terms, the Secured Credit Facility agreement was due to mature in April 2023. The Company set the balance outstanding as part of the Exchange Agreement, whereby the balance of $13.1 million of the Secured Credit Facility was exchanged for the 12% Notes.

The Secured Credit Facility outstanding was zero and $12.2 million, including accrued financing cost of $4.5 million as of December 29, 2024 and December 31, 2023, respectively. The Company recognized interest expense of $1.0 million and $3.5 million related to the Secured Credit Facility during the fiscal years ended December 29, 2024 and December 31, 2023, respectively.

Polar Settlement Agreement

In September 2023, in connection with the Mergers, the Company entered into a settlement and release agreement with Polar Multi-Strategy Master Fund (“Polar”) for the settlement of a working capital loan that had been made by Polar to the Sponsor, prior to the closing of the Mergers. The settlement agreement required the Company to pay Polar $0.5 million in ten equal monthly installments and did not accrue interest. The balance outstanding was $0.3 million as of December 31, 2023. The remaining balance owed to Polar was paid in full in the fiscal year ended December 29, 2024.

Debt in CS Solis

As part of the Reorganization described in Note 1(a) Organization - Description of Business, the Company received cash and recorded debt for an investment by Carlyle. The investment was made pursuant to a subscription agreement, under which Carlyle contributed $25.6 million in exchange for 100 Class B Membership Units of CS Solis and the Company contributed the net assets of the Company in exchange for 100 Class A Membership Units. The Class B Membership Units were mandatorily redeemable by the Company on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025). The Class B Membership Units accrued interest that was payable upon redemption at a rate of 10.5% (which was structured as a dividend payable based on 25% of the investment amount measured quarterly), compounded annually, and subject to increases in the event the Company declared any dividends. In connection with the investment by Carlyle, the Company issued to Carlyle a warrant to purchase 5,978,960 shares of the Company’s common stock at a price of $0.01 per share, of which, the purchase of 4,132,513 shares of the Company’s common stock is immediately exercisable. The Company has accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480 and recorded the investment as a liability, which was accreted to its redemption value under the effective interest method. The Company recorded the warrants as a discount to the liability.

On July 17 and July 18, 2023, and in connection with obtaining consent for the Mergers, Legacy the Company, FACT and Carlyle entered into an Amended and Restated Consent to the Business Combination Agreement (“Carlyle Debt Modification Agreement”) and an amended and restated warrant agreement (“Carlyle Warrant Amendment”), which modified the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle Debt Modification Agreement accelerated the redemption date of the investment to March 31, 2024 subsequent to the modification. The acceleration of the redemption date of the investment resulted in the total redemption amount to be 1.3 times the principal at December 31, 2023. The redemption amount increased to 1.4 times the original investment as of March 31, 2024. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the Carlyle Warrant Amendment, the Company issued Carlyle a warrant to purchase up to 2,745,879 shares of Company Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Company Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of the Company’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Company Common Stock at a price of $0.01 per share. The warrants are classified as liabilities under ASC 815 and are recorded within warrant liability on the Company’s consolidated statements of operations and comprehensive loss.

The Company accounted for the modification of the long-term debt due CS Solis as a debt extinguishment in accordance with ASC 480 and ASC 470. As a result of the extinguishment, the Company recorded a loss on extinguishment, of $10.3 million, which is recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss in the fiscal year ended December 31, 2023. The Company had a liability of $33.3 million in short-term debt due CS Solis on the consolidated balance sheet as of December 31, 2023. The Company recorded accretion of the liability as interest expense of $7.2 million for the fiscal year ended December 31, 2023, and made payments of interest expense of $0.6 million during the fiscal year ended December 31, 2023 Prior to the modification, during the fiscal years ended December 31, 2023 the Company recorded amortization of issuance costs as interest expense of $0.7 million.

The Company determined that the Carlyle was a related party beginning in 2024. In July 2024, the Company issued $10.0 million of senior unsecured convertible notes in exchange for the cancellation of all indebtedness with CS Solis of $37.2 million. The Company concluded that the exchange represented a troubled debt restructuring as the Company was experiencing financial difficulty, and the new terms under the convertible notes resulted in a concession to the Company. As the carrying amount of the debt exceeded the future undiscounted cash payments under the new terms on the date of the exchange, the Company recorded a gain on the troubled debt restructuring of $12.5 million. The convertible notes have the same terms and conditions as the other convertible notes issued in July 2024 described above.

For the fiscal years ended December 29, 2024 and December 31, 2023, the Company recorded accretion of the liability as interest expense of $3.9 million and $2.7 million, respectively, and made no payments of interest expense.

For the fiscal years ended December 29, 2024 and December 31, 2023, the Company recorded amortization of issuance costs as interest expense of zero and $0.7 million, respectively.

2022 Convertible Notes

In connection with the Original Business Combination Agreement, the Company raised a series of convertible notes (“2022 Convertible Notes”) during the fiscal year ended December 31, 2022 with an aggregate purchase price of $12.0 million, and during the fiscal year ended December 31, 2023 for an additional total purchase price of $21.3 million. Of the $33.3 million 2022 Convertible Notes issued, $12.1 million was issued to five related parties. Additionally, as part of the acquisition of Solaria, the Company assumed a note from an existing investor for its fair value of $6.7 million. The note contained the same terms as the other 2022 Convertible Notes. The Company did not incur significant issuance costs associated with the 2022 Convertible Notes. The 2022 Convertible Notes accrued interest at a rate of 5% per annum. Immediately prior to the closing of the Mergers, the 2022 Convertible Notes were converted into the number of shares of common stock of the Company equal to (x) the principal amount together with all accrued interest of the 2022 Convertible Notes divided by 0.75, divided by (y) the price of a share of common stock of the Company used to determine the conversion ratio in the Amended and Restated Business Combination Agreement. This resulted in the issuance of 5,316,460 shares of Company common stock to the noteholders and no debt remains outstanding associated with the 2022 Convertible Notes as of December 31, 2023.

The Company recognized interest expense of $0.7 million related to the 2022 Convertible Notes during the fiscal year ended December 31, 2023. Of this interest expense, $0.4 million was with related parties.

(16) SAFE Agreements

First SAFE

On January 31, 2024, the Company entered into a Simple Agreement for Future Equity (“SAFE”) (the “First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”), a related party, affiliated with Thurman J. Rodgers, the Company’s Chief Executive Officer and a director, in connection with the Purchaser investing $1.5 million in the Company. The First SAFE did not accrue interest. The First SAFE was initially convertible into shares of the Company’s common stock, par value $0.0001 per share, upon the closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company would have issued and sold shares of its common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which was equal to the lower of (i) (a) $53.54 million divided by (b) the Company’s capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of its common stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the First SAFE, the Purchaser would have been automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) the Company’s capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of the Company’s common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price per share of the Company’s common stock on January 31, 2024, multiplied by (ii) 80%.

On April 21, 2024, the Company entered into an amendment (“First SAFE Amendment”) that converted the First SAFE investment of $1.5 million into 4,166,667 shares of the Company’s common stock based on a conversion price of $0.36 per share, defined in the First SAFE Amendment as the product of (i) $0.45, the closing price of the Company’s common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, the Company recorded a debit to SAFE Agreement of $1.5 million, a credit to Additional paid-in-capital of $1.9 million and recognized expense of $0.4 million within Other income (expense), net in its consolidated statement of operations for the fiscal year ended December 29, 2024.

Second SAFE

On February 15, 2024, the Company entered into a second SAFE (the “Second SAFE”) with the Purchaser, in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE did not accrue interest. The Second SAFE was initially convertible into shares of the Company’s common stock upon the initial closing of an Equity Financing at a per share conversion price which was equal to the lower of (i) the Second SAFE Price, and (ii) 80% of the price per share of the Company’s common stock sold in the Equity Financing. If the Company consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of the Company’s common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of the Company’s common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing per share price of its common stock on February 15, 2024, (ii) 80%.

On April 21, 2024, the Company entered into an amendment (“Second SAFE Amendment”) that converted the Second SAFE investment of $3.5 million into 9,722,222 shares of the Company’s common stock based on a conversion price of $0.36 per share, defined in the Second SAFE Amendment as the product of (i) $0.45, the closing price of the Company’s common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, the Company recorded a debit to SAFE Agreement of $3.5 million, a credit to Additional paid-in-capital of $4.4 million and recognized expense of $0.9 million within Other income (expense), net in its consolidated statement of operations for the fiscal year ended December 29, 2024.

Third SAFE

On May 13, 2024, the Company entered into a third SAFE (the “Third SAFE”) with the Purchaser, in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE is convertible into shares of the Company’s common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its common stock in an Equity Financing, at a per share conversion price which is equal to 50% of the price per share of the Company’s common stock sold in the Equity Financing. If the Company consummates a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1.0 million, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of the Company’s common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of the Company’s common stock on May 13, 2024, multiplied by (ii) 50%. Given that the SAFE could be settled in cash or a variable number of shares, the Company has accounted for the instrument as a liability at its fair value.

As of December 29, 2024, the Company estimated the fair value of the Third SAFE at $0.4 million based upon the assumptions disclosed in Note 5 - Fair Value Measurements.

(17) Stock-Based Compensation

In July 2023, the Company’s board of directors adopted and stockholders approved the 2023 Incentive Equity Plan (the “2023 Plan”). The 2023 Plan became effective immediately upon the closing of the Amended and Restated Business Combination Agreement. Initially, a maximum number of 8,763,322 shares of Company Common Stock may be issued under the 2023 Plan. In addition, the number of shares of Company Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, starting on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of (1) 4% of the total number of shares of the Company’s Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Company Common Stock determined by the Company’s Board prior to the date of the increase. The maximum number of shares of Company Common Stock that may be issued on the exercise of incentive stock options (“ISOs”) under the 2023 Plan is three times the number of shares available for issuance upon the 2023 Plan becoming effective (or 26,289,966 shares).

Historically, awards were granted under the Amended and Restated Complete Solaria Omnibus Incentive Plan (“2022 Plan”), the Complete Solar 2011 Stock Plan (“2011 Plan”), the Solaria Corporation 2016 Stock Plan (“2016 Plan”) and the Solaria Corporation 2006 Stock Plan (“2006 Plan”) (together with the 2023 Incentive Equity Plan of the Company (“2023 Plan”), “the Plans”).

Under the Plans, the Company has granted service-based stock options and restricted stock units (“RSUs”). Compensation expense for stock options under the Company’s cliff vesting schedule is generally recognized equally over the vesting period of five years. RSUs granted during the fiscal year ended December 29, 2024 are also generally recognized under the cliff vesting schedule that is recognized equally over the vesting period of five years.

The information below summarizes the stock option activity under the Plans.

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding-December 31, 2023	11,716,646	$3.48	8.53	$2,756
Options granted	6,121,251	0.93
Options exercised	(398,883)	0.77		39
Options canceled	(7,441,781)	0.17
Outstanding-December 29, 2024	9,997,233	2.77	5.29	6,356
Vested and expected to vest- December 29, 2024	9,997,233	2.77	5.29	6,356
Vested and exercisable- December 29, 2024	4,264,705	3.54	3.75	1,857

The information below summarizes the RSU activity.

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2023	58,097	$2.07
Granted	2,593,097	1.78
Vested and released	(669,059)	1.73
Cancelled or forfeited	-	-
Unvested at December 29, 2024	1,982,135	1.79

The aggregate fair value of the Company’s stock options vested during 2024 and 2023 was $1.9 million and $3.8 million, respectively.

Determination of Fair Value

The Company estimated the grant-date fair value of stock options using the Black-Scholes-Merton option-pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by the Company’s assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards. Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award.

The following assumptions were used to calculate the fair value of stock-based compensation:

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Expected term (in years)	5.00 - 6.32	5.50 - 6.32
Expected volatility	58.45% - 62.39%	77.0%
Risk-free interest rate	3.81% - 4.71%	1.7% - 4.7%
Expected dividends	0.0%	0.0%

Expected term - The Company uses the simplified method to calculate the expected term of stock option grants to employees as the Company does not have sufficient comparable historical exercise data to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees. The expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years).

Expected volatility - Due to the Company’s limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of peer companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-free interest rate - The risk-free rate assumption is based on U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.

Expected dividends - The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

Fair value of common stock - Prior to the Mergers, fair value of the shares of common stock underlying the stock-based awards has historically been determined by the Board of Directors, with input from management. Because there has been no public market for the Company’s common stock prior to the Mergers, the Board of Directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors. Such factors include a valuation of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s redeemable convertible preferred stock to unrelated third-parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, as well as general and industry-specific economic outlooks. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Subsequent to the Mergers, the fair value of the shares of common stock underlying the stock-based awards is based on the price of the Company’s common stock in the open market on the date of the grant.

Stock-based compensation expense

The following table summarizes stock-based compensation expense and its allocation within the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Cost of revenues	$157	$84
Sales and marketing	598	487
General and administrative	2,312	2,252
Loss from discontinued operations, net of tax	-	2,376
Total stock-based compensation expense	$3,067	$5,199

As of December 29, 2024, there was a total of $15.1 million and $4.2 million unrecognized stock-based compensation costs related to service-based options and RSUs, respectively. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.2 years and 4.7 years, respectively.

In 2024 and 2023, the Company’s board of directors approved the modification to accelerate the vesting of 788,192 and 52,167 options, respectively, for employees that were terminated. Additionally, the board of directors approved an extension of the post termination exercise period for 4,343,172 and 280,412 vested options of terminated employees in the years ended December 29, 2024, and December 31, 2023, respectively. In connection with the modifications, the Company recorded incremental stock-based compensation expense of $0.7 million and $0.1 million in the fiscal years ended December 29, 2024, and December 31, 2023, respectively.

(18) Employee Stock Purchase Plan

The Company adopted the Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Mergers in July 2023. All qualified employees may voluntarily enroll to purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of December 29, 2024, 2,628,996 shares were reserved for future issuance under the ESPP Plan.

(19) Commitments and Contingencies

Leases

The Company leases its facilities under non-cancelable operating lease agreements. The Company leases vehicles under finance lease agreements. Operating and financing lease activity for the fiscal years ended December 29, 2024 and 2023 is as follows (dollars in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$553	$-
Interest on lease liabilities	77	-
	630	-
Operating lease cost	1,003	1,380
Variable lease cost	-	342
Total lease cost	$1,633	$1,722
Other information
Cash paid for amounts included in the measurement of lease liabilities
Finance leases	$551	$-
Operating leases	1,039	1,047
Weighted-average remaining lease term (in years):
Finance leases	2	-
Operating leases	2.5	2.48
Weighted-average discount rate:
Finance Leases	7%	-%
Operating leases	9.5%	15.57%

Future minimum lease payments under non-cancellable leases are as follows as of December 29, 2024 (in thousands):

	Finance Leases	Operating Leases
Fiscal year ending
2025	$2,285	$1,687
2026	1,749	1,605
2027	247	801
Total undiscounted liabilities	4,281	4,093
Less: imputed interest	(352)	(413)
Total lease liabilities	$3,929	$3,680

As of December 29, 2024, the Company’s consolidated balance sheet classified the current portion of finance lease liabilities of $2.1 million and operating lease liabilities of $1.4 million within Accrued expenses and other current liabilities and the noncurrent portion of finance lease liabilities of $1.8 million and operating lease liabilities of $2.3 million within Other long-term liabilities.

Warranty Provision

Activity by period relating to the Company’s warranty provision was as follows (in thousands):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Warranty provision, beginning of period	$4,849	$3,981
Warranty liability from Business Combination	582	-
Accruals for new warranties issued	695	2,968
Settlements	(158)	(2,100)
Warranty provision, end of period	$5,968	$4,849
Warranty provision, current	$2,531	$1,433
Warranty provision, noncurrent	3,437	3,416

Indemnification Agreements

From time to time, in its normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. In the opinion of management, any liabilities resulting from these agreements will not have a material adverse effect on the business, financial position, results of operations, or cash flows of the Company.

Legal Matters

The Company is a party to various legal proceedings and claims which arise in the ordinary course of business. The Company records a liability when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the reasonably possible loss. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although claims are inherently unpredictable, the Company is not aware of any matters that may have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows. The Company has recorded $7.7 million and $7.7 million as a loss contingency in accrued expenses and other current liabilities on its consolidated balance sheets as of December 29, 2024 and December 31, 2023, respectively.

SolarPark Litigation

In January 2023, SolarPark Korea Co., LTD (“SolarPark”) demanded approximately $80.0 million during discussions between the Company and SolarPark. In February 2023, the Company submitted its statement of claim seeking approximately $26.4 million in damages against SolarPark. The ultimate outcome of this arbitration is currently unknown and could result in a material liability to the Company. However, the Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

On March 16, 2023, SolarPark filed a complaint against Solaria and the Company in the U.S. District Court for the Northern District of California (“the court”). The complaint alleges a civil conspiracy involving misappropriation of trade secrets, defamation, tortious interference with contractual relations, inducement to breach of contract, and violation of California’s Unfair Competition Law. The complaint indicates that SolarPark has suffered in excess of $220.0 million in damages.

On May 11, 2023, SolarPark filed a motion for preliminary injunction to seek an order restraining the Company from using or disclosing SolarPark’s trade secrets, making or selling shingled modules other than those produced by SolarPark, and from soliciting solar module manufacturers to produce shingled modules using Solaria’s shingled patents. On May 18, 2023, the Company responded by filing a motion for partial dismissal and stay. On June 1, 2023, SolarPark filed an opposition to the Company’s motion for dismissal and stay and a reply in support of their motion for preliminary injunction. On June 8, 2023, the Company replied in support of its motion for partial dismissal and stay. On July 11, 2023, the court conducted a hearing to consider SolarPark and the Company’s respective motions. On August 3, 2023, the court issued a ruling, which granted the preliminary injunction motion with respect to any purported misappropriation of SolarPark’s trade secrets. The court’s ruling does not prohibit the Company from producing shingled modules or from utilizing its own patents for the manufacture of shingled modules. The court denied SolarPark’s motion seeking a defamation injunction. The court denied the Company’s motion to dismiss and granted the Company’s motion to stay the entire litigation pending the arbitration in Singapore. On September 1, 2023, the Company filed a Limited Notice of Appeal to appeal the August 2023 order granting SolarPark’s motion for preliminary injunction. On September 26, 2023, Solaria filed a Notice of Withdrawal of Appeal and will not appeal the Court’s Preliminary Injunction Order. Between August 2023 and March 2024, the parties were engaged in discovery negotiations and the Company produced documents to SolarPark. The Company produced its last set of documents on March 14, 2024. Since then, SolarPark has been reviewing the documents, and the case has remained stayed.

No liability has been recorded in the Company’s consolidated financial statements as the likelihood of a loss is not probable at this time.

Siemens Litigation

On July 22, 2021, Siemens Government Technologies, Inc. (“Siemens Government Technologies”) filed a lawsuit against Solaria Corporation in Fairfax Circuit Court (the “Court”) in Fairfax, Virginia. On July 27, 2023, Siemens Government Technologies, moved to amend the complaint to add Siemens Industry Inc. as a co-plaintiff. This motion was granted on August 25, 2023. On October 23,2023, Siemens Government Technologies and Siemens Industry Inc. (collectively, “Siemens”) and Solaria Corporation stipulated to add Solar CA, LLC as a co-defendant. Solaria Corporation and Solar CA, LLC (collectively, the “Subsidiaries”) are both wholly-owned subsidiaries of the Company. In the lawsuit, Siemens alleged that the Subsidiaries breached express and implied warranties under a purchase order that Siemens placed with the Subsidiaries for a solar module system. Siemens claimed damages of approximately $6.9 million, inclusive of amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorneys’ fees.

On February 22, 2024, the Court issued an order against the Subsidiaries which awarded Siemens approximately $6.9 million, inclusive of the amounts of the Subsidiaries’ indemnity obligations to Siemens, plus attorney’s fees, the amount of which would be determined at a later hearing. On March 15, 2024, Siemens filed a motion seeking to recover $2.67 million for attorneys’ fees, expenses, and pre-and post-judgment interest. The Company opposed Siemens’ motion for attorneys’ fees, expenses, and pre- and post-judgment interest on April 5, 2024. On June 17, 2024, the Court entered a final order which awarded Siemens a total of $2.0 million in attorneys’ fees and costs. The Company has appealed these judgments.

In addition to the above, on August 19, 2024, Siemens applied for the enforcement to a sister state judgment in the Superior Court of Alameda, California and the court entered a judgement in favor of Siemens. On December 9, 2024, Siemens moved to amend the judgment to add the Company as a judgement debtor. The subsidiaries opposed the Siemens motion. The court heard the motion by submission on April 3, 2025, but has not yet issued a ruling.

The Company recognized $6.9 million as a legal loss related to this litigation in 2023, and in 2024, the Company recorded an additional accrual for $2.0 million for attorneys’ fees, expenses, and pre-judgment interest, in accrued expenses and other current liabilities within its consolidated balance sheet as of December 29, 2024. This legal loss was recognized in loss from discontinued operations, net of tax on the consolidated statements of operations and comprehensive loss. The Company recorded a liability of $6.9 million as a legal loss related to this litigation, excluding amounts for attorneys’ fees and costs, in accrued expenses and other current liabilities within its consolidated balance sheets at each of December 29, 2024 and December 31, 2023.

Letters of Credit

The Company had $3.5 million of outstanding letters of credit related to normal business transactions as of December 29, 2024. These agreements require the Company to maintain specified amounts of cash as collateral in segregated accounts to support the letters of credit issued thereunder. As discussed in Note 2 - Summary of Significant Accounting Policies, the cash collateral in these restricted cash accounts was $3.8 million as of December 29, 2024 and December 31, 2023, respectively.

(20) Income Taxes

The Company’s loss from continuing operations before provision for income taxes for the fiscal years ended December 29, 2024 and December 31, 2023, was as follows (in thousands):

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
Domestic	$(54,444)	$(94,222)
Foreign	-	(1,995)
Total	$(54,444)	$(96,217)

The following is a reconciliation of the Company’s income tax applied at the federal statutory income tax rate compared to the income tax provision in its consolidated statements of operations for continuing operations. Certain prior year amounts have been reclassified to conform to the current year presentation (in thousands):

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
Statutory federal income tax	$(11,433)	$(20,206)
State income taxes, net of federal tax benefits	(2,444)	7,833
Stock compensation	1,102	637
Fair value adjustments	(980)	(5,540)
Nondeductible items	1,332	141
Debt extinguishment	(6,571)	2,171
Foreign earnings taxed at different rates	-	419
Forward purchase agreements	-	9,780
Effect of changes in tax rates	706	-
Prior year adjustments	2,058	-
Valuation allowance	16,171	3,145
Other	59	1,600
Tax Provision	$-	$(20)

Significant components of our deferred tax assets and liabilities are as follows. Certain prior year amounts have been reclassified to conform to the current year presentation (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Deferred income tax assets
Net operating loss	$34,749	$17,957
Debt derivatives	24,591	-
Bad debt reserve	431	2,799
Stock based compensation	452	3,060
Lease liability	1,512	10
Other reserves	3,381	3,764
Interest expense carryover	7,005	5,503
Intangibles	1,279	32
Capitalized research and development	824	808
Other	3,336	5,827
Total	77,560	39,760
Valuation allowance	(55,714)	(38,407)
Net deferred tax assets	21,846	1,353
Deferred income tax liabilities
Convertible loan discount	(19,175)	(759)
Other	(2,671)	(594)
Total deferred tax liabilities	(21,846)	(1,353)
Net deferred tax assets	$-	$-

Management regularly assess its ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction by jurisdiction basis. In the event that the Company changes its determination as to the amount or realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based upon a number of factors, it is more likely than not that all or some portion of the deferred tax assets will not be realized. Accordingly, for the fiscal years ended December 29, 2024, and December 31, 2023, the Company provided a valuation allowance against its U.S. net deferred tax assets of $55.7 million and $38.4 million, respectively. The valuation allowance increased by $17.3 million in the year ended December 29, 2024.

As of December 29, 2024, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $127.3 million and $106.7 million, respectively. Excluding $111.5 million of federal net operating losses which carryforward indefinitely, the net operating loss carryforwards will expire between 2030 and 2044.

The Internal Revenue Code (“IRC”) of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under IRC Section 382. Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by IRC Section 382 and similar provisions. Such limitations may result in the expiration of these carryforwards before their utilization. The Company’s acquired net operating loss carryforwards have been reduced based on the estimated amount which will be lost due to these limitations. If the Company has experienced subsequent ownership changes, our losses may be further limited, which may result in the expiration of net operating losses before utilization. To date, Company has not yet completed a Section 382 ownership change analysis. During the current year, the Company has undergone restructuring and strategic transformation, including the completion of the SunPower businesses. As a result of this change in facts and lack of certainty regarding the acquired losses of the legacy Solaria business, the Company has written off the remaining acquired net operating losses as the Company does not intend to pursue the potential tax benefits as it believes those benefits will be lost due to continuation of business enterprise rules. As a result, the corresponding uncertain tax position is also reversed as the Company does not intend to pursue utilization of those attributes.

The Company files income tax returns in the U.S for federal and various state jurisdictions as well as foreign jurisdictions each of which have varying statutes of limitations. The Company is in the process of filing returns for prior years, and the penalties related to the delinquent filings are not material. Due to the history of losses, the Company’s tax years remain open for examination by all tax authorities since inception. The Company is not currently under examination in any tax jurisdictions.

The Company has unrecognized tax benefit of zero and $53.1 million at December 29, 2024 and December 31, 2023, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets. As outlined above, the reduction in the uncertain tax positions during the current period is a result of the Company’s decision to forgo the right to certain acquired attributes for which the Company does not intend to claim any tax benefits.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for the uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of income tax laws.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
Unrecognized tax benefits as of beginning of year	$53,153	$1,335
Increases related to prior year tax positions	-	5
Increases related to current year tax positions	-	51,813
Decreases related to prior year tax positions	(53,153)	-
Unrecognized tax benefits as of end of year	$-	$53,153

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the statements of operations and comprehensive loss. Accrued interest and penalties are included as part of income tax payable in the consolidated balance sheets. No accrued interest or penalties have been recorded for the fiscal years ended December 29, 2024 and December 31, 2023.

The Company has not provided U.S. income or foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 29, 2024 and December 31, 2023, because it intends to permanently reinvest such earnings outside of the U.S. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability will be immaterial, due to the participation exemption put in place under the 2017 Tax Cuts and Jobs Act.

(21) Basic and Diluted Net Loss Per Share

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the fiscal years ended December 29, 2024 and December 31, 2023.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the fiscal years ended December 29, 2024 and December 31, 2023 (in thousands, except share and per share amounts):

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Numerator for basic loss per share:
Net loss from continuing operations	$(54,444)	$(96,197)
Net loss from discontinued operations	(2,007)	(25,853)
Impairment loss from discontinued operations	-	(147,505)
Net loss	(56,451)	(269,555)
Numerator for diluted loss per share
Impact of 7% Notes derivative liability and interest expense, net of tax	(35,886)	-
Net loss	$(92,337)	$(269,555)
Denominator:
Weighted average shares:
Denominator for basic loss per share	66,655,837	24,723,370
Effect of dilutive securities:
7% Notes derivative liability	9,137,711	-
Denominator for diluted loss per share	75,793,548	24,723,370
Net loss per share:
Continuing operations - basic	$(0.82)	$(3.89)
Discontinued operations - basic	(0.03)	(1.05)
Net loss - basic	$(0.85)	$(4.94)

Continuing operations - diluted	$(1.19)	$(3.89)
Discontinued operations - diluted	(0.03)	(1.05)
Net loss - diluted	$(1.22)	$(4.94)

The computation of basic net loss per share attributable to common stockholders is inclusive of warrants with an insignificant exercise price. The Company’s calculation of the weighted average shares outstanding is inclusive of 3,427,324 warrants with an insignificant exercise price (which assumes that the warrants were outstanding as of the beginning of the period or the date of the grant, whichever is earlier) for the fiscal year ended December 29, 2024. The computation of diluted net loss per share attributable to common stockholders is inclusive of the impact of the Company’s 7% Notes (which were dilutive) using the if-converted method for the year ended December 29, 2024. The computation of basic and diluted net loss per share attributable to common stockholders is the same for the fiscal year ended December 31, 2023 because the inclusion of potential shares of common stock would have been anti-dilutive.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Fiscal Year Ended
	December 29,	December 31,
	2024	2023
Common stock warrants	25,434,069	23,024,556
Convertible notes	27,364,717	-
Stock options and RSUs issued and outstanding	11,979,368	11,774,743
Potential common shares excluded from diluted net loss per share	64,778,154	34,799,299

(22) Segment Information

The segment information is presented on a basis that is consistent with the Company’s internal management reporting. The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM manages the Company and report financial results based on two reportable segments which are the same as our operating segments. CODM evaluates the performance of these reportable segments and allocates resources to make operating decisions based on certain financial information, including segmented internal income/(loss) from continuing operations prepared on a basis consistent with U.S. GAAP. The measurement criteria is based on their operating revenue and operating income (loss) and excluding any corporate costs which are not allocatable to the operating segments. The CODM’s measurement criteria does not include segment assets. During the periods presented, the Company reported its financial performance through the following two reportable segments; Residential Solar Installation and New Homes Business.

Residential Solar Installation. This segment performs solar system, storage and battery installations for residential homeowners.

New Homes Business. This segment is new in fiscal year 2024 as a result of the SunPower Acquisition which occurred in the fourth quarter of fiscal 2024. The Company developed a method to allocate direct expenses for the respective reportable segments. This segment performs solar system installations for new home builders.

	Fiscal Year Ended December 29, 2024
(in thousands)	Residential Solar Installation	New Homes Business	Total
Operating revenues	$67,460	$41,282	$108,742

Less:
Cost of revenues	45,266	23,974	69,240
Sales commissions	23,388	1,202	24,590
Sales and marketing	6,827	-	6,827
General and administrative (1)	9,805	3,232	13,037
Operating income (loss)	(17,826)	12,874	(4,952)

Reconciliation of segment loss from continuing operations before income taxes:
Unallocated amounts:
General corporate expense	-	-	(63,557)
Interest expense	-	-	(16,223)
Interest income	-	-	19
Other income (expense), net	-	-	7,932
Gain on troubled debt restructuring	-	-	22,337
Loss from continuing operations before taxes	$-	$-	$(54,444)

(1)	For the year ended December 29, 2024, depreciation and amortization expense was $2.6 million and $0.1 million for the Residential Solar Installation and New Homes Business reportable segments, respectively.

	Fiscal Year Ended December 31, 2023
(in thousands)	Residential Solar Installation	New Homes Business	Total
Operating revenues	$87,616	$-	$87,616

Less:
Cost of revenues	69,828	-	69,828
Sales commissions	31,127	-	31,127
Sales and marketing	6,920	-	6,920
General and administrative (1)	32,099	-	32,099
Operating income (loss)	(52,358)	-	(52,358)

Reconciliation of segment loss from continuing operations before income taxes:
Unallocated amounts:
General corporate expense	-	-	-
Interest expense	-	-	(14,033)
Interest income	-	-	36
Other income (expense), net	-	-	(29,862)
Gain on troubled debt restructuring	-	-	-
Loss from continuing operations before taxes	$-	$-	$(96,217)

(1)	For the year ended December 31, 2023, depreciation and amortization expense was $0.9 million for the Residential Solar Installation reportable segment.

Assets by segment are as follows (in thousands):

	As of
	December 29,	December 31,
	2024	2023
Residential Solar Installation	$66,145	$47,322
New Homes Business	78,321	-
Total assets	$144,466	$47,322

(23) Related Party Transactions

Refer to the following notes to the Company’s consolidated financial statements for details regarding the related party transactions entered into by the Company; Note 1(a) - Description of Business; Note 3 - Reverse Recapitalization, Note 6 - Forward Purchase Agreements, Note 12 - Other Income (Expense), Net; Note 15 - Borrowings and Derivative Liabilities and Note 16 - SAFE Agreements. All other related party transactions are described herein.

In December 2023, the Company entered into separate common stock purchase agreements with the Rodgers Massey Freedom and Free Markets Charitable Trust and the Rodgers Massey Revocable Living Trust , each a related party affiliated with Thurman J. Rodgers, the Company’s Chief Executive Officer and a director, for an aggregate purchase price of $5.0 million.

The Company determined that SameDay Solar became a related party in fiscal 2024 with which the Company does business. Revenue, cost of revenue and commission expense with SameDay Solar were $1.6 million and $0.6 million and $1.2 million for the fiscal year ended December 29, 2024.

Independent Auditor’s Report

The Audit Committee of the Board of Directors

SunPower Inc.

45700 Northport Loop East

Freemont, California, 94538, USA

Opinion

We have audited the combined financial statements of the SunPower Businesses (the Company), which comprise the combined balance sheets as of September 29, 2024 and December 31, 2023, and the related combined statements of operations, net parent investment, and cash flows for the 39 weeks ended September 29, 2024 and the year ended December 31, 2023, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of September 29, 2024 and December 31, 2023, and the results of its operations and its cash flows for the 39 weeks ended September 29, 2024 and the year ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the combined financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Atlanta, GA

December 16, 2024

SUNPOWER BUSINESSES COMBINED BALANCE-SHEET

(In thousands)

	As of
	September 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,863	$3,830
Accounts receivable, net of allowance for doubtful accounts of $4,203 and $4,346 as of September 29, 2024 and December 31, 2023	42,294	32,078
Contract assets	35,759	27,945
Inventories	11,432	7,623
Prepaid expenses and other current assets	59,244	76,906
Total current assets	150,592	148,382

Property and equipment, net	9,557	11,757
Operating lease right-of-use assets	2,507	3,055
Goodwill	22,070	125,998
Other intangible assets, net	-	8,687
Other noncurrent assets	640	530
Total asset	$185,366	$298,409

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$69,047	$64,492
Accrued liabilities	32,584	32,674
Operating lease liabilities, current portion	908	838
Contract liabilities	19,058	19,117
Total current liabilities	121,597	117,121

Operating lease liabilities, net of current portion	2,055	2,746
Other long-term liabilities	8,980	11,208
Total liabilities	132,632	131,075

Net parent investment	52,734	167,334
Total liabilities and net parent investment	$185,366	$298,409

SUNPOWER BUSINESSES COMBINED STATEMENT OF OPERATIONS

(In thousands)

	Thirty-Nine Weeks Ended	Fiscal Year Ended
	September 29, 2024	December 31, 2023
Revenues	$273,118	$610,035
Cost of revenues	173,062	345,217
Gross margin	100,056	264,818
Operating expenses:
Sales, general, and administrative	219,932	290,693
Loss on goodwill impairment	103,926	-
Research and development expenses	3,961	8,830
Total operating expenses	327,819	299,523
Operating loss	(227,763)	(34,705)
Interest expense	(285)	(436)
Other expense, net	(12)	(28)
Loss before income taxes	(228,060)	(35,169)
Benefit from (provision for) income taxes	572	(267)
Net loss	$(227,488)	$(35,436)

SUNPOWER BUSINESSES COMBINED STATEMENT OF NET PARENT INVESTMENT

(In thousands)

Net Parent Investment
As of January 1, 2023	$135,360
Net loss	(35,436)
Stock-based compensation	7,093
Change in net parent investment	60,317
As of December 31, 2023	$167,334
Net loss	(227,488)
Stock-based compensation	2,777
Change in net parent investment	110,111
As of September 29, 2024	$52,734

SUNPOWER BUSINESSES COMBINED STATEMENT OF CASH FLOWS

(In thousands)

	Thirty-Nine Weeks Ended September 29, 2024	Fiscal Year Ended December 31, 2023
Cash flows from operating activities:
Net loss	$(227,488)	$(35,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,646	10,944
Deferred tax (benefit) expense	(572)	267
Gain on disposal of fixed assets	(44)	(777)
Loss on goodwill impairment	103,926	-
Loss on intangible asset impairment	3,950	-
Stock-based compensation	2,777	7,093
Changes in operating assets and liabilities:
Accounts receivable	(10,216)	(5,235)
Contract assets	(7,814)	14,416
Inventories	(3,809)	5,219
Prepaid expenses and other assets	17,662	(14,311)
Operating lease right-of-use assets	548	732
Accounts payable and other accrued liabilities	4,555	(23,138)
Contract liabilities	(59)	(12,247)
Operating lease liabilities	(621)	(622)
Other current liabilities	1,643	(6,538)
Other long-term assets	(108)	(191)
Other long-term liabilities	(1,386)	(1,482)
Net cash used by operating activities	(108,410)	(61,306)
Cash flows from investing activities:
Purchases of property and equipment	(1,935)	(2,787)
Net cash used in investing activities	(1,935)	(2,787)
Cash flows from financing activities:
Payments for financing leases	(1,733)	(2,311)
Investment from parent	110,111	60,317
Net cash provided by financing activities	108,378	58,006
Net decrease in cash, and cash equivalents	(1,967)	(6,087)
Cash, and cash equivalents, beginning of period	3,830	9,917
Cash, and cash equivalents, end of period	$1,863	$3,830

Reconciliation of cash, and cash equivalents, cash to the combined balance sheets:
Cash and cash equivalents, current portion	1,863	3,830
Cash and cash equivalents, net of current portion	-	-
Total cash, and cash equivalents	$1,863	$3,830
Supplemental cash flow information
Cash paid for interest expenses	$285	$436
Noncash financing activities
Acquisition of vehicle financing leases	$270	$3,859

SUNPOWER BUSINESSES

Notes to Combined Financial Statements

(Dollars in thousands, except where otherwise noted)

Note 1. BUSINESS AND ORGANIZATION

Description of Business and Organization

Corporation (“SunPower” or the “Parent”) sold its Blue Raven Solar business, certain assets from its New Homes business, and its Non-Installing Dealer network (“SunPower Business” or the “Company”, “we,” “us,” or “our”) on September 30, 2024 to SunPower Inc. (f/k/a Complete Solaria, Inc.) (the “Company”) for cash consideration of $52.7 million.

SunPower Businesses, a carve-out business of SunPower Corporation, was a solar technology and energy services provider that offers fully integrated solar, storage, and home energy solutions to customers in the United States through an array of hardware, software, and “Smart Energy” solutions.

Blue Raven Solar

Blue Raven Solar (“BRS”) was a wholly owned subsidiary of SunPower Corporation. It is a fully-integrated originator and installer of homeowner-owned residential solar systems in America. Blue Raven’s product strategy is to focus exclusively on homeowner owned solar instead of Power Purchase Agreements or leased products which avoids reliance on federal incentives such as incentive tax credits. Blue Raven relies on a network of third-party financiers that extend loans to homeowners who wish to finance their solar system.

New Home Business

SunPower’s New Homes (“NH”) business sales channel executes agreements between SunPower and new home construction companies whereby SunPower supplies solar solutions to the home construction company so that buyers of new homes built by the home construction company include solar panels, charging stations and other solar-related power generation solutions.

Non-Installing Dealer Network

The Non-Installing Dealer (“ND”) business sales channel involves the sale of SunPower’s Solar Solutions to third-party dealers and resellers that markets and sells the SunPower Solar Solutions to end customers, with SunPower undertaking the actual installation and maintenance of the installed Solar Solutions.

Basis of Presentation and Preparation of Combination

The Company historically operated as consolidated business of SunPower Corporation (together with its subsidiaries). As such, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the consolidated financial statements and accounting records of SunPower Corporation and include Blue Raven Solar, LLC and its subsidiaries. These combined financial statements as of the thirty-nine weeks ended September 29, 2024 and fiscal year December 31, 2023 and for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023 and the combined notes to the financial statements are presented as carve-out financial statements and reflect the combined historical results of operations, balance sheet and cash flows of the Company in conformity with U.S. generally accepted accounting principles in the United States (“United States” or “U.S.,” and such accounting principles, “U.S. GAAP”).

The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flow would have been had it operated as a separate, stand-alone SunPower businesses during the periods presented. Intercompany balances and transactions within the Company have been eliminated in these combined financial statements, refer to Note 4. Related Party Transactions for additional details. Certain transactions between the Company and SunPower Corporation have been included in these combined financial statements. These transactions do not traditionally settle on a regular basis and are reflected as net parent investment within the statement of net parent investment in the combined financial statements.

The combined balance sheet reflects among other things, all of the assets and liabilities that are specifically identifiable as being directly attributable to the Company, including net parent investment. Net parent investment represents SunPower’s historical investment in the Company and includes the accumulated deficit and the net effect of transactions with SunPower.

Our combined statement of operations include revenues and cost of revenues directly attributable and allocated to the Company including shared overhead costs such as facilities, support functions and services used by the Company. The Company relied on SunPower’s corporate, shared services, financing and supply chain functions for its business. Therefore, certain corporate and shared costs have been allocated to the Company including: (i) certain costs related to support functions that are provided on a centralized basis within SunPower, including expenses for executive oversight, treasury, tax, finance, legal, human resources, compliance, information technology, selling, research and development and other corporate functions and (ii) certain supply chain costs incurred by SunPower, including operation & maintenance, quality, product sourcing, engineering, and other supply chain support functions. These expenses have been allocated to the Company based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or other allocation methods depending on the nature of the services.

Where allocations of SunPower Corporate overhead amounts were necessary, management believes the allocation of these amounts were determined on a reasonable basis, reflecting all of the costs of the Company and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred had the Company operated as a separate stand-alone entity during the periods presented.

SunPower utilized a centralized approach to treasury, cash management, operation and maintenance of solar systems and financing its operations. The cash and cash equivalents held by SunPower at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheet. Cash in the combined balance sheet represents cash held by legal entities of the Company that are specifically attributable to the Company. SunPower’s external debt and related expense have not been attributed to the Company for the periods presented because SunPower’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings. Customer warranty obligations arising from the New Homes and Non-Installing Dealer businesses are legally the responsibility of SunPower Corporation and deemed not enforceable to the Company and as such are not presented within the combined financial statements. Any warranty represented on the combined balance sheet represents warranty obligation held by Blue Raven Solar.

Fiscal Periods

We have a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. Accordingly, every fifth or sixth year will be a 53-week fiscal year. The current fiscal period, September 29, 2024, is a 39-week reporting period. The prior fiscal year, fiscal 2023, is a 52-week fiscal year.

Summary of Significant Accounting Policies

Management Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities reported in these combined financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. Our actual financial results could materially differ from those estimates. Significant estimates in these combined financial statements include revenue recognition, specifically nature and timing of satisfaction of performance obligations, standalone selling price of performance obligations, and variable consideration; credit losses, including estimating macroeconomic factors affecting historical recovery rate of receivables; inventory and project asset write-downs, valuation of contingencies such as litigation; the incremental borrowing rate used in discounting of lease liabilities; the fair value of indemnities provided to customers and other parties; and income taxes and tax valuation allowances.

Going Concern

The Company’s combined financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business.  However, the Company has reoccurring losses and cash used in operations in the past two years.  This condition, among others, raises substantial doubt about the ability of the Company to continue as a going concern.

Cash Equivalents

Highly liquid investments with original or remaining maturities of ninety days or less at the date of purchase are considered cash equivalents. As of September 29, 2024 and December 31, 2023, the Company maintained cash balances of $3.6 million and $3.8 million, respectively, in excess of federally insured limits. There were no cash equivalents as of September 29, 2024 and December 31, 2023.

Concentration of Credit Risk

We are exposed to credit losses in the event of nonperformance by the counterparties to our financial. Financial and derivative instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, accounts receivable, and advances to suppliers. We regularly evaluate the credit standing of our counterparty financial institutions.

In addition, we recognize an allowance for credit loss at the time a receivable is recorded based on our estimate of expected credit losses, historical write-off experience, and current account knowledge, and adjust this estimate over the life of the receivable as needed. We evaluate the aggregation and risk characteristics of a receivable pool and develop loss rates that reflect historical collections, current forecasts of future economic conditions over the time horizon we are exposed to credit risk, and payment terms or conditions that may materially affect future forecasts.

We perform ongoing credit evaluations of our customers’ financial condition whenever deemed necessary. We maintain an allowance for doubtful accounts based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. We believe that our concentration of credit risk is limited because of our large number of customers, credit quality of the customer base, small account balances for most of these customers, and customer geographic diversification.

As of and for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, we had no customers that accounted for at least 10% of our accounts receivable balance and revenue.

Advertising Costs

The advertising costs are expensed as incurred, included in the combined income statement within Sales, general, and administrative expenses. Advertising costs incurred total $0.2 million and $0.7 million for the thirty-nine week period ended September 29, 2024 and the fiscal year ended December 31, 2023, respectively.

Contract Assets and Liabilities

Contract assets represent accounts receivable unbilled for transactions where revenue has been recognized in advance of billing the customer. Revenue may be recognized in advance of billing the customer, resulting in an amount recorded to “contract assets” or “accounts receivable, net” depending on the expected timing of payment for such unbilled accounts receivable. Once we have an unconditional right to consideration, we typically bill our customer and reclassify the “contract assets” to “accounts receivable, net.” Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract.

Inventories

Inventories are accounted for on a first-in-first-out basis and are valued at the lower of cost or net realizable value. We evaluate the realizability of our inventories, based on assumptions about expected demand and market conditions. Our assumption of expected demand is developed based on our analysis of bookings, sales backlog, sales pipeline, market forecast, and competitive intelligence. Our assumption of expected demand is compared to available inventory, production capacity, available third-party inventory, and growth plans. In addition, expected demand by geography has changed historically due to changes in the availability and size of government mandates and economic incentives.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of prepaid commissions by the Company to its sales representatives on solar panel system sales and installation for which cash has been paid, but the expenses has not yet been incurred. Deferred costs represent costs to fulfill a contract which are associated with the installation of solar panel systems that are not yet complete. These costs include the costs of acquiring needed system components and the cost of labor to install the related systems. These costs are recognized in cost of revenue when the related performance obligations are met.

Property and Equipment, net

Property and equipment, net are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as presented below. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Repairs and maintenance costs are expensed as incurred.

Useful Lives in Years
Leasehold improvements	1 to 20
Vehicles	5 to 7
Computer equipment and software	2 to 7
Furniture and fixtures	3 to 5

Lease Accounting

We determine if an arrangement is or contains a lease at inception. Our operating lease agreements are primarily for real estate and are included within operating lease right-of-use (“ROU”) assets and operating lease liabilities on the combined balance sheets. Our finance lease agreements are for vehicle finance leases and are included within property and equipment, net, accrued liabilities, and other long-term liabilities on the combined balance sheets. We elected the practical expedient to combine our lease and related non-lease components for all our leases.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Variable lease payments that do not depend on an index or rate are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. We use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. ROU assets also include any lease prepayments made and exclude lease incentives. Many of our lessee agreements include options to extend the lease, which we do not include in our minimum lease terms unless they are reasonably certain to be exercised. Rental expense for lease payments related to our operating and finance leases is recognized on a straight-line basis over the lease term. In addition, for our finance leases, we recognize the interest on the financing component related to the leases.

When events or changes in circumstances indicate that the carrying value of the right-of-use assets may not be recoverable, we compare its future undiscounted cash flow to the carrying value. If the carrying value exceeds the future undiscounted cash flow, an impairment loss is recognized to record the assets at fair value. Right-of-use assets, along with any other related long-lived assets, are periodically evaluated for impairment whenever events or circumstances indicate that their carrying values may not be fully recoverable. No impairment loss was recognized for either of the thirty-nine weeks ended September 29, 2024, and fiscal year ended December 31, 2023.

Accounts Receivables, Net

Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts. Receivables consist of amounts due from third-party financing companies or from homeowners for solar panel systems installed and for which the Company has fulfilled its performance obligations under its contract. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable and is determined based on our historical collection experience, age of the receivable, knowledge of the customer and the condition of the general industry and economy.

We record changes in our estimate in the allowance for doubtful accounts through bad debt expense and relieve the allowance when the accounts are ultimately determined to be uncollectible. Bad debt expense is included in Sales, general, and administrative expenses within the Combined Statement of Operations.

Recoveries of accounts receivable previously written off are recorded when cash is received.

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Balance at the beginning of period	$4,347	$3,328
Bad debt expense	4,653	1,828
Write-off	(4,797)	(810)
Balance at end of period	$4,203	$4,346

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and are measured using the enacted tax rates expected to be in effect during the year in which the basis difference reverses. Valuation allowances are provided against deferred tax assets when management cannot conclude that it is more likely than not that some portion or all deferred tax assets will be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

As applicable, interest and penalties on tax contingencies are included in “Benefit from (provision for) income taxes” in the combined statements of operations and such amounts were not material for any periods presented.

Revenue Recognition

Our revenue recognition policy follows guidance from Accounting Standards Codification 606, Revenue from Contracts with Customers (Topic 606) through the following five-step framework:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is composed of solar power system and government or utility rebates and incentives. We recognize revenue from contracts with customers when we have completed our performance obligations under an identified contract. The revenue is recognized in an amount that reflects the consideration for the corresponding performance obligations for the goods and services transferred.

The revenue recognition standard requires the capitalization of certain incremental costs of obtaining a contract. These incremental costs are deferred until installation is completed.

Solar Power Systems Sales

A majority of our revenue is generated by sales of fully functioning solar power systems to our customers. We sell our products through a network of installing and non-installing dealers and resellers. Usually, our performance obligation is to design and install a fully functioning solar energy system. We recognize revenue when the solar power system is fully installed and the final permit is received from the authority having jurisdiction, as we deem our performance obligation under the contract to be complete at such time, and the customer retains all of the significant risks and rewards of ownership of the solar power system. Our costs to obtain and fulfill contracts, when recognized, associated with systems sales are expensed as sales, general, and administrative expense and cost of revenue, respectively. In addition, incentives we provide to our customers, such as discounts and rebates, are recorded net to the revenue we have recognized on the solar power system.

Revenue is generally recognized at transaction price, net of costs of financing, or other consideration paid to the customers that is not in exchange for a distinct good or service. Variable consideration is estimated at each measurement date at its most likely amount to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur and true-ups are applied prospectively as such estimates change.

Government or Utility Rebates and Incentives

The Company applies for and receives state, local, and utility rebates and solar renewable energy credits (SRECs) in certain jurisdictions for power generated by solar energy systems it has sold to customers. The Company retains control of the rights to future SRECs and sells the SRECs generated from qualifying solar energy systems to a public utility pursuant to a Renewable Energy Credit Agreement. The terms of the agreement allow for the Company to bill the public utility in advance for the total amount of SRECs anticipated to be generated from each qualifying solar energy system over a 15-year period, commencing from the date such solar energy systems have been interconnected to the local power grid and granted permission to operate. The total contract prices is based on an agreed upon price per credit. The Company is required to make a collateral deposit with the public utility equal to 5% of the total contract price. As part of the agreement, the Company guarantees that the total number of SRECs generated by all of the identified solar energy systems will equal or exceed a total estimated amount. A guarantee liability related to the minimum SREC guarantee is recognized as a reduction to the transaction price, with subsequent changes in the guarantee liability recognized as operating income or expense, rather than a change in the transaction price. The Company recognizes revenue related to the sale of SRECs upon delivery to the public utility. During the thirty-nine weeks ended September 29, 2024 and December 31, 2023, revenue recognized related to rebates and SRECs was $1.7 million and $2.6 million, respectively.

Cost of Revenues

We include the following in cost of revenues: product-related costs, warranty costs, installer and engineering personnel and logistics costs, solar energy system operations, monitoring, and maintenance costs, freight costs, inventory write-downs, lead acquisition costs, quality control, design and proposal services and customer support, and employee-related expenses associated with proposal and permitting services.

Stock-Based Compensation

We provide stock-based awards to our employees, executive officers, and directors through various equity compensation plans including our employee stock option and restricted stock plans. We measure and record compensation expense for all stock-based payment awards based on estimated fair values. The fair value of restricted stock awards and units is based on the market price of our common stock on the date of grant. The vesting period for the stock-based awards is typically five years. Under current accounting guidance, we have made a policy election to estimate forfeitures at the date of grant, and we update such estimate on an annual basis. Our estimate of forfeitures is based on our historical activity, which we believe is indicative of expected forfeitures. In subsequent periods if the actual rate of forfeitures differs from our estimate, the forfeiture rates are required to be revised, as necessary. Changes in the estimated forfeiture rates can have a significant effect on stock-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

We also grant performance share units to executive officers and certain employees that require us to estimate expected achievement of performance targets over the performance period. This estimate involves judgment regarding future expectations of various financial performance measures. If there are changes in our estimate of the level of financial performance measures expected to be achieved, the related stock-based compensation expense may be significantly increased or reduced in the period that our estimate changes.

Research and Development (“R&D”) Expenses

R&D expense consists primarily of salaries and related personnel costs, depreciation, and the cost of solar cell and solar panel materials and services used for the development of products, including experiments and testing. R&D costs are expensed as incurred, except for software development costs which qualify for capitalization.

Goodwill Impairment

We test goodwill impairment at least annually during the last day of the third fiscal quarter, or when events or changes in circumstances indicate that goodwill might be impaired. The evaluation of impairment is performed at the reporting unit level. We have the option to perform a qualitative assessment of goodwill prior to completing a quantitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including existing goodwill.

If goodwill is determined more likely than not to be impaired upon an initial assessment of qualitative factors, the next step is to compare the fair value of each reporting unit to its carrying value, including existing goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds its fair value. The amount of impairment is limited to the amount of goodwill allocated to the reporting unit.

In measuring the fair value of the reporting units, we make estimates and judgments about our future cash flows using a discounted cash flow or a transaction approach defined as Level 3 input under fair value measurement standards. The income approach, specifically a discounted cash flow analysis, includes assumptions for, among others, forecasted revenue, gross margin, operating income, working capital cash flow, perpetual growth rates and long-term discount rates, all of which require significant judgment by management. These assumptions also consider the current industry environment and the resulting impact on our expectations for the performance of our business. The transaction approach, utilizes consummated transactions from a market participant to support the fair value of the net assets of the reporting unit. In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the fiscal year in which the determination is made. Refer to Note 7. Goodwill and Other Intangible Assets for additional details on our goodwill impairment test performed during thirty-nine weeks ended September 29, 2024.

Accounting Pronouncements Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The objective of ASU 2023-09 is to enhance disclosures related to income taxes, including specific thresholds for inclusion within the tabular disclosure of income tax rate reconciliation and specified information about income taxes paid. ASU 2023-09 is effective for public companies starting in annual periods beginning after December 15, 2024. The Company is currently evaluating ASU 2023-09 to assess the impact to the Company’s income tax disclosures within the Company’s combined financial statements.

Note 2. REVENUE FROM CONTRACTS WITH CUSTOMERS

Our revenue for the thirty-nine weeks and the year ended September 29, 2024 and December 31, 2023 were $273.1 million and $610.0 million, respectively and consists mainly of solar power systems sales.

We recognize revenue from contracts with customers when we have completed our performance obligations under an identified contract. The revenue is recognized in an amount that reflects the consideration for the corresponding performance obligations for the goods and services transferred.

Revenue Disaggregation

(In Thousands)	Thirty-Nine Weeks Ended September 29, 2024	Fiscal Year Ended December 31, 2023
Revenue recognized at a point in time	$266,305	$602,199
Revenue recognized over time	6,813	7,836
	$273,118	$610,035

Contract Assets and Liabilities

Contract assets consist of unbilled receivables which represent revenue that has been recognized in advance of billing the customer, which is common for our residential cash and loan customers. Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer prior to transferring control of goods or services to the customer under the terms of a sales contract. Total contract assets and contract liabilities balances as of the respective dates are as follows:

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Contract assets	$35,759	$27,945
Contract liabilities	$19,058	$19,117

During the thirty-nine weeks ended September 29, 2024, we recognized revenue of $14.1 million that was included in contract liabilities as of December 31, 2023. During the year ended December 31, 2023, we recognized revenue of $27.6 million that was included in contract liabilities as of January 1, 2023.

Note 3. BALANCE SHEET COMPONENTS

Accounts Receivable, Net

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Accounts receivable, gross	$46,497	$36,424
Less: allowance for allowance for doubtful accounts	(4,203)	(4,346)
Accounts receivable, net	$42,294	$32,078

Inventories

The following table summarizes the components of inventories. The Company identifies inventory which is considered obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, component cost trends, demand forecasts, historical revenues, and assumptions about future demand and market conditions to state inventory at the lower of cost or net realizable value.

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Finished goods	$8,142	$4,689
Raw materials	3,290	2,934
	$11,432	$7,623

The reserve for excess and obsolete inventory for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, was approximately $3.8 million and $0.01 million, respectively.

Prepaid Expenses and Other Current Assets

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Deferred costs	$56,345	$75,145
Prepaid insurance	1,094	73
Other prepaid expenses	1,805	1,688
	$59,244	$76,906

Property and Equipment, Net

Property and equipment as of thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, consisted of the following:

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Computer equipment	$2,048	$2,048
Software	6,597	4,669
Furniture and fixtures	1,563	1,563
Vehicles[1]	11,833	12,057
Leasehold improvement	69	69
Property and equipment, gross	22,110	20,406
Less: accumulated depreciation and impairment	(12,553)	(8,649)
Property and equipment, net	$9,557	$11,757

1.	Includes $8.7 million and $9.0 million of vehicles acquired via a financing lease as of September 29, 2024 and December 31, 2023, respectively.

Depreciation expense for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023, was approximately $3.9 million and $4.6 million, respectively.

Other Noncurrent Assets

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Security deposits	$134	$140
Other non-current assets	506	390
	$640	$530

Accrued Liabilities

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Payroll and employee benefits	$7,369	$7,241
Legal fees	3,900	1,518
Finance lease liability - current	2,047	2,066
Customer rebates	5,715	7,362
Other accrued liabilities	13,553	14,487
	$32,584	$32,674

Other Long-term Liabilities

	As of
(In Thousands)	September 29, 2024	December 31, 2023
Finance lease liability – noncurrent	$2,459	$4,200
Asset retirement obligation liability	74	70
Other noncurrent liabilities	6,447	6,366
Deferred tax liabilities	-	572
	$8,980	$11,208

Note 4. RELATED PARTY TRANSACTIONS

The accompanying Combined Financial Statements are prepared on a stand-alone basis and are derived from SunPower Corporation’s consolidated financial statements and accounting records.

Transactions between the Company and the Parent have been classified as related-party transactions. All related party transactions between the Company and Parent have been included in these combined financial statements. On the combined balance sheet, all related party balances are presented in net parent investment in the combined balance sheet as there is not a history of settling these transactions using cash.

Corporate Overhead Allocations

SunPower performed certain corporate functions, including executive oversight, treasury, tax, finance, legal, human resources, compliance, information technology, selling, research and development and other corporate functions on behalf of the Company. The expenses associated with these functions have been allocated based on direct usage or benefit where specifically identifiable, with the remainder allocated on a proportional cost allocation method based primarily on revenue, as applicable. The Company considers the expense methodology and resulting allocation to be reasonable for the period presented; however, the allocations may not be indicative of actual expenses that would have been incurred had the Company operated as an independent company for the period presented. Actual costs incurred had the Company been a stand-alone company would depend on several factors, including the chosen organizational structure and functions outsourced or performed by employees.

Cash Management

The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet as net parent investment. The Company historically has not regularly settled balances with SunPower Corporation and the Company has not funded its own operating and investing activities as this was done at the Parent.

Related Party Sales

There were no operational sales to or from SunPower for any of the periods presented.

Net Parent Investment

The Net Parent Investment for the thirty-nine weeks ended September 29, 2024 was $52,734.

The accompanying combined statement of net parent investment and combined statement of cash flows are prepared in accordance with U.S. GAAP. As a result of carveout methodology as described in the Basis of Presentation, differences exist related to noncash items between the combined statements of net parent investment and the combined statements of cash flows with regard to transfers to and from Parent.

The components of the net transfers to and from Parent as of thirty-nine weeks ended September 29, 2024 and twelve months ended December 31, 2023 are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Corporate allocations	$332,084	$228,140
Transfers from subsidiary to parent	(221,973)	(167,823)
Total net transfers from Parent per Statement of Changes in Net Parent Investment	$110,111	$60,317

Note 5. COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In accordance with ASC 450, Contingencies, the Company accrues reserves for outstanding lawsuits, claims and proceedings when a loss contingency is probable and can be reasonably estimated. There are no losses that are probable, estimable or reasonably possible as of September 29, 2024 and December 31, 2023.

Note 6. LEASES

We lease certain facilities under non-cancellable operating leases from third parties. Our operating leases are subject to renewal options for periods ranging from one year to ten years. We also lease certain vehicle finance leases which are cancellable with a fee and subject to renewal options of month-to-month after the initial term, and recorded and presented within “property and equipment, net” on our combined balance sheets refer to Note 3. Balance Sheet Components for additional details.

We have disclosed quantitative information related to the lease contracts we have entered into as a lessee by aggregating the information based on the nature of asset such that the assets of similar characteristics and lease terms are shown within one single financial statement line item.

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Operating lease cost	$795	$835
Finance lease cost:
Amortization of leased assets in property and equipment	$1,487	$2,371
Interest on lease obligation	285	436
Total finance lease cost	$1,772	$2,807

The tables below present the summarized quantitative information with regard to facility and equipment lease contracts we have entered into:

The future minimum lease payments to be paid under non-cancellable leases in effect as of September 29, 2024, are as follows:

As of September 29, 2024	Operating Lease	Financing Lease

October – December 2024	$267	$577
2025	1,095	2,285
2026	1,128	1,749
2027	802	247
Total lease payments	3,292	4,858
Less: imputed interest	(329)	(352)
Total	$2,963	$4,506

Other information related to leases (Supplemental Cash Flows Information) as of thirty-nine weeks ended September 29, 2024, and Fiscal year ended December 31, 2023, are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023

Cash paid for amounts included in the measurement of lease liabilities –cash flows from operating leases	$5,517	$7,356
Right-of-use assets obtained in exchange for new operating lease obligations	-	-
Weighted-average remaining lease term – operating leases	2.98	3.72
Weighted-average discount rate – operating leases	7%	7%
Cash paid for amounts included in the measurement of lease liabilities finance leases	1,733	2,311
Right-of-use assets obtained in exchange for new finance lease obligations	-	2,531
Weighted-average remaining lease term – finance leases	2.01	2.73
Weighted-average discount rate – finance leases	7%	7%

Note 7. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

On October 4, 2021, we entered into a Securities Purchase Agreement to acquire all of the issued and outstanding membership interests of Blue Raven Solar Holdings, LLC (“Blue Raven”) and 35% of the issued and outstanding membership interests in Albatross Software, LLC, an affiliate of Blue Raven. Goodwill presented on our combined financial statements of $126.0 million as of December 31, 2023 represents Goodwill resulting from the acquisition of Blue Raven.

We test goodwill impairment at least annually during the last day of the third fiscal quarter, or when events or changes in circumstances indicate that goodwill might be impaired. The evaluation of impairment involves comparing the current fair value of our reporting unit to the book value (including goodwill). We have performed a quantitative assessment of goodwill to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. After assessing the totality of events and circumstances, specifically, the distressed sale of SunPower Businesses as further discussed in Note 10. Subsequent Events, we concluded that as of September 29, 2024, it is more likely than the fair value of our single reporting unit with goodwill is less than the book value. As such, we performed a quantitative assessment utilizing the transaction method and recognized a $103.9 million goodwill impairment for the thirty-nine weeks ended September 29, 2024. The impairment is recognized in loss on goodwill impairment.

Other Intangible Assets

The following table represents our other intangible assets with finite useful lives as of December 31, 2023. The intangible assets were written off during the thirty-nine weeks ended September 29, 2024 and we recognized a $3.9 million impairment loss. The impairment is recognized in sales, general, and administrative expenses. Amortization expense was $4.7 million for the thirty-nine weeks ended September 29, 2024, prior to the recognition of the impairment charge, and $6.3 million for the twelve months ended December 31, 2023.

	As of December 31, 2023
(In Thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Developed technology	$3,700	$(2,775)	$925
Brand	15,800	(8,888)	6,912
Non-compete agreement	3,400	(2,550)	850
	$22,900	$(14,213)	$8,687

Note 8. INCOME TAXES

The income tax (benefit) expense has been calculated using the separate return method, which is meant to reflect how taxes would have been recorded had the Company filed its own return. The Company is not subject to examination by the U.S. federal and local income tax authorities due to the legal form of the sale of SunPower Businesses as described in Note 10. Subsequent Events.

As of the thirty-nine weeks ended September 29, 2024, and the fiscal year ended December 31, 2023, we recorded a net income tax (benefit) of $(572) thousand and expense of $267 thousand, respectively.

The components of the (benefit) expense for income taxes, net are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Current:
Federal:	$-	$-
State:	-	-
Total current	$-	$-
Deferred:
Federal:	$(554)	$262
State:	(18)	5
Total deferred	(572)	267
Income tax (benefit) expense	$(572)	$267

Income tax (benefit) expense differed from the amount computed by applying the federal statutory income tax rate of 21% to pretax income for the thirty-nine weeks ended September 29, 2024 and fiscal year ended December 31, 2023 as a result of the impact of state income taxes, add backs for allocated stock based compensation, and the related valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets or liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax assets and liabilities are as follows:

(In Thousands)	Thirty-nine weeks ended September 29, 2024	Fiscal year ended December 31, 2023
Deferred tax assets:
Net operating loss	$41,822	$13,448
Intangibles assets	29,943	2,880
Capitalized research costs	1,003	835
Stock based compensation	269	140
Deferred lease liability	769	917
Accruals and reserves	4,684	2,763
Property and equipment	489	-
Other	493	147
Gross deferred tax assets	79,472	21,130
Valuation allowance	(77,964)	(20,185)
Total deferred tax assets	1,508	945

Deferred tax liabilities:
Right of use asset	(651)	(781)
Property and equipment	-	(180)
Prepaid expenses	(857)	(556)
Total deferred tax liabilities	(1,508)	(1,517)
Net deferred tax assets (liabilities):	$-	$(572)

We have assessed our ability to realize its deferred tax assets and has recorded a valuation allowance against such assets to the extent that, based on the weight of all available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. In assessing the likelihood of future realization of its deferred tax assets, we placed a significant amount of weight on the Company’s history of generating U.S. tax losses, including in the current year. The net change in the valuation allowance for the thirty-nine weeks ended September 29, 2024, was an increase of $57.8 million.

The net operating losses disclosed above were allocated within the carve-out financial statements based on historical losses and business operations of the SunPower Businesses, and are not available to the Company following the sale of SunPower Businesses to the Company further described in Note 10. Subsequent Events.

The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax (benefit) expense provision. We account for income tax uncertainties using a threshold of more-likely than-not. There were no unrecognized tax benefits as of September 29, 2024 and December 31, 2023 that if recognized, would effect the effective tax rate.

Note 9. STOCK-BASED COMPENSATION

The following table summarizes the stock-based compensation expense by line item in our combined statements of operations:

(In Thousands)	Thirty-Nine Weeks Ended September 29, 2024	Fiscal Year Ended December 31, 2023
Cost of revenues	$501	$1,279
Sales, general, and administrative	2,276	5,814
	$2,777	$7,093

Note 10. SUBSEQUENT EVENTS

In preparing these combined financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 16, 2024, the date the combined financial statements were available to be issued.

On August 5, 2024, SunPower Corporation entered into an Asset Purchase Agreement (the “APA”) with SunPower Inc. (f/k/a Complete Solaria, Inc. (the “Company”) providing for the sale and purchase of certain assets relating to SunPower Corporation’s Blue Raven Solar business and certain assets relating to the new homes and non-installing dealer network activities previously operated by SunPower (the “Acquired Assets”). The APA was entered into in connection with a voluntary petition filed by SunPower Corporation under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532 (“Bankruptcy Code”). The sale by SunPower Corporation was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired Assets effective September 30, 2024, in consideration for a cash purchase price of $52.7 million.

SUNDER ENERGY LLC

INTERIM FINANCIAL STATEMENTS

As of June 30, 2025 and December 31, 2024 and the six months ended June 30, 2025 and 2024

SUNDER ENERGY LLC

BALANCE SHEETS

(Dollars in thousands)

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash	$762	$1,524
Restricted cash	2,016	2,018
Accounts receivable, net	5,315	2,991
Due from related party	—	559
Prepaid expenses and other current assets	9,830	13,508
Total current assets	17,923	20,600
Property and equipment, net	260	298
Operating lease right-of-use assets	340	397
Other noncurrent assets	227	233
Total assets	$18,750	$21,528

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$810	$1,402
Accrued expenses and other current liabilities	11,881	6,511
Line of credit	2,250	2,250
Contract liabilities	14,431	17,231
Operating lease liability, current portion	125	119
Total current liabilities	29,497	27,513
Operating lease liability, net of current portion	237	302
Total liabilities	29,734	27,815

Commitments and contingencies (Note 12)

Member’s deficit	(10,984)	(6,287)
Total liabilities and member’s deficit	$18,750	$21,528

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

UNAUDITED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Six months ended June 30,
	2025	2024
Revenues	$40,012	$11,930
Operating expenses:
Sales commissions	33,339	10,765
Sales and marketing	771	628
General and administrative	11,458	5,886
Total operating expenses	45,568	17,279
Loss from operations	(5,556)	(5,349)
Interest expense	(168)	(86)
Interest income	33	—
Other income, net	10	815
Total other income (expense), net	(125)	729
Net loss	$(5,681)	$(4,620)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

UNAUDITED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Dollars in thousands)

Member’s deficit as of January 1, 2025	$(6,287)
Net loss	(5,681)
Capital contribution	1,000
Distributions	(16)
Member’s deficit as of June 30, 2025	$(10,984)

Member’s deficit as of January 1, 2024	$(3,675)
Net loss	(4,620)
Capital contribution	1,800
Distributions	(181)
Member’s deficit as of June 30, 2024	$(6,676)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

UNAUDITED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(5,681)	$(4,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40	39
Non-cash lease expense	57	53
Provision for credit losses	433	251
Changes in operating assets and liabilities
Accounts receivable, net	(2,757)	(1,501)
Due from related entity	559	(519)
Prepaid expenses and other current assets	3,678	(8,214)
Other noncurrent assets	6	(34)
Accounts payable	(592)	29
Accrued expenses and other current liabilities	5,370	1,796
Contract liabilities	(2,800)	10,957
Operating lease liabilities	(59)	(53)
Net cash used in operating activities	(1,746)	(1,816)
Cash flows from investing activities
Purchases of property and equipment	(2)	(19)
Net cash used in investing activities	(2)	(19)
Cash flows from financing activities
Borrowing on line of credit	—	500
Capital contributions	1,000	1,800
Distributions	(16)	(181)
Net cash provided by financing activities	984	2,119
Net (decrease) increase in cash and cash equivalents	(764)	284
Cash and restricted cash at beginning of period	3,542	1,710
Cash and restricted cash at end of period	$2,778	$1,994

Cash	$762	$1,524
Restricted cash	2,016	2,018
Cash and restricted cash	$2,778	$3,542

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$130	$58

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

Notes to Unaudited Financial Statements

(Dollars in thousands except per share amounts)

Note 1. BUSINESS AND ORGANIZATION

Description of Business and Organization

Sunder Energy LLC (“the Company”) was established as a limited liability company in 2019 under the laws of the State of Delaware. The Company provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. The Company’s sales force works with solar installation companies in which the Company acts as the agent for each transaction entered.

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”).

Summary of Significant Accounting Policies

Management Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities reported in these financial statements and accompanying notes. The Company bases its estimates on historical experience and various other assumptions believed to be reasonable. Actual financial results could materially differ from those estimates. Significant estimates include financial credit losses, valuation of contingencies such as litigation and the incremental borrowing rate used in discounting of lease liabilities.

Concentration of Credit Risk

The Company’s financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments and accounts receivable. The Company maintains its cash balances at financial institutions. At times, such balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Customers, A, B and C accounted for 20%, 15% and 11%, of the Company’s revenue, respectively, for the six months ended June 30, 2025. Customers A, B and D accounted for 27%, 12% and 10% of the Company’s revenue, respectively, for the six months ended June 30, 2024.

As of June 30, 2025, Customers E and F accounted for 27% and 12%, respectively, of the Company’s trade accounts receivable balance. As of December 31, 2024, Customers E and G accounted for 50% and 12%, respectively, of the Company’s trade accounts receivable. As of December 31, 2023, there were no trade accounts receivable concentrations.

Restricted Cash

Restricted cash represents cash balances that are subject to contractual restrictions related to the Company’s litigation financing agreement. Restricted cash is included with cash and cash equivalents when reconciling beginning and ending balances on the Company’s statements of cash flows and is classified as current on the Company’s balance sheet based on the expected timing of its accessibility.

Accounts Receivable, Net

Trade accounts receivable represent amounts reported by the installation companies where revenue has been recognized but that have not been paid. The Company has amounts due from sales representatives related to transaction fees on advances to the sales representatives, commission and bonus overpayments, and contractor advances. Contractor advances have no set repayment terms and have been included as a current asset based on when repayment is expected.

The Company maintains an allowance for credit losses attributable to customers. These allowances are based upon current market conditions such as how installation partners are performing, if the installation partner is known to have financial or other performance issues, and historical losses incurred by the Company related to installation partners. The Company also maintains an allowance for credit losses attributable to amounts due from its sales representatives. The allowance for credit losses due from its sales representatives is estimated based upon an understanding of sales representatives’ selling activity, whether the sales representative is currently active, or if departed from the Company, the length of time that such sales representative was last active. Actual credit losses could differ from those estimates.

Prepaid expenses and Other Current Assets

Prepaid expenses and other current assets include amounts paid in advance for services to be received within one year, such as prepaid commissions, bonuses paid to sales representatives, and other customary prepaid expenses arising in the ordinary course of business. These amounts are recognized as expense when the associated services are utilized. Commissions are paid to sales representatives and recorded as prepaid commissions prior to the respective sale’s recognition as revenue by the Company. If the sale is cancelled, these commissions must be refunded to the Company. Commissions are recognized as Sales commissions within the Company’s statement of operations when the related revenue is recognized.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and are composed of personal property used in the business. Depreciation is computed using the straight- line method over the assets’ estimated useful lives that are estimated at 5 years or the remaining term of the lease for leasehold improvements, 5 years for computer equipment, and 7 years for furniture and fixtures. Expenditures for repairs and maintenance are charged to expense when incurred. Expenses for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

Leases

The Company determines if an arrangement contains a lease at the inception of a contract. The lease classification is determined at the commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease during the lease term. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments during the lease term. Lease commencement is the date the Company has the right to control the property. The Company utilizes its incremental borrowing rate to discount the lease payments. Operating leases are expensed on a straight-line basis over the lease term. The Company recognizes an expense for these leases on a straight-line basis over the lease term. Short-term leases are those leases with an initial term of 12 months or less and are not recorded on the Company’s balance sheet. The Company did not have any short-term leases as of and for the periods ended June 30, 2025 and 2024.

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer for revenue not yet recognized. Such consideration is accounted for as contract liabilities prior to achieving permission to operate (“PTO”).

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and related amendments, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services.

The Company earns sales revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with the Company’s contracts with those installation companies (the “Customer”). Upon entering into a sales contract, the requisite performance obligation of the Company is to assist the customer in the progress of the installation and obtain PTO. PTO typically occurs within 3 to 6 months after the initial sale, but can happen as early as two months or as late as twelve months after the sale.

When contracts are signed by customers, initial payments are received from the installation companies and are subsequently passed down directly to the sales representative who made the sale. If the homeowner in the end decides not to go through with the installation, this amount will be returned to the installation companies. Sales representatives are not entitled to receive commissions on a sale unless funds are received from the installation company for that sale. Total sales revenue for each contract is based on the size of the system, baseline rate, and funding method used. The Company records sales revenue at a point in time when the homeowner has received permission to turn the system on. The Company records revenue as the total amount to be paid out by the installation company to the Company. As the Company is only acting as the agent in the situation, it records revenue on a net basis.

The Company does not have any significant financing components. Due to being a service provider, the Company is not obligated to warranty installed systems, and therefore the Company has not recorded a reserve for warranty work.

Contract liabilities as of June 30, 2025 and December 31,2024 consist of deferred revenue of $14,431 and $17,231, respectively. Revenue for the six months ended June 30, 2025 that was included in the contract liabilities balance at the beginning of the period was $14,644.

Income Taxes

The Company’s income is passed through to the members for income tax purposes and therefore, no provision for federal and state income taxes has been provided for in these statements.

Tax penalties and interest, if any, would be classified with income tax expenses in the financial statements. No tax penalties or interest have been incurred or are recognized in the financial statements. Generally, three tax years remain subject to examination by tax jurisdictions.

Advertising and Promotions

All costs associated with advertising and promoting the Company’s goods and services are expensed in the years incurred. Advertising expense totaled $766 and $806 for the six months ended June 30, 2025 and 2024, respectively

Limited Liability of Member

Chicken Parm Pizza, LLC is the sole member (“Parent”, “Sole Member” or “Member”) of the Company. The rights and obligations as the Sole Member of the Company are governed by the Second Amended and Restated Limited Liability Company Agreement of Sunder Energy LLC dated as of October 30, 2023 (the “Operating Agreement”). The Operating Agreement provides that the liabilities of the Company shall be solely the liabilities of the Company, and the member shall not be obligated for any such liability solely by reason of being a member of the Company.

Stock-Based Compensation

The Company entered into a Compensation Award plan and a liquidity-based bonus plan award with a cash settlement feature conditioned upon the closing of a liquidity event. These awards are classified as liability awards. Liability classified stock awards are remeasured at fair value each reporting period until settlement, with changes in fair value recognized in compensation expense.

The Company also entered incentive award agreements with certain employees under which the Parent company’s incentive units may be issued upon satisfaction of specified service and/or performance conditions. The awards are classified as equity awards in accordance with ASC 718, Compensation—Stock Compensation.

Note 2. GOING CONCERN AND SALE OF COMPANY

Management of the Company has assessed the Company’s liquidity position. As of June 30, 2025, the Company has incurred net losses for the past two years and the six months ended June 30, 2025, and is experiencing liquidity constraints. The members intend to provide additional capital contributions, as necessary, to fund operations and meet the Company’s financial obligations, however, there can be no assurance that such contributions will be made or if made, sufficient to fund the Company’s operations.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited financial statements are issued. The accompanying unaudited financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

On September 21, 2025, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) between the Company, the Sole Member and Complete Solaria, Inc., and Complete Solar, Inc., a subsidiary of Complete Solaria (collectively “Complete Solaria”) to sell all of the member’s interest in Sunder. The sale of Sunder was completed on September 24, 2025. Refer to Note 14 – Subsequent Events, for a further discussion of the sale of the Company.

Note 3. ACCOUNTS RECEIVABLE, NET

Amounts comprising accounts receivable are as follows:

	As of
	June 30,	December 31,
	2025	2024
Trade accounts receivable	$2,640	$1,199
Allowance for credit losses	(548)	(286)
Trade accounts receivable, net	2,092	913

Contractor advances receivable	$759	$786
Transaction fee receivable	9	20
Commissions overpayment receivable	2,942	1,574
Allowance for credit losses	(487)	(302)
Total due from sales representatives	3,223	2,078
Total accounts receivable, net	$5,315	$2,991

Note 4. ALLOWANCE FOR CREDIT LOSSES

The allowances for credit losses for receivables by portfolio segment and the related activity for the six months ended June 30, 2025 and 2024, are as follows:

	As of and for the six months ended June 30, 2025
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$286	$1	$131	$170	$588
Provision for credit losses	248	(1)	(5)	191	433
Write-offs	—	—	—	—	—
Recoveries	14	—	—	—	14
Total	$548	$—	$126	$361	$1,035

	As of and for the six months ended June 30, 2024
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$—	$5	$46	$3	$54
Provision for credit losses	137	(1)	92	23	251
Write-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Total	$137)	$4	$138	$26	$305

Note 5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Amounts comprising prepaid expenses and other current assets are as follows:

	As of
	June 30, 2025	December 31, 2024
Deferred commissions	$9,609	$12,840
Bonus install commitment	208	435
Other	13	233
Prepaid expenses and other current assets	$9,830	$13,508

The Company recognized $10,527 of commission expense in the six months ended June 30, 2025, that was included in the deferred commission balance at the beginning of the period.

Note 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	As of
	June 30,	December 31,
	2025	2024
Leasehold improvements	$202	$202
Furniture and fixtures	188	188
Computer equipment	75	73
Total cost	465	463
Less: accumulated depreciation and amortization	(205)	(165)
Property and equipment, net	$260	$298

Depreciation expense for the six months ended June 30, 2025 and 2024 was $40 and $39, respectively.

Note 7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses are as follows:

	As of
	June 30,	December 31,
	2025	2024
Accrued salaries, wages and related expenses	$86	$120
Commissions payable	3,177	1,814
Legal fees payable	8,195	4,136
Accrued interest payable	84	47
Credit card obligation	22	101
Other	317	293
Total accrued expenses and other current liabilities	$11,881	$6,511

Note 8. LINE OF CREDIT

During the year ended December 31, 2023, the Company entered into an unsecured line of credit (“LOC”) agreement with a borrowing limit of $3,000. The LOC had a fixed interest rate of 7.5% and was scheduled to mature on June 30, 2025. The outstanding balance on the line was $2,250 as of June 30, 2025 and December 31, 2024. The LOC was repaid in September 2025 in connection with the sale of the membership interest in the Company. Refer to Note 2 – Liquidity Considerations and Sale of Company for discussion of the sale of the Company.

Note 9. LITIGATION FINANCING AND SETTLEMENT

As of December 31, 2023, the Company filed suit against the former exclusive installation company, Freedom Forever, LLC (“Freedom Forever”) for breach of contract. Freedom Forever filed a counter suit based on a similar claim. The parties completed discovery, and a hearing commenced on May 5, 2025.

During the six months ended June 30, 2024, the Company filed a claim for, and received, $800 in insurance proceeds for loss of key employees and for business litigation in connection with the dispute with Freedom Forever. Of this amount $500 was received from the Company’s insurance captive, a related party. Refer to Note 11 – Related Party Transactions for detail. These proceeds are presented within Other income, net on the statement of operations and member’s deficit.

In October 2024, the Company obtained litigation funding of $3,400 via a funding and investment agreement from a third party. The investment will be repaid upon settlement of the associated Freedom Forever lawsuit. If the outcome is in favor of the Company, then the investor will be repaid the full investment amount plus a multiple of the investment, dependent on timing between the closing date and the date of repayment. If the lawsuit is mutually settled or is in favor of the defendant, the Company may be liable to pay up to $2,000 to the investor and a portion of proceeds up to the original investment amount. The investor has a security interest in the proceeds of the lawsuit, and the Company may not encumber or pledge the proceeds to any other party. The repayment of the funding received is contingent upon future events which does not meet the criteria under ASC 470 – Debt (“ASC 470”), to be accounted for as debt. Accordingly, the Company concluded that while the litigation funding did not meet the criteria to be accounted for as debt under ASC 470, it may be accounted for as a contingent obligation under ASC 450 – Contingencies, with no balance sheet recognition as of the reporting date. The cash received via the funding and investment agreement has been recorded as other income on the Statement of Operations for the fiscal year December 31, 2024.

On July 15, 2025, the arbitrator issued a final and binding award in the Company’s arbitration proceeding against Freedom Forever. The Company was awarded $6,772 in net damages inclusive of interest of 10%. The decision fully resolves all claims between the parties as it relates to this matter and provides a clear and enforceable outcome in the Company’s favor. The Company is required to pay these proceeds to the investor that provided litigation funding. On September 22, 2025, the Company entered into a settlement agreement (“Settlement Agreement”) with Freedom Forever with respect to the Company’s outstanding litigation matters with Freedom Forever. The Settlement Agreement became a global settlement to include further resolution on the amount owed by Freedom Forever as a result of the arbitration decision. In full settlement of all pending matters, the Company subsequently agreed to a modification of the damage award from $6,772 to a $4,000 settlement with Freedom Forever. Freedom Forever agreed to pay the Company in four installments of $1,000 on or about October 6, 2025, November 5, 2025, December 5, 2025 and January 4, 2026. Management worked with the litigation finance investor and agreed that the Company would pay any of the $4,000 received from Freedom Forever to the litigation finance investor, plus an additional $250. The Company remitted the $250 on September 24, 2025. To date, none of the installment payments has been received from Freedom Forever and no amounts have been recognized in the financial statements related to the Settlement Agreement or payment of the litigation funding investment. The Company’s obligation to pay the litigation finance investor is only required when Freedom Forever makes a payment to the Company.

Note 10. LEASES

The Company leases certain office space through a non-cancelable operating lease. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and only reassesses its determination if the terms and conditions of the arrangement are changed. Leases may include one or more options to renew. The exercise of any lease renewal option is at the Company’s sole discretion.

The following presents the operating lease components recorded in the Company’s balance sheets as of June 30, 2025 and December 31, 2024:

	As of
	June 30,	December 31,
	2025	2024
Operating lease right-of-use asset, net	$340	$397

Current portion of operating lease liability	$125	$119
Noncurrent portion of operating lease liability	237	302
Total operating lease liability	$362	$421

Cash paid for amounts included in the measurement of operating lease liabilities totaled $58 and $53 for the six months ended June 30, 2025 and 2024, respectively.

Because the Company generally does not have access to the rate implicit in a lease, the Company uses its incremental borrowing rate to determine the present value of its leases.

The following summarizes the weighted average remaining lease term and discount rates for the Company’s operating leases:

	As of
	June 30,	December 31,
	2025	2024
Weighted average remaining lease term	2.67 years	3.17 years
Weighted average discount rate	6.5%	6.5%

The future maturities of the operating lease liabilities as of June 30, 2025, were as follows:

Years ending:
Remainder of 2025	$71
2026	147
2027	151
2028	25
Total lease payments	394
Less: imputed interest	(32)
Total	362

Lease expense is presented as rent under operating expenses on the statements of operations and member’s deficit.

Note 11. RELATED PARTY TRANSACTIONS

Enzy Technologies LLC (Enzy) is an entity related to the Company by common ownership. On April 1, 2024, the Company entered into a 41-month subscription agreement with Enzy for use of Enzy’s proprietary SaaS platform, for which monthly subscription fees were incurred. Furthermore, as Enzy was formerly part of the Company, the two entities continue to work closely together. The Company collected revenues for Enzy and paid certain shared expenses for Enzy’s benefit. Collections for Enzy and services received from Enzy totaled $50 and $536 for the six months ended June 30, 2025 and 2024, respectively. Expenses incurred for Enzy and fees charged to Enzy totaled $Nil and $924 for the six months ended June 30, 2025 and 2024, respectively. The Company has balances due from Enzy of $Nil and $559 as of June 30, 2025 and December 31, 2024, respectively. This balance is presented as due from related party on the Company’s balance sheets.

The Company had obtained a number of insurance policies to help protect the Company from potential losses through a captive insurance company related by common ownership. As discussed in Note 9 – Litigation Financing and Settlement, the Company received $500 in the year ended December 31, 2024, from this insurance captive in connection with a claim related to loss of key employees and business litigation related to its dispute with Freedom Forever.

The Company paid certain beneficial owners of the Company $17 per week, plus bonus compensation, in exchange for services provided as independent contractors. These payments are recorded within general and administrative expenses in the accompanying statements of operations and member’s equity deficit. The Company recognized expenses of $486 and $442 for the six months ended June 30, 2025 and 2024, respectively, related to these arrangements.

In 2025, the Company’s CEO directly paid $1,000 to certain legal firms for services provided to the Company. The Company’s CEO and the Sole Member entered into an arrangement on or around March 19, 2025 that resulted in the Sole Member and the Company recognizing this payment on behalf of the Company as a capital contribution to the Company.

Note 12. COMMITMENTS AND CONTINGENCIES

The Company may be involved in legal proceedings arising in the normal course of business. Management has concluded that no material legal reserves are required to be recorded as of June 30, 2025 and December 31, 2024.

During 2019, LGCY Power, LLC filed suit against the Company and certain of its officers alleging the violation of Utah Uniform Trade Secrets Act, intentional interference with existing and prospective economic relations, violation of the Lanham Act (15 U.S.C. § 1125), common law unfair competition, violation of state deceptive trade practices laws, violation of the Utah Computer Abuse and Data Recovery Act (Utah Code § 63D-3-101), and civil conspiracy. The plaintiff seeks damages of over $16,000. The Company disputes these claims and is vigorously defending this action. There is no trial date set. Losses associated with this litigation cannot be estimated.

Note 13. STOCK BASED COMPENSATION

Incentive Stock Units (“Incentive Units”)

The Parent granted Incentive Units to certain employees of the Company commencing after October 2023 onwards pursuant to the Limited Liability Agreement of Chicken Parm Pizza LLC (the “Agreement”). The Incentive Units granted represent a right to participate in the future appreciation above a predetermined “hurdle amount”. The awards are subject to forfeiture and Company purchase rights based on the terms of the Incentive grant award. The Incentive Units are classified as equity-based awards due to the legal form and participation features of the awards. Any Incentive Units granted by the Company prior to October 2023 were all assigned over to the Parent as Units in the Parent. In respect of the Incentive Units issued by the Parent subsequent to October 2023, the related expense was pushed down to the Company.

There was no activity in the Incentive Units during the six months ended June 30, 2025. The number of outstanding Incentive Units was 46,574 at each of June 30, 2025, and December 31, 2024.

The Incentive Units were estimated to have $0 value at the time of the grant due to the high hurdle amount associated with these units and other factors relevant to valuation relating to the Company’s future growth and industry prospects. As such, the Company did not recognize any stock-based compensation relating to these Incentive Units for the six months ended June 30, 2025 and 2024. As of June 30, 2025 and December 31, 2024, unrecognized compensation cost related to unvested Incentive Units was $0.

Compensation Award (“Compensation Award”)

The Compensation Award provides for a percentage ownership in the Company. These awards entitle the holder to receive a payment from the Company with respect to each vested award held by the holder upon the closing of a Company transaction event (liquidity event) or distribution event, provided such holder is in continuous service with the Company upon the liquidity event or distribution event or was terminated during the thirty (30) calendar days prior to the closing of a Company transaction event as a result of his or her death or permanent disability. The Compensation Award and the liquidity-based bonus plan are liability-classified awards as the settlement at the time of a liquidity event will be in the same form of consideration as received, making the Compensation Award considered to have a cash settlement feature. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction.

A summary of the Compensation Award activity for the six months ended June 30, 2025 is presented below:

Percentage ownership
Compensation award outstanding, December 31, 2024	10%
Granted	0
Forfeitures	(1)
Compensation award outstanding, June 30, 2025	9%

The fair value of these awards at the grant date were estimated based on a number of factors including enterprise value, state of the industry and other relevant business conditions. The Company determined that the performance condition as it related to a liquidity event, was not probable, as such, no compensation cost was recognized for these Compensation Awards for the six months ended June 30, 2025 and 2024.

Liquidity Based Bonus Plan

The liquidity-based bonus plan requires a liquidity event for any payout to happen. The payment will be calculated based on a percentage of Incentive Units held by the employee at the time of the liquidity event multiplied by the amount of net proceeds from an equity sale or an asset sale, in either case capped to the hurdle amount per the Incentive Unit agreement with the employee. The liquidity-based bonus plan requires a liquidity event in order for any payout to happen. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction. The Company determined that the performance condition as it related to a liquidity event was not probable, as such, no compensation cost was recognized for the bonus plan in either of the six months ended June 30, 2025 and 2024.

Note 14. SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events through January 9, 2026, which is also the date the financial statements were available to be issued. Except as noted in Note 2 – Liquidity Considerations and Sale of Company, Note 8 – Line of Credit, Note 9 – Litigation Financing and Settlement and below, no other subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements.

On September 24, 2025 (“Closing”), the Member completed the sale of all assets and assumption of all liabilities of its Membership Interests in Sunder to Complete Solaria for aggregate consideration of $57,800. Per the terms of the MIPA, the Member sold all of the outstanding membership interest of Sunder for (1) $20,700 in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Sole Member in the principal amount of $20,000; (3) and 10,000,000 shares of Complete Solaria’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of Complete Solaria’s common stock and (ii) subject to approval of such issuances by the Complete Solaria’s stockholders, (x) an additional 3,333,333 shares of the Complete Solaria’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of Complete Solaria’s common stock to be issued on the 18-month anniversary of the Closing.

SUNDER ENERGY LLC

FINANCIAL STATEMENTS

For the Years ended December 31, 2024 and 2023

Independent Auditor’s Report

The Audit Committee of the Board of Directors

SunPower Inc.

Fremont, California

Opinion

We have audited the financial statements of Sunder Energy LLC (the Company), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the years ended December 31, 2024 and 2023, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Atlanta, GA

January 9, 2026

SUNDER ENERGlY LLC

BALANCE SHEETS

(In thousands)

	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash	$1,524	$1,710
Restricted cash	2,018	—
Accounts receivable, net of allowance for credit losses of $588 and $54 as of December 31, 2024 and 2023, respectively	2,991	229
Due from related party	559	94
Prepaid expenses and other current assets	13,508	1,839
Total current assets	20,600	3,872
Property and equipment, net	298	349
Operating lease right-of-use assets	397	506
Other noncurrent assets	233	250
Total assets	$21,528	$4,977
LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$1,402	$3,487
Accrued expenses and other current liabilities	6,511	255
Line of credit payable	2,250	2,000
Contract liabilities	17,231	2,381
Operating lease liabilities, current portion	119	108
Total current liabilities	27,513	8,231
Operating lease liabilities, net of current portion	302	421
Total liabilities	27,815	8,652
Commitments and Contingencies (Note 12)
Member’s deficit	(6,287)	(3,675)
Total liabilities and member’s deficit	$21,528	$4,977

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2024	2023
Revenues	$44,293	$56,928
Operating expenses:
Sales commissions	37,554	46,815
Sales and marketing	1,170	989
General and administrative	16,146	15,851
Total operating expenses	54,870	63,655
Loss from continuing operations	(10,577)	(6,727)
Interest expense	(180)	(18)
Interest income	18	1
Other income, net	4,525	1
Total other income (expense), net	4,363	(16)
Loss from continuing operations	(6,214)	(6,743)
Loss from discontinued operations	-	(60)
Net loss	$(6,214)	$(6,803)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Dollars in thousands)

Member’s equity as of January 1, 2023	$6,330
Net loss	(6,803)
Distributions	(3,202)
Member’s deficit as of December 31, 2023	(3,675)
Net loss	(6,214)
Capital contribution	4,059
Distributions	(457)
Member’s deficit as of December 31, 2024	$(6,287)

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities from continuing operations
Net loss	$(6,214)	$(6,803)
Net loss from discontinued operations, net of tax	-	(60)
Net loss from continuing operations	(6,214)	(6,743)
Adjustments to reconcile net loss from continuing operations to net cash from operating activities:
Depreciation and amortization	79	160
Provision for credit losses	1,759	3,677
Amortization of operating lease right-of-use asset	109	103
Changes in operating assets and liabilities:
Trade accounts receivable	(4,521)	(4)
Due from related party	(465)	(94)
Prepaid expenses and other current assets	(11,669)	(1,022)
Other noncurrent assets	17	(115)
Accounts payable	(2,085)	3,380
Accrued expenses	6,256	(1,125)
Contract liabilities	14,850	2,381
Operating lease liability	(108)	(80)
Net cash (used in) provided by operating activities from continuing operations	(1,992)	518
Cash flows from investing activities
Cash paid for purchase of property and equipment	(28)	(338)
Net cash used in investing activities from continuing operations	(28)	(338)
Cash flows from financing activities
Cash distribution to member	(457)	(3,202)
Cash contributions from member	4,059	-
Borrowings on the line of credit	500	2,000
Repayments on the line of credit	(250)	-
Net cash provided by (used in) financing activities from continuing operations	3,852	(1,202)
Net change in cash	1,832	(1,022)
Cash and restricted cash beginning of year	1,710	2,732
Cash and restricted cash end of year	$3,542	$1,710

Cash	$1,524	$1,710
Restricted cash	2,018	-
Total cash and restricted cash	$3,542	$1,710

Non-cash investing activities
Right-of-use assets acquired in exchange for operating lease liability	$-	$609
Supplemental cash flow information
Cash paid for interest	$152	$-

The accompanying notes are an integral part of these financial statements.

SUNDER ENERGY LLC

Notes to Financial Statements

(Dollars in thousands except per share amounts)

Note 1. BUSINESS AND ORGANIZATION

Description of Business and Organization

Sunder Energy LLC (“the Company”) was established as a limited liability company in 2019 under the laws of the State of Delaware. The Company provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. The Company’s sales force works with solar installation companies in which the Company acts as the agent for each transaction entered.

In 2023, the Company began selling internally developed software as a service (“SaaS”). On October 20, 2023, the Company spun off the internally developed software assets into a separate entity under common ownership. The Company accounted for these activities as discontinued operations within its financial statements for the year ended December 31, 2023.

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles (“U.S. GAAP”).

Summary of Significant Accounting Policies

Management Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities reported in these financial statements and accompanying notes. The Company bases its estimates on historical experience and various other assumptions believed to be reasonable. Actual financial results could materially differ from those estimates. Significant estimates include financial credit losses, valuation of contingencies such as litigation and the incremental borrowing rate used in discounting of lease liabilities.

Concentration of Credit Risk

The Company’s financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company maintains its cash balances at financial institutions. At times, such balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash. For the year ended December 31, 2024, the Company earned virtually all of its revenue from solar installation companies. Customer A, Customer B and Customer C accounted for 23%, 15%, and 10%, respectively, of the Company’s revenue for the year ended December 31, 2024. For part of the year ended December 31, 2023, the Company’s sales force worked exclusively with one solar installation company. The exclusive agreement, originally expiring in August 2024, was terminated on September 30, 2023. For the year ended December 31, 2023, 99% of total revenues was earned from this installation company. As of December 31, 2024, Customer D and Customer E accounted for 50% and 12%, respectively, of the Company’s trade accounts receivable. As of December 31, 2023, there were no trade accounts receivable concentrations.

Restricted Cash

Restricted cash represents cash balances that are subject to contractual restrictions related to the Company’s litigation financing agreement. Restricted cash is included with cash when reconciling beginning and ending balances on the Statements of Cash Flows and is classified as current on the Balance Sheets based on the expected timing of its use.

Accounts Receivable, Net

Trade accounts receivable represent amounts reported by the installation companies where revenue has been recognized but that have not been paid. The Company has amounts due from sales representatives related to transaction fees on advances to the sales representatives, commission and bonus overpayments, and contractor advances. Contractor advances have no set repayment terms and have been included as a current asset based on when repayment is expected.

The Company maintains an allowance for credit losses attributable to customers. These allowances are based upon current market conditions such as how installation partners are performing, if the installation partner is known to have financial or other performance issues, and historical losses incurred by the Company related to installation partners. The Company also maintains an allowance for credit losses attributable to amounts due from its sales representatives. The allowance for credit losses due from its sales representatives is estimated based upon an understanding of sales representatives’ selling activity, whether the sales representative is currently active, or if departed from the Company, the length of time that such sales representative was last active. Actual credit losses could differ from those estimates.

Due from Related Party

Due from related party represents a loan receivable from Enzy Technologies LLC (“Enzy”) an entity related to the Company by common ownership. The Company collected revenues for Enzy and paid certain shared expenses for Enzy’s benefit.

Prepaid expenses and Other Current Assets

Prepaid expenses and other current assets include amounts paid in advance for services to be received within one year, such as prepaid commissions, bonuses paid to sales representatives, and other customary prepaid expenses arising in the ordinary course of business. These amounts are recognized as expense when the associated services are utilized. Commissions are paid to sales representatives and recorded as prepaid commissions prior to the respective sale’s recognition as revenue by the Company. If the sale is cancelled, these commissions must be refunded to the Company. Commissions are recognized as Sales commissions within the Company’s statement of operations when the related revenue is recognized.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and are composed of personal property used in the business. Depreciation is computed using the straight- line method over the assets’ estimated useful lives that are estimated at 5 years or the remaining term of the lease for leasehold improvements, 5 years for computer equipment, and 7 years for furniture and fixtures. Expenditures for repairs and maintenance are charged to expense when incurred. Expenses for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Leases

The Company determines if an arrangement contains a lease at the inception of a contract. The lease classification is determined at the commencement date. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease during the lease term. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments during the lease term. Lease commencement is the date the Company has the right to control the property. The Company utilizes its incremental borrowing rate to discount the lease payments. Operating leases are expensed on a straight-line basis over the lease term. Short-term leases with an initial term of 12 months or less (of which there were none during the years ended December 31, 2024 and 2023) are not recorded on the balance sheets, and related lease payments are expensed on a straight-line basis over the term of the lease.

Other Noncurrent Assets

Other noncurrent assets represent a security deposit for the operating lease, noncurrent prepaid expenses, and bonus install commitments.

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advances, which represent consideration received from a customer for revenue not yet recognized. Through October 2023, such consideration was accounted as contract liabilities prior to having the project installed. Thereafter, such consideration was accounted for as contract liabilities prior to achieving permission to operate (“PTO”).

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers and related amendments, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services.

The Company earns sales revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with the Company’s contracts with those installation companies (the “Customer”). Through October 2023, upon entering into a sales contract, the requisite performance obligation of the Company was to assist the customer in the progress of the installation. Subsequent to October 2023, upon entering into a sales contract, the requisite performance obligation of the Company is to assist the customer in the progress of the installation and obtain PTO. PTO typically occurs within 3 to 6 months after the initial sale, but can happen as early as two months or as late as twelve months after the sale.

When contracts are signed by customers, initial payments are received from the installation companies and are subsequently passed down directly to the sales representative who made the sale. If the homeowner in the end decides not to go through with the installation, this amount will be returned to the installation companies. Sales representatives are not entitled to receive commissions on a sale unless funds are received from the installation company for that sale. Total sales revenue for each contract is based on the size of the system, baseline rate, and funding method used. The Company records sales revenue at a point in time when the homeowner has received permission to turn the system on. The Company records revenue as the total amount to be paid out by the installation company to the Company. As the Company is only acting as the agent in the situation, it records revenue on a net basis.

For the year ended December 31, 2023, the Company also had revenue from the sale of software as a service (these operations were discontinued, See Note 14 – Discontinued Operations). This revenue is considered earned by the Company based on the contract period and is recognized over time. For the year ended December 31, 2023, the Company had gross revenue of $321 that was earned over time. Because of the spin off, there was no further revenue earned for the sale of software as a service for the year ended December 31, 2024.

The Company does not have any significant financing components. Due to being a service provider, the Company is not obligated to warranty installed systems and therefore the Company has not recorded a reserve for warranty work.

Contract liabilities as of December 31, 2024 and 2023 consist of deferred revenue of $17,231 and $2,381, respectively. The deferred revenue balance increased $14,850 from December 31, 2023 to December 31, 2024 primarily due to the Company’s transition to a new business model following the termination of its partnership with Freedom Forever LLC at the end of September 2023. Revenue for the year ended December 31, 2024 that was included in the contract liability balance at the beginning of the period was approximately $2,020.

Income Taxes

The Company’s income is passed through to the members for income tax purposes and therefore, no provision for federal and state income taxes has been provided for in these statements.

Tax penalties and interest, if any, would be classified with income tax expenses in the financial statements. No tax penalties or interest have been incurred or are recognized in the financial statements. Generally, three tax years remain subject to examination by tax jurisdictions.

Advertising and Promotions

All costs associated with advertising and promotions are expensed in the year incurred. Advertising and promotions expense totaled $1,393 and $1,791 for the years ended December 31, 2024 and 2023, respectively.

Member Ownership Interest and Limited Liability of Member

Prior to October 30, 2023, ownership interest in the Company consisted of multiple members. On October 30, 2023, the members of the Company (consisting of common and incentive unit holders) executed multiple simultaneous actions to effectuate the transfer of their interests in the Company from themselves to a new entity, Chicken Parm Pizza LLC (“CPP”). Among these actions was to create the new entity, CPP, with a membership structure that mirrored the Company’s membership structure. Additionally, the Company’s members unanimously consented to the transfer of their interests in the Company from themselves to CPP. Finally, each unit holder executed a “Unit Transfer Power” agreement in which they transferred their personal units in the Company to CPP. Upon completion of the transfer of their interests, CPP became the sole member of Sunder.

The rights and obligations of Chicken Parm Pizza, LLC as the sole member (“Parent”, “Sole Member” or “Member”) of the Company are governed by the Second Amended and Restated Limited Liability Company Agreement of Sunder Energy LLC dated as of October 30, 2023 (the “Operating Agreement”). The Operating Agreement provides that the liabilities of the Company shall be solely the liabilities of the Company, and the member shall not be obligated for any such liability solely by reason of being a member of the Company.

Stock-Based Compensation

The Company entered into a Compensation Award plan and a liquidity-based bonus plan award with a cash settlement feature conditioned upon the closing of a liquidity event. These awards are classified as liability awards. Liability classified stock awards are remeasured at fair value each reporting period until settlement, with changes in fair value recognized in compensation expense.

The Company also entered into incentive award agreements with certain employees under which the Parent company’s incentive units may be issued upon satisfaction of specified service and/or performance conditions. The awards are classified as equity awards in accordance with ASC 718, Compensation—Stock Compensation.

Note 2. GOING CONCERN AND SALE OF COMPANY

Management of the Company has assessed the Company’s liquidity position. As of December 31, 2024, the Company has incurred net losses for the past two years and is experiencing liquidity constraints. The members intend to provide additional capital contributions, as necessary, to fund operations and meet the Company’s financial obligations, however, there can be no assurance that such contributions will be made or if made, sufficient to fund the Company’s operations.

Therefore, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited financial statements are issued. The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

On September 21, 2025, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) between the Company, the Sole Member and Complete Solaria, Inc., and Complete Solar, Inc., a subsidiary of Complete Solaria (collectively “Complete Solaria”) to sell all of the Member’s interest in Sunder. The sale of Sunder was completed on September 24, 2025. Refer to Note 15 – Subsequent Events, for a further discussion of the sale of the Company.

Note 3. ACCOUNTS RECEIVABLE, NET

Amounts comprising accounts receivable, net are as follows:

	As of December 31,
	2024	2023
Trade accounts receivable	$1,199	$13
Allowance for credit losses	(286)	—
Trade accounts receivable, net	913	13

Contractor advances receivable	$786	$233
Transaction fee receivable	20	23
Commissions overpayment receivable	1,574	14
Allowance for credit losses	(302)	(54)
Total due from sales representatives	2,078	216
Total accounts receivable, net	$2,991	$229

Note 4. ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses for receivables by portfolio segment and the related activity for the year ended December 31, 2024 are as follows:

	As of and for the year ended December 31, 2024
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$—	$5	$46	$3	$54
Provision for credit losses	1,053	26	545	189	1,813
Write-offs	(767)	(24)	(414)	(20)	(1,225)
Recoveries	—	(5)	(46)	(3)	(54)
Total	$286	$2	$131	$169	$588

The allowance for credit losses for receivables by portfolio segment and the related activity for the year ended December 31, 2023 are as follows:

	As of and for the year ended December 31, 2023
	Accounts receivable	Transaction fees	Contractor advances	Commissions receivable	Total
Beginning balance	$—	$—	$—	$—	$—
Provision for credit losses	4,157	5	1,041	3	5,206
Write-offs	(4,157)	—	(995)	—	(5,152)
Recoveries	—	—	—	—	—
Total	$—	$5	$46	$3	$54

Note 5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Amounts comprising prepaid expenses and other current assets are as follows:

	As of December 31,
	2024	2023
Deferred commissions	$12,840	$1,423
Bonus install commitment	435	234
Other	233	182
Prepaid expenses and other current assets	$13,508	$1,839

The Company recognized $1,247 of commission expense in the year ended December 31, 2024 that was included in the deferred commission balance at the beginning of the period.

Note 6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	As of December 31,
	2024	2023
Leasehold improvements	$202	$202
Furniture and fixtures	188	176
Computer equipment	73	57
Total cost	463	435
Less: accumulated depreciation and amortization	(165)	(86)
Property and equipment, net	$298	$349

Depreciation and amortization expense for the years ended December 31, 2024 and 2023 was $79 and $160, respectively.

Note 7. ACCRUED EXPENSES

Accrued expenses are as follows:

	As of December 31,
	2024	2023
Accrued salaries, wages and related expenses	$120	$124
Legal fees payable	4,136	—
Commissions payable	1,814	32
Accrued interest payable	47	19
Sales tax payable	—	41
Credit card obligation	101	39
Other	293	—
Total accrued expenses and other current liabilities	$6,511	$255

Note 8. LINE OF CREDIT

During the year ended December 31, 2023, the Company entered into an unsecured line of credit (“LOC”) agreement with a borrowing limit of $3,000. The LOC had a fixed interest rate of 7.5% and was scheduled to mature on June 30, 2025. The outstanding balance on the line was $2,250 and $2,000 as of December 31, 2024, and 2023, respectively. The remaining available balance under the facility as of December 31, 2024 was $750.

As of December 31, 2024, the Company was not in compliance with certain financial covenants under its LOC agreement with SolarEdge Technologies, Inc, specifically related to the maximum additional external financing covenant. The breach in compliance was related to the litigation financing the Company received of $3,325 during 2024 discussed in Note 9 – Litigation Financing and Settlement. The covenant violation provided the lender the right to accelerate repayment of the outstanding balance at its discretion. The LOC was repaid in full in September 2025 in connection with the sale of the membership interest in the Company. Refer to Note 15 – Subsequent Events for details of the sale of the Company.

Note 9. LITIGATION FINANCING AND SETTLEMENT

As of December 31, 2023, the Company filed suit against the former exclusive installation company, Freedom Forever, LLC (“Freedom Forever”) for breach of contract. Freedom Forever filed a counter suit based on a similar claim. The parties completed discovery, and a hearing commenced on May 5, 2025.

During the year ended December 31, 2024, the Company filed a claim for, and received, $800 in insurance proceeds for loss of key employees and for business litigation in connection with the dispute with Freedom Forever. Of this amount $500 was received from the Company’s insurance captive, a related party. Refer to Note 11 – Related Party Transactions for detail. These proceeds are presented within Other income, net on the statement of operations and member’s deficit.

In October 2024, the Company obtained litigation funding of $3,400 via a funding and investment agreement from a third party. The investment will be repaid upon settlement of the associated Freedom Forever lawsuit. If the outcome is in favor of the Company, then the investor will be repaid the full investment amount plus a multiple of the investment, dependent on timing between the closing date and the date of repayment. If the lawsuit is mutually settled or is in favor of the defendant, the Company may be liable to pay up to $2,000 to the investor and a portion of proceeds up to the original investment amount. The investor has a security interest in the proceeds of the lawsuit and the Company may not encumber or pledge the proceeds to any other party. The repayment of the funding received is contingent upon future events which does not meet the criteria under ASC 470 – Debt (“ASC 470”), to be accounted for as debt. Accordingly, the Company concluded that while the litigation funding did not meet the criteria to be accounted for as debt under ASC 470, it may be accounted for as a contingent obligation under ASC 450 – Contingencies, with no balance sheet recognition as of the reporting dates. The cash received via the funding and investment agreement has been recorded as other income on the Statement of Operations for the fiscal year December 31, 2024.

On July 15, 2025, the arbitrator issued a final and binding award in the Company’s arbitration proceeding against Freedom Forever. The Company was awarded $6,772 in net damages inclusive of interest of 10%. The decision fully resolves all claims between the parties as it relates to this matter and provides a clear and enforceable outcome in the Company’s favor. The Company is required to pay these proceeds to the investor that provided litigation funding. On September 22, 2025, the Company entered into a settlement agreement (“Settlement Agreement”) with Freedom Forever with respect to the Company’s outstanding litigation matters with Freedom Forever. The Settlement Agreement became a global settlement to include further resolution on the amount owed by Freedom Forever as a result of the arbitration decision. In full settlement of all pending matters, the Company subsequently agreed to a modification of the damage award from $6,772 to a $4,000 settlement with Freedom Forever. Freedom Forever agreed to pay the Company in four installments of $1,000 on or about October 6, 2025, November 5, 2025, December 5, 2025 and January 4, 2026. Management worked with the litigation finance investor and agreed that the Company would pay any of the $4,000 received from Freedom Forever to the litigation finance investor, plus an additional $250. The Company remitted the $250 on September 24, 2025. To date, none of the installment payments has been received from Freedom Forever, and no amounts have been recorded in the Company’s financial statements related to the Settlement Agreement or payment of the litigation funding investment. The Company’s obligation to pay the litigation finance investor is only required when Freedom Forever makes a payment to the Company.

Note 10. LEASES

The Company leases certain office space through a non-cancelable operating lease. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and only reassesses its determination if the terms and conditions of the arrangement are changed. Leases with an initial term of 12 months or less are not recorded on the balances sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term. Leases may include one or more options to renew. The exercise of any lease renewal option is at the Company’s sole discretion.

The following summarizes the line items in the balance sheets which include amounts for operating leases:

	As of December 31,
	2024	2023
Operating lease right-of-use asset, net	$397	$506

Current portion of operating lease liability	$119	$108
Noncurrent portion of operating lease liability	302	421
Total operating lease liability	$421	$529

Cash paid for amounts included in the measurement of operating lease liabilities totaled $108 and $80 for the years ended December 31, 2024 and 2023, respectively.

Because the Company generally does not have access to the rate implicit in a lease, the Company uses its incremental borrowing rate to determine the present value of its leases.

The following summarizes the weighted average remaining lease terms and discount rates:

	As of December 31,
	2024	2023
Weighted average remaining lease term	3.17 years	4.17 years
Weighted average discount rate	6.5%	6.5%

The future maturities of the operating lease liabilities as of December 31, 2024, were as follows:

Year ending:
2025	$142
2026	147
2027	151
2028	25
Total lease payments	465
Less: imputed interest	(44)
Total	421

Lease expense is presented as rent under operating expenses on the statements of operations and member’s deficit.

Note 11. RELATED PARTY TRANSACTIONS

The Company obtained a number of insurance policies to help protect the Company from potential losses through a captive insurance company related by common ownership. For the years ended December 31, 2024 and 2023, the Company had insurance expense to the captive of $0 and $651, respectively, which is presented within general and administrative expenses in the statements of operations. As discussed in Note 9 – Litigation Financing and Settlement, the Company received $500 in the year ended December 31, 2024, from this insurance captive in connection with a claim related to loss of key employees and business litigation related to its dispute with Freedom Forever.

On April 1, 2024, the Company entered into a 41-month subscription agreement with Enzy for use of Enzy’s proprietary SaaS platform, for which monthly subscription fees were incurred. Furthermore, as Enzy was formerly part of the Company, the two entities continue to work closely together. The Company collected revenues for Enzy and paid certain shared expenses for Enzy’s benefit. Collections for Enzy and services received from Enzy totaled $653 and $237 for the years ended December 31, 2024 and 2023, respectively. Expenses incurred for Enzy and fees charged to Enzy totaled $1,015 and $409 for the years ended December 31, 2024 and 2023, respectively. These transactions have resulted in a balance due to the Company from Enzy of $559 and $94 as of December 31, 2024 and 2023, respectively. This balance is presented as due from related party on the Company’s balance sheets.

The Company paid certain beneficial owners of the Company $17 per week, plus bonus compensation, in exchange for services provided as independent contractors. These payments are recorded within general and administrative expenses in the accompanying statements of operations and member’s deficit. The Company recognized expenses of $884 and $926 in the years ended December 31, 2024 and 2023, respectively, related to these arrangements.

Note 12. COMMITMENTS AND CONTINGENCIES

The Company may be involved in legal proceedings arising in the normal course of business. Management has concluded that no material legal reserves are required to be recorded as of December 31, 2024 and 2023.

During 2019, LGCY Power, LLC filed suit against the Company and certain of its officers alleging the violation of Utah Uniform Trade Secrets Act, intentional interference with existing and prospective economic relations, violation of the Lanham Act (15 U.S.C. § 1125), common law unfair competition, violation of state deceptive trade practices laws, violation of the Utah Computer Abuse and Data Recovery Act (Utah Code § 63D-3-101), and civil conspiracy. The plaintiff seeks damages of over $16,000. The Company disputes these claims and is vigorously defending this action. There is no trial date set. Losses associated with this litigation cannot be estimated and no loss has been recorded as of December 31, 2024 and 2023.

As of December 31, 2023, the Company filed suit against the former exclusive installation company, Freedom Forever, for breach of contract. Freedom Forever filed a counter suit based on a similar claim. The parties completed discovery, and a hearing commenced on May 5, 2025.

See Note 9 – Litigation Financing and Settlement for further detail on the resolution of the matter with Freedom Forever.

Note 13. STOCK-BASED COMPENSATION

Incentive Stock Units (“Incentive Units”)

The Parent granted Incentive Units to certain employees of the Company commencing after October 2023 onwards pursuant to the Limited Liability Agreement of Chicken Parm Pizza LLC (the “Agreement”). The Incentive Units granted represent a right to participate in the future appreciation above a predetermined “hurdle amount”. The awards are subject to forfeiture and Company purchase rights based on the terms of the Incentive grant award. The Incentive Units are classified as equity-based awards due to the legal form and participation features of the awards. Any Incentive Units granted by the Company prior to October 2023 were all assigned over to the Parent as Units in the Parent. In respect of the Incentive Units issued by the Parent subsequent to October 2023, the related expense was pushed down to the Company.

A summary of the Incentive Units for the years ended December 31, 2024 and 2023 is presented below:

Incentive units
Incentive units outstanding, January 1, 2023	51,087
Granted	1,045
Forfeited	(8,000)
Incentive units outstanding, December 31, 2023	44,132
Granted	2,442
Incentive units outstanding, December 31, 2024	46,574

The Incentive Units were estimated to have de minimis value at the time of the grant due to the high hurdle amount associated with these units and other factors relevant to valuation relating to the Company’s future growth and industry prospects. As such, the Company did not recognize any stock-based compensation relating to these Incentive Units for the years ended December 31, 2024, and 2023. As of December 31, 2024, and 2023, unrecognized compensation cost related to unvested Incentive Units was de minimis.

Compensation Award (“Compensation Award”)

The Compensation Award provides for a percentage ownership in the Company. These awards entitle the holder to receive a payment from the Company with respect to each vested award held by the holder upon the closing of a Company transaction event (liquidity event) or distribution event, provided such holder is in continuous service with the Company upon the liquidity event or distribution event or was terminated during the thirty (30) calendar days prior to the closing of a Company transaction event as a result of his or her death or permanent disability. The Compensation Award and the liquidity-based bonus plan are liability-classified awards as the settlement at the time of a liquidity event will be in the same form of consideration as received, making the Compensation Award considered to have a cash settlement feature. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction.

A summary of the Compensation Award for the years ended December 31, 2024, and 2023 is presented below:

Percentage ownership
Compensation award outstanding, January 1, 2023	0%
Granted	0
Compensation award outstanding, December 31, 2023	0
Granted	10
Compensation award outstanding December 31, 2024	10%

The fair value of these awards at the grant date were estimated based on a number of factors including enterprise value, state of the industry and other relevant business conditions. The Company determined that the performance condition as it related to a liquidity event, was not probable, as such, no compensation cost was recognized for these Compensation Awards for the years ended December 31, 2024, and 2023.

Liquidity Based Bonus Plan

The liquidity-based bonus plan requires a liquidity event for any payout to happen. The payment will be calculated based on a percentage of Incentive Units held by the employee at the time of the liquidity event multiplied by the amount of net proceeds from an equity sale or an asset sale, in either case capped to the hurdle amount per the Incentive Unit agreement with the employee. The liquidity-based bonus plan requires a liquidity event in order for any payout to happen. A liquidity event is defined as including a sale of substantially all of the Company’s assets or more than 90% of outstanding securities of the Company, merger or a consolidation or a similar transaction. The Company determined that the performance condition as it related to a liquidity event was not probable, as such, no compensation cost was recognized for the bonus plan for the years ended December 31, 2024 and 2023.

Note 14. DISCONTINUED OPERATIONS

On October 30, 2023, the Company discontinued operations of SaaS sales through a spin-off of internally developed software to a related party. In connection with this transaction, the Company entered into a shared services agreement (see Note 11 – Related Party Transactions). The Company will continue to provide administrative support to the new company for a set monthly fee.

Cash flows related to discontinued operations were not material. The discontinued operations included in the statement of operations and member’s deficit for the year ended December 31, 2023 are as follows:

Loss from continuing operations	$(6,743)
Discontinued operations:
Revenues	321
Cost of revenues	(66)
Loss on disposal of assets	(315)
Loss from discontinued operations	(60)
Net loss	$(6,803)

Note 15. SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events through January 9, 2026, which is also the date the financial statements were available to be issued. Except as noted in Note 2 – Liquidity Considerations and Sale of Company, Note 8 – Line of Credit, Note 9 – Litigation Financing and Settlement and below, no other subsequent events were noted during this evaluation that require recognition or disclosure in these financial statements.

On March 19, 2025, the Company was loaned $1,000 by its sole member, who in turn was loaned the funds by one of its owners under a convertible promissory note. This transaction was accounted for as a capital contribution.

On September 24, 2025 (“Closing”), the Member completed the sale of all assets and assumption of all liabilities of its Membership Interests in Sunder to Complete Solaria for aggregate consideration of $57,789. Per the terms of the MIPA, the Member sold all of the outstanding membership interest of Sunder for (1) $20,689 in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Sole Member in the principal amount of $20,000; (3) and 10,000,000 shares of Complete Solaria’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of Complete Solaria’s common stock and (ii) subject to approval of such issuances by the Complete Solaria’s stockholders, (x) an additional 3,333,333 shares of the Complete Solaria’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of Complete Solaria’s common stock to be issued on the 18-month anniversary of the Closing.

AMBIA ENERGY, LLC

Unaudited Financial Statements

As of September 30, 2025 and December 31, 2024

and For the Nine Months Ended September 30, 2025 and 2024

Unaudited Balance Sheets

	As of September 30, 2025	As of December 31,
	(Unaudited)	2024
Assets

Current assets:
Cash	$693,520	$1,043,269
Accounts receivable, net of allowance for credit losses of $225,000	1,293,174	1,010,295
Contract assets - unbilled revenues	5,715,605	4,601,890
Other receivables	485,863	366,027
Sales commissions receivable, net of allowance of $760,413	1,580,974	423,719
Deferred commissions	1,145,672	3,511,328
Deferred costs	3,943,059	6,137,615
Prepaid expenses and other current assets	343,410	531,238

Total current assets	15,201,277	17,625,381

Property and equipment, net	424,031	385,192
Operating lease right-of-use assets	2,856,409	740,654
Finance lease right-of-use assets	1,602,376	1,971,170
Deposits	181,510	116,819

Total assets	$20,265,603	$20,839,216

Liabilities and Member’s Deficit

Current liabilities:
Accounts payable	$2,489,153	$2,168,566
Accrued expenses	3,431,906	2,799,860
Accrued commissions	212,469	180,114
Merchant cash advance, net of debt discount	487,500	-
Related-party accounts payable	294,384	509,649
Deferred revenue	7,701,532	10,585,293
Current portion of operating lease liabilities	622,419	401,456
Current portion of finance lease liabilities	308,794	315,541

Total current liabilities	15,548,157	16,960,479

Operating lease liabilities, net of current portion	2,145,929	367,346
Finance lease liabilities, net of current portion	985,849	1,228,546
Related-party lines of credit	2,675,000	2,175,000
Related-party notes payable	7,140,109	7,140,109

Total liabilities	28,495,044	27,871,480

Commitments and contingencies

Member’s deficit	(8,229,441)	(7,032,264)

Total liabilities and member’s deficit	$20,265,603	$20,839,216

See accompanying notes to financial statements

Unaudited Statements of Operations and Member’s Deficit

	Nine Months Ended September 30,
	2025	2024
Revenues	$61,075,725	$28,114,668
Cost of revenues	32,622,179	20,517,813

Gross profit	28,453,546	7,596,855

Operating expenses:
General and administrative	10,845,446	7,303,877
Commissions	16,003,211	8,043,929
Rent	1,038,258	888,362
Depreciation and amortization	494,567	236,304

Total operating expenses	28,381,482	16,472,472

Income from operations	72,064	(8,875,617)

Other income (expense):
Interest expense	(1,285,993)	(925,263)
Other income, net	16,752	(10,970)

Total other income (expense), net	(1,269,241)	(936,233)

Net loss	$(1,197,177)	$(9,811,850)

Member’s deficit, beginning of the period	$(7,032,264)	$(5,112,377)
Net loss	(1,197,177)	(9,811,850)
Member’s contribution and conversion of related-party notes payable	-	4,333,164

Member’s deficit, end of the period	$(8,229,441)	$(10,591,063)

See accompanying notes to financial statements

Unaudited Statements of Cash Flows

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,197,177)	$(9,811,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of operating right-of-use assets	523,352	643,603
Depreciation and amortization	494,567	236,304
Changes in operating assets and liabilities
Accounts receivable	(282,879)	(413,593)
Contract assets - unbilled revenues	(1,113,715)	739,308
Other receivables	(119,836)	295,812
Sales commissions receivable	(1,157,255)	(134,894)
Inventories	-	74,447
Deferred costs and commissions	4,560,212	(848,215)
Prepaid expenses and other assets	187,828	(427,389)
Deposits	(64,691)	(13,337)
Accounts payable	106,122	539,602
Accrued expenses	369,546	3,229,015
Accrued commissions	32,355	395,000
Related-party accounts payable	(215,265)	51,411
Deferred revenue	(2,883,761)	(1,314,260)
Operating lease liabilities	(425,096)	(618,953)

Net cash used in operating activities	(1,185,693)	(7,377,989)

Cash flows from investing activities:
Purchase of property and equipment	(191,243)	(222,908)

Cash flows from financing activities:
Proceeds from related-party revolving lines of credit and notes payable	500,000	8,925,000
Payments on related-party revolving lines of credits and notes	-	(3,305,747)
Proceeds from member’s contribution	-	1,883,164
Merchant cash advance	1,750,000	-
Merchant cash repayments	(1,000,000)	-
Payments on finance lease liabilities	(222,813)	(363,900)

Net cash provided by financing activities	1,027,187	7,138,517

Net change in cash	(349,749)	(462,380)

Cash at beginning of period	1,043,269	728,639

Cash at end of period	$693,520	$266,259

Supplemental disclosure of cash flow information:

Cash paid for interest	$703,167	$50,441

Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$2,424,642	$125,849
Increase in operating right-of-use assets and accounts payable for lessor owned tenant improvements paid by the Company	$214,465	$-
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	$-	$1,169,095
Finance lease terminations	$26,631	$-
Conversion of related-party notes payable to member’s equity	$-	$2,450,000
Merchant cash advance accrued guaranteed interest payment	$262,500	$-

See accompanying notes to financial statements

Notes to Unaudited Financial Statements

1.	Nature of Operations

Organization

Ambia Energy, LLC was organized on March 24, 2021 as a Utah limited liability company. The Company is a residential solar energy system installer and operates in various markets throughout the United States. The Company is a wholly owned subsidiary of Ambia Holdings, Inc.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceeds federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

In the normal course of business, the Company provides credit terms to its customers and generally requires no collateral. Customers that comprise more than 10% of the Company’s accounts receivable or annual net sales are considered to be major customers. No residential customer accounted for more than 10% of sales or accounts receivable as of and for the nine months ended September 30, 2025 and 2024.

The Company’s residential customers generally pay for the transaction with financing. Significant lenders were as follows for the nine months ended September 30, 2025 and 2024:

	2025	2024
Lender A	27%	*
Lender B	19%	18%
Lender C	17%	*
Lender D	12%	*
Lender E	11%	72%

*	Lender funded less than 10% of sales for the year.

Additionally, the following lenders owed a significant portion of the Company’s account receivable balance as of September 30, 2025 and 2024:

	2025	2024
Lender B	27%	47%
Lender E	*	32%
Lender A	*	10%

*	Lender accounted for less than 10% of the accounts receivable balance.

Major vendors are defined as those vendors to which expenditures made by the Company are 10% or more of the Company’s total solar materials costs. The following was a major vendor for the nine months ended September 30, 2025 and 2024:

	2025	2024
Vendor A	89%	29%
Vendor B	*	10%

*	Vendor did not represent more than 10% of expenditures.

Lease Commitments

The Company leases certain office and warehouse space, and vehicles. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and whether the arrangement is an operating or finance lease, and only reassesses its determination if the terms and conditions of the arrangement are changed. For all arrangements where it is determined that a lease exists, the related right-of-use assets and lease liabilities are recorded within the balance sheet as either operating or finance leases. At inception or modification, the Company calculates the present value of lease payments using the implicit rate determined from the contract or the Company’s incremental borrowing rate applicable to the lease, which is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset. The present value is adjusted for prepaid lease payments, lease incentives, and initial direct costs (e.g. commissions). The Company’s leases may require fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset.

Variable lease payments are generally not included in the measurement of the right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term. Fixed non-lease costs, for example common-area maintenance costs, taxes, insurance, and maintenance, are excluded from the measurement of the right-of-use asset and lease liability as the Company separates lease and non-lease components.

Some leases include one or more options to renew, with renewal terms that can extend the lease term for up to three years. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of the assets and leasehold improvements are limited by the expected term unless there is a transfer of title or purchase option reasonably certain of exercise.

Accounts Receivable, Contract Assets, and Allowance for Credit Losses

The Company records its accounts receivable and contract assets at sales value. The Company’s contract assets consist of revenues recognized by the Company, but for which the Company has not yet been able to contractually invoice for final payment. The Company has tracked historical loss information for its accounts receivable and contract assets and compiled historical credit loss percentages for customers who share similar risk characteristics considering current trends and forecasts. Management believes that the historical loss information it has compiled is a reasonable basis on which to determine expected credit losses for accounts receivable and contract assets held as of period end because the composition of the accounts receivable and contract assets at that date is consistent with that used in developing the historical credit-loss percentages (i.e. the similar risk characteristics of its customers and its lending practices have not changed significantly over time). Final payment of the Company’s accounts receivable is considered past due when payment has not been received within 30 days of the invoice date. Account balances are charged off against the allowance for credit losses when the probability for recovery is remote. Recoveries of receivables previously charged off are recorded when cash payment is received. As of September 30, 2025 and 2024, the allowance for credit losses was $225,000 and $0.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Tools and gear	3 years
Computer equipment	3 years
Furniture	5 years
Vehicles	3 years
Office equipment	3 years
Leasehold improvements	1-5 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or retirement of depreciable property, the costs and accumulated depreciation and amortization are removed from the related accounts, and any gain or loss is reflected in the statements of operations and member’s deficit.

Impairment of Long-Lived Tangible Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. When such factors and circumstances exist, the Company compares the estimated undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amounts over the fair values of those assets and is recorded in the period in which the determination is made. As of September 30, 2025 and 2024, management determined that the Company’s tangible assets were not impaired.

Income Taxes

The Company is organized as a limited liability company and is generally not subject to income taxes pertaining to operations; rather, the members of the limited liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision for income taxes has been included in the accompanying financial statements. The Company makes distributions to its member to pay income tax liabilities.

Generally accepted accounting principles require tax effects from an uncertain tax position to be recognized in the financial statements only if the position is more likely than not to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the more-likely-than-not threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded. As of September 30, 2025 and 2024, the Company had no uncertain tax positions that qualified for either recognition or disclosure in the financial statements. The Company is subject to routine audits by tax jurisdictions; however, there are currently no audits in progress.

Revenue Recognition and Deferred Revenue

The Company primarily generates its revenues from selling and installing solar energy systems. Revenues are recognized when control of installed solar systems is transferred to customers in an amount that reflects the consideration expected to be received by the Company in exchange for the installed solar system. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, each performance obligation is satisfied

A performance obligation is a promise in a contract to transfer a distinct service or product to the client, and it is the unit of account in the guidance for revenue recognition. The Company’s contracts have a single performance obligation, which is to either a) install a solar energy system or b) orchestrate the sale of a solar energy system which will be installed by a third party. The promise to transfer the services is not separately identifiable from other promises in those contracts, and therefore, those other promises are not distinct performance obligations.

Installation Services

The Company’s principal performance obligation is to install a solar energy system. The Company recognizes revenue upon receiving notice of the completion of the final inspection of the respective solar energy system.

Revenue is recognized at the total contract price that the end residential customer has agreed to pay before any cost of financing incurred by the customer. The Company arranges financing for the customer with third-party financing companies. These third-party financing companies often withhold amounts to pay for solar panels and other materials for added security. The Company is the primary obligor in the transaction as it controls the price charged to end residential customers, bears the responsibility to install solar panels that meet regulatory requirements, and bears collection risk unless the customer is approved to finance the transaction with a third-party financing company.

HVAC and Roofing Services

The Company’s principal performance obligation is to complete the installation of the HVAC system or roof. The Company recognizes revenue upon the completion of the HVAC system or roof installation.

The following table presents the Company’s revenue disaggregated by revenue source (recognized at a point in time) for the nine months ended September 30, 2025 and 2024:

	2025	2024
Installation services revenue	$59,438,442	$28,114,668
HVAC revenue	990,177	-
Roofing revenue	647,106	-
	$61,075,725	$28,114,668

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled revenue (contract assets), and deferred revenue (contract liabilities) on the balance sheet. Amounts are billed as specific milestones are met, which may or may not align with when revenue is recognized. Specific billing milestones include: 1) 10% - 20% of the contract value is billed to the third-party lender upon contract signing; 2) an additional 70% of the contract value is billed to the third-party lender upon the solar system being installed; and 3) the final 10% - 20% of the contract value is billed to the third-party lender upon system receiving its permission to operate from the local jurisdiction. All revenue from solar system installations is recognized upon the system passing inspection by the local jurisdiction, which generally does not coincide with receiving a permission to operate and as a result the third payment for the final 10% - 20% from the lender is recorded as a contract asset – unbilled revenue until the permission to operate is received from the local jurisdiction.

The beginning and ending contract balances were as follows:

As of:	September 30, 2025	December 31, 2024	December 31, 2023
Accounts receivable	$1,293,174	$1,010,295	$155,801
Unbilled receivables	5,715,605	4,601,890	3,916,562
Deferred revenue	7,701,532	10,585,293	11,661,448

Limited Warranty

The Company provides a limited warranty of workmanship on its installation products for a period of ten years beginning on the date of installation completion. This warranty is limited to defects in materials and workmanship caused during installation, and to roof penetrations caused in the installation will be watertight. The Company estimates its liability for warranty claims based historical claim patterns and known conditions at the time. To date, warranty claims have been nominal. Accordingly, there was no warranty accrual recorded as of September 30, 2025 and December 31, 2024.

Deferred Commissions

Costs Incurred to Acquire Customer Contracts

The Company recognizes an asset for incremental costs of obtaining a contract with the customer if management expects to recover these costs. Incremental costs are those that would not have been incurred if the contract had not existed. Examples of incremental costs often capitalized are sales commissions whereas examples of costs that would not be included are internal employee salaries, standard benefits, travel costs, and other / general legal costs. Sales commissions and related payroll taxes are the only incremental contract costs the Company incurs, which are paid out when installation is complete. As installations of customer solar systems are generally installed within 3 months resulting in the commissions being earned at that point-in-time, the Company applies the practical expedient under ASC 340-40, Other Assets and Deferred Costs: Contracts with Customers and expenses all incremental costs to acquire customers contracts upon installation of the solar system.

Deferred Contract Fulfillment Costs

Prior to the installation and final inspection of a customer solar system, the Company incurs costs for design, equipment, permits, and other similar costs. These contract fulfillment costs are contract specific, enhance the asset (solar system) that will eventually be transferred to the customer, and are expected to be recovered as part of the transaction price associated with the contract. As a result, the Company capitalizes these costs as they are incurred and expenses them once the solar system passes final inspection.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the nine months ended September 30, 2025 and 2024 totaled approximately $304,000 and $140,000, respectively.

Sales Tax

The Company collects sales and other taxes from certain customers and remits those taxes to governmental agencies. The Company reports the collection of these taxes on a net basis and such taxes are excluded from revenues.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through January 12, 2026, which is the date the financial statements were available to be issued.

3.	Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow to support its operating and capital expenditure commitments. As of September 30, 2025, the Company had a working capital surplus of approximately $347,000 and stockholders’ deficit of approximately $8,229,000. For the nine months ended September 30, 2025, the Company had a net loss of approximately $1,197,000 and used cash in operating activities of approximately $1,186,000.

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025, resulting in the Company becoming a wholly owned subsidiary of SunPower, Inc. The acquisition of the Company effectively merged the Company’s operations into SunPower, Inc., which provided the Company with any additional liquidity that may have been needed.

4.	Property and Equipment

Property and equipment consisted of the following as of September 30, 2025 and December 31, 2024:

	2025	2024
Office equipment	$251,199	$-
Tools and gear	152,426	296,085
Computer equipment	95,530	54,392
Leasehold improvements	92,373	76,701
Vehicles	77,990	52,552
Furniture	32,400	30,946
	701,918	510,676
Less accumulated depreciation and amortization	(277,887)	(125,484)
	$424,031	$385,192

Depreciation and amortization expense on property and equipment was calculated on a straight-line basis and for the nine months ended September 30, 2025 and 2024 was $152,404 and $62,514, respectively. Amortization of right-of-use assets held under finance leases for the nine months ended September 30, 2025 and 2024 was $342,163 and $173,790, respectively; and is included in depreciation and amortization expense in the statements of operations and member’s deficit.

5.	Related-Party Notes Payable

The Company has entered into notes payable agreements with various related parties. Interest rates on these notes payable range from 8% to 13%. Some notes require quarterly interest payments, while others do not require interest to be paid until the maturity date. For all related-party notes payable, the principal amounts are not due until the maturity date which ranges from December 2026 to April 2033.

As of September 30, 2025, the future maturities of related-party notes payable are as follows:

For the year ending December 31:
2025 (Remainder)	$-
2026	3,100,000
2027	-
2028	-
2029	-
Thereafter	4,040,109

$7,140,109

6.	Related-Party Lines of Credit

The Company has entered into verbal line of credit agreements with related parties. These lines of credit have maximum balances of $500,000 to $1,400,000 and bear interest on their outstanding individual balances at an interest rate of 13%. Principal and interest are not due until the maturity date which range from May to July 2027.

As of September 30, 2025, the future maturities of related-party lines of credit are as follows:

For the year ending December 31:
2025 (Remainder)	$-
2026	-
2027	2,675,000

$2,675,000

7.	Merchant Cash Advance

The Company entered into a merchant cash advance lender agreement on April 22, 2025. Under the terms of the agreement, the Company received $1,000,000 in cash, exclusive of a transaction fee of 3.00%, or $25,000. The Company repaid the advance as of September 30, 2025, plus an additional $320,000, which is included as interest expense on the statements of operations and member’s deficit.

The Company entered into a merchant cash advance lender agreement on September 26, 2025. Under the terms of the agreement, the Company received $750,000 in cash, exclusive of a transaction fee of 3.00%, or $22,500. The amount to be repaid is as follows under the terms of the agreement:

●	Within 30 days, $862,500.

●	Within 60 days, $892,500.

●	Within 90 days, $922,500.

●	Within 120 days, $952,500.

●	After 120 days, $1,012,500.

The term of the agreement depends upon the Company’s cash receipts, and is calculated as 11.00% of receipts, as defined in the terms of the agreement. The estimated weekly payment is $21,094. Management estimates that the amount will not be repaid within 120 days and as of September 30, 2025 have accrued the additional $262,500 above the amount borrowed, which is included as part of accrued expenses on the balance sheet. The $262,500 is recorded as a debt discount against the merchant cash advance and is being amortized over the term of the advance to interest expense.

8.	Member’s Deficit

The Company is wholly owned by Ambia Holdings, Inc. and 100% of the membership interests outstanding are held by Ambia Holdings, Inc. A members liability is limited, and all such debts, obligations and liabilities of the Company are solely the debts and obligations of the Company.

9.	Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Commitment to Former Employee

On November 7, 2024, the Company entered into a separation and release of claims agreement with an employee wherein the employee was paid a severance payment of approximately $42,000 in exchange for the employee’s release of claims and agreement to restrictive covenants. Contemporaneously with this agreement, the Company entered a loan agreement with this employee and committed to lend to this former employee up to $600,000 with draws occurring at a pre-defined rate during 2025 and 2026. Interest on the draw amounts earn 3% of the outstanding balance. Each draw will be fully forgiven 5 months after the disbursement if the former employee abides by the restrictive covenants, which are primarily non-compete and non-solicitation agreements. This former employee holds a less than 1% interest in the Company.

During the nine months ended September 30, 2025, the Company forgave $200,000 in draws. As of September 30, 2025 and December 31, 2024, the outstanding balance under this loan agreement was $200,000 and $400,000, respectively, and is included within accrued expenses on the balance sheet. If not forgiven, the entire balance under this agreement is due on January 15, 2028.

10.	Leases

Finance lease assets are recorded net of accumulated amortization of $632,934 and $187,249, respectively, as of September 30, 2025 and December 31, 2024.

The components of lease expense were as follows for the nine months ended September 30, 2025 and 2024:

Lease Cost	Classification	2025	2024
Operating	Rent	$611,224	$632,804

Finance:

Asset amortization	Depreciation and amortization	342,163	173,790
Interest on liability	Net interest expense	47,543	27,937
Net lease cost		$1,000,930	$834,531

The weighted average remaining lease terms and interest rates were as follows as of September 30, 2025 and December 31, 2024:

Lease Term and Discount Rate	2025	2024
Weighted average remaining lease term (years)
Operating leases	4.23	2.34
Finance leases	3.69	4.51
Weighted average discount rate
Operating leases	6.60%	4.25%
Finance leaess	4.31%	4.13%

The following table reconciles the undiscounted future cash flows for the next five years to the operating and finance lease liabilities recorded within the balance sheet as of September 30, 2025:

For the year ending December 31:	Operating	Finance
2025 (Remainder)	$187,097	$114,134
2026	570,490	364,512
2027	689,483	374,183
2028	759,660	399,923
2029	741,734	232,443
2030	312,086	-

Total lease payments	3,260,550	1,485,195
Less: interest	(492,202)	(190,552)
Present value of lease liabilities	$2,768,348	$1,294,643

Rent expense related to short-term leases for the nine months ended September 30, 2025 and 2024 was $224,202 and $36,513, respectively. Cash payments made for the nine months ended September 30, 2025 and 2024 that are included in the measurement of lease liabilities was $681,392 and $643,415, respectively.

11.	Related Party Transactions Not Disclosed Elsewhere

Sales Commissions Receivables

Sales commissions receivables consist of commissions receivable due from employees and contractors owed to the Company. As of September 30, 2025 sales commissions receivable was approximately $1,581,000, net of allowance of approximately $760,000. As of December 31, 2024, sales commissions receivable was approximately $424,000, net of allowance of $0.

Related-Party Accounts Payable

A related-party entity will on occasion pay for bills on the Company’s behalf, and other amounts due to this entity arise over the normal course of business operations. As of September 30, 2025 and December 31, 2024, the Company owed approximately $294,000 and $510,000, respectively, to this entity.

Related-Party Accrued Interest

As of September 30, 2025 and December 31, 2024, accrued interest due to related parties of approximately $1,343,000 and $1,091,000, respectively, is included in accrued expenses in the balance sheet.

12.	Benefit Plan

The Company sponsors a defined contribution 401(k) retirement plan (the Retirement Plan). Employees are eligible to participate on the first day of the month coinciding with or next following the date they have completed six months of service and have attained 18 years of age. Employees may elect to contribute to the Retirement Plan subject to the limitations of the Internal Revenue Code (IRC). The Company makes a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 2% of each participant’s contribution. Participants are 100% vested in all contributions immediately. For the nine months ended September 30, 2025 and 2024, the Company made $219,037 and $148,663, respectively, in matching contributions to the plan.

13.	Subsequent Events

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025.

Right Answers, Right Here.

TANNER
Accountants & Advisors

AMBIA ENERGY, LLC

Together with Independent Auditors' Report

To the Members of

Ambia Energy, LLC

Opinion

We have audited the accompanying financial statements of Ambia Energy, LLC (the Company), which comprise the balance sheet as of December 31, 2024, and the related statement of operations and member’s deficit , and cash flows for the year then ended, and the related notes to financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

3300 N. Triumph Blvd., Suite 410, Lehi, UT 84043

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Tanner LLP

December 22, 2025

3300 N. Triumph Blvd., Suite 410, Lehi, UT 84043

Balance Sheet

As of December 31,
2024
Assets
Current assets:
Cash	$1,043,269
Accounts receivable, net of allowance for credit losses of $123,000	1,010,295
Contract assets - unbilled revenues	4,601,890
Other receivables	366,027
Sales commissions receivable	423,719
Deferred commissions	3,511,328
Deferred costs	6,137,615
Prepaid expenses and other current assets	531,238
Total current assets	17,625,381
Property and equipment, net	385,192
Operating lease right-of-use assets	740,654
Finance lease right-of-use assets	1,971,170
Deposits	116,819
Total assets	$20,839,216
Liabilities and Member’s Deficit
Current liabilities:
Accounts payable	$2,168,566
Accrued expenses	2,799,860
Accrued commissions	180,114
Related-party accounts payable	509,649
Deferred revenue	10,585,293
Current portion of operating lease liabilities	401,456
Current portion of finance lease liabilities	315,541
Total current liabilities	16,960,479
Operating lease liabilities, net of current portion	367,346
Finance lease liabilities, net of current portion	1,228,546
Related-party lines of credit	2,175,000
Related-party notes payable	7,140,109
Total liabilities	27,871,480
Commitments and contingencies
Member’s deficit	(7,032,264)
Total liabilities and member’s deficit	$20,839,216

See accompanying notes to financial statements

Statement of Operations and Member’s Deficit

For the Year Ended
2024
Revenues	$54,273,721
Cost of revenues	31,932,462
Gross profit	22,341,259
Operating expenses:
General and administrative	11,156,319
Commissions	14,399,701
Rent	1,198,814
Depreciation and amortization	401,665
Total operating expenses	27,156,499
Operating loss	(4,815,240)
Other expense:
Interest expense	(1,233,685)
Other expense	(204,126)
Total other expense	(1,437,811)
Net loss	$(6,253,051)
Member’s deficit, beginning of the year	$(5,112,377)
Member’s contribution	4,333,164
Net loss	(6,253,051)
Member’s deficit, end of the year	$(7,032,264)

See accompanying notes to financial statements

Statement of Cash Flows

For the Year Ended December 31,
2024
Cash flows from operating activities:
Net loss	$(6,253,051)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of operating right-of-use assets	759,705
Depreciation and amortization	401,665
Changes in operating assets and liabilities
Accounts receivable	(854,494)
Contract assets - unbilled revenues	(685,328)
Other receivables	(70,215)
Sales commissions receivable	143,272
Inventories	74,447
Deferred costs and commissions	(701,857)
Prepaid expenses and other assets	(323,190)
Deposits	(14,304)
Accounts payable	696,549
Accrued expenses	2,009,806
Accrued commissions	180,114
Related-party accounts payable	89,561
Deferred revenue	(1,076,155)
Operating lease liabilities	(698,091)
Net cash used in operating activities	(6,321,566)
Cash flows from investing activities:
Purchase of property and equipment	(335,303)
Cash flows from financing activities:
Proceeds from related-party notes payable and revolving lines of credit	8,925,000
Payments on related-party notes payable and revolving lines of credit	(3,305,747)
Payments on finance lease liabilities	(530,918)
Proceeds from members’ contribution	1,883,164
Net cash provided by financing activities	6,971,499
Net change in cash	314,630
Cash at beginning of year	728,639
Cash at end of year	$1,043,269
Supplemental disclosure of cash flow information:
Cash paid for interest	$235,503
Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$61,313
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	1,477,040
Conversion of related-party notes payable to members’ equity	2,450,000

See accompanying notes to financial statements

Notes to Financial Statements

1.	Nature of Operations

Organization

Ambia Energy, LLC was organized on March 24, 2021 as a Utah limited liability company. The Company is a residential solar energy system installer and operates in various markets throughout the United States. The Company is a wholly owned subsidiary of Ambia Holdings, Inc.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceeds federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

In the normal course of business, the Company provides credit terms to its customers and generally requires no collateral. Customers that comprise more than 10% of the Company’s accounts receivable or annual net sales are considered to be major customers. No residential customer accounted for more than 10% of sales or accounts receivable as of and for the year ended December 31, 2024.

The Company’s residential customers generally pay for the transaction with financing. Significant lenders were as follows for the year ended December 31:

2024
Lender A	64%
Lender B	26%
Lender C	10%

*	Lender funded less than 10% of sales for the year.

Additionally, the following lenders owed a significant portion of the Company’s account receivable balance as of December 31:

2024
Lender A	46%
Lender B	31%
Lender D	10%

*	Lender accounted for less than 10% of the accounts receivable balance.

Major vendors are defined as those vendors to which expenditures made by the Company are 10% or more of the Company’s total purchases. The following was a major vendor for the year ended December 31:

2024
Vendor A	58%

Lease Commitments

The Company leases certain office and warehouse space, and vehicles. The Company assesses whether an arrangement qualifies as a lease (i.e., conveys the right to control the use of an identified asset for a period of time in exchange for consideration) at inception and whether the arrangement is an operating or finance lease, and only reassesses its determination if the terms and conditions of the arrangement are changed. For all arrangements where it is determined that a lease exists, the related right-of-use assets and lease liabilities are recorded within the balance sheet as either operating or finance leases. At inception or modification, the Company calculates the present value of lease payments using the implicit rate determined from the contract or the Company’s incremental borrowing rate applicable to the lease, which is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset. The present value is adjusted for prepaid lease payments, lease incentives, and initial direct costs (e.g. commissions). The Company’s leases may require fixed rental payments, variable lease payments based on usage or sales and fixed non-lease costs relating to the leased asset.

Variable lease payments are generally not included in the measurement of the right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term. Fixed non-lease costs, for example common-area maintenance costs, taxes, insurance, and maintenance, are excluded from the measurement of the right-of-use asset and lease liability as the Company separates lease and non-lease components.

Some leases include one or more options to renew, with renewal terms that can extend the lease term for up to three years. The exercise of lease renewal options is at the Company’s sole discretion. The depreciable life of the assets and leasehold improvements are limited by the expected term unless there is a transfer of title or purchase option reasonably certain of exercise.

Accounts Receivable, Contract Assets, and Allowance for Credit Losses

The Company records its accounts receivable and contract assets at sales value. The Company’s contract assets consist of revenues recognized by the Company, but for which the Company has not yet been able to contractually invoice for final payment. The Company has tracked historical loss information for its accounts receivable and contract assets and compiled historical credit loss percentages for customers who share similar risk characteristics considering current trends and forecasts. Management believes that the historical loss information it has compiled is a reasonable basis on which to determine expected credit losses for accounts receivable and contract assets held as of year end because the composition of the accounts receivable and contract assets at that date is consistent with that used in developing the historical credit-loss percentages (i.e. the similar risk characteristics of its customers and its lending practices have not changed significantly over time). Final payment of the Company’s accounts receivable is considered past due when payment has not been received within 30 days of the invoice date. Account balances are charged off against the allowance for credit losses when the probability for recovery is remote. Recoveries of receivables previously charged off are recorded when cash payment is received. As of December 31, 2024, the allowance for credit losses was $123,000.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Tools and gear	3 years
Computer equipment	3 years
Furniture	5 years
Vehicles	3 years
Leasehold improvements	1-3 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or retirement of depreciable property, the costs and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the statement of operations and member’s deficit.

Impairment of Long-Lived Tangible Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. When such factors and circumstances exist, the Company compares the estimated undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amounts over the fair values of those assets and is recorded in the period in which the determination is made. As of December 31, 2024, management determined that the Company’s tangible assets were not impaired.

Income Taxes

The Company is organized as a limited liability company and is generally not subject to income taxed pertaining to operations; rather, the members of the limited liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision for income taxes has been included in the accompanying financial statements. The Company makes distributions to it member to pay income tax liabilities.

Generally accepted accounting principles require tax effects from an uncertain tax position to be recognized in the financial statements only if the position is more likely than not to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the more-likely-than-not threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded. As of December 31, 2024, the Company had no uncertain tax positions that qualified for either recognition or disclosure in the financial statements. The Company is subject to routine audits by tax jurisdictions; however, there are currently no audits in progress.

Revenue Recognition and Deferred Revenue

The Company primarily generates its revenues from selling and installing solar energy systems. Revenues are recognized when control of installed solar systems are transferred to customers in an amount that reflects the consideration expected to be received by the Company in exchange for the installed solar system. The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, each performance obligation is satisfied

A performance obligation is a promise in a contract to transfer a distinct service or product to the client, and it is the unit of account in the guidance for revenue recognition. The Company’s contracts have a single performance obligation, which is to either a) install a solar energy system or b) orchestrate the sale of a solar energy system which will be installed by a third party. The promise to transfer the services is not separately identifiable from other promises in those contracts, and therefore, those other promises are not distinct performance obligations.

Installation Services

The Company’s principal performance obligation is to install a solar energy system. The Company recognizes revenue upon receiving notice of the completion of the final inspection of the respective solar energy system.

Revenue is recognized at the total contract price that the end residential customer has agreed to pay before any cost of financing incurred by customer. The Company arranges financing for the customer with third-party financing companies. These third-party financing companies often withhold amounts to pay for solar panels and other materials for added security. The Company is the primary obligor in the transaction as it controls the price charged to end residential customers, bears the responsibility to install solar panels that meet regulatory requirements, and bears collection risk unless the customer is approved to finance the transaction with a third-party financing company.

Sales Dealer Services

The Company’s principal performance obligation is to complete the sale of solar energy systems for third parties who then perform the installation. The Company recognizes revenue upon the closing of each sale in the amount of the fee they earn for closing the sale, as that is when the performance obligation is satisfied.

The following table presents the Company’s revenue disaggregated by revenue source (recognized at a point in time) for the year ended December 31:

2024
Installation services revenue	$54,164,441
Sales dealer revenue	109,280
$54,273,721

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled revenue (contract assets), and deferred revenue (contract liabilities) on the balance sheet. Amounts are billed as specific milestones are met, which may or may not align with when revenue is recognized. Specific billing milestones include: 1) 10% - 20% of the contract value is billed to the third-party lender upon contract signing; 2) an additional 70% of the contract value is billed to the third-party lender upon the solar system being installed; and 3) the final 10% - 20% of the contract value is billed to the third-party lender upon system receiving its permission to operate from the local jurisdiction. All revenue from solar system installations is recognized upon the system passing inspection by the local jurisdiction, which generally does not coincide with receiving a permission to operate and as a result the third payment for the final 10% - 20% from the lender is recorded as a contract asset – unbilled revenue until the permission to operate is received from the local jurisdiction.

The beginning and ending contract balances were as follows:

	December 31, 2024	January 1, 2024
Accounts receivable	$1,010,295	$155,801
Unbilled receivables	4,601,890	3,916,562
Deferred revenue	10,585,293	11,661,448

Limited Warranty

The Company provides a limited warranty of workmanship on its installation products for a period of ten years beginning on the date of installation completion. This warranty is limited to defects in materials and workmanship caused during installation, and to roof penetrations caused in the installation that they will be watertight. The Company bases its estimates on historical estimates and known conditions at the time. To date, warranty claims have been nominal. Accordingly, there was no warranty accrual recorded as of December 31, 2024.

Deferred Commissions

Costs Incurred to Acquire Customer Contracts

The Company recognizes an asset for incremental costs of obtaining a contract with the customer if management expects to recover these costs. Incremental costs are those that would not have been incurred if the contract did not exist. Examples of incremental costs often capitalized are sales commissions whereas examples of costs that would not be included are internal employee salaries, standard benefits, travel costs, and other / general legal costs. Sales commissions and related payroll taxes are the only incremental contract costs the Company incurs, which are paid out when installation is complete. As installations of customer solar systems are generally installed within 3 months resulting in the commissions being earned at that point-in-time, the Company applies the practical expedient under ASC 340-40, Other Assets and Deferred Costs: Contracts with Customers and expenses all incremental costs to acquire customers contracts upon installation of the solar system.

Deferred Contract Fulfillment Costs

Prior to the installation and final inspection of a customer solar system, the Company incurs costs for design, equipment, permits, and other similar costs. These contract fulfillment costs are contract specific, enhance the asset (solar system) that will eventually be transferred to the customer, and are expected to be recovered as part of the transaction price associated with the contract. As a result, the Company capitalizes these costs as they are incurred, and expenses them once the solar system passes final inspection. The Company had $6,137,615 in deferred contract fulfillment costs classified as deferred costs in the accompanying balance sheet as of December 31, 2024.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2024 totaled approximately $291,000.

Sales Tax

The Company collects sales and other taxes from certain customers and remits those taxes to governmental agencies. The Company reports the collection of these taxes on a net basis and such taxes are excluded from revenues.

Subsequent Events

Management has evaluated events and transactions for potential recognition or disclosure through December 22, 2025, which is the date the financial statements were available to be issued.

3.	Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash and its ability to generate sufficient cash flow in the future to support its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its operating expense obligations.

As of December 31, 2024, the Company had a working capital surplus of approximately $665,000 and stockholders’ deficit of approximately $7,032,000. For the year ended December 31, 2024, the Company had a net loss of approximately $6,253,000 and used cash in operating activities of approximately $6,322,000.

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025.

Management of the Company has evaluated these conditions and believes the Company’s working capital and sales from operations will allow the Company to fund operations and pay current liabilities. Additionally, the Company raised additional funds in 2025 (See Note 13) that will assist the Company with liquidity needs, and finally, management believes the pending acquisition of the Company as previously mentioned will provide sufficient liquidity for the Company’s needs. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Although there can be no assurances, management believes that the capital raised and pending acquisition of the Company, combined with continued operational improvements as needed will provide the Company with the resources necessary to meet its liquidity needs for 12 months from the date the financial statements were available to be issued.

4.	Property and Equipment

Property and equipment consisted of the following as of December 31:

2024
Tools and gear	$296,085
Leasehold improvements	76,701
Vehicles	52,552
Computer equipment	54,392
Furniture	30,946
510,676
Less accumulated depreciation and amortization	(125,484)
$385,192

Depreciation and amortization expense on property and equipment was calculated on a straight-line basis and for the year ended December 31, 2024 was $101,680. Amortization of right-of-use assets held under finance leases was $299,985 for the year ended December 31, 2024; and is included in depreciation and amortization expense in the statement of operations and member’s deficit.

5.	Related-Party Notes Payable

The Company has entered into notes payable agreements with various related parties. Interest rates on these notes payable range from 8% to 13%. Some notes require quarterly interest payments, while others do not require interest to be paid until the maturity date. For all related-party notes payable, the principal amounts are not due until the maturity date which ranges from December 2026 to April 2033.

As of December 31, 2024, the future maturities of related-party notes payable are as follows:

For the year ending December 31:
2025	$-
2026	3,100,000
2027	-
2028	-
2029	-
Thereafter	4,040,109
$7,140,109

6.	Related-Party Lines of Credit

The Company has entered into verbal line of credit agreements with related parties. These lines of credit have maximum balances of $250,000 to $1,400,000 and bear interest on their outstanding individual balances at an interest rate of 13%. Principal and interest are not due until the maturity date which range from May to July 2027.

As of December 31, 2024, the future maturities of related-party lines of credit are as follows:

For the year ending December 31:
2025	$-
2026	-
2027	2,175,000
$2,175,000

7.	Member’s Deficit

The Company is wholly owned by Ambia Holdings, Inc. and a 100% of the membership interests outstanding are held by Ambia Holdings, Inc.

8.	Commitments and Contingencies

Litigation

The Company is involved in legal proceedings from time to time arising in the normal course of business.  Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s financial position, results of operations, or liquidity.

Commitment to Former Employee

On November 7, 2024, the Company entered into a separation and release of claims agreement with an employee wherein the employee was paid a severance payment of approximately $42,000 in exchange for the employee’s release of claims and agreement to restrictive covenants. Contemporaneously with this agreement, the Company entered a loan agreement with this employee and committed to lend to this former employee up to $600,000 with draws occurring at a pre-defined rate during 2025 and 2026. Interest on the draw amounts earn 3% of the outstanding balance. Each draw will be fully forgiven 5 months after the disbursement if the former employee abides by the restrictive covenants, which are primarily non-compete and non-solicitation agreements. This former employee holds a less than 1% interest in the Company.

During 2024 no amounts were forgiven. As of December 31, 2024, the outstanding balance under this loan agreement was $400,000, and is included within accrued liabilities on the balance sheet. If not forgiven, the entire balance under this agreement is due on January 15, 2028.

9.	Leases

Finance lease assets are recorded net of accumulated amortization of $313,445 as of December 31, 2024.

The components of lease expense were as follows for the year ended December 31:

Lease Cost	Classification	2024
Operating	Rent	$759,705
Finance:
Asset amortization	Depreciation and amortization	299,985
Interest on liability	Net interest expense	44,223
Net lease cost		$1,103,913

The weighted average remaining lease terms and interest rates were as follows as of December 31, 2024:

Lease Term and Discount Rate	2024
Weighted average remaining lease term (years)
Operating leases	2.26
Finance leases	4.36
Weighted average discount rate
Operating leases	4.07%
Finance leaess	4.31%

The following table reconciles the undiscounted future cash flows for the next five years to the operating and finance lease liabilities recorded within the balance sheet as of December 31, 2024:

For the year ending December 31:	Operating	Finance
2025	$424,140	$375,721
2026	215,620	374,183
2027	93,048	374,183
2028	70,521	353,318
2029	-	231,674
Total lease payments	803,329	1,709,079
Less: interest	(34,527)	(164,992)
Present value of lease liabilities	$768,802	$1,544,087

10.	Related Party Transactions Not Disclosed Elsewhere

Sales Commissions Receivables

Sales commissions receivables consist of commissions receivable due from employees and contractors owed to the Company as of December 31, 2024 in the amount of approximately $424,000.

Related-Party Accounts Payable

A related-party entity will on occasion pay for bills on the Company’s behalf, and other amounts due to this entity arise over the normal course of business operations. As of December 31, 2024, the Company owed approximately $510,000 to this entity.

Related-Party Accrued Interest

As of December 31, 2024, accrued interest to related parties of approximately $1,091,000 is included in accrued expenses in the balance sheet.

Operating Lease

The Company leased certain office space from a related-party entity. This lease terminated on December 31, 2024. Amortization expense for the year ended December 31, 2024 was approximately $279,000, and is included in rent expense in the accompanying statement of operations and member’s deficit. The present value of the lease payments for this related-party lease was computed using a discount rate of 4.33%.

11.	Benefit Plan

The Company sponsors a defined contribution 401(k) retirement plan (the Retirement Plan). Employees are eligible to participate on the first day of the month coinciding with or next following the date they have completed six months of service and have attained 18 years of age. Employees may elect to contribute to the Retirement Plan subject to the limitations of the Internal Revenue Code (IRC). The Company makes a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 2% of each participant’s contribution. Participants are 100% vested in all contributions immediately. For the year ending December 31, 2024, the Company made $217,639 in matching contributions to the plan.

12.	Subsequent Events

During the first quarter of 2025, existing related-party lenders loaned the Company a combined $500,000 in additional funds to increase maximum line of credit balances that were in place as of December 31, 2024.

In March 2025, the Company signed a lease agreement extending the lease for its main office through May 31, 2030. Total lease payments to be made during the 5 year extension are $3,533,133.

In April of 2025, the Company entered into a sale and purchase of future receivables agreement with a lender. This third-party lender lent the Company $1,000,000 and in return the Company agreed to pay the lender 8% of all cash collections from customers until a total of $1,320,000 has been paid. This agreement was paid in full in August 2025.

On November 11, 2025, the Company entered a non-binding letter of intent with SunPower, Inc. to be acquired for $37,500,000. The transaction closed on November 21, 2025.

UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements are derived from the historical consolidated financial statements of SunPower Inc. and Subsidiaries (the “Company”, “SunPower”) the historical combined financial statements of SunPower Businesses, the historical financial statements of Sunder Energy, LLC (“Sunder”) and the historical financial statements of Ambia Energy LLC (“Ambia”) and reflects (1) the acquisition of Ambia which closed on November 21, 2025 (the “Ambia Acquisition”), (2) the acquisition of Sunder which closed on September 24, 2025 (the “Sunder Acquisition”), (3) the acquisition of certain businesses from SunPower Corporation which closed on September 30, 2024 (the “SunPower Acquisition” and collectively with the Ambia Acquisition and Sunder Acquisition “Acquisitions”) and (4) the financing of the Acquisitions (the “Financing”).

The unaudited pro forma combined financial information related to the Acquisitions has been prepared by the Company using the acquisition method of accounting in accordance with GAAP. The Company has been treated as the acquirer for accounting purposes and thus accounts for the Acquisitions as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The estimated fair values of the assets acquired and liabilities assumed and the related purchase price allocation for both Ambia and Sunder are provisional and have been made solely for the purpose of providing unaudited pro forma combined financial information. As a result of the foregoing, the pro forma adjustments for both Ambia and Sunder are provisional and have been made solely for the purpose of providing unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet as of September 28, 2025 gives pro forma effect to the Ambia Acquisition as if it had been consummated on September 28, 2025 and the pro forma adjustments related to the Financing of the Ambia Acquisition as described in Note 1 to these pro forma financial statements. The unaudited pro forma combined statements of operations for the fiscal year ended December 29, 2024 combine the historical statements of operations of the Company, SunPower Businesses, Sunder and Ambia on a pro forma basis as if the Acquisitions and the Financing, summarized below, had been consummated on January 1, 2024, the beginning of the earliest period presented. The unaudited pro forma combined statements of operations for the thirty-nine week period ended September 28, 2025, combine the historical statements of operations of the Company, Sunder and Ambia on a pro forma basis as if the Sunder and Ambia Acquisitions and the financing of the Sunder and Ambia Acquisitions, summarized below, had been consummated on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Acquisitions.

The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the Unaudited Pro Forma Combined Financial Statements;

●	the historical audited financial statements of the Company for the fiscal year ended December 29, 2024 and the related notes in its Annual Report for such fiscal year;

●	the historical unaudited financial statements of the Company as of and for the thirty-nine weeks ended September 28, 2025 and the related notes in its Quarterly Report on Form 10-Q for such period;

●	the audited financial statements of Ambia as of and for the year ended December 31, 2024, and the unaudited financial statements of Ambia as of and for the nine months ended September 30, 2025 attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K;

●	the audited financial statements of Sunder as of and for the year ended December 31, 2024, and the unaudited financial statements of Sunder as of and for the six months ended June 30, 2025, which are attached as Exhibits 99.1 and 99.2, respectively, to the Current Report on Form 8-K/A dated September 21, 2025 and filed on January 9, 2026;

●

the audited carveout financial statements of the SunPower Businesses as of and for the thirty-nine weeks ended September 29, 2024, which are attached as Exhibit 99.1 to the Current Report on Form 8-K/A dated September 30, 2024 and filed on December 16, 2024.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial statements are described in the accompanying notes. The unaudited pro forma combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Acquisition and Financing occurred on the dates indicated. Further, the unaudited pro forma combined financial statements do not purport to project the future operating results or financial position of SunPower following the completion of the Acquisitions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

AS OF SEPTEMBER 28, 2025

(In thousands, except shares and per share data)

		Ambia Energy LLC
	SunPower Historical Balance Sheet	Historical Balance Sheet	Reclassification Adjustments (Note 3.A)	Transaction Adjustments (Note 3.B)	Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$5,072	$694	$-	$-	$5,766
Accounts receivable, net	80,753	1,293	-	-	82,046
Other receivables	-	486	(486)	-	-
Inventories	8,694	-	-	3,943	12,637
Contract assets - unbilled receivables	-	5,716	-	-	5,716
Sales commissions receivable, net	-	1,581	(1,581)	-	-
Deferred commissions	-	1,146	-	(1,146)	-
Deferred costs	-	3,943	-	(3,943)	-
Prepaid expenses and other current assets	20,830	343	2,067	-	23,240
Total current assets	115,349	15,202	-	(1,146)	129,405
Restricted cash	3,841	-	-	-	3,841
Property and equipment, net	3,670	424	1,602	-	5,696
Finance lease right-of-use assets	-	1,602	(1,602)	-	-
Operating lease right-of-use assets	2,528	2,856	-	-	5,384
Intangible assets, net	38,956	-	-	-	38,956
Goodwill	42,911	-	-	44,618	87,529
Other noncurrent assets	1,085	-	182	-	1,267
Deposits	-	182	(182)	-	-
Total assets	$208,340	$20,266	$-	$43,472	$272,078

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,857	$2,489	$-	$-	$22,346
Related party accounts payable	-	294	-	-	294
Accrued expenses and other current liabilities	59,271	3,432	1,631	18,750	83,084
Notes payable to related parties	21,500	-	-	-	21,500
Contract liabilities	9,713	7,702	-	-	17,415
SAFE Agreement with related party	497	-	-	-	497
Forward purchase agreement liabilities	4,301	-	-	-	4,301
Accrued commissions	-	212	(212)	-	-
Merchant cash advance, net of discount	-	488	(488)	-	-
Current portion of operating lease liabilities	-	622	(622)	-	-
Current portion of finance lease liabilities	-	309	(309)	-	-
Total current liabilities	115,139	15,548	-	18,750	149,437
Warranty provision, noncurrent	2,140	-	-	-	2,140
Warrant liability	4,683	-	-	-	4,683
Contract liabilities, noncurrent	1,713	-	-	-	1,713
Notes payable and derivative liabilities, net of current	148,205	-	-	-	148,205
Notes payable and derivative liabilities with related parties, net of current	34,572	-	9,815	-	44,387
Operating lease liabilities	1,335	2,146	-	-	3,481
Finance lease liabilities, net of current portion	-	986	(986)	-	-
Related party lines of credit	-	2,675	(2,675)	-	-
Related party notes payable	-	7,140	(7,140)	-	-
Other long-term liabilities	12,869	-	986	-	13,855
Total liabilities	320,656	28,495	-	18,750	367,901
Commitments and contingencies
Member’s deficit	-	(8,229)	-	8,229	-
Stockholders’ deficit					-
Preferred stock	-	-	-	-	-
Common stock	14	-	-	-	14
Additional paid-in-capital	330,083	-	-	16,493	346,576
Accumulated other comprehensive income	165		-	-	165
Accumulated deficit	(442,578)	-	-	-	(442,578)
Total stockholders’ deficit	(112,316)	-	-	16,493	(95,823)
Total liabilities and stockholders’ deficit	$208,340	$20,266	$-	$43,472	$272,078

The accompanying notes are an integral part of these pro forma financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2025

(In thousands, except shares and per share data)

	SunPower	Sunder Energy LLC				Ambia Energy LLC						Combined
	Historical Results of Operations	Historical Results of Operations	Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Historical Results of Operations	Reclassification Adjustments (Note 4)		Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Pro Forma Results of Operations
Revenues	$220,269	$56,084	$-		$56,084	$61,076	$-		$-		$61,076	$337,429
Cost of revenues	126,970	-	2,132	(C)	2,132	32,622	-		-		32,622	161,724
Gross (loss) profit	93,299	56,084	(2,132)		53,952	28,454	-		-		28,454	175,705
Operating expenses
Sales commissions	24,273	45,615	-		45,615	16,003	-		-		16,003	85,891
Sales and marketing	21,764	1,251	-		1,251	-	-		-		-	23,015
General and administrative	52,382	15,916	364	(C)	16,280	10,845	1,533	(F)	-		12,378	81,040
Rent	-	-	-		-	1,038	(1,038	)(F)	-		-	-
Depreciation and amortization	-	-	-		-	495	(495	)(F)	-		-	-
Total operating expenses	98,419	62,782	364		63,146	28,381	-		-		28,381	189,946
Loss from continuing operations	(5,120)	(6,698)	(2,496)		(9,194)	73	-		-		73	(14,241)
Interest expense	(23,258)	(246)	(4,389	)(D)	(4,635)	(1,286)	-		-		(1,286)	(29,179)
Interest income	3	36	-		36	-	-		-		-	39
Other income (expense), net	(1,724)	320	-		320	17	-		-		17	(1,387)
Total other income (expense), net	(24,979)	110	(4,389)		(4,279)	(1,269)	-		-		(1,269)	(30,527)
Loss from continuing operations before income taxes	(30,099)	(6,588)	(6,885)		(13,473)	(1,196)	-		-		(1,196)	(44,768)
Income tax (provision) benefit	-	-	-		-	-	-		-		-	-
Net loss from continuing operations	$(30,099)	$(6,588)	$(6,885)		$(13,473)	$(1,196)	$-		$-		$(1,196)	$(44,768)

Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.37)											$(0.47)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	82,036,790		3,296,704	(E)	3,296,704				10,243,924	(G)	10,243,924	95,577,418

The accompanying notes are an integral part of these pro forma financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 29, 2024

(In thousands, except shares and per share data)

	SunPower	SunPower Businesses						Sunder Energy LLC				Ambia Energy LLC						Combined
	Historical Results of Operations	Historical Results of Operations	Reclassification Adjustments (Note 4)		Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Historical Results of Operations	Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Historical Results of Operations	Reclassification Adjustments (Note 4)		Transaction Adjustments (Note 4)		Pro Forma Results of Operations	Pro Forma Results of Operations

Revenues	$108,742	$273,118	$-		$-		$273,118	$44,293	$-		$44,293	$54,274	$-		$-		$54,274	$480,427
Cost of revenues	69,240	173,062	-		-		173,062	-	2,843	(C)	2,843	31,932	-		-		31,932	277,077
Gross (loss) profit	39,502	100,056	-		-		100,056	44,293	(2,843)		41,450	22,342	-		-		22,342	203,350
Operating expenses
Sales commissions	24,590	-	33,398	(H)	-		33,398	37,554	-		37,554	14,400	-		-		14,400	109,942
Sales and marketing	6,827	-	13,257	(H)	-		13,257	1,170	-		1,170	-	-		-		-	21,254
General and administrative	76,594	-	177,238	(H)	(2,776)	(I)	174,462	16,146	9,764	(C)	25,910	11,156	1,601	(F)	-		12,757	289,723
Sales, general and administrative	-	219,932	(219,932	)(H)	-		-	-	-		-	-	-		-		-	-
Loss on goodwill impairment	-	103,926	-		-		103,926	-	-		-	-	-		-		-	103,926
Research and development	-	3,961	(3,961	)(H)	-		-	-	-		-	-	-		-		-	-
Rent	-	-	-		-		-	-	-		-	1,199	(1,199)	(F)	-		-	-
Depreciation and amortization	-	-	-		-		-	-	-		-	402	(402)	(F)	-		-	-
Total operating expenses	108,011	327,819	-		(2,776)		325,043	54,870	9,764		64,634	27,157	-		-		27,157	524,845
(Loss) income from continuing operations	(68,509)	(227,763)	-		2,776		(224,987)	(10,577)	(12,607)		(23,184)	(4,815)	-		-		(4,815)	(321,495)
Interest expense	(16,223)	(285)	-		(13,274)	(J)	(13,559)	(180)	(4,605	)(D)	(4,785)	(1,234)	-		-		(1,234)	(35,801)
Interest income	19	-	-		-		-	18	-		18	-	-		-		-	37
Other income (expense), net	7,932	(12)	-		-		(12)	4,525	-		4,525	(204)	-		-		(204)	12,241
Gain on troubled debt restructuring	22,337	-	-		-		-	-	-		-	-	-		-		-	22,337
Total other income (expense), net	14,065	(297)	-		(13,274)		(13,571)	4,363	(4,605)		(242)	(1,438)	-		-		(1,438)	(1,186)
Loss from continuing operations before income taxes	(54,444)	(228,060)	-		(10,498)		(238,558)	(6,214)	(17,212)		(23,426)	(6,253)	-		-		(6,253)	(322,681)
Income tax (provision) benefit	-	572	-		-		572	-	-		-	-	-		-		-	572
Net loss from continuing operations	$(54,444)	$(227,488)	$-		$(10,498)		$(237,986)	$(6,214)	$(17,212)		$(23,426)	$(6,253)	$-		$-		$(6,253)	$(322,109)
Net loss from continuing operations per share attributable to common stockholders
Basic	$(0.82)																	$(4.01)
Diluted	$(1.19)																	$(4.01)
Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic	66,655,837								3,333,334	(E)	3,333,334				10,243,924	(G)	10,243,924	80,233,095
Diluted	75,793,548								3,333,334	(E)	3,333,334				10,243,924	(G)	10,243,924	80,233,095

The accompanying notes are an integral part of these pro forma financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X, and presents the pro forma financial condition and results of operations of the Company based on the historical financial information of the Company, SunPower Businesses, Sunder and Ambia after giving effect to the Acquisitions and reclassifications and financing adjustments as set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not reflect any management adjustments for expected effects of the Acquisitions.

The unaudited pro forma combined statement of operations for the fiscal year ended December 29, 2024 combine the historical statements of operations of the Company, SunPower Businesses, Sunder and Ambia on a pro forma basis as if the Acquisitions and the Financing, had been consummated on January 1, 2024, the beginning of the earliest period presented. The unaudited pro forma combined statements of operations for the thirty-nine week period ended September 28, 2025, combine the historical statements of operations of the Company, Sunder and Ambia on a pro forma basis as if the Sunder and Ambia Acquisitions and the financing of the Sunder and Ambia Acquisitions had been consummated on January 1, 2024, the beginning of the earliest period presented.

SunPower Businesses Acquisition

On August 5, 2024, the Company entered into an Asset Purchase Agreement (the “APA”) with SunPower Corporation and SunPower Corporation’s direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the sale and purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors. The APA was entered into in connection with a voluntary petition filed by SunPower Corporation under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The SunPower Acquisition was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. The Company completed the acquisition of the Acquired Assets (as defined in the APA) effective September 30, 2024, in the Company’s fourth fiscal quarter of 2024, in consideration for a cash purchase price of $54.5 million. The acquisition transaction under the APA is referred to herein as the “SunPower Acquisition,” and the assets and businesses acquired by the Company under the APA are referred to as the “SunPower Businesses.”

The following table summarizes the final fair values of identifiable assets acquired and liabilities assumed and measurement period adjustments (in thousands):

Net assets acquired:
Cash	$1,000
Accounts receivable	16,614
Inventories	48,388
Prepaid expenses and other current assets	2,219
Property and equipment	5,867
Operating lease right-of-use assets	2,506
Other noncurrent assets	541
Intangibles	15,894
Deferred revenue	(7,361)
Accounts payable	(5,270)
Accrued expenses and other current liabilities	(13,955)
Operating lease liabilities	(2,963)
Other long-term liabilities	(8,980)
Fair value of net tangible assets acquired	54,500
Goodwill recognized	—
Consideration transferred	$54,500

The historical results of the SunPower Businesses included in the pro forma combined statement of operations for the fiscal year ended December 29, 2024 include the historical results of operations for the SunPower Businesses from January 1, 2024 through September 29, 2024, which were derived from the audited carveout financial statements of the SunPower Businesses as of and for the thirty-nine weeks ended September 29, 2024.

Sunder Acquisition

On September 21, 2025, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) with Sunder Energy LLC (“Sunder” or “Sunder Acquisition”) and the seller, Chicken Parm Pizza LLC (“Seller/Member”), the sole member of Sunder. The acquisition of Sunder was completed in the Company’s third fiscal quarter on September 24, 2025, and the financial results of Sunder have been included in the Company’s unaudited condensed consolidated financial statements since the date of acquisition. On September 24, 2025 (“Sunder Closing”), the Company completed the acquisition of all assets and assumption of all liabilities of the Membership Interests of Sunder for aggregate consideration of $57.8 million. Sunder is a solar sales company.

Per the terms of the MIPA, the Company acquired all of the outstanding membership interest of Sunder for (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Member in the principal amount of $20.0 million (“Seller Note”); (3) and 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share).

The total consideration is summarized as follows (in thousands except share data):

Consideration
Cash	$20,689
Seller note	20,000
3,333,334 shares of the Company’s common stock issued at Closing	5,700
Contingent consideration arrangement – up to 6,666,666 shares of the Company’s common stock to be issued	11,400
Fair value of total consideration transferred	$57,789

The fair values of assets acquired and liabilities assumed are based upon a provisional valuation of the assets acquired and liabilities assumed, and the Company’s estimates and assumptions are subject to change within the measurement period. Finalization of the fair values remains open for the components of working capital, identification and valuation of intangibles and allocation of goodwill.

The following table summarizes the provisional fair value of identifiable assets acquired and liabilities assumed (in thousands):

Net assets acquired:
Accounts receivable	$257
Prepaid expenses and other current assets	387
Property and equipment	241
Operating lease right-of-use assets	313
Other noncurrent assets	552
Intangibles	25,922
Contract liabilities	(11,073)
Accounts payable	(184)
Accrued expenses and other current liabilities	(1,322)
Operating lease liabilities	(215)
Fair value of net tangible assets acquired	14,878
Goodwill recognized	42,911
Consideration transferred	$57,789

Goodwill represents the excess of the estimated consideration transferred over the fair value of the net tangible and intangible assets acquired that is associated with the excess cash flows that the acquisition is expected to generate in the future.

Ambia Acquisition

On November 21, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”) with Ambia and Ambia Holdings, Inc., a Delaware corporation and the sole member of Ambia (“Ambia Holdings”). Ambia was the sole operating entity within Ambia Holdings.

The Company, Ambia and Ambia Holdings completed the closing under the Membership Interest Purchase Agreement (the “Ambia Closing”) on November 21, 2025. At the Ambia Closing, the Company acquired all of the outstanding membership interests of Ambia from Ambia Holdings for: (a) 10,243,924 shares (the “Ambia Closing Consideration Shares”) of common stock of the Company, issued at the Ambia Closing to Ambia Holdings; and (b) the agreement to issue an additional $9.375 million of shares of the Company’s common stock on each of the six-month anniversary of the Ambia Closing and the 12-month anniversary of the Ambia Closing (such additional shares of common stock, the “Deferred Ambia Consideration Shares”). The issuance of the Deferred Ambia Consideration Shares is subject to approval by the Company’s stockholders following the Closing in accordance with the rules and regulations of the Nasdaq Stock Market (including Nasdaq Listing Rule 5635(a)).

The actual number of Deferred Ambia Consideration Shares issuable by the Company on the six- and 12-month anniversaries of the Closing will be determined based on the 20-day trailing volume-weighted average price of the Common Stock after market close on the business day immediate prior to the issuance date of the applicable shares (the “VWAP Value”); provided that the VWAP Value for the calculation of the actual number of Deferred Ambia Consideration Shares issuable by the Company will not be more than $2.8102 per share or less than $1.4988 per share. Additionally, the number of Deferred Ambia Consideration Shares issuable by the Company is subject to adjustment pursuant to customary working capital and balance sheet adjustment terms and subject to offset for certain indemnifiable damages in accordance with the Membership Interest Purchase Agreement.

The Company’s closing share price for its common stock of $1.61 on November 21, 2025 was used to fair value the shares issued at the Ambia Closing. The contingent consideration was derived as the requirement to issue $18.75 million of shares in two subsequent tranches of $9.375 million per tranche. The total consideration is summarized as follows (in thousands):

Consideration
10,243,924 shares of the Company’s common stock issued at Ambia Closing	$16,493
Deferred Ambia Consideration Shares	18,750
Fair value of total consideration	$35,243

The provisional fair value of identifiable assets acquired and liabilities assumed is summarized in Note 3.B.

Financing of the Acquisitions

SunPower Acquisition

The Company financed the SunPower Acquisition by issuing 7% convertible senior notes in September 2024 (the “September 2024 Notes”). The September 2024 Notes mature on July 1, 2029 and are convertible into the Company’s common stock at the option of the holder at a conversion rate of $2.14 per share. The September 2024 Notes will become immediately due and payable at the option of the holder in the event of default and upon a qualifying change of control event. The principal amount of the September 2024 Notes was $66.8 million and debt issuance costs of $66.8 million. In addition to the 7% interest, debt issuance costs are being amortized on a straight-line basis over the term of the September 2024 Notes.

Sunder Acquisition

The acquisition of Sunder was financed as follows: (i) on September 21, 2025, the Company issued $22.0 million of 7% senior unsecured convertible notes (the “September 2025 Notes”), (ii) at closing on September 24, 2025, the Company issued a $20.0 million note to the sellers of Sunder (the “Seller Note”) and (iii) also at closing the Company agreed to issue 10.0 million shares of the Company’s stock which had a fair value of $17.1 million at the closing date of the Sunder acquisition.

The September 2025 Notes were issued pursuant to an Indenture agreement with U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). The September 2025 Notes issued under the Indenture bear interest at 7.0% per annum, and the interest is payable semiannually in arrears on January 1 and July 1 of each year beginning on January 1, 2025. The principal is payable in full at maturity on July 1, 2029. The September 2025 Notes are convertible into shares of the Company’s common stock at the option of the holder at a conversion rate of $2.14 per common share. Holders of the September 2025 Notes may convert at any time. The September 2025 Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

The Seller Note has an original principal amount of $20.0 million. The Seller Note bears interest at 7.0% per annum, compounded at the end of each calendar quarter. Interest is due and payable concurrent with the payment of the principal balance. The maturity date under the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Company concluded that since the sellers joined the Company and have a level of influence that is not insignificant, they are related parties of the Company and therefore the Seller Note is a related party obligation.

The Sunder Acquisition was also financed through the issuance of shares of the Company’s common stock. The Company agreed to issue 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share). At closing the Company issued 3,333,334 shares of the Company’s common stock and subject to approval of such issuances by the Company’s stockholders, the Company will issue an additional 3,333,333 shares of the Company’s common stock to be issued on the 12-month anniversary of the Closing and (y) a further 3,333,333 shares of the Company’s common stock to be issued on the 18-month anniversary of the Closing (“Deferred Consideration Shares”). In lieu of issuing the Deferred Consideration Shares, the Company, in its sole discretion, may elect to pay the Member a cash payment equal to the number of Deferred Consideration Shares otherwise issuable by the Company multiplied by the volume-weighted average price of the Company’s common stock as quoted on Nasdaq for the 30-trading day period ending two business days prior to the date on which the applicable Deferred Consideration Shares were otherwise issuable (“Cash in Lieu Amount”). If the Company elects to pay the Cash in Lieu Amount, 50% of the Cash in Lieu Amount will be paid on the three-month anniversary of the date on which the applicable Deferred Consideration Shares were otherwise issuable, with the remaining 50% of the Cash in Lieu Amount payable on the 6 month anniversary of the date on which the applicable Deferred Consideration Shares were otherwise issuable. The shares of the Company’s common stock were valued at $17.1 million at the date of acquisition. The deferred consideration paid and payable in connection with the Sunder acquisition was accounted for on the Company’s balance sheet as of September 28, 2025, as (i) $5.7 million within Additional paid-in capital, (ii) $5.7 million within Accrued expenses and other current liabilities, and (iii) $5.7 million within Other long-term liabilities. The transaction adjustments within the pro forma results of operations for the thirty-nine weeks ended September 28, 2025 and fiscal year ended December 29, 2024 present the shares of common stock issuable in connection with the Sunder acquisition Refer to Note 4.I within the Transaction Adjustments in the pro forma results of operations for the periods presented.

Ambia Acquisition

The Ambia Acquisition was consummated through the issuance of shares of the Company’s common stock. At the Ambia Closing the Company paid initial consideration through the issuance of 10,243,924 shares of the Company’s common stock, a non-cash transaction. The Deferred Ambia Consideration Shares will also be paid in shares of the Company’s common stock.

2.	Sunder Year to Date Results through September 23, 2025

The historical pro forma results of Sunder for the period January 1, 2025 through September 23, 2025 were derived from the unaudited financial statements for the six months ended June 30, 2025 and interim results of operations for the period from July 1, 2025 through September 23, 2025 as follows (in thousands):

	Six Months Ended June 30, 2025	July 1, 2025 thru September 23, 2025	Year to Date Through September 23, 2025
Revenues	$40,012	$16,072	$56,084
Operating expenses
Sales commissions	33,339	12,276	45,615
Sales and marketing	771	480	1,251
General and administrative	11,458	4,458	15,916
Total operating expenses	45,568	17,214	62,782
Loss from operations	(5,556)	(1,142)	(6,698)
Interest expense	(168)	(78)	(246)
Interest income	33	3	36
Other income (expense), net	10	310	320
Total other income (expense), net	(125)	235	110
Loss from before income taxes	(5,681)	(907)	(6,588)
Income tax (provision) benefit	-	-	-
Net loss	$(5,681)	$(907)	$(6,588)

The historical pro forma results of Sunder for the year ended 2024 were derived from Sunder’s audited financial statements.

3.	Notes to the Unaudited Pro Forma Balance Sheet

The following adjustments were made related to the unaudited pro forma combined balance sheet as of September 28, 2025 for the acquisition of Ambia:

A.	Reclassification adjustments to conform the Ambia balance sheet accounts to the Company’s balance sheet accounts.

B.	Reflects the $35.2 million of stock consideration to consummate the Ambia Acquisition. Ambia’s closing balance sheet as of September 30, 2025 was used as a proxy to derive the pro forma balance sheet of SunPower inclusive of the acquisition of Ambia. Per ASC 805, the historical deferred commissions balance of $1.1 million on Ambia’s closing balance sheet is not included as an asset in the determination of assets acquired and is eliminated as shown in the transaction adjustments to derive the pro forma balance sheet. In addition, the deferred costs on Ambia’s historical balance sheet includes costs that the Company accounts for as inventory and therefore, the Company has classified such deferred costs as inventory in the provisional allocation of the purchase price and on the pro forma balance sheet. Based on Ambia’s closing balance sheet of September 30, 2025 and the consideration transferred, the pro forma balance sheet reflects excess consideration of $44.6 million which is presented as goodwill in the Company’s pro forma balance sheet. The following table summarizes the provisional fair value of the identifiable assets acquired and liabilities assumed (in thousands):

Net assets as of September 30, 2025
Cash and cash equivalents	$694
Accounts receivable, net	1,293
Contract assets - unbilled receivables	5,716
Inventories	3,943
Prepaid expenses and other current assets	2,410
Property and equipment, net	2,026
Operating lease right-of-use assets	2,856
Other noncurrent assets	182
Accounts payable	(2,489)
Accounts payable due to related party	(294)
Accrued expenses and other current liabilities	(5,063)
Contract liabilities	(7,702)
Notes payable and lines of credit due to related parties	(9,815)
Operating lease liabilities, noncurrent	(2,146)
Other long-term liabilities	(986)
Total	(9,375)
Fair value of common stock issued (APIC)	16,493
Fair value of Deferred Ambia Consideration Shares (Accrued expenses and other current liabilities)	18,750
Total consideration	35,243
Goodwill	$44,618

As Ambia’s historical balance sheet as of September 30, 2025 was used to estimate the provisional fair values of the assets acquired and liabilities assumed, no intangible assets are included in the preliminary purchase price allocation, and therefore no amortization expense is included in the pro forma transaction adjustments for the Ambia Acquisition. The Company may recognize intangible assets as it updates the purchase price allocation during the measurement period, which would increase amortization expense, net loss from continuing operations, and net loss per share.

4.	Notes to the Unaudited Pro Forma Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the fiscal year ended December 29, 2024 and the thirty-nine week period ended September 28, 2025, are as follows:

C.	As of the acquisition date, the provisional components of Sunder intangibles acquired and their useful lives were as follows (in thousands):

	Estimated useful life	Amount
Customer related intangible	1 year	$9,279
Trademark - Sunder	5 years	2,427
Developed technology - Sunder	5 years	14,216
Intangible assets acquired		$25,922

Intangible assets are amortized on a straight-line basis. This transaction adjustment reflects the pro forma amortization expense for the thirty-nine week period ended September 28, 2025, as if the acquisition occurred and corresponding intangible assets were established on January 1, 2024. The components of the pro forma amortization expense are as noted below (in thousands):

	Thirty-Nine Weeks Ended	Fiscal Year Ended
	September 28, 2025	December 29, 2024
Customer related intangible	$—	$9,279
Trademark	364	485
Developed technology	2,132	2,843
Total pro forma amortization expense	$2,496	$12,607
Classified within cost of revenues	$2,132	$2,843
Classified within general and administrative expense	364	9,764

The above estimates of intangible assets’ fair values and useful lives are provisional and subject to change upon finalization of the fair values of the assets acquired.

D.	Transaction adjustment reflects (i) the impact of interest expense and amortization of debt issuance costs arising from the September 2025 Notes issued in connection with the acquisition of Sunder, assuming the September 2025 Notes were issued on January 1, 2024 and (ii) the impact of interest expense arising from the $20.0 million Seller Note issued in connection with the acquisition of Sunder, assuming the Seller Note was issued on January 1, 2024. The components of pro forma interest and amortization of debt issuance costs are as follows (in thousands):

	Thirty-Nine Weeks Ended	Fiscal Year Ended
	September 28, 2025	December 29, 2024
September 2025 Notes	$3,244	$3,168
Seller Note	1,145	1,437
Total pro forma interest expense	$4,389	$4,605

E.	The pro forma results of operations include 3,333,334 shares of the Company’s stock issued at the date of the Sunder Acquisition. As of September 28, 2025, the historical weighted average shares outstanding included 36,630 shares issued in connection with the Sunder Acquisition. As such, incremental shares of 3,296,704 shares included in the pro forma shares outstanding as of September 28, 2025 is net of the 36,630 shares included in the historical weighted average shares outstanding. The 6,666,666 Deferred Consideration Shares were excluded from the computation of pro forma net loss per share because issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

F.	To conform the financial statement presentation for the Ambia Acquisition to the Company’s presentation within the Statements of Operations for the periods ended September 28, 2025 and December 29, 2024.

G.	The pro forma results of operations include 10,243,924 shares of the Company’s stock issued at the date of the Ambia Acquisition. The Deferred Ambia Consideration Shares were excluded from the computation of pro forma net loss per share because the issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

H.	To conform the financial statement presentation for the SunPower Acquisition to the Company’s presentation within the Statement of Operations for the fiscal year ended December 29, 2024.

I.	The intangible assets and related useful lives of the SunPower Acquisition are as follows (in thousands):

	Estimated useful life	Amount
Trademark – Blue Raven	10 years	$7,094
Trademark – SunPower	10 years	4,300
Developed technology	3 years	4,500
Balance at end of period		$15,894

Intangible assets are amortized on a straight-line basis. This transaction adjustment reflects the pro forma amortization expense for the fiscal year ended December 29, 2024, as if the SunPower Acquisition occurred and corresponding intangible assets were established on January 1, 2024. The components of the pro forma amortization expense for the fiscal year ended December 29, 2024, are as noted below (in thousands):

	Total amortization of intangible assets	Included in historical results	Pro forma amortization
SunPower Acquisition
Trademark – Blue Raven	$709	$210	$499
Trademark – SunPower	430	130	300
Developed technology	1,500	375	1,125
Total pro forma SunPower Acquisition intangible asset amortization expense	$2,639	$715	$1,924

The historical results of operations of the SunPower Businesses for the period from January 1, 2024 through September 29, 2024, included intangible asset amortization of $4.7 million. As such, the transaction adjustment for the intangible assets includes the $1,924 of intangible asset amortization, net of the $4.7 million of intangible asset amortization included in the historical results of operations as noted below (in thousands):

Pro forma SunPower Acquisition intangible asset amortization expense	$1,924
Historical intangible asset amortization expense	(4,700)
SunPower pro forma intangible asset transaction adjustment	$(2,776)

All of the SunPower Acquisition intangible asset amortization expense is classified within general and administrative expense.

J.	Transaction adjustment reflects the impact of interest and amortization of debt issuance costs arising from the September 2024 Notes issued in connection with the SunPower Acquisition for the period from January 1, 2024 through September 29, 2024, assuming the September 2024 Notes were issued on January 1, 2024, The components of pro forma interest and amortization of debt issuance costs for the fiscal year ended December 29, 2024, are as follows (in thousands):

SunPower Acquisition – financing expense
September 2024 Notes	$18,598
Less amount included in the historical results of operations	(5,324)
SunPower pro forma interest expense	$13,274

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$5,662.10
Accountants’ fees and expenses	$100,000
Legal fees and expenses	50,000
Printing fees	20,000
Miscellaneous	10,000
Total expenses	$185,662.10

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our Charter provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

The Company has not sold any securities within the past three years which were not registered under the Securities Act, except as set forth below. The registrant believes that, unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

1.	Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora; (ii) Polar, and (iii) Sandia (each individually, a “Seller”, and together, the “FPA Sellers”). Pursuant to the terms of the FPAs, the FPA Sellers may purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, shares of common stock (the “FPA Shares”). While the FPA Sellers have no obligation to purchase any FPA Shares under the FPAs, the aggregate total FPA Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding FPA Shares following the Mergers as per the Amended and Restated Business Combination Agreement. The key terms of the forward contracts are as follows:

●	The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●	The FPAs contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in SunPower Common Stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) number of shares in the pricing date notice, less the number of terminated shares multiplied by $2.00.

●	The settlement occurs as of the valuation date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP price is less than the then applicable reset price.

On December 18, 2023, we and the FPA Sellers entered into separate amendments to the FPA (the “FPA Amendments”). The FPA Amendments lowered the reset floor price of each FPA from $5.00 to $3.00 and allow us to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPA; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7 and 8, 2024, respectively, we entered into and executed separate amendments to the FPAs (collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lowered the reset price of each FPA from $3.00 to $1.00 per share and amended the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share”.

On June 14, 2024, we entered into and executed an amendment to the FPA with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment set the reset price of each FPA to $1.00 per share and amended the VWAP trigger event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.”

On July 17, 2024, we entered into an amendment to the FPA with Polar pursuant to which we and Polar agreed that Section 2 (Most Favored Nation) of the FPA is applicable to all 2,450,000 shares subject to the FPA.

On July 15, 2025, SunPower and Meteora entered into an amendment to the Forward Purchase Agreement between Meteora and SunPower, and on July 16, 2025, SunPower and Sandia entered into an amendment to the Forward Purchase Agreement between Sandia and SunPower (collectively, the “Further FPA Amendments”). The Further FPA Amendments extend the valuation date to the earliest to occur of (a) July 17, 2026, (b) the date specified by the applicable Seller in a written notice to be delivered to the Company at such Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP trigger event (x) a delisting event, (y) a registration failure or (z) unless otherwise specified therein, upon any additional termination event and (c) 90 days after delivery by SunPower of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement, dated as of May 26, 2023, among Freedom, the Company and the other parties thereto, the VWAP price is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period.

The Further FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected settlement amount determined by the VWAP price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the settlement amount adjustment, then the settlement amount adjustment shall be deemed to be zero, and that if the settlement amount adjustment exceeds the settlement amount, then the settlement amount adjustment shall be paid, at SunPower’s option, in cash or shares of SunPower’s common stock.

The Further FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the settlement adjustment amount exceeds the settlement amount, SunPower shall remit to the applicable seller the difference between (i) the settlement amount adjustment and (ii) the settlement amount. The Further FPA Amendments further provide that the settlement amount will be used solely as a calculation mechanism to determine any liability SunPower may owe to the Seller via the settlement amount adjustment, and notwithstanding anything to the contrary herein, the Seller shall not be required to remit the settlement amount to SunPower or return any portion of the prepayment amount.

2.	Simple Agreement for Future Equity (“SAFE”) Agreements

First SAFE

On January 31, 2024, we entered into a SAFE (“First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “Purchaser”) in connection with the Purchaser investing $1.5 million in the Company. The First SAFE is convertible into shares of our common stock, par value $0.0001 per share, upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which we issue and sell common stock at a fixed valuation (an “Equity Financing”), at a per share conversion price which is equal to the lower of (i) (a) $53.54 million divided by (b) our capitalization immediately prior to such Equity Financing (such conversion price, the “SAFE Price”), and (ii) 80% of the price per share of our common stock sold in the Equity Financing. If we consummate a change of control prior to the termination of the First SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to the greater of (i) $1.5 million and (ii) the amount payable on the number of shares of our common stock equal to (a) $1.5 million divided by (b)(1) $53.54 million divided by (2) our capitalization immediately prior to such liquidity event (the “Liquidity Price”), subject to certain adjustments as set forth in the First SAFE. The First SAFE was convertible into a maximum of 1,431,297 shares of our common stock, assuming a per share conversion price of $1.05, which is the product of (i) $1.31, the closing price of our common stock on January 31, 2024, multiplied by (ii) 80%.

On April 21, 2024, we entered into an amendment (“First SAFE Amendment”) that converted the First SAFE investment of $1.5 million into 4,166,667 shares of our common stock based on a conversion price of $0.36 per share, defined in the First SAFE Amendment as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, we recorded a debit to SAFE Agreement of $1.5 million, a credit to Additional paid-in-capital of $1.9 million and recognized expense of $0.4 million within Other income (expense), net in our results of operations for the fiscal year ended December 29, 2024.

Second SAFE

On February 15, 2024, we entered into a second SAFE (the “Second SAFE”) with the Purchaser, in connection with the Purchaser investing $3.5 million in the Company. The Second SAFE did not accrue interest. The Second SAFE was initially convertible into shares of our common stock upon the initial closing of an Equity Financing at a per share conversion price which was equal to the lower of (i) the Second SAFE Price, and (ii) 80% of the price per share of our common stock sold in the Equity Financing. If we consummated a change of control prior to the termination of the Second SAFE, the Purchaser would have been automatically entitled to receive an amount equal to the greater of (i) $3.5 million and (ii) the amount payable on the number of shares of our common stock equal to $3.5 million divided by the Liquidity Price, subject to certain adjustments as set forth in the Second SAFE. The Second SAFE was convertible into a maximum of 3,707,627 shares of our common stock, assuming a per share conversion price of $0.94, which is the product of (i) $1.18, the closing per share price of our common stock on February 15, 2024, (ii) 80%.

On April 21, 2024, we entered into an amendment (“Second SAFE Amendment”) that converted the Second SAFE investment of $3.5 million into 9,722,222 shares of our common stock based on a conversion price of $0.36 per share, defined in the Second SAFE Amendment as the product of (i) $0.45, the closing price of our common stock on April 19, 2024, multiplied by (ii) 80%. Upon conversion, we recorded a debit to SAFE Agreement of $3.5 million, a credit to Additional paid-in-capital of $4.4 million and recognized expense of $0.9 million within Other income (expense), net in our results of operations for the fiscal year ended December 29, 2024.

Third SAFE

On May 13, 2024, we entered into a third SAFE (the “Third SAFE”) with the Purchaser, in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE is convertible into shares of our common stock upon the initial closing of a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of its common stock in an Equity Financing, at a per share conversion price which is equal to 50% of the price per share of our common stock sold in the Equity Financing. If we consummate a change of control prior to the termination of the Third SAFE, the Purchaser will be automatically entitled to receive a portion of the proceeds of such liquidity event equal to $1.0 million, subject to certain adjustments as set forth in the Third SAFE. The Third SAFE is convertible into a maximum of 2,750,000 shares of our common stock, assuming a per share conversion price of $0.275, which is the product of (i) $0.55, the closing price of our common stock on May 13, 2024, multiplied by (ii) 50%. Given that the SAFE could be settled in cash or a variable number of shares, we have accounted for the instrument as a liability at its fair value.

As March 30, 2025, we estimated the fair value of the Third SAFE at $0.4 million based upon the assumptions disclosed in Note 4 to our unaudited condensed consolidated financial statements ̶ Fair Value Measurements.

3.	12% Convertible Senior Notes

In July 2024, we issued $46.0 million of 12% convertible senior notes due 2029 (the “July 2024 12% Notes”) to various lenders, including in connection with the exchange agreement transactions summarized below. Of the July 2024 12% Notes, $18.0 million were issued in exchange for the cancellation of indebtedness as discussed below, which amount included $10.0 million issued to a strategic investor identified by us as a related party. The July 2024 12% Notes also included $18.0 million issued to a related party affiliated with Thurman J. Rodgers (our Chief Executive Officer), Rodgers Massey Revocable Living Trust. The July 2024 12% Notes bear interest at 12% per annum and mature on July 1, 2029. The interest rate increases by 3% in the event of default. The July 2024 12% Notes are convertible into shares of our common stock at the option of the holder at a conversion rate and initially equal to 595.2381 shares of common stock per $1,000 principal amount of the July notes. The July 2024 12% Notes may be declared due and payable at the option of the holder upon event of default and upon a qualifying change of control event.

Further, on July 10, 2025, we issued an additional $5.0 million principal amount of 12% convertible senior notes due 2029 to a trust controlled by Mr. Rodgers. Such notes have terms substantially similar to the July 2024 12% Notes; provided that the 12% notes issued on July 10, 2025 have an initial conversion rate equal to 558.6592 shares of common stock per $1,000 principal amount of such notes. On November 20, 2025 we issued a further $2.0 principal amount of 12% convertible senior notes due 2029 to a trust controlled by Mr. Rodgers. Such notes have terms substantially similar to the July 2024 12% Notes; provided that the 12% notes issued on July 10, 2025 have an initial conversion rate equal to 626.9592 shares of common stock per $1,000 principal amount of such notes.

4.	Exchange Agreement Transactions

On July 1, 2024, we entered into an Exchange Agreement (the “Exchange Agreement”) with CSEF Holdings, LLC and its affiliates (“Carlyle”) and Kline Hill (as defined below) providing for:

(i)	the cancellation of all indebtedness, inclusive of the CS Solis Debt, owed to Carlyle by the Company, termination of all debt instruments by and between the Company and Carlyle (through the transfer of Carlyle’s interest in CS Solis, LLC, to the Company), and the satisfaction of all obligations owed to Carlyle by the Company under the terminated debt instruments;

(ii)	the issuance of a note for the principal amount of $10.0 million to Carlyle as part of the 12% Notes;

(iii)	the cancellation of all indebtedness owed to Kline Hill Partners Fund LP, a Delaware limited partnership (“Kline Fund”), Kline Hill Partners IV SPV LLC, a Delaware limited liability company (“Kline Partners”) and Kline Hill Partners Opportunity IV SPV LLC, a Delaware limited liability company (“Kline Opportunity” and together with Kline Fund and Kline Partners, “Kline Hill”), by the Company, termination of all debt instruments by and between the Company and Kline Hill, including certain senior subordinated convertible secured notes issued by Solaria in 2018 (the “2018 Bridge Notes”), a revolving loan and a secured credit facility, and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments;

(iv)	the issuance of a note for the principal amount of $8.0 million to Kline Hill as part of the 12% Notes; and

(v)	the issuance of 1,500,000 shares of common stock to Kline Hill (the “Shares”)

5.	7% Convertible Senior Notes

In September 2024, we issued $66.8 million of our 7% convertible senior notes due 2029 (the “7% Notes”) to various lenders, $8.0 million of which were issued to a related party. In December 2024, we issued additional 7% Notes for cash proceeds of $13.0 million, and we issued an additional $0.2 million of the 7% Notes in the thirteen weeks ended March 30, 2025. On September 23, 2025, we issued $22.0 million aggregate principal amount of the 7% Notes for net proceeds to us of $19,800,000, which net proceeds were used to pay a portion of the purchase price for the Sunder Acquisition. The 7% Notes bear interest at 7% per annum and mature on July 1, 2029. The 7% Notes are initially convertible into 467.8363 shares of common stock per $1,000 principal amount of 7% Notes, subject to the adjustment provisions, including make-whole adjustment terms, included in the 7% Notes. The 7% Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

6.	July 2023 Common Stock Warrants

In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of the Company’s common stock in exchange for services. The warrant is exercisable at a price of $0.01 per share and has an expiration date of July 2028.

7.	Warrant Consideration

In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase SunPower Common Stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in capital, net of the issuance costs of the Mergers.

8.	Ayna Warrant

On June 17, 2024, a warrant to purchase shares of the Company’s common stock (“Ayna Warrant”) was issued to Ayna.AI LLC (“Ayna”) for the purchase of 6,000,000 shares of the Company’s common stock at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna Warrant. The Ayna Warrant became fully exercisable for the 6,000,000 shares of the Company’s common stock on September 9, 2024. The Ayna Warrant was exercised in full for cash of $60,000 in January 2025.

9.	Cantor Warrant

In July 2024, the Company issued a warrant to a third-party service provider to purchase 3,066,141 shares of the Company’s common stock in exchange for services provided in the issuance of the 12% Notes. This warrant was immediately exercisable at a price of $1.68 per share and has an expiration date in July 2029.

10.	White Lion Equity Line of Credit

On July 16, 2024, we entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility. Under the White Lion SPA, the Company issued 1.0 million and 2.9 million shares of the Company’s common stock for proceeds of $1.7 million and $6.7 million in the thirty-nine week period ended September 28, 2025 and fiscal year ended December 29, 2024, respectively. In total, the Company has issued and sold 6,928,837 shares of its common stock to White Lion under the White Lion SPA.

11.	Sunder Seller Note

On September 24, 2025, SunPower issued a promissory note in the principal amount of $20,000,000 (the “Seller Note”) to the selling equity holder in the Sunder Acquisition. The Seller Note bears interest at 7.0% per annum, compounded quarterly, and the maturity date under the Seller Note is the earlier of (i) May 15, 2026 and (ii) the date on which all amounts under the Seller Note otherwise become due and payable following an event of default. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) the Company’s failure to pay the Seller Note when due, (b) the Company’s voluntary or involuntary bankruptcy, (c) the Company’s liquidation or dissolution, (d) a change of control of the Company, (e) the Company’s material breach of the covenants applicable to the Company under the Seller Note, subject to applicable cure periods, and (f) if any of the Company’s representations or warranties made in the Seller Note were untrue in any material respect when made. The Seller Note also provides that the Company will use its reasonable best efforts to solicit the consent and waiver from the requisite holders of the 7.00% Notes (as defined below) required to grant a security interest and lien in the Company’s assets to secure the Company’s obligations under the Seller Note. If such consent and waiver is obtained, the Company and the Member with negotiate, execute and deliver a separate security agreement with respect to such security interest and lien.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
2.1	Amended and Restated Business Combination Agreement, dated as of May 26, 2023, by and among Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solar Holding Corporation, and The Solaria Corporation	S-4	333-269674	2.1	2023-05-31
2.2	Agreement and Plan of Merger, dated as of October 3, 2022, by and between Complete Solar Holding Corporation, Complete Solar Midco, LLC, Complete Solar Merger Sub, Inc., The Solaria Corporation, and Fortis Advisors LLC	S-4	333-269674	2.4	2023-02-10
2.3	Asset Purchase Agreement dated September 19, 2023, by and among Complete Solaria, Inc., SolarCA, LLC, and Maxeon Solar Technologies, Ltd.	8-K	001-40117	2.1	2023-09-21
3.1	Certificate of Incorporation of the Company	8-K	001-40117	3.1	2023-07-21
3.2	Certificate of Amendment to Certificate of Incorporation of SunPower Inc.	8-K	001-40117	3.1	2025-10-22
3.3	Second Amended and Restated Bylaws of SunPower Inc.	8-K	001-40117	3.2	2025-10-22
4.1	Form of Replacement Warrant	8-K	001-40117	4.1	2023-10-12
4.2	Form of First Amendment to Replacement Warrant	8-K	001-40117	4.2	2023-10-12
4.3	Amended and Restated Registration Rights Agreement, dated July 18, 2023, by and among the Company and certain other stockholders party thereto	8-K	001-40117	4.1	2023-07-24
4.4	Warrant Agreement, dated February 25, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-40117	4.1	2021-03-2
4.5	Indenture, dated September 16, 2024, between the Company and U.S. Bank Trust Company, National Association	8-K	001-40117	4.1	2024-09-26
4.6	Form of SAFE (2024)	8-K	001-40117	10.1	2024-02-16
4.7	Exchange Agreement, dated July 1, 2024, among the Company and the purchasers party thereto	8-K	001-40117	10.1	2024-07-08
4.8	Form of 12.0% Convertible Senior Note due 2029	8-K	001-40117	10.2	2024-07-8
4.9	Form of Seller Note	8-K	001-40117	10.2	2025-09-22
4.10	Form of 7.0% Convertible Senior Note due 2029	8-K	001-40117	4.2	2024-09-26
4.11	Form of Indenture	S-3	333-283948	4.13	2024-12-20
4.12	Convertible Promissory Note dated July 10, 2025	8-K	001-40117	4.1	2025-07-16
4.13	Indenture, dated September 16, 2024, between the Company and U.S. Bank Trust Company, National Association	8-K	001-40117	4.1	2024-09-26
4.14	Form of Physical Note for 7.00% Convertible Senior Notes due 2029	8-K	001-40117	4.2	2024-09-26
4.15	Description of Capital Stock	10-K	001-40117	4.8	2025-04-30

5.1*	Opinion of Arnold & Porter Kaye Scholer LLP
10.1	Form of Indemnification Agreement	8-K	001-40117	10.23	2023-07-24
10.2	Forward Purchase Agreement, dated July 13, 2023, between Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.; and Complete Solaria, Inc.	8-K	001-40117	10.24	2023-07-24
10.3	Forward Purchase Agreement, dated July 13, 2023, between Polar Multi-Strategy Master Fund; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.25	2023-07-24
10.4	Forward Purchase Agreement, dated July 13, 2023, between Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.26	2023-07-24
10.5	FPA Funding Amount Pipe Subscription Agreements dated July 13, 2023, between Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.; and Complete Solaria, Inc.	8-K	001-40117	10.27	2023-07-24
10.6	FPA Funding Amount Pipe Subscription Agreements dated July 13, 2023, between Polar Multi-Strategy Master Fund; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.28	2023-07-24
10.7	FPA Funding Amount Pipe Subscription Agreements, dated July 13, 2023, between Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.29	2023-07-24
10.8	New Money Pipe Subscription Agreements dated July 13, 2023, between Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.; and Complete Solaria, Inc.	8-K	001-40117	10.30	2023-07-24
10.9	New Money Pipe Subscription Agreements, dated July 13, 2023, between Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.31	2023-07-24
10.10	Form of Subscription Agreement	8-K	001-40117	10.32	2023-07-24
10.11	Form of Subscription Agreement	8-K	001-40117	10.1	2023-07-14
10.12	Promissory Note dated July 10, 2023, issued by Freedom Acquisition I Corp. to Freedom Acquisition I LLC	8-K	001-40117	10.1	2023-07-11
10.13	Consent to Business Combination Agreement, dated July 9, 2023.	8-K	001-40117	10.1	2023-07-10
10.14*#	2023 Incentive Equity Plan, as amended
10.15#	Forms of Option Grant Notice and Option agreement and Global RSU Grant Notice and Agreement	8-K	001-40117	10.6	2023-07-24
10.16#	2023 Employee Stock Purchase Plan	8-K	001-40117	10.7	2023-07-24

10.17#	Form of Employment Agreement between Complete Solaria, Inc. and Executive Officers	S-4	333-269674	10.22	May 11, 2023
10.18	Exchange Agreement dated July 1 2024 among Complete Solaria, Inc. and the Purchasers party thereto	8-K	001-40117	10.1	2024-07-8
10.19	Form of Convertible Note dated July 1, 2024	8-K	001-40117	10.2	2024-07-8
10.20	Form of Convertible Note Purchase Agreement dated July 1, 2024	8-K	001-40117	10.3	2024-07-8
10.21	Form of Note Purchase Agreement	8-K	001-40117	10.1	2024-09-26
10.22	Form of Polar Third Amendment to Forward Purchase Agreement	8-K/A	001-40117	10.1	2024-07-23
10.23	Common Stock Purchase Agreement effective July 24, 2024 between the Company and White Lion	8-K	001-40117	10.1	2024-07-17
10.24	Amendment No. 1 to Common Stock Purchase Agreement effective July 24, 2024 between the Company and White Lion	8-K	001-40117	10.1	2024-07-26
10.25	Amendment No. 2 to Common Stock Purchase Agreement effective August 14, 2024 between the Company and White Lion	8-K	001-40117	10.1	2024-08-20
10.26	Registration Rights Agreement dated July 16, 2024 by and between the Company and White Lion	8-K	001-40117	10.2	2024-07-17
10.27	OTC Equity Prepaid Forward Transaction Third Amendment dated as of July 17, 2024 by and between Polar Multi-Strategy Master Fund and the Company	POS AM	333-273820	10.47	2024-07-18
10.28	Asset Purchase Agreement dated as of August 5, 2024 by and among the Company, SunPower Corporation and the other parties thereto	8-K	001-40117	10.1	2024-08-06
10.29#	Employment Agreement dated October 10, 2024 between the Company and Daniel Foley	8-K	001-40117	10.1	2024-10-16
10.30	Transition Services Agreement dated September 30, 2024 among Complete Solaria, Inc. and the other parties thereto	8-K	001-40117	10.1	2024-10-01
10.31	Form of Amendment to SAFE (2024)	8-K	001-40117	10.1	2024-04-22
10.32#	Executive Employment Agreement dated April 24, 2024 between the Company and Brian Wubbels	10-Q	001-40117	10.2	2024-08-14
10.33	Form of Sandia Second Amendment to Forward Purchase Agreement	8-K	001-40117	10.1	2024-05-14
10.34	Form of Polar Second Amendment to Forward Purchase Agreement	8-K	001-40117	10.2	2024-05-14
10.35	Form of SAFE (May 2024)	8-K	001-40117	10.1	2024-05-17
10.36#	Separation Agreement with Chris Lundell dated as of May 18, 2024	10-Q	001-40117	10.7	2024-08-14
10.37	Form of Sandia Third Amendment to Forward Purchase Agreement	8-K	001-40117	10.1	2024-06-20
10.38	Form of Siemens v. Solaria Final Order	8-K	001-40117	10.1	2024-06-21
10.39	Form of Common Stock Warrant (2024)	8-K	001-40117	10.1	2024-06-24
10.40	Form of Statement of Work (2024)	8-K	001-40117	10.2	2024-06-24
10.41#	Amended and Restated Omnibus Incentive Plan	8-K	001-40117	10.8	2023-07-24
10.42#	Amended and Restated 2021 Stock Plan	8-K	001-40117	10.9	2023-07-24
10.43#	Forms of Option Agreement and Option Exercise under 2021 Stock Plan	8-K	001-40117	10.10	2023-07-24

10.44#	Solaria Corporation 2016 Stock Plan	8-K	001-40117	10.11	2023-07-24
10.45#	Forms of Option Agreement and Notice of Exercise under 2016 Stock Plan	8-K	001-40117	10.12	2023-07-24
10.46#	Complete Solaria 2011 Stock Plan	8-K	001-40117	10.13	2023-07-24
10.47#	Forms of Option Agreement and Option Exercise under 2011 Stock Plan	8-K	001-40117	10.14	2023-07-24
10.48#	Solaria Corporation 2006 Stock Plan	8-K	001-40117	10.15	2023-07-24
10.49#	Forms of Option Agreement, Restricted Stock Agreement and Early Exercise under 2006 Stock Plan	8-K	001-40117	10.16	2023-07-24
10.50	Form of Common Stock Purchase Agreement	S-1	333-273820	10.41	2024-07-19
10.51#	Form of Employment Extension Agreement	8-K	001-40117	10.1	2024-07-5
10.52	Controlled Equity OfferingSM Sales Agreement, dated December 19, 2024, by and between Complete Solaria, Inc. and Cantor Fitzgerald & Co.	S-3	333-283948	1.2	2024-12-20
10.53	Convertible Promissory Note dated July 10, 2025	8-K	001-40117	10.1	2025-07-16
10.54	Form of Amendment to OTC Equity Prepaid Forward Transaction	8-K	001-40117	10.1	2025-07-21
10.55	Fourth Amendment to OTC Equity Prepaid Forward Transaction	8-K	001-40117	10.2	2025-07-21
10.56	Fifth Amendment to OTC Equity Prepaid Forward Transaction	8-K	001-40117	10.1	2025-08-04
10.57	Membership Interest Purchase agreement, dated September 21, 2025, by and among the Company, Complete Solar, Inc., Sunder Energy LLC and Chicken Parm Pizza LLC	8-K	001-40117	10.1	2025-09-22
10.58	Form of Seller Note	8-K	001-40117	10.2	2025-09-22
10.59	Form of September 2025 Note Purchase Agreement	8-K	001-40117	10.3	2025-09-22
10.60	Amendment No. 3 to Common Stock Purchase Agreement, dated January 11, 2026, by and between SunPower Inc. and White Lion Capital, LLC	8-K	001-40117	10.1	2026-01-12
16.1	Letter from Deloitte & Touche LLP	8-K	001-40117	16.1	2024-08-01
19.1	Insider Trading Policy	10-K	001-40117	19.1	2025-04-30
21.1	List of Subsidiaries	S-1	333-273820	21.1	2023-08-09
23.1*	Consent of Deloitte & Touche, LLP, independent registered public accounting firm
23.2*	Consent of BDO USA, P.C.
23.3*	Consent of BDO USA, P.C.
23.4*	Consent of BDO USA, P.C.
23.5*	Consent of Tanner LLP
23.6*	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1)
101*	Inline XBRL Document Set for the consolidated condensed financial statements and accompanying notes in Consolidated Condensed Financial Statements and Supplemental Details
104*	Cover Page Interactive Data File - formatted in Inline XBRL and included as Exhibit 101
107*	Filing Fee Table

*	Filed herewith

**	Previously filed

#	Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on January 13, 2026.

SUNPOWER INC.

By:	/s/ Thurman J. Rodgers
	Name:	Thurman J. Rodgers
	Title:	Chief Executive Officer and Executive Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thurman J. Rodgers and Jeanne Nguyen, and each of them, as his true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thurman J. Rodgers	Chief Executive Officer and Director	January 13, 2026
Thurman J. Rodgers	(Principal Executive Officer)

/s/ Jeanne Nguyen	Interim Chief Financial Officer	January 13, 2026
Jeanne Nguyen	(Principal Financial and Accounting Officer)

/s/ Chris Lundell	Director	January 13, 2026
Chris Lundell

/s/ Antonio R. Alvarez	Director	January 13, 2026
Antonio R. Alvarez

/s/ Adam Gishen	Director	January 13, 2026
Adam Gishen

/s/ Ronald Pasek	Director	January 13, 2026
Ronald Pasek

/s/ Tidjane Thiam	Director	January 13, 2026
Tidjane Thiam

/s/ Devin Whatley	Director	January 13, 2026
Devin Whatley

/s/ William J. Anderson	Director	January 13, 2026
William J. Anderson

/s/ Lothar Maier	Director	January 13, 2026
Lothar Maier

/s/ Jamie Haenggi	Director	January 13, 2026
Jamie Haenggi

/s/ J. Daniel McCranie	Director	January 13, 2026
J. Daniel McCranie